As filed with the Securities and Exchange Commission on March 6, 2007
Registration No. 333-139233

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
ON FORM F-1
TO
FORM F-3

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

B.O.S BETTER ONLINE SOLUTIONS LTD.
(Exact name of Registrant as specified in its charter)

Israel	3576	Not Applicable
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

20 Freiman Street
Rishon LeZion, 75100, Israel
03-954-1000
(Address and Telephone Number of Registrant’s principal executive offices)

Corporation Service Company
1133 Avenue of the Americas, Suite 3100
New York, NY 10036
Tel: (212) 299-9100
(Name, address and telephone number of agent for service)

Copies To:

Brian Brodrick, Esq	Shlomo Landress, Adv.
Phillips Nizer LLP	Amit, Pollak, Matalon & Co.
666 Fifth Avenue	NYP Tower, 17 Yitzhak Sadeh Street
New York, New York 10103	Tel Aviv 67775, Israel
(212) 841-0700	972-3-568-9000

        Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment to a registration statement filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED March 6, 2007

PROSPECTUS

B.O.S BETTER ONLINE SOLUTIONS LTD.

2,000,000 Ordinary Shares

DISTRIBUTION OF RIGHTS TO PURCHASE ORDINARY SHARES

         We are distributing transferable rights to purchase up to 2,000,000 of our ordinary shares to those persons that, as of 5:00 p.m., New York City time (midnight, Israel time) on the record date of March 19, 2007 were shareholders of our company. You will receive one right for each 3.3724 ordinary shares that you hold on the record date. If you hold 3 or less ordinary shares, you will not receive any rights. Your rights will be aggregated for all the shares that you own on the record date and then rounded down to the nearest whole number, so that you will not receive fractional rights. For example, if you own 4 shares on the record date, you will receive one right, and if you own 10,000 shares on the record date, you will receive 2,965 rights. Each right will entitle you to purchase, at a subscription price of $2.50, one ordinary share. The rights are exercisable during a 28-day period, beginning after 5:00 p.m., New York City time (midnight, Israel time) on March 20, 2007 and ending on April 16, 2007 at 5:00 p.m., New York City time (midnight, Israel time), or during a 23-day period, until April 11, 2007, if you hold your rights through an Israeli brokerage company that holds the rights through the Company’s nominee company (Hevra Le-Rishumim of Bank Leumi Le-Israel Ltd.).

         Our ordinary shares trade on the NASDAQ Global Market under the symbol “BOSC” and on the Tel Aviv Stock Exchange in Israel under the symbol “BOSC.” On March 5, 2007 the last reported sale price of our ordinary shares on the NASDAQ Global Market was $2.50 per ordinary share and on the Tel Aviv Stock Exchange was NIS 10.61 per ordinary share.

         The rights are transferable and will be listed for trading for a single day on the NASDAQ Global Market under the symbol “BOSCR” and on the Tel Aviv Stock Exchange under the symbol “BOSC.R1". The trading day will be April 12, 2007. If you hold your rights through an Israeli brokerage company that holds the rights through the Company’s nominee company (Hevra Le-Rishumim of Bank Leumi Le-Israel Ltd.), you will be considered to have instructed your broker to sell all your rights on the Tel Aviv Stock Exchange with no price limit, if you fail to give your broker instructions regarding the exercise, non-exercise or sale of the rights prior to April 12, 2007. The purchaser of such rights shall be able to exercise them until April 16, 2007.

        The offering is not secured by an underwriting commitment.

        You should read both this prospectus and any prospectus supplement before you decide to invest in our ordinary shares.

        INVESTING IN THE SECURITIES OFFERED HEREIN INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 11 OF THIS PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission or the Israeli Securities Authority has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense under the laws of the United States and the laws of the State of Israel.

________________________________________
The date of this prospectus is ________, 2007

        You should rely only on the information contained in this prospectus or any supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and any underwriter or agent is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY

        This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Accordingly, you should refer to the registration statement and its exhibits for further information about us and our ordinary shares. Copies of the registration statement and its exhibits are on file with the SEC. Statements contained in this prospectus concerning the documents we have filed with the SEC are not intended to be comprehensive, and in each instance we refer you to a copy of the actual document filed as an exhibit to the registration statement or otherwise filed with the SEC.

        We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our rights or our ordinary shares.

        Unless the context otherwise requires, all references in this prospectus to “BOS,” “we,” “our,” “our company,” “us” and the “Company” refer to B.O.S Better Online Solutions Ltd. and its consolidated subsidiaries.

        All references in this prospectus to “ordinary shares” refer to our ordinary shares, nominal value NIS 4.00 per share.

        All references in this prospectus to “dollars” or “$” are to United States dollars.

        All references in this prospectus to “shekels” or “NIS” are to New Israeli Shekels.

QUESTIONS AND ANSWERS ABOUT B.O.S BETTER ONLINE SOLUTIONS LTD.

        This section answers in summary form some questions you may have about B.O.S Better Online Solutions Ltd. and this rights offering. The information in this section is not complete and does not contain all of the information that you should consider before exercising your subscription rights. You should read the entire prospectus carefully, including the “Risk Factors” section and the documents listed under “Where You Can Find More Information.”

What is B.O.S Better Online Solutions Ltd.?

        We are an Israeli based company, operating through our two wholly-owned Israeli subsidiaries:

—	BOScom Ltd. that is engaged in the Software Solutions segment of our business (previously named connectivity solutions segment); and

—	Odem Electronic Technologies 1992 Ltd. (“Odem”) that is engaged in the Supply-Chain Solutions segment of our business (previously named electronic components segment).

        Our Software Solutions segment, focuses on providing connectivity solutions for the popular IBM iSeries, enabling customers to extend its capabilities and life cycle. Our server and associated modules empower the iSeries, providing a scaleable solution for transparent expansion and growth.

        Our Supply-Chain Solutions segment, provides, through Odem, solutions in RFID (Radio Frequency Identification Devices), semiconductors, electronic components, CCD (Charge – Coupled Devices), imaging, networking, telecom and automation.

Where are we located?

         Our headquarters, R&D and manufacturing facilities are located in two Israeli facilities – in Rishon Lezion (in the center of Israel) and in Yoqneam (in the north of Israel). The facilities of our subsidiary, Odem Electronic Technologies 1992 Ltd., are also located in the city of Rishon Lezion.

         Our telephone number is 972-3-954-1000. We maintain a web site where potential customers, investors and others can obtain the most updated information about our activities, products, press releases and financial information. Our Web site may be found at www.boscorporate.com. In addition, our subsidiary Odem, maintains a web site showcasing our services in the field of RFID. The website address is www.yourfid.com. The contents of our web sites are not incorporated by reference into this Form F-1.

QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

What is a rights offering?

         A rights offering is a distribution of rights on a pro rata basis to all shareholders of a company. We are distributing to holders of our ordinary shares, at no charge, one right for each 3.3724 ordinary shares held by them at 5:00 p.m., New York City time, on  March 19, 2007, the “record date”. The 3.3724 ratio was derived by dividing the sum of the total number of our issued and outstanding ordinary shares as of December 31, 2006 by the dollar amount being offered in the rights offering, multiplied by the subscription price. If you hold 3 or fewer ordinary shares, you will not receive any rights. Your rights will be aggregated for all the shares that you own on the record date and then rounded down to the nearest whole number, so that you will not receive fractional rights. For example, if you own 4 shares on the record date, you will receive one right, and if you own 10,000 shares on the record date, you will receive 2,965 rights.

What securities and how many securities may be purchased under each right?

        Each full right entitles the holder to purchase one of our ordinary shares at a price of $2.50 per ordinary share.

How many rights will you receive?

         Each person who, at the close of business at 5:00 p.m., New York City time (midnight, Israel time), on March 19, 2007 (the record date), owns our ordinary shares will receive, at no charge, one right for each 3.3724 ordinary shares owned on the record date. Your rights will be aggregated for all the shares that you own on the record date.

         You may exercise all of your rights or a portion of your total rights (but only whole rights), or you may choose not to exercise any of your rights. In addition, you may sell the rights on either the NASDAQ Global Market or the Tel Aviv Stock Exchange, during one single trading day, on April 12, 2007. You may pay us the subscription price either in U.S. dollars, or if you are an Israeli resident, in New Israeli Shekels according to the U.S. dollar/NIS representative exchange rate published by the Bank of Israel on the day before payment of the subscription price.

Will the rights be listed for trading?

    Yes. The rights will be listed on the NASDAQ Global Market under the symbol “BOSCR” and the Tel Aviv Stock Exchange under the symbol “BOSC.R1".

Why are we engaging in a rights offering?

        We are engaging in this rights offering to provide our company with funds it requires for general corporate purposes, including working capital and for future mergers and acquisitions. Initially, the Company had decided to raise equity by way of a public offering in Israel and alternatively, at management’s discretion, by way of a private placement of Ordinary Shares and warrants, in either case in compliance with Regulation S promulgated under the Securities Act of 1933, as amended (the “Act”).

        On October 4, 2006, the Company filed a draft prospectus with the Israeli Securities Authority and the Tel Aviv Stock Exchange in connection with an underwritten offering to the public in Israel of Ordinary Shares and Warrants.

        According to the Israeli Companies Law of 1999, the aforementioned public offering or private placement requires shareholders approval. The Company called a special general meeting of its shareholders for this purpose in Israel on October 19, 2006, at which the shareholders requested that the Company shall conduct a rights offering rather than the proposed public offering or private placement. Following discussions at the meeting, the shareholders resolved that the Company should first attempt to raise at least $3 million by way of a rights offering, and only if such target is not achieved, then the Company shall be able to effect the contemplated public offering in Israel or the private placement.

How was the subscription price determined?

        Our board of directors set the terms and conditions of the rights offering, including the subscription price, with the objective to reflect recent trading prices of our ordinary shares, raise the targeted proceeds and provide all of our shareholders with a reasonable opportunity to make an additional investment in our company.

        In establishing the commercial terms, including the subscription price, our board of directors considered the following factors: the strategic alternatives available to us for raising capital, the market price of our ordinary shares, the pro rata nature of the offering, our business prospects and general conditions in the securities markets.

        The subscription price, however, does not necessarily bear any relationship to our past or expected future results of operations, cash flows, current financial condition, or any other established criteria for value.

How long will the rights offering last?

         You will be able to exercise your rights only during a limited period. The rights are exercisable during a 28-day period, beginning after 5:00 p.m. New York City time (midnight, Israel time) on March 20, 2007 and ending at 5:00 p.m. New York City time (midnight, Israel time) on April 16, 2007 (the rights expiration date) or during a 23-day period, until April 11, 2007, if you hold your rights through an Israeli brokerage company that holds the rights through the Company’s nominee company (Hevra Le-Rishumim of Bank Leumi Le-Israel Ltd.). If you hold your shares through a broker, dealer or other nominee (including through members of the Tel Aviv Stock Exchange), you will be required to comply with the procedural requirements of such nominee, including the procedures relating to the last time by which you may be required to provide notice of your intention to exercise your rights (which may be earlier than the final expiration date of the rights), as well as other procedural requirements described under the heading “The Rights Offering.” If you do not exercise your rights by the date and in accordance with the procedures applicable to you, your ability to exercise the rights and purchase the ordinary shares will expire.

How do you exercise your rights?

        We will send a rights certificate to each holder of our ordinary shares that on the record date is registered on our shareholder registry maintained at American Stock Transfer & Trust Co., the transfer agent for our ordinary shares. The rights certificate will evidence the number of rights applicable to each holder and will be accompanied by a copy of this prospectus.

        If you are a record holder of our ordinary shares and you wish to exercise your rights, you should complete the exercise form on the back of the rights certificate and send the certificate (or a notice of guaranteed delivery), accompanied by the subscription price following the record date, to the offices of American Stock Transfer & Trust Co., as our Rights Agent, to the attention of: Reorganization Department, to be received no later than the expiration date of the rights.

         The rights will expire on April 16, 2007, at 5:00 p.m. New York time, (midnight, Israel time). You may make your payment to American Stock Transfer by wire transfer or cashier’s check or a money order drawn on a bank located in the United States payable to the order of “American Stock Transfer & Trust Co., as Rights Agent.” Payment made to American Stock Transfer & Trust Co. must be in U.S. dollars.

         If you are a record holder of rights that resides in Israel, you may exercise your rights by delivering the completed exercise form on the back of the rights certificate to our offices at 20 Freiman St., POB 198, Rishon Lezion, 75101, Israel, following the record date, accompanied by evidence of a wire transfer or a cashier’s check or a money order drawn on a bank located in Israel payable to B.O.S Better Online Solutions Ltd. Payment to us must be either in New Israeli Shekels in accordance with the representative exchange rate published by the Bank of Israel on the business day before payment of the subscription price or in U.S. dollars if requested and we agree to such payment. The completed exercise form and payment must be delivered to us by midnight Israel time on April 16, 2007 (the rights expiration date).

        If you are a beneficial owner of our ordinary shares and hold them through a broker, dealer or other nominee (including a member of the Tel Aviv Stock Exchange), see “What should you do if you want to participate in this rights offering, but your shares are held in the name of your broker, dealer or other nominee?"

How do you transfer your rights?

         The subscription rights are transferable and will be evidenced by rights certificates. If you are a record holder of our ordinary shares and wish to transfer your rights to another person, you may do so by completing the transfer form on the back of your certificate and submitting it to American Stock Transfer & Trust Co., as Rights Agent, prior to April 12, 2007. If you wish to sell your rights on the NASDAQ Global Market or the Tel Aviv Stock Exchange, you should independently engage a broker to execute this sale on your behalf. The rights will be listed for trading on these exchanges during their regular trading hours for one day only on April 12, 2007. We cannot assure you that a trading market for the rights will exist or develop.

After you exercise your rights, can you change your mind?

        No. You cannot revoke the exercise of your rights, even if you later learn information about us that you consider to be unfavorable. You should not send the completed exercise form on the back of the rights certificate unless you are certain that you wish to purchase the ordinary shares.

Is exercising your rights risky?

        Yes. The exercise of your rights involves substantial risks. Exercising your rights means buying additional securities, and you should carefully consider this purchase as you would do with respect to any other equity investment. Among other things, you should carefully consider the risks described under “Risk Factors.”

Is there an over-subscription privilege?

         No. Unexercised rights will be listed for trading on the NASDAQ Global Market and on the Tel Aviv Stock Exchange for one day only on April 12, 2007. Additional rights may be purchased from selling shareholders on such day.

Do you have to exercise all of your rights?

        No. You may exercise any number of your rights, or you may choose not to exercise any rights. However, if you do not exercise your rights and other shareholders do, the percentage of our ordinary shares that you own will diminish, and your voting and other rights will be diluted.

Can you sell or give away your rights?

         Yes. You may transfer or sell, at any time prior to the expiration date (April 16, 2007, at 5:00 p.m. New York time, midnight, Israel time), all or a portion of the rights. You are responsible for all commissions, fees and other expenses, including brokerage commissions and transfer taxes, incurred in connection with the purchase or sale of rights. The unexercised rights will be listed for trading on the NASDAQ Global Market and on the Tel Aviv Stock Exchange for one day only on April 12, 2007. For further details regarding trading in our rights, please see “The Rights Offering–Transferability of Rights.”

        Some of the tax consequences of selling your rights for certain U.S. and Israeli shareholders are described herein under the heading “Material Income Tax Considerations.” You are, however, advised to seek specific tax advice from your personal tax advisor, as this prospectus does not summarize all tax consequences arising under U.S. state tax laws, Israeli tax laws, tax laws outside of the U.S. and Israel or any tax laws relating to special tax circumstances or particular types of taxpayers.

What are the federal income tax and Israeli income tax consequences of exercising your rights?

        The receipt and exercise of your rights are intended to be nontaxable; however, no ruling from the U.S. Internal Revenue Service or the Israeli Income Tax Authority will be sought. Therefore, you should seek specific tax advice from your personal tax advisor.

        Disclosure of the material income tax consequences in the United States resulting from the distribution of the rights to a U.S. holder, and related transactions by the U.S. holder, including the exercise or expiration of rights, and the disposition of rights or ordinary shares issuable upon exercise of the rights is included under “Material Income Tax Considerations–United States Tax Considerations”. We have received an opinion of Phillips Nizer LLP, regarding the material federal income tax consequences. Disclosure of the material income tax consequences in Israel resulting from the distribution of the rights to an Israeli holder, and related transactions by the Israeli holder is included under “Material Income Tax Considerations–Israel Tax Considerations”. This prospectus does not conclusively summarize tax consequences arising under U.S. state tax laws, Israeli tax laws, tax laws outside of the U.S. and Israel or any tax laws relating to special tax circumstances or particular types of taxpayers.

What happens if you choose not to exercise your rights?

        You will retain your current number of ordinary shares even if you do not exercise your rights. However, if you do not exercise your rights and other shareholders who receive rights do, the percentage of our ordinary shares that you own will diminish, and your voting and other rights will be diluted.

         If you hold our shares through an Israeli brokerage company that holds the rights through the Company’s nominee company (Hevra Le-Rishumim of Bank Leumi Le-Israel Ltd.) and you do not provide notice of your exercise of the rights or give any other instructions by the time determined by your broker on April 12, 2007 (the rights trading day), under the rules of the Tel Aviv Stock Exchange, you will be considered to have provided an instruction to sell all your rights on the Tel Aviv Stock Exchange with no price limit. The proceeds of such sale shall be transferred to you. If you do not hold your shares through the nominee company, you may either elect to sell your unexercised right, or have them lapse unsold.

Has our board of directors made a recommendation regarding this offering?

        No. Our board of directors makes no recommendation to you about whether you should exercise any rights.

What should you do if you want to participate in this rights offering, but your shares are held in the name of your broker, dealer or other nominee?

         If you are a beneficial owner of our ordinary shares and hold them through a broker, dealer or other nominee (including a member of the Tel Aviv Stock Exchange), you should expect your broker, dealer or other nominee to notify you of this rights offering and the procedures for exercising or transferring your rights. If you wish to exercise your rights, you will need to have your broker, dealer or other nominee act for you. To indicate your decision with respect to your rights, you should complete and return to your broker, dealer or other nominee the form provided to you accompanied by the subscription payment payable to your broker, dealer or other nominee. You should receive this form from your broker, dealer or other nominee. If you are a beneficial owner of our ordinary shares and hold them through a broker, dealer or other nominee (including a member of the Tel Aviv Stock Exchange), you should NOT return your exercise form or transfer the subscription payment directly to us. Your broker, dealer or other nominee will execute the exercise of your rights through the appropriate facilities. However, if you own your shares through, a member of the Tel Aviv Stock Exchange that holds the rights through the Company’s nominee company (Hevra Le-Rishumin of Bank Leumi Le-Israel Ltd., the rules of the Tel Aviv Stock Exchange provide that if no contrary instructions have been received from you by the time determined by your broker on April 12, 2007 (the rights trading day), you will be considered to have instructed your broker to sell all your rights on the Tel Aviv Stock Exchange with no price limit.

What fees or charges apply if you exercise your rights?

        We are not charging any fee or sales commission to issue rights to you and we are not charging any fee or sales commission, other than the subscription price, to issue the ordinary shares if you exercise your rights. If you exercise your rights through a broker, dealer or other nominee, you are responsible for paying any fees that may be charged thereby.

How will this rights offering affect the price of our ordinary shares on the Tel Aviv Stock Exchange and on NASDAQ?

         NASDAQ will not reduce the opening price of the ordinary shares at the opening of trading on the NASDAQ Ex-day, which is the first day that our ordinary shares will trade on NASDAQ without entitlement to receive the rights. The NASDAQ Ex-day will be the first trading day on NASDAQ following the record date. The NASDAQ Ex-day for the rights offering will, therefore, be March 20, 2007. In accordance with the rules of the Tel Aviv Stock Exchange, the Tel Aviv Stock Exchange will reduce the opening price of the ordinary shares at the opening of trading on the Tel Aviv Stock Exchange Ex-day, which is the first day that our ordinary shares will trade on the Tel Aviv Stock Exchange following the record date; the Tel Aviv Stock Exchange Ex-day for the rights offering will, therefore, be March 20, 2007. For this purpose the Tel-Aviv Stock Exchange employs a reduction formula in which the numerator is the sum of: (i) the number of shares entitling the shareholder to one right (the “Base Unit”) multiplied by the share’s closing price on the Tel-Aviv Stock Exchange on the trading day prior to the Ex-day (the “Closing Price”), and (ii) the subscription price; and the denominator is the sum of the Base Unit and the number of rights granted to the holder of a Base Unit, provided however, that if the Closing Price is lower than the result of the aforementioned formula , the opening price on the Ex-day shall be the Closing Price.

When will you receive your new shares?

          If you exercise your rights in this rights offering and the Rights Agent has received your duly completed exercise form and your payment has cleared, your purchase of ordinary shares will be effected, and you will receive certificates representing the ordinary shares purchased upon exercise of the rights as soon as practicable following the right’s expiration date. We have the discretion to delay allocation and distribution of any shares you may elect to purchase by exercise of your privilege in order to comply with state securities laws and regulations. Brokers may be unwilling to sell your ordinary shares until you have received certificates representing your ordinary shares.

Have any shareholders indicated that they will exercise their rights?

        Yes. Touareg Consulting Ltd. which owns an aggregate of 8.05% of our outstanding shares, has indicated its intention to exercise its rights, and may acquire and exercise additional rights, if they are available.

        Members of our management have not provided us with any indication as to whether they will exercise rights to be granted to them.

Are there any conditions to the consummation of the rights offering?

        There are no conditions to the consummation of the rights offering. However, we reserve the right to reject your exercise of rights if your exercise is not in accordance with the terms of the rights offering or in proper form. Neither we nor the Rights Agent will have any duty to notify you of a defect or irregularity in your exercise of rights. We will not be liable for failing to give you that notice. We will also not accept your exercise of rights if our issuance of shares pursuant to your exercise could be deemed unlawful or materially burdensome. In addition, we will not be required to issue shares prior to the rights expiration date.

Can we withdraw the rights offering?

         Yes. Our board of directors may withdraw the rights offering in its sole discretion at any time prior to 5:00 p.m. New York City time (midnight, Israel time) on March 19, 2007 (the record date), for any reason (including, without limitation, a change in the market price of our ordinary shares). If we withdraw the rights offering, we will issue a press release notifying shareholders of the cancellation, and any money received from subscribing shareholders will be refunded promptly, without interest.

How much money will we receive from the rights offering?

        The amount of gross proceeds from the rights offering depends on the number of rights that are exercised into our ordinary shares. If all the rights are exercised, we will receive gross proceeds of $5 million.

If the rights offering is not completed, will my subscription payment be refunded to me?

        Yes. The Rights Agent will hold all funds it receives in a segregated bank account until completion of the rights offering. If the rights offering is not completed, we will immediately instruct the Rights Agent to return your payment in full. If you own shares in “street name,” it may take longer for you to receive payment because the Rights Agent will send payments through the record holder of your shares. You will not be credited interest on your payment.

How will we use the proceeds from the rights offering?

        We will use the proceeds generated from the exercise of rights in this rights offering towards general corporate purposes, including working capital, as well as toward the financing of future mergers and acquisitions.

How many shares will be outstanding after the rights offering if all the rights are exercised?

        As of the December 31, 2006, 6,744,798 of our ordinary shares were issued and outstanding. The number of ordinary shares that will be outstanding after the rights offering depends on the number of rights that are exercised. If all the rights are exercised in full, an additional 2,000,000 of our ordinary shares will be outstanding.

Who should I contact if I have other questions?

If you have other questions or need assistance, please contact the Information Agent, The Altman Group at 800-330-5136.

RISK FACTORS

        You should carefully consider the risks described below and all the information contained in this prospectus before making an investment decision regarding our ordinary shares. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The risks described below are not the only risks facing our company. Additional risks and uncertainties that we are not aware of or that we currently believe are immaterial may also adversely affect our business, financial condition, results of operation and liquidity. The trading price of our ordinary shares could decline due to any of these risks, and you may lose all or part of your investment.

Risks relating to our business:

We have had a history of losses and our future levels of sales and ability to achieve profitability are unpredictable.

        We have incurred net losses of $3.6 million in 2005, $2.1 million in 2004 and $21,000 in 2003. As of December 31, 2005, we had an accumulated deficit of $42.7 million. Only in the fourth quarter of 2005 did we manage to breakeven, and there can be no assurance that this trend will continue. According to our unaudited financial information for the nine months ended September 30, 2006, we had an operating loss of $773,000, other income of $899,000, which was mainly due to the receipt of Qualmax Inc. shares and a net loss of $220,000. Our ability to maintain and improve future levels of sales and profitability depends on many factors.

These factors include:

—	the continued demand for our existing products;

—	our ability to develop and sell new products to meet customer needs;

—	management's ability to control costs and successfully implement our business strategy; and

—	our ability to manufacture and deliver products in a timely manner.

        There can be no assurance that we will experience any growth in sales or achieve profitability in the future or that the levels of historic sales or profitability experienced during previous years will continue in the future or that our net losses will not increase in the future.

We may be unable to maintain our gross profit margins.

        Our sales and profitability may vary in any given year, and from quarter to quarter. In order to increase sales and enter into new markets with new products we may find it necessary to decrease prices in order to be competitive. Additionally, the gross profit margin of our subsidiary, Odem Electronic Technologies, whose sales accounted for 75% of our total sales in 2005, and 90% of our total sales in the nine months ended September 20, 2006, tends to fluctuate. We may not be able to maintain current gross profit margins in the future, which would have a material adverse effect on our business.

We have limited capital resources and we may encounter difficulties raising capital.

        Continued expansion requires additional resources and especially working capital. If our efforts to raise capital do not succeed, our efforts to increase our business and to compete in the marketplace may be seriously jeopardized, which would have a materially adverse effect on our business.

A significant part of the revenues of our wholly-owned subsidiary, Odem Electronic Technologies 1992Ltd. (“Odem”), is from one major customer, Israel Aircraft Industries (“IAI”). Our business relationship with IAI involves the following risks:

—	An interruption in our business relationship with IAI would materially adversely impact our financial results.

        Sales to IAI accounted for 14% of our revenues in year 2005 and for 22% in the first nine months of 2006. An interruption in our business relationship with IAI would result in a significant reduction in our revenues and in a write-off of inventory, and would have an adverse effect on our business and results of operations.

—	Significant appreciation in the cost price of electronic components under a long term sales agreement with a fixed sales price with IAI, may materially adversely impact our financial results.

        In September 2004, Odem entered into a long term sales agreement with IAI for the supply of electronic components for two models of business jets. The agreement provides for a fixed sales price of the components during the term of the agreement through December 2008. Absent the flexibility to increase our prices as a result of increased costs of the components, significant increased costs may adversely impact our financial results.

—	The relationship with IAI requires us to hold a large inventory, in order to meet its short lead time and delivery requirements. If we are unable to sell this inventory on a timely basis, we could incur charges for excess and obsolete inventory, which would materially adversely affect our results of operations.

        Under the agreement with IAI, we are obligated to hold inventory of products necessary for three months of IAI’s production of two models of business jets. This requires us to incur the costs of purchasing inventory without having an outstanding purchase order for the products. If we are unable to sell products that are purchased to hold in inventory, we may incur write-offs and write-downs as a result of slow-moving items, technological obsolescence, excess inventories, discontinued products and products with market prices lower than cost. Such write-offs and write-downs could adversely affect our operating results and financial condition.

We may be unable to maintain and continue developing marketing and distribution arrangements and expand our reach into overseas markets. Additionally, we have limited experience in selling in the Far East, which could have a materially adverse impact on our results of operation.

         In 2005, nearly half of our revenues were generated from sales outside Israel. If we are not able to maintain our existing distribution channels and expand to new international markets, our operating results may be materially adversely affected. Additionally, in 2005 and in the first nine months of 2006, our sales to the Far East accounted for 22% and 11% of our total sales, respectively. We have limited sales and marketing experience in the Far East. Furthermore, in October 2005 the major supplier of products sold by Odem in the Far East territory, opened a headquarters in China, and began selling in competition with Odem in this territory, causing a substantial decrease in Odem’s sales to the Far East. If we are unable to compensate for the decrease in Far East sales by increasing sales to other territories, our business condition and results of operation may be materially adversely affected.

In December 2005, we sold our Communication segment to IP Gear Ltd., a subsidiary of Qualmax Inc., in exchange for shares of Qualmax Inc. common stock. If Qualmax is not successful in its business, we may lose the value of our investment.

        On December 31, 2005 we closed a transaction for the sale of our Communications segment to IP Gear Ltd., a wholly owned subsidiary of Qualmax Inc., in consideration of common stock of Qualmax Inc.

        On September 18, 2006, Qualmax announced that it had consummated the transfer of all of its assets and liabilities to New World Brands, Inc. (“New World”), in exchange for Series A Convertible Preferred Stock of New World convertible into common stock with approximately 86% of the voting power of New World. The shares of common stock of New World are quoted on the Over the Counter Bulletin Board. Immediately prior to the closing of this transaction, New World sold all of its former business operations.

        On January 10, 2007, we announced that we closed a transaction with Qualmax and its subsidiaries, New World Brands and IPGear, pursuant to which we converted approximately $1.5 million payable to us by Qualmax and IPGear into 5.50652 shares of Series A Convertible Preferred Stock of New World, which are convertible into approximately 16.5 million shares of New World Common Stock, reflecting a conversion rate of $0.09 per one share of Common Stock. Conversion of the Series A Preferred Stock into Common Stock will take place automatically upon effectiveness of an amendment to New World’s certificate of incorporation authorizing an increase in the number of outstanding shares of Common Stock.

        In connection with the transaction, we agreed to grant New World, contingent upon the satisfaction of certain conditions, a three-year option to purchase up to 30% of the New World shares held by us, at prices ranging from $0.12 to $0.24 per share of Common Stock.

        In addition, we agreed to enter into a lock up agreement, restricting the transfer of our share holdings in Qualmax and in New World, for up to two years.

        New World has a limited operating history on which to judge whether or not this company will be successful. If New World is not successful in its business or if New World’s share price is subject to a prolonged decline, we may lose the value of our investment, and be required to record an impairment of the investment, which could materially adversely affect our results of operation.

We have limited order backlog. If revenue levels for any quarter fall below our expectations, our results of operations will be adversely affected.

        We have a limited order backlog, which makes revenues in any quarter substantially dependent on orders received and delivered in that quarter. We base our decisions regarding our operating expenses on anticipated revenue trends, and our expenses level are relatively fixed, or require some time for adjustment. Hence, revenue levels below our expectations will adversely affect our results of operations.

In 2004 we completed the acquisition of a controlling stake in Odem. In September 2005, we acquired another 23.9% of Odem’s shares and in November 2005, we increased our holdings in Odem to 100%. The integration of this acquisition may interrupt the activities of the combined companies and could have an adverse effect on our business, results of operations, financial condition or prospects.

        Our acquisition of Odem involved the integration of a company that had previously operated independently. The difficulties of combining Odem’s operations with our other operations included, and continue to be, but are not limited to: the necessity of coordinating geographically separate organizations and integrating personnel with diverse business backgrounds, potential difficulties in retaining employees and the associated adverse effects on relationships with existing partners. The integration may interrupt the activities of the combined companies’ businesses and may result in the loss of key personnel. This could have an adverse effect on our business, results of operations, financial condition or prospects.

The sales of our Software Solutions segment in the United States depend on one master distributor. In the event that we cease working with the master distributor, we may experience an interruption in sales until an alternative source of distribution can be found, which may have a material adverse effect on our business.

        We market Software Solutions in the United States through one master distributor. In 2005 and in the first nine months of 2006, our sales of Software Solutions (connectivity products) in the US market accounted for 9% and 8% of our total sales, respectively, and for approximately 23% and 21% of our gross profit, respectively. In the event that we cease working with the master distributor, we may experience an interruption in sales until an alternative source of distribution can be found, which may have a material adverse effect on our business.

Our Software Solutions segment is engaged in a highly competitive industry, and if we are unable to keep up with or ahead of the technology our sales could be adversely affected.

        We offer our Software Solutions to the IBM midrange computer communications market. IBM sells competing products to our own, and can exercise significant customer influence and technology control in the IBM host connectivity market. We may experience increased competition in the future from IBM or other competitors, which may adversely affect our ability to successfully market our products and services.

        We also compete against various companies that offer computer communications products based on other technologies that in certain circumstances can be competitive in price and performance to our products. There can be no assurance that these or other technologies will not capture a significant part of the existing or potential IBM midrange computer communications market.

        The market for our Software Solutions is also characterized by significant price competition. We may therefore face increasing pricing pressures. There can be no assurance that competitors will not develop features or functions similar to those of our products, or that we will be able to maintain a cost advantage or that new companies will not enter these markets.

        Some of our current and potential competitors for Software Solutions have longer operating histories, greater name recognition, access to larger customer bases and significantly greater financial, technical and marketing resources than ours. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the promotion and sale of their products than us.

In late 2002 we decided to wind up the business of our subsidiary, Pacific Information Systems, Inc.(“PacInfo”), due to its severe financial situation.

        The wind up process was accompanied by settlements with a majority but not all of PacInfo’s creditors. An action by any of such remaining creditors would result in additional costs to the Company.

        Furthermore, certain actions involving PacInfo, if occurred before the end of 2003, may have triggered a tax event for PacInfo’s former owners (the “Sellers”). In such event, we may be obligated, under the purchase agreement, to grant the Sellers a loan on a full recourse basis for certain tax payments the Sellers may be liable for, currently estimated at approximately $2 million. The purchase agreement provides that the Company is to receive a security interest in shares of the Company that the Sellers hold at the time of the loan with a fair market value as of the date of the loan of at least 125% of the amount of the loan as security for the repayment of the loan. In addition, in the event we are required to loan such sum to the Sellers, we may also be required to reimburse the Sellers for certain interest on taxes that they may owe. It is possible that the wind up of PacInfo during 2002 and 2003 may have triggered such a tax event for the Sellers, which would result in our obligation to loan the Sellers such amount and to reimburse them for interest expenses incidental to the tax event. Such a loan and reimbursement may have a material adverse effect on our business condition and results of operations.

If actual market conditions prove less favorable than those projected by management, additional inventory write-downs may be required.

        Inventories may be written down for estimated obsolescence based upon assumptions about future demand and market conditions and such write-downs could adversely affect our business condition and results of operations. As of September 30, 2006, inventory is presented net of $100,000 general provision for technological obsolescence and slow-moving items.

Our acquisitions, to date, have not always proved successful.

        Over the past years we have pursued the acquisition of businesses, products and technologies. However, our acquisitions have not always proven to be successful. In June 1998, we acquired PacInfo, which was based in Portland, Oregon, and in 2001 PacInfo acquired Dean Technologies LLC (“Dean Tech”), which was based in Grapevine, Texas. Both businesses have since ceased operations. In September 2004, we acquired the majority of the assets of Quasar Communications Systems Ltd., which we sold, as part of the sale of the Communication Solutions segment in 2005, as the segment did not fare well.

        Acquisitions involve a number of risks, including the difficulty of assimilating geographically diverse operations and personnel of the acquired businesses or activities and of maintaining uniform standards, controls, procedures and policies. There can be no assurance that we will not encounter these and other problems in connection with any future acquisitions we may undertake. There can be no assurance that we will ultimately be effective in executing additional acquisitions. Any failure to effectively execute and integrate future acquisitions could have an adverse effect on our business, operating results or financial condition.

We depend on certain key products for a significant part of our gross profit and if sales of the seproducts decline, it would have a material adverse effect on us.

        Our Software Solutions to the IBM midrange computer communications market contributed 30% of our gross profit in year 2005 and 29% of our gross profit in the first nine months of the year 2006. If sales of our Software Solutions were to decline significantly for any reason, or the profit margins on such products were to decrease significantly for any reason (including in response to competitive pressures), our financial results would be adversely affected. Over the past few years there has been a continuous global decrease in sales and revenues from our Software Solutions segment.

        To reduce the risk of such a decline or decrease due to competitive pressures or technical obsolescence, we are continually seeking to reduce costs, upgrade and expand the features of our IBM related products, expand the applications for which the products can be used and increase marketing efforts to generate new sales.

        Although we are developing and introducing new remote data access communication products and increasing our marketing efforts, there can be no assurance that the planned enhancements or the new developments will be commercially successful, or that we will be able to increase sales of our IBM midrange products.

If we are unsuccessful in developing and introducing new products, we may be unable to expand our business.

        The market for some of our products is characterized by rapidly changing technology and evolving industry standards. The introduction of products embodying new technology and the emergence of new industry standards can render existing products obsolete and unmarketable and can exert price pressure on existing products.

        Our ability to anticipate changes in technology and industry standards and successfully develop and introduce new and enhanced products as well as additional applications for existing products, in each case on a timely basis, will be critical in our ability to grow and remain competitive. Although these products are related to, and even incorporate our existing products, there can be no assurance that we will be able to successfully develop and market any such new products. If we are unable to develop products that are competitive in technology and price and responsive to customer needs, for technological or other reasons, our business will be materially adversely affected.

We depend on key personnel and need to be able to retain them and our other employees.

        Our success depends, to a significant extent, on the continued active participation of our executive officers, other members of management and key technical and sales and marketing personnel. In addition, there is significant competition for employees with technical expertise in our industry. Our success will depend, in part, on:

—	our ability to retain the employees who have assisted in the development of our products;

—	our ability to attract and retain additional qualified personnel to provide technological depth and support to enhance existing products and develop new products; and

—	our ability to attract and retain highly skilled computer operating, marketing and financial personnel.

        We cannot make assurances that we will be successful in attracting, integrating, motivating and retaining key personnel. If we are unable to retain our key personnel and attract additional qualified personnel as and when needed, our business may be adversely affected.

We may be unable to successfully defend ourselves against claims brought against us.

        We are defendants in a number of lawsuits filed against us, and from time to time in the normal course of our business, may receive written demands for payments from prospective plaintiffs,. Legal proceedings can be expensive, lengthy and disruptive to normal business operations, and can require extensive management attention and resources regardless of their merit. Moreover, we cannot predict the results of all proceedings and there can be no assurance that we will be successful in defending ourselves against them. An unfavorable resolution of a lawsuit or proceeding could materially adversely affect our business, results of operations and financial condition.

We depend on third parties’ licenses for the development of our products.

        Third party developers or owners of technologies may not be willing to enter into, or renew, license agreements with us regarding technologies that we may wish to incorporate in our products, either on acceptable terms or at all. If we cannot obtain licenses to these technologies, we may be at a disadvantage compared with our competitors who are able to license these technologies. In addition, when we do obtain licenses to third party technologies, we may have little or no ability to determine in advance whether the technology infringes the intellectual property rights of others. Our suppliers and licensors may not be required or may not be able to indemnify us in the event that a claim of infringement is asserted against us, or they may be required to indemnify us only up to a maximum amount, above which we would be responsible for any further costs or damages. Additionally, from time to time there may arise disputes with respect to royalties owed to third parties from which we obtained licenses.

We may be obligated to indemnify our directors and officers

        The Company has agreements with its directors and senior officers which provide, subject to Israeli law, for the Company to indemnify these directors and senior officers for (a) monetary liability imposed upon them in favor of a third party by a judgment, including a settlement or an arbitral award confirmed by the court, as a result of an act or omission of such person in his capacity as a director or officer of the Company, (b) reasonable litigation expenses, including attorney’s fees, incurred by them pursuant to an investigation or a proceeding commenced against them by a competent authority and that was terminated without an indictment and without having a monetary charge imposed on them in exchange for a criminal procedure (as such terms are defined in the Israeli Companies Law), or that was terminated without an indictment but with a monetary charge imposed on them in exchange for a criminal procedure in a crime that does not require proof of criminal intent, as a result of an act or omission of such person in his capacity as a director or officer of the Company, and (c) reasonable litigation expenses, including attorney’s fees, incurred by such a director or officer or imposed on him by a court, in a proceeding brought against him by or on behalf of the Company or by a third party, or in a criminal action in which he was acquitted, or in a criminal action which does not require criminal intent in which he was convicted, in each case relating to acts or omissions of such person in his capacity as a director or officer of the Company. Such indemnification may materially adversely affect our financial condition.

We may be unable to effectively manage our growth and expansion, and as a result, our business results may be adversely affected.

        Our goal is to grow significantly over the next few years. The management of our growth, if any, will require the continued expansion of our operational and financial control systems, as well as a significant increase in our manufacturing, testing, quality control, delivery and service capabilities. These factors could place a significant strain on our resources.

        Our inability to meet our manufacturing and delivery commitments in a timely manner (as a result of unexpected increases in orders, for example) could result in losses of sales, our exposure to contractual penalties, costs or expenses, as well as damage to our reputation in the marketplace.

        Our inability to manage growth effectively could have a material adverse effect on our business, financial condition and results of operations.

The measures we take in order to protect our intellectual property may not be effective or sufficient.

        Our success is dependent upon our proprietary rights and technology. We currently rely on a combination of trade secret, copyright and trademark law, together with non-disclosure and invention assignment agreements, to establish and protect the proprietary rights and technology used in our products. Much of our proprietary information is not patentable. We generally enter into confidentiality agreements with our employees, consultants, customers and potential customers and limit the access to and the distribution of our proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our technology without authorization, or to develop similar technology independently. We do not believe that our products and proprietary rights infringe upon the proprietary rights of others. However, there can be no assurance that any other party will not argue otherwise. The cost of responding and adequately protecting ourselves against any such assertion may be material, whether or not the assertion is valid. Further, the laws of certain countries in which we sell our products do not protect our intellectual property rights to the same extent as do the laws of the United States. Substantial unauthorized use of our products could have a material adverse effect on our business. We cannot make assurances that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar technology. Additionally, there are risks that arise from the use of intranet networks and the Internet. Although we utilize firewalls and protection software, we cannot be sure that our proprietary information is secured against penetration. Such penetration, if occurs, could have an adverse effect on our business.

We rely on certain key suppliers for the supply of components in our products.

        We purchase certain components and subassemblies used in our existing products from a single supplier or a limited number of suppliers. In the event that any of our suppliers or subcontractors becomes unable to fulfill our requirements in a timely manner, we may experience an interruption in production until an alternative source of supply can be obtained. A prolonged disruption in supply may force us to redesign and retest our products.

        One of Odem’s major suppliers accounted for 25% of our purchases in the year 2005 and for 14% of our purchases in the first nine months of the year 2006. An interruption in our business relationship with such supplier would have an adverse effect on our business and results of operations.

New industry standards, the modification of our products to meet additional existing standards or the addition of features to our products may delay the introduction of our products or increase our costs.

        The industry standards that apply to our software segment products are continually evolving. In addition, since our products are integrated into networks consisting of elements manufactured by various companies, they must comply with a number of industry standards and practices established by various international bodies and industry forums. Should new standards gain broad acceptance, we will be required to adopt those standards in our products. We may also decide to modify our products to meet additional existing standards or add features to our products. It may take us a significant amount of time to develop and design products incorporating these new standards.

There can be no assurance that we will not be classified as a passive foreign investment company (a “PFIC”).

        Based upon our current and projected income, assets and activities, we do not believe that at this time BOS is a passive foreign investment company (a “PFIC”) for US federal income tax purposes, but there can be no assurance that we will not be classified as such in the future. Such classification may have grave tax consequences for US shareholders. One method of avoiding such tax consequences is by making a “qualified electing fund” election for the first taxable year in which the Company is a PFIC. However, such an election is conditioned upon our furnishing US shareholders annually with certain tax information. We do not presently prepare or provide such information, and such information may not be available to US shareholders if we are subsequently determined to be a PFIC.

We may be required to pay stamp taxes on documents executed by us on or after June 2003.

        The Israeli Stamp Tax on Documents Law, 1961, or the “Stamp Tax Law”, provides that certain documents signed by Israeli companies are subject to a stamp tax, generally at a rate of between 0.4% and 1% of the value of the subject matter of the applicable document. As a result of an amendment to the Stamp Tax Law that came into effect in June 2003, the Israeli tax authorities have commenced enforcement of the provisions of the Stamp Tax Law.

        Consequently, we may be liable to pay stamp taxes on some or all of the documents we have signed since June 2003, which could have a material adverse effect on our results of operations.

        Recently promulgated regulations provide for the cancellation of the stamp tax with respect to documents signed from January 1, 2006 onwards.

We have significant sales worldwide and could encounter problems if conditions change in the places where we market our products.

        We have sold and intend to continue to sell our products in markets through distributors in North America, Europe and Asia.

        A number of risks are inherent in engaging in international transactions, including –

—	international sales and operations being limited or disrupted by longer sales and payment cycles,

—	possible problems in collecting receivables,

—	imposition of governmental controls, or export license requirements,

—	political and economic instability in foreign countries,

—	trade restrictions or changes in tariffs being imposed; and

—	laws and legal issues concerning foreign countries.

        If we should encounter such difficulties in conducting our international operations, it may adversely affect our business condition and results of operations.

The slowdown in technology markets and technology-focused corporations in prior years has had an adverse impact on us and on the value of our shares.

        Our Company, like other technology companies, has been significantly impacted by the market slowdown in the technology industry in prior years. There can be no assurance that the technology market will fully recover or that our operating results will not continue to suffer as a consequence.

Inflation and foreign currency fluctuations significantly impact on our business results.

        The vast majority of our sales are made in US dollars and most of our expenses are in US dollars and New Israel Shekels (“NIS”). The US dollar cost of our operations in Israel is influenced by the extent to which any increase in the rate of inflation in Israel over the rate of inflation in the United States is offset by the devaluation of the NIS in relation to the dollar. Our dollar costs in Israel will increase if inflation in Israel exceeds the devaluation of the NIS against the dollar or if the timing of such devaluations lags behind inflation rate increases in Israel.

If we are forced to repay our secured convertible notes in cash, we may not have enough cash to fund our operations and may not be able to obtain additional financing.

        Our secured convertible term notes issued in September 2005 and in August 2006, contain certain provisions and restrictions, which if violated, could result in the full principal amounts together with interest and other amounts becoming immediately due and payable in cash. If such an event occurred and if the holder of such notes demanded repayment, we might not have the cash resources to repay such indebtedness when due.

        Each of the notes is repayable in monthly installments, commencing January 1, 2006 for the September 2005 note and December 1, 2006 for the August 2006 note, with principal payments which start at $15,000 and increase to $55,200. Subject to certain conditions, the monthly principal and interest payment on the notes may be paid in cash or ordinary shares. If we are required to pay the note in cash rather than in ordinary shares, it would reduce the amount of cash available to fund operations. Also, in connection with the issuance of the notes, we agreed to certain restrictions upon incurring additional indebtedness such as in case of certain mergers and acquisitions. The existence of debt service obligations and the terms and anti-dilution provisions of the notes may limit our ability to obtain additional financing on favorable terms, or at all.

        If the notes are converted and/or the warrants that were issued with the notes are exercised, or if we elect to pay principal and/or interest on the notes with our ordinary shares, a significantly greater number of our ordinary shares will be outstanding and the interests of our existing shareholders will be diluted. If these additional shares are sold into the market, it could decrease the market price of our ordinary shares and encourage short sales although the purchaser of the notes has agreed to not engage in short sales of our ordinary shares. Short sales and other hedging transactions could place further downward pressure on the price of our ordinary shares. We cannot predict whether or how many of our ordinary shares will become issuable as a result of these provisions.

Our assets are subject to security interests in favor of holders of our secured convertible notes. Our failure to repay the secured convertible notes, if required, could result in legal action against us, which could require the sale of all of our assets.

        The repayment of our convertible notes is secured by a first priority floating charge on all of our company’s assets, present and future as they may be changing from time to time, and by a first priority fixed charge on all of our right, title and interest in our wholly-owned subsidiaries, BOScom Ltd. and Quasar Telecom (2004) Ltd. If we are unable to repay the secured notes when required, the holders of the notes could commence legal action against us and foreclose on all of our assets to recover the amounts due. Any such action would require us to curtail or cease operations.

If we are forced to immediately pay our short term bank loans, we may not have sufficient resources to fund our operations and may not be able to obtain additional financing.

        Our bank loans contain certain provisions and restrictions, which if violated, could result in the full principal amounts together with interest becoming immediately due and payable, in cash. If such an event occurred, we might not have sufficient cash resources to repay such indebtedness and to continue funding our operations.

Risks Related to the Rights Offering:

If you do not exercise all of your rights, you may suffer significant dilution of your percentage ownership of our ordinary shares.

        This rights offering is designed to enable us to raise capital while allowing all shareholders on the record date to invest in our company. To the extent that you do not exercise your rights, but rights are exercised by other rightholders, your percentage ownership of our equity and voting rights will be diluted.

The price of our ordinary shares is volatile and may decline after you purchase our ordinary shares.

         We cannot assure you that the public trading market price of our ordinary shares will not decline after you elect to exercise your rights. If that occurs, you may have committed to buy ordinary shares in the rights offering at a price greater than the prevailing market price, and could have an immediate unrealized loss. Moreover, we cannot assure you that following the exercise of your rights you will be able to sell your ordinary shares at a price equal to or greater than the subscription price.

Once you exercise your rights, you may not revoke the exercise.

         Once you exercise your rights, you may not revoke the exercise, even if less than all of the rights that we are offering are actually exercised. The public trading market price of our ordinary shares may decline before the rights expire. If you exercise your rights and, afterwards, the public trading market price of our ordinary shares decreases below the subscription price, you will have committed to buying ordinary shares at a price above the prevailing market price. Moreover, you may be unable to sell your ordinary shares at a price equal to or greater than the subscription price you paid for such shares.

The subscription price is not an indication of our present or future value.

        Our board of directors set the terms and conditions of the rights offering, including the subscription price, with the objective to reflect recent trading prices, raise the targeted proceeds and provide all of our shareholders with a reasonable opportunity to make an additional investment in our company. In establishing the commercial terms, including the subscription price, our board of directors considered the following factors: the strategic alternatives available to us for raising capital, the market price of our ordinary shares, the pro rata nature of the offering, our business prospects and general conditions in the securities markets. The subscription price, however, does not necessarily bear any relationship to our past or expected future results of operations, cash flows, current financial condition, or any other established criteria for value.

        The subscription price does not necessarily bear any relationship to the book-value of our assets, past operations, cash flow, losses or financial condition. You should not consider the subscription price for the rights as an indication of our present or future value.

If you do not act promptly and follow the subscription instructions, your exercise of subscription rights may be rejected.

         Shareholders who desire to purchase shares in the rights offering must act promptly to ensure that all required forms and payments are actually received by the Rights Agent or the Company prior to April 16, 2007, the expiration date of the rights offering. If you are a beneficial owner of shares, you must act promptly to ensure that your broker, dealer or other nominee acts for you and that all required forms and payments are actually received by the Rights Agent or the Company prior to the expiration date of the rights offering or, for Israeli shareholders holding through a broker, dealer or other nominee, prior to April 12, 2007, the trading day. We shall not be responsible if your broker, custodian or nominee fails to ensure that all required forms and payments are actually received prior to the expiration date of the rights offering. If you fail to complete and sign the required subscription forms, send an incorrect payment amount or otherwise fail to follow the subscription procedures that apply to the exercise of your rights, we may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. Neither we nor our Rights Agent undertake to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

Risks related to our location in Israel:

Political, economic, and security conditions in Israel affect our operations and may limit our ability to produce and sell our products or provide our services.

        We are incorporated under the laws of the State of Israel, where we also maintain our headquarters and our principal manufacturing, research and development facilities. Political, economic, security and military conditions in Israel directly influence us. We could be adversely affected by any major hostilities involving Israel, the interruption or curtailment of trade between Israel and its trading partners or a significant downturn in the economic or financial condition of Israel. In July 2006, Israel became involved in a major military conflict with the Hizbullah organization in Lebanon, which subjected the north of Israel to missile attacks. Certain of our facilities are located in the north of Israel near the City of Haifa. Israel’s military operations required the drafting of a substantial number of reserve soldiers. In addition, the future of the “peace process” with the Palestinians is uncertain and has deteriorated due to Palestinian violence, with the threat of a large-scale attack by Palestinians on Israeli civilians and key infrastructure remaining a constant concern. The past few years of renewed terrorist attacks by the Palestinians has severely affected the Israeli economy in many ways. In January 2006, Hamas, an Islamic movement responsible for many attacks against Israelis, won the majority of the seats in the Parliament of the Palestinian Authority. The election of a majority of Hamas-supported candidates is expected to be a major obstacle to relations between Israel and the Palestinian Authority, as well as to the stability in the Middle East as a whole. In addition, several countries still restrict business with Israel and with companies doing business in Israel. We could be adversely affected by adverse developments in the “peace process” or by restrictive laws or policies directed towards Israel or Israeli businesses.

        Generally, all nonexempt male adult citizens and permanent residents of Israel, including some of the our officers and employees, are obligated to perform military reserve duty annually, and are subject to being called to active duty at any time under emergency circumstances. While we have operated effectively under these requirements since our incorporation, we cannot predict the full impact of such conditions on us in the future, particularly if emergency circumstances occur. If many of our employees are called for active duty, our business may be adversely affected.

        Additionally, in recent years Israel has been going through a period of recession in economic activity, resulting in low growth rates and growing unemployment. Our operations could be adversely affected if the economic conditions in Israel continue to deteriorate. Also, due to significant economic reforms proposed by the Israeli government, there have been several general strikes and work stoppages in 2003 and 2004, affecting all banks, airports and ports. These strikes have had an adverse effect on the Israeli economy and on business. Following the passing of laws to implement economic measures, the Israeli trade unions have threatened further strikes or work stoppages, and these may have an adverse effect on the Israeli economy and our business.

        Furthermore, Israel is a party to certain trade agreements with other countries, and material changes to these agreements could have an adverse effect on our business.

If the Israeli Government programs that we benefit from are reduced or terminated, our taxes may increase.

        Under the Israeli Law for Encouragement of Capital Investments, 1959, facilities that meet certain conditions can apply for “Approved Enterprise” status (or be a “Benefited Enterprise”, if qualified, without prior application and approval). This status confers certain benefits including tax benefits. The existing facilities of our wholly owned subsidiary, BOScom, have been designated as Approved Enterprises. If we attain taxable income in Israel, these tax benefits will help reduce BOScom’s tax burden.

        In order to maintain our eligibility for the tax benefits BOScom receives, BOScom must continue to satisfy certain conditions, including making certain investments in fixed assets and operations and achieving certain levels of export. If BOScom fails to satisfy such conditions in the future, BOScom could be disqualified from receiving the tax benefits pursuant to the Approved Enterprise status.

        The Israeli Government authorities have indicated that the government may reduce or eliminate these benefits in the future. A termination or reduction of certain programs and tax benefits (particularly benefits available to BOScom as a result of the Approved Enterprise status of BOScom’s facilities and programs) would have an adverse effect on the Company’s business and financial condition.

The anti-takeover effects of Israeli laws may delay or deter a change of control of the Company.

        Under the Israeli Companies Law, a merger is generally required to be approved by the shareholders and Board of Directors of each of the merging companies. Shareholder approval is not required if the company that will not survive the merger is controlled by the surviving company. Additionally, the law provides some exceptions to the shareholder approval requirement in the surviving company. Shares held by a party to the merger and certain of its affiliates are not counted towards the required approval. If the share capital of the company that will not be the surviving company is divided into different classes of shares, the approval of each class is also required. A merger may not be approved if the surviving company will not be able to satisfy its obligations. At the request of a creditor, a court may block a merger on this ground. In addition, a merger can be completed only after all approvals have been submitted to the Israeli Registrar of Companies, provided that 30 days have elapsed since shareholder approval was received and 50 days have passed from the time that a proposal for approval of the merger was filed with the Registrar.

        The Israeli Companies Law provides that an acquisition of shares in a public company must be made by means of a tender offer, if as a result of the acquisition, the purchaser would become a holder of 25% or more of the voting power at general meetings, and no other shareholder owns a 25% stake in the Company. Similarly, the Israeli Companies Law provides that an acquisition of shares in a public company must be made by means of a tender offer if, as a result of the acquisition, the purchaser would become a holder of 45% or more of the voting power at general meetings, unless someone else already holds 45% of the voting power. An acquisition from a 25% or 45% holder, which results in the purchaser becoming a 25% or 45% holder respectively, does not require a tender offer. An exception to the tender offer requirement may also apply when the additional voting power is obtained by means of a private placement approved by the general meeting of shareholders. These rules also do not apply if the acquisition is made by way of a merger.

        The Israeli Companies Law also provides specific rules and procedures for the acquisition of shares held by minority shareholders, if the majority shareholder shall hold more than 90% of the outstanding shares.

        These laws may have the effect of delaying or deterring a change in control of the Company, thereby limiting the opportunity for shareholders to receive a premium for their shares and possibly affecting the price that some investors are willing to pay for the Company’s securities.

All of our directors and officers are non-U.S. residents and enforceability of civil liabilities against them is uncertain.

        All of our directors and officers reside outside of the United States. Service of process upon them may be difficult to effect within the United States. Furthermore, because the majority of our assets are located in Israel, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

Risks related to our ordinary shares:

Our share price has been and may continue to be volatile, which could result in substantial losses for individual shareholders.

         The market price of our ordinary shares has been and may continue to be highly volatile and subject to wide fluctuations. From January 2005 through February 2007, the daily closing price of our ordinary shares has ranged from $2.15 to $3.74 per share. We believe that these fluctuations have been in response to a number of factors including the following, some of which are beyond our control:

—	actual or anticipated variations in our quarterly operating results;

—	announcements of technological innovations or new products or services or new pricing practices by us or our competitors;

—	increased market share penetration by our competitors;

—	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

—	additions or departures of key personnel; and

—	sales of additional ordinary shares.

        In addition, the stock market in general, and stocks of technology companies in particular, have from time to time experienced extreme price and volume fluctuations. This volatility is often unrelated or disproportionate to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of our ordinary shares, regardless of our actual operating performance.

The Company’s shares may be delisted from the NASDAQ Global Market if it does not meet NASDAQ’s continued listing requirements.

        In late 2002 and early 2003 the Company received notice from the NASDAQ Stock Market that its ordinary shares were subject to delisting from the NASDAQ National Market (recently renamed the NASDAQ Global Market) for failure to meet NASDAQ’s minimum bid price and shareholders’ equity requirements ($10 million) for continued listing on the National Market. As a result of the hearing requested by the Company and supplemental information presented by the Company to the NASDAQ Listing Qualifications Panel by the Company, the Panel determined to continue the listing of the Company’s securities on the NASDAQ National Market pursuant to a detailed exception to the NASDAQ National Market Rules, and the Company successfully met all the conditions set forth in the exception.

        On August 30, 2004, we received notice from the NASDAQ Stock Market that our ordinary shares are subject to delisting from the NASDAQ National Market for failure to meet NASDAQ’s minimum market value of publicly held shares requirement ($5 million) for continued listing on the National Market. On November 4, 2004, we were notified by NASDAQ that we have regained compliance with this requirement.

        On January 25, 2005, we received notice from the NASDAQ Stock Market that we were not in compliance with the minimum $10 million shareholders’ equity requirement for continued listing on the National Market. Following that notice, on January 28, 2005, we received an additional notice indicating that based on further review of our financial statements as they appeared in our filing on Form 6-K dated January 10, 2005, it was determined that the shareholders’ equity was $10,601,000 on a pro forma basis as of September 30, 2004. Therefore we were in compliance with the stockholders’ equity requirement for continued listing on the National Market and the matter had been closed.

        On June 2, 2005, the Company again received notice from the NASDAQ Stock Market indicating that based on the results for the period ended March 31, 2005, the shareholders’ equity was $9,425,000, and accordingly not in compliance with the minimum $10,000,000 shareholders’ equity requirement for continued listing on the National Market. The Company was requested to provide by June 17, 2005, its specific plan to achieve and sustain compliance with the listing requirements. The Company subsequently submitted a proposed plan of compliance to NASDAQ based upon completing a previously announced private placement offering of its ordinary shares. On July 11, 2005, the Company was advised by the NASDAQ Staff that contingent upon completion of the private placement by August 11, 2005, the Staff believed that the Company had provided a definitive plan evidencing its ability to achieve and sustain compliance with the listing requirements. The private placement took place in June 2005, and consequently the Company regained compliance with NASDAQ’s minimum $10,000,000 shareholders’ equity requirement for continued listing on the National Market. However, the Company has been advised by NASDAQ Staff that the Staff will continue to monitor its ongoing compliance with the stockholder’s equity requirement and, if at the time of the Company’s next periodic report, the Company does not evidence compliance, it may be subject to delisting.

        There can be no assurance that we will be able to meet and continue to meet these or other NASDAQ requirements to maintain our NASDAQ Global Market listing, in which case we will have the right to apply for a transfer of our ordinary shares to the NASDAQ Capital Market.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are intended to be, and are hereby identified as, forward-looking statements for the purposes of the safe harbor provisions of the Private Securities Reform Act of 1995. These statements address, among other things: our strategy; the anticipated development of our products; our anticipated use of proceeds; our projected capital expenditures and liquidity; our development of additional revenue sources; our development and expansion of relationships; the market acceptance of our products; and our technological advancement. Actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including all the risks discussed above and elsewhere in this prospectus. You should therefore not rely on these forward-looking statements, which are applicable only as of the date hereof.

        We urge you to consider that statements which use the terms “believe”, “do not believe”, “expect”, “plan”, “intend”, “estimate”, “anticipate”, “projections”, “forecast” and similar expressions are intended to identify forward-looking statements. These statements reflect our current views with respect to future events, are based on assumptions and are subject to risks and uncertainties. Except as required by applicable law, including the Federal securities laws of the United States, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. We disclaim any obligation to publicly revise any such statements to reflect any change in expectations or in events, conditions, or circumstances on which any such statements may be based.

        Market data and forecasts used in this prospectus have been obtained from independent industry sources. We have not independently verified the data obtained from these sources and we cannot assure you of the accuracy or completeness of the data. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and additional uncertainties accompanying any estimates of future market size.

THE RIGHTS OFFERING

Before exercising any rights, you should read carefully the information set forth under “Risk Factors.”

The Rights

         We are distributing transferable rights to shareholders who own our ordinary shares at 5:00 p.m., New York time (midnight, Israel time) on March 19, 2007, the record date, at no cost to the shareholders. We will distribute to you one right for each 3.3724 ordinary shares that you own at 5:00 p.m. New York time (midnight, Israel time) on the record date. Your rights will be aggregated for all the shares that you own on the record date and then rounded down to the nearest whole number, so that you will not receive fractional rights. For example, if you own 4 shares on the record date, you will receive one right, and if you own 10,000 shares on the record date, you will receive 2,965 rights.

        The subscription price for each ordinary share is $2.50 and must be paid to American Stock Transfer & Trust Co., as Rights Agent, or directly to us under the procedures described herein. If you hold your shares through an Israeli brokerage company that holds the rights through the Company’s nominee company (Hevra Le-Rishumim of Bank Leumi Le-Israel Ltd.), the subscription price is to be paid in New Israeli Shekels according to the representative exchange rate that will be published by the Bank of Israel on the day before payment of the subscription price.

         The rights are exercisable during a 28-day period, beginning after 5:00 p.m. New York City time (midnight, Israel time) on March 20, 2007 and ending at 5:00 p.m. New York City time (midnight, Israel time) on April 16, 2007, or during a 23-day period, until April 11, 2007 if you hold your rights through an Israeli brokerage company that holds the rights through the Company’s nominee company (Hevra Le-Rishumim of Bank Leumi Le-Israel Ltd.). In such case, if you fail to give your broker instructions regarding the exercise, non-exercise or sale of the rights by April 11, 2007, you will be considered to have instructed your broker to sell all your rights on the Tel Aviv Stock Exchange with no price limit, on April 12, 2007. We will issue to you certificates representing the ordinary shares you purchased in this offering as soon as practicable after the rights expiration date (April 16, 2007), provided that the Rights Agent has received your duly completed exercise form and your payment has cleared. If you hold your shares through a broker, dealer or other nominee (including through members of the Tel Aviv Stock Exchange), your time to exercise will be subject to the timing requirements of your broker, dealer or other nominee (which may be earlier than the final expiration date of the rights), in addition to other procedural requirements of your broker, dealer or other nominee, as described below.

No Recommendation to Rights Holders

        We are not making any recommendations as to whether or not you should exercise your rights. You should make your decision based on your own assessment of your best interests after reading this prospectus.

Withdrawal Right

         Our board of directors may withdraw the rights offering in its sole discretion at any time prior to 5:00 p.m., New York City time (midnight, Israel time), on March 19, 2007 (the record date) for any reason (including, without limitation, a change in the market price of our ordinary shares).

Determination of Subscription Price

        Our board of directors set the terms and conditions of the rights offering, including the subscription price, with the objective to reflect recent trading prices, raise the targeted proceeds and provide all of our shareholders with a reasonable opportunity to make an additional investment in our company. In establishing the commercial terms, including the subscription price, our board of directors considered the following factors: the strategic alternatives available to us for raising capital, the market price of our ordinary shares, the pro rata nature of the offering, our business prospects and general conditions in the securities markets. The subscription price, however, does not necessarily bear any relationship to our past or expected future results of operations, cash flows, current financial condition, or any other established criteria for value.

         The subscription price should not be considered an indication of our actual value, or the actual value of our ordinary shares. We cannot assure you that the market price of our ordinary shares will not decline during the rights offering or that the market price of our ordinary shares will not decline after the rights offering. We also cannot assure you that you will be able to sell the ordinary shares issuable upon exercise of the rights offering at a price equal to or greater than the subscription price paid. On March 5, 2007, the last reported sale price of our ordinary shares on the NASDAQ Global Market was $ 2.50 per share and on the Tel Aviv Stock Exchange was NIS 10.61 per share. We urge you to obtain a current quote for our ordinary shares before exercising your rights.

Our Share Price Following the Rights Offering

         NASDAQ will not reduce the opening price of the ordinary shares at the opening of trading on the NASDAQ Ex-day, which is the first day that our ordinary shares will trade on NASDAQ without entitlement to receive the rights. The NASDAQ Ex-day will be the first trading day on NASDAQ following the record date. The NASDAQ Ex-day for the rights offering will, therefore, be March 20, 2007. In accordance with the rules of the Tel Aviv Stock Exchange, the Tel Aviv Stock Exchange will reduce the opening price of the ordinary shares at the opening of trading on the Tel Aviv Stock Exchange Ex-day, which is the first day that our ordinary shares will trade on the Tel Aviv Stock Exchange following the record date; the Tel Aviv Stock Exchange Ex-day for the rights offering will, therefore, be March 20, 2007. For this purpose the Tel-Aviv Stock Exchange employs a reduction formula in which the numerator is the sum of: (i) the number of shares entitling the shareholder to one right (the “Base Unit”) multiplied by the share’s closing price on the Tel-Aviv Stock Exchange on the trading day prior to the Ex-day (the “Closing Price”), and (ii) the subscription price; and the denominator is the sum of the Base Unit and the number of rights granted to the holder of a Base Unit, provided however, that if the Closing Price is lower than the result of the aforementioned formula , the opening price on the Ex-day shall be the Closing Price.

Our Decision will be Binding on You

        All questions concerning the timeliness, validity, form and eligibility of any exercise of rights will be determined by us in accordance with the terms of this prospectus, and our determinations will be final and binding. In our sole discretion, we may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any right by reason of any defect or irregularity in such exercise. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. In determining whether to waive any defect or irregularity regarding the exercise of the rights, we will consider the materiality of the defect or irregularity. If we determine that any such defect or irregularity is material then the subscription will not be deemed to have been received or accepted until such defect or irregularity is cured within such time as we determine in our sole discretion. We will not be under any duty to notify you of any defect or irregularity in connection with the exercise of your rights or incur any liability for failure to give such notification. However, liabilities under the U.S. federal securities laws and Israeli securities laws cannot be waived.

No Revocation of Exercise of Rights

          After you have exercised your rights, you may not revoke that exercise. You should not exercise your rights unless you are certain that you wish to purchase our ordinary shares.

Method of Exercise of Rights for Record Holders

         Shortly after the date of this prospectus, we will send by registered mail or personal delivery to each holder of our ordinary shares that is registered on our shareholder registry maintained at American Stock Transfer & Trust Co. a rights certificate conferring the number of rights applicable to each holder. The rights certificate will be accompanied by a copy of this prospectus, and on the back of the rights certificate will be a rights exercise form and a rights transfer form.

         During the subscription period ending on April 16, 2007, if you are a record owner of our ordinary shares, you may exercise your rights by delivering a signed exercise form on the back of your rights certificate or a notice of guaranteed delivery to American Stock Transfer & Trust Co., our Rights Agent, at the address noted below together with payment in full of the subscription price for each right being exercised, by 5:00 p.m., New York City time (midnight Israel time), on April 16, 2007. This rights offering will not be extended beyond the subscription period ending on April 16, 2007, except as disclosed in this prospectus.

         If you are a record owner and reside in Israel, you may also exercise your rights by delivering a signed exercise form on the back of your rights certificate to us at the address noted below, together with payment in full of the subscription price in New Israeli Shekels for each right being exercised, by midnight, Israel time, on April 16, 2007. If you are a record owner who resides in Israel, we may accept payments in U.S. dollars if requested and agreed to by us.

         We and American Stock Transfer & Trust Co. , our Rights Agent, as applicable, may refuse to accept improperly completed or delivered or unexecuted exercise forms. We and American Stock Transfer & Trust Co., our Rights Agent, as applicable, must receive payment in full of the subscription price for each right being exercised together with the exercise form (or notice of guaranteed delivery).

        If you are delivering your completed exercise form (or notice of guaranteed delivery) and payment for the exercise of your rights to American Stock Transfer & Trust Co., our Rights Agent, please do so by mail, overnight or hand delivery to one of the following addresses:

Hand delivery	Mail and Overnight mail
American Stock Transfer & Trust Company	American Stock Transfer & Trust Company
59 Maiden Lane	6201 15th Avenue
New York, New York 10038	Brooklyn, New York 11219
Attention: Reorganization Department	Attention: Reorganization Department

        Record owners who reside in Israel, and who wish to deliver their completed exercise form and subscription payment in New Israeli Shekels for the exercise of their rights directly to us, should do so by mail, overnight or hand delivery to the following address:

B.O.S Better Online Solutions Ltd.
20 Freiman St. POB 198
Rishon Lezion, 75101
Israel
Attention: Mr. Eyal Cohen, CFO

        Any payments to American Stock Transfer & Trust Co., as Rights Agent, must be made in U.S. dollars by check drawn on a bank located in the United States and payable to “American Stock Transfer & Trust Co., as Rights Agent,” or by wire transfer of funds to the account maintained by American Stock Transfer & Trust Co., our Rights Agent, for this rights offering at JP Morgan Chase, 55 Water Street, New York, New York 10005, ABA No.021000021, Account No. 323-113052, reference B.O.S Better Online Solutions Ltd., Attention: Reorganization Department.

        Any payments to us shall be made in New Israeli Shekels according to the representative exchange rate published by the Bank of Israel on the day before payment of the subscription price and shall be by wire transfer or by check drawn on a bank located in Israel, and payable to “B.O.S Better Online Solutions Ltd.” Any wire transfer to us should be made to United Mizrahi Bank Ltd., Haifa Business Center, 2 Palyam St., Haifa, Israel, Branch # 444, Account # 125542, Swift Code: MIZBILIT. We may accept other forms of payment or payments in U.S. dollars if requested and agreed to by us.

        You will choose the method of delivery of exercise forms and payment of the subscription price and will bear the risk of such election.

         IF YOU SEND YOUR COMPLETED EXERCISE FORM AND PAYMENTS BY MAIL, WE URGE YOU TO USE REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, AND TO ALLOW A SUFFICIENT NUMBER OF DAYS TO ENSURE DELIVERY AND CLEARANCE OF PAYMENT PRIOR TO THE EXPIRATION DATE. WE STRONGLY URGE YOU TO PAY, OR ARRANGE FOR PAYMENT, BY MEANS OF A CHECK DRAWN ON A BANK LOCATED IN THE UNITED STATES OR IN ISRAEL. We will not consider any payment by check, other than a cashier’s check or a money order, to have been made until the check clears through the account of American Stock Transfer & Trust Co., our Rights Agent, or to our account, as applicable, before the expiration date. If you do not exercise your rights by the date and in accordance with the procedures applicable to you, your ability to exercise the rights and purchase the ordinary shares will expire. Record holders exercising their rights shall be entitled to receive the ordinary shares promptly following such exercise.

        Payments for the exercise of your rights made to American Stock Transfer & Trust Co., our Rights Agent, will be held in a segregated interest bearing money market account, and will be sent to us in accordance with our written instructions.

Guaranteed Delivery Procedures in the United States.

         If you want to exercise your rights, but time will not permit your rights certificate to reach American Stock Transfer & Trust Co., our Rights Agent, prior to 5:00 p.m., New York City time (midnight, Israel time), on April 16, 2007, you may exercise your subscription rights if you send, and the Rights Agent receives, (1) payment in full for each right being exercised, (2) a notice of guaranteed delivery, substantially in the form provided to you with your rights certificate, from a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States, and (3) your properly completed and duly executed rights certificate, including any required signature guarantees, within three NASDAQ trading days following the date of your notice of guaranteed delivery. The notice of guaranteed delivery may be delivered to the Rights Agent in the same manner as your rights certificate as set forth herein, or may be transmitted to the Rights Agent by facsimile transmission, to facsimile number 718-234-5001. You can obtain additional copies of the form of notice of guaranteed delivery by requesting them from the Rights Agent.

Transferability of Rights

         The rights are transferable. You may sell or otherwise transfer them to others. The unexercised rights will be eligible for trading on the NASDAQ Global Market and the Tel Aviv Stock Exchange for one day only on April 12, 2007. If you are one of our affiliates, you may transfer your rights only if there is an effective registration statement or exemption covering such transfer under the United States securities laws.

         Record holders wishing to transfer their rights to another person may do so by executing the rights transfer form on the back of the rights certificate and submitting it to American Stock Transfer & Trust Co. prior to April 12, 2007. Record holders wishing to sell their rights on the NASDAQ Global Market or the Tel Aviv Stock Exchange, should independently engage a broker to execute this sale on their behalf.

         If no contrary instructions have been received by April 16, 2007 and your rights remain unexercised, your rights will expire. If you hold your shares through an Israeli brokerage company that holds the rights through the Company’s nominee company (Hevra Le-Rishumim of Bank Leumi Le-Israel Ltd.), the rules of the Tel Aviv Stock Exchange provide that if no contrary instructions have been received from you by the time determined by your broker on April 12, 2007, you will be considered to have instructed your broker to sell all your rights on the Tel Aviv Stock Exchange with no price limit. The purchaser of such rights shall be able to exercise them until April 16, 2007.

        You are responsible for all commissions, fees and other expenses, including brokerage commissions and transfer taxes, incurred in connection with the purchase, sale or exercise of rights.

Ambiguities in Exercise of Rights

        If you do not specify the number of rights being exercised, or if your payment is not sufficient to pay the total subscription price for all of the shares that you indicated you wished to purchase, you will be deemed to have exercised the maximum number of rights that could be exercised for the amount of the payment received from you. If your payment exceeds the total subscription price for all of the rights you have elected to exercise, we will promptly refund to you the balance with no interest.

Beneficial Owners Who Are Not Record Holders

        If you are a beneficial owner of our ordinary shares and hold them through a broker, dealer or other nominee (including a member of the Tel Aviv Stock Exchange), you should expect your broker, dealer or other nominee to notify you of this rights offering and the procedures for exercising or transferring your rights. If you wish to exercise your rights, you will need to have your broker, dealer or other nominee act for you. To indicate your decision with respect to your rights, you should complete and return to your broker, dealer or other nominee the form provided to you accompanied by the subscription payment. You should receive this form from your broker, dealer or other nominee with the other rights offering materials. You should NOT return your subscription form or transfer the subscription payment directly to us.

        Summarized below are the procedures for exercising your rights if you are a beneficial owner whose ordinary shares are held through the Company’s nominee company (Hevra Le-Rishumim of Bank Leumi Le-Israel Ltd.).

Procedures Applicable to Holders of Shares Through a Nominee Company.

        If you hold your ordinary shares through an Israeli brokerage company that holds the rights through the Company’s nominee company (Hevra Le-Rishumim of Bank Leumi Le-Israel Ltd.), you should expect to receive a letter regarding this rights offering from the member of the Tel Aviv Stock Exchange through which you hold your shares (the brokerage company). In that letter, you will be requested to make ONE of the following three elections:

     (1)        Exercise your rights and subscribe for our ordinary shares. If this alternative is elected, you may give a member of the Tel Aviv Stock Exchange through which you hold your shares an exercise notice commencing after 5:00 p.m., New York City time (midnight, Israel time), on March 20, 2007 and no later than the time determined by your broker on April 16, 2007. You must attach the subscription payment to your notice. You will need to arrange with your broker the method of payment of your subscription payment. The subscription price is to be paid in New Israeli Shekels according to the representative exchange rate published by the Bank of Israel on the day before payment of the subscription price; or

    (2)        Sell the rights or any part of them on the Tel Aviv Stock Exchange. If you select this alternative, you may give your broker price limit instructions as to the sale of the rights; or

    (3)        Refrain from exercising your rights and from selling them.

         Your notice should reach the member of the Tel Aviv Stock Exchange through which you hold your shares by no later than April 12, 2007 (the rights trading day) at the time determined by your broker. If notice is not received from you by such time, you will be considered to have instructed your broker to sell your rights on the Tel Aviv Stock Exchange, with no price limit.

        If you hold rights and wish to transfer them to another person, you may do so by executing the rights transfer form that will be made available to you by your broker.

         The rights will trade on the Tel Aviv Stock Exchange for one trading day, April 12, 2007. Pursuant to the Tel Aviv Stock Exchange rules, if the trading of our ordinary shares or the rights is halted for a period in excess of 45 minutes, and the trading does not resume for the remainder of that day upon which the rights are traded on the Tel Aviv Stock Exchange, an additional trading day for the rights will take place, and the last day to exercise the rights will be accordingly extended. If on the day upon which the rights are traded on the Tel Aviv Stock Exchange the trading of our ordinary shares is halted, yet the cessation of trade continues for fewer than five consecutive trading days, your instructions with respect to the rights delivered to your broker shall remain in effect unless contrary instructions have been received by your broker from you. If the trading of our ordinary shares on the day upon which the rights are traded on the Tel Aviv Stock Exchange is halted for a period of more than five consecutive trading days, all prior instructions received by your broker will be cancelled.

         Holders of unexercised rights following the Tel Aviv Stock Exchange rights trading day may exercise them and subscribe for our ordinary shares by notifying their broker and transferring the subscription payment. This notice must reach the broker by no later than April 16, 2007 at the time determined by the broker. If this notice is not received on time, it will not be possible to exercise these rights.

         Under the Tel Aviv Stock Exchange rules, Tel Aviv Stock Exchange members must submit to the Tel Aviv Stock Exchange Clearing House a written rights exercise (subscription) notice on behalf of all their clients wishing to exercise rights no later than 9:00 a.m. Israel time (2:00 a.m., New York City time) on April 16, 2007. The rights of holders of our ordinary shares through our nominee company will expire if the brokers of these holders do not provide an exercise notice as described above. The Tel Aviv Stock Exchange rules further require brokers to transfer, on the same date, to the Tel Aviv Stock Exchange Clearing House the subscription payments with respect to their clients’ exercised rights, and the Tel Aviv Stock Exchange Clearing House thereafter will transfer these payments to us. Under the Tel Aviv Stock Exchange rules, during the period of March 20, 2007 until April 11, 2007, an exercise notice submitted by a shareholder who holds ordinary shares through a broker, dealer or other nominee in Israel, by 12:00 p.m. Israel time, shall be transferred to the Tel Aviv Stock Exchange Clearing House by 12:00 p.m. Israel time on the next trading day, and shall be cleared by 12:00 p.m. Israel time on the trading day thereafter. The shares issuable upon exercise of the rights shall be freely tradeable.

Nominee Holders

        If you are a broker, a trustee or a depositary for securities that holds our ordinary shares for the account of others as a nominee holder, you should notify the respective beneficial owners of such shares as soon as possible of the issuance of the rights to find out such beneficial owners’ intentions. You should obtain instructions from the beneficial owner with respect to the rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate subscription certificates. A nominee holder that holds shares for the account(s) of more than one beneficial owner may exercise the number of rights to which all such beneficial owners in the aggregate otherwise would have been entitled if they had been direct record holders of our ordinary shares on the record date, so long as the nominee submits the appropriate subscription certificates and certifications and proper payment to us. If you are a member of the Tel Aviv Stock Exchange, you must comply with the rules of the Tel Aviv Stock Exchange with respect to providing notices to and receiving instructions from your clients.

Procedures For DTC (The Depository Trust Company) Participantsn

        We expect that your exercise of your subscription privilege with respect to rights may be made through the facilities of DTC. If you exercise your subscription privilege with respect to rights through DTC we refer to your rights as DTC Exercised Rights. Please call the Information Agent, The Altman Group, at 800-330-5136 to obtain copies of the DTC participant exercise form and the nominee holder certification.

Rights Agent and Information Agent

        We have appointed American Stock Transfer & Trust Company as Rights Agent and The Altman Group as the Information Agent for the rights offering.

         The Information Agent’s telephone number is 800-330-5136 and its facsimile number is 201-460-0050; Attention: Mr. Domenick DeRobertis, Managing Director. We will pay the fees and specified expenses of the Rights Agent and Information Agent.

RECENT DEVELOPMENTS

        On October 4, 2006 the Company filed a draft prospectus with the Israeli Securities Authority and the Tel Aviv Stock Exchange in connection with an underwritten offering to the public in Israel of Ordinary Shares and Warrants. Following the request of the Company’s shareholders at a special general meeting held on October 19, 2006, the contemplated offering in Israel was stayed pending the outcome of this Rights Offering.

        The Company’s shareholders further resolved, that if the Company shall not be able to raise at least $3 million via the Rights Offering, then the raise of equity by way of a public offering in Israel, or alternatively, at management’s discretion, by way of a private placement, is approved.

        On September 27, 2006 the Company announced that Mr. Adiv Baruch, President and CEO of the Company, has notified the Board that he shall be leaving the Company. On November 1, 2006, Mr. Shmuel Koren assumed his position as our new President and CEO. Mr. Baruch continues to serve on the Company’s Board of Directors.

        In addition, we appointed Mr. Eyal Cohen as our new Chief Financial Officer, effective January 2007. Mr. Cohen previously served as our controller and prior to that held the position of Chief Financial Officer at Cellact Ltd. Mr. Cohen replaced Mr. Nehemia Kaufman.

        On January 10, 2007, we announced that we had closed a transaction with Qualmax Inc. and its subsidiaries, New World Brands Inc. and IPGear Ltd., pursuant to which we converted approximately $1.5 million payable to us by Qualmax and IPGear into 5.50652 shares of Series A Convertible Preferred Stock of New World, which are convertible into approximately 16,500,000 shares of New World Common Stock, reflecting a conversion rate of $0.09 per one share of Common Stock. Conversion of the Series A Preferred Stock into Common Stock will take place automatically upon effectiveness of an amendment to the New World Brands’ certificate of incorporation authorizing an increase. Our registration rights with respect to the Qualmax Shares shall be applied also towards our New World Shares.

        In connection with the transaction, we agreed to grant New World, contingent upon the satisfaction of certain conditions, a three-year option to purchase up to 30% of the New World shares held by us, at prices ranging from $0.12 to $0.24 per share of Commons Stock.

        In addition, we agreed to enter into a lock up agreement, restricting the transfer of our share holdings in Qualmax and in New World, for up to two years. For Additional information on the Qualamx transaction see Business – Information on the Company.

         We have recently completed the previously announced relocation of our headquarters to the city of Rishon Lezion, in the center of Israel, and of our manufacturing and development facilities to the city of Yoqneam, in the north of Israel.

        Also, in January 2007, the Company appointed Mr. Yoav Brukner as its new Internal Auditor. Mr. Brukner, a certified public accountant, is a partner with Brukner Ingber, CPA and is replacing Mr. Shmuel Rozenblum.

CAPITALIZATION

        The table below sets forth our condensed consolidated current liabilities and capitalization at September 30, 2006 on an actual basis and as adjusted to give effect to the offering, assuming the offering is fully subscribed for. The amounts as adjusted reflect the gross proceeds to be received form this rights offering. You should read the table in conjunction with the section titled “Results of Operations” herein, and with our consolidated financial statements and notes thereto included herein.

Consolidated Capitalization
(in US thousands of dollars)

As of September 30, 2006	Actual (unaudited)	As adjusted (unaudited)

Cash and cash equivalents	$2,788	$7,788

Short term debt
Secured	4,254	4,254
Unsecured	4,086	4,086

Total short term debt	8,340	8,340

Long term debt
Secured	1,528	1,528
Unsecured	1,244	1,244

Total long term debt	2,772	2,772

Shareholders equity
Share capital: Ordinary Shares
issued 6,726,061	6,554	8,410
Additional paid-in Capital	48,181	51,325
Accumulated deficit	(42,881)	(42,881)

Total shareholders equity	$11,854	$16,854

DILUTION; EFFECT OF THE RIGHTS OFFERING ON OUR OUTSTANDING
SHARES AND CONVERTIBLE SECURITIES

        Assuming that all of the rights we are distributing are exercised, we will issue an additional 2,000,000 of our ordinary shares. This would represent an approximate 30% increase over our 6,744,798 issued and outstanding ordinary shares as of December 31, 2006.

        As of December 31, 2006, we have a principal amount of $2,574,000 in outstanding convertible notes, which are convertible into a total of 758,524 ordinary shares, at conversion prices ranging from $3.08 to $4.08. The convertible notes provide for an adjustment of their conversion prices, if we issue ordinary shares or securities convertible into ordinary shares for consideration which is less than the applicable note’s conversion price.

        As a result of the right issuance, assuming a full subscription, the number of ordinary shares issuable upon conversion of the notes will be increased by 43,572, to a total of 802,096.

EXPENSES OF THE ISSUE

The following table sets forth all costs and expenses payable by us in connection with the sale of the securities being registered hereunder. All of the amounts shown are estimates except for the SEC registration fee.

Registration and filing fees	$6,000
Offering consultants fees and expenses	70,000
Subscription agent fees and expenses	12,000
Information agent fees and expenses	11,000
Legal fees and expenses	144,000
Accounting fees and expenses	35,000
Printing and delivery costs	20,000
Miscellaneous expenses	25,000

Total	$323,000

USE OF PROCEEDS

        We intend to use the net proceeds from this rights offering towards general corporate purposes, including working capital as well as towards the financing of future mergers and acquisitions. The Company’s strategy is to grow through mergers and acquisitions and, as part of this strategy, we continuously evaluate and have discussions with potential targets. However, the Company does not have any agreements or understandings with respect to any acquisition transaction at this time. Our gross proceeds from the rights offering will depend on the number of rights that are exercised. There can be no assurance that any of the rights will be exercised. If all of the rights are exercised, then we will receive immediate proceeds of $5 million, before deducting estimated expenses payable by us of approximately $323,000.

PRICE RANGE OF ORDINARY SHARES

Since April 1996, our ordinary shares were traded, and our warrants, until they expired on April 2, 2000, were traded in the over-the-counter market in the United States, and quoted on what is now called the NASDAQ Capital Market under the symbol “BOSC” and “BOSCW,” respectively. In September 2000, our shares started to be traded on what is now called the NASDAQ Global Market. In January 2002, our shares began trading also on the Tel-Aviv Stock Exchange, under the symbol “BOSC”, pursuant to the dual-listing regulations of the Israeli Securities Authority.

Prices set forth below are high and low reported closing prices for our ordinary shares as reported by NASDAQ and the TASE for the periods indicated. All share prices have been retroactively adjusted to reflect the 1:4 reverse stock split effected May 29, 2003.

Period		NASDAQ		TASE

		High ($)	Low ($)	High (NIS)	Low (NIS)

2002	Annual	7.92	2.40	9.99	4.35
2003	Annual	3.97	1.67	17.42	8.00
2004	Annual	4.00	1.62	14.98	8.89
2005	Annual	3.74	2.15	16.33	9.00
	First Quarter	3.50	2.35	16.33	10.77
	Second Quarter	2.79	2.15	13.95	9.00
	Third Quarter	3.74	2.15	16.17	10.12
	Fourth Quarter	2.89	2.24	13.57	10.54

2006	Annual	2.97	2.11	14.58	9.64
	First Quarter	2.97	2.39	14.58	10.87
	Second Quarter	2.84	2.55	13.08	11.27
	Third Quarter	2.84	2.11	12.85	9.64
	Fourth Quarter	2.73	2.40	11.98	10.23

2006	August	2.75	2.38	12.85	10.46
	September	2.49	2.11	10.50	9.64
	October	2.73	2.40	11.98	10.50
	November	2.58	2.50	11.98	10.23
	December	2.67	2.53	11.37	10.60

2007	January	2.61	2.50	12.48	10.60
	February	2.56	2.50	11.95	11.93
	March (until March 5th)	2.59	2.50	11.93	10.61

SELECTED CONSOLIDATED FINANCIAL DATA

        The consolidated statement of operations data for B.O.S Better Online Solutions Ltd. set forth below with respect to the years ended December 31, 2005, 2004 and 2003, and the consolidated balance sheet data as of December 31, 2005 and 2004, have been derived from the Consolidated Financial Statements for the year 2005, which have been prepared in accordance with generally accepted accounting principles (“GAAP”) in the United States and appear below. The consolidated statement of operations data set forth below with respect to the years ended December 31, 2002 and 2001, and the consolidated balance sheet data as of December 31, 2003, 2002 and 2001, have been derived from other consolidated financial statements not included herein and have been prepared in accordance with U.S. GAAP. The financial statements for the years ended December 31, 2001, 2002, 2003, 2004 and 2005 were audited by Kost, Forer Gabbay & Kasierer, an independent registered public accounting firm and a member of Ernst & Young Global. The selected consolidated financial data presented below should be read in conjunction with the Notes to the Financial Statements that appear below.

        The consolidated statements of operations data for the six months ended June 30, 2005 and 2006 and the balance sheet data as of June 30, 2006 are derived from our unaudited interim consolidated financial statements that are included elsewhere in this prospectus. The unaudited interim consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company’s consolidated financial position as of June 30, 2006 and consolidated results of operations for the six months ended June 30, 2005 and 2006. Historical results are not necessarily indicative of the results of operations to be expected for future periods. See Note 18c to the Consolidated Financial Statements for the year ended December 31, 2005, for a description of the method that we used to compute our basic and diluted net loss per share attributable to ordinary shareholders.

        On May 29, 2003, the Company effected a one-for-four reverse stock split. All share and per share numbers herein reflect adjustments resulting from this reverse stock split.

        Statement of Operations Data: (In US thousands of dollars with the exception of per share data

						Six months ended June 2005	Six months ended June 2006
	Year Ended December 31,
	2001	2002	2003	2004	2005	(unaudited)	(unaudited)

Revenues	6,042	9,441	5,728	8,282	27,053	14,593	9,559
Cost of revenues	2,703	2,300	1,455	4,608	20,025	10,598	7,240

Gross profit	3,339	7,141	4,273	3,674	7,028	3,995	2,319
Operating expenses:
Research and development, net	1,757	2,182	1,846	1,804	2,312	1,324	289
Sales and marketing	4,811	3,705	2,178	1,706	3,563	1,918	996
General and administrative	1,425	1,697	1,317	1,705	3,267	1,717	1,534
Restructuring and related costs	132	-	678	-	-	-	-

Total operating expenses	8,125	7,584	6,019	5,215	9,142	4,959	2,819

Operating loss:	(4,786)	(443)	(1,746)	(1,541)	(2,114)	(964)	(500)
Financial income (expense), net	427	295	109	(158)	(448)	(322)	(206)
Other income (expenses), net	(298)	(95)	45	-	1,134	27	867

Income (loss) before tax on
income	(4,657)	(243)	(1,592)	(1,699)	(1,428)	(1,259)	161
Taxes on income	-	-	-	(20)	(204)	(234)	13
Equity in losses of an
affiliated company	(137)	(570)	(465)	(308)	(1,750)	(240)	-
Minority interest in earnings of
a subsidiary	-	-	-	(17)	(223)	(150)	-

Income (loss) from continuing
operations	(4,794)	(813)	(2,057)	(2,044)	(3,605)	(1,883)	174
Net income (loss) related to
discontinued operations	(8,313)	(7,674)	2,036	(9)	-

Net income (loss)	(13,107)	(8,487)	(21)	(2,053)	(3,605)	(1,883)	174

Basic and diluted net income
(loss) per share from
continuing operations	$(1.55)	$(0.26)	$(0.56)	$(0.44)	$(0.64)	$(0.39)	$0.03

Basic and diluted net
income (loss) per share
from discontinued operations	$(2.68)	$(2.46)	$0.55	$0.00	$0.00	$0.00	$0.00

Basic and diluted net income
(loss) per share	$(4.23)	$(2.72)	$(0.01)	$(0.44)	$(0.64)	$(0.39)	$0.03

Weighted average number of
shares used in computing basic
net earning (loss) per share	3,097	3,117	3,683	4,631	5,616	4,793	6,625

Weighted average number of
shares used in computing diluted
net earning (loss) per share	3,097	3,117	3,683	4,631	5,616	4,793	6,685

	As of December 31,					As of June 2006
Balance Sheet Highlighted Data:	2001	2002	2003	2004	2005	(unaudited)

Cash and Cash Equivalents	8,325	5,246	3,872	2,578	2,346	2,470

Working Capital (*)	7,008	5,980	5,082	5,256	4,200	3,355

Total Assets	31,144	16,485	14,023	22,485	22,646	21,504

Short-term banks loan and current maturities
of long-term bank loans and convertible note	286	-	-	1,997	2,625	3,797

Long-term liabilities	794	794	951	3,380	2,550	1,852

Minority interest in a subsidiary	-	-	-	809	-	-

Share Capital	3,628	3,690	4,309	4,823	6,432	6,532

Additional paid in Capital	41,161	41,319	43,247	44,426	47,588	47,883

Shareholders' equity	16,341	8,015	10,541	10,048	11,266	11,947

(*)Working capital comprises of:

Current assets	10,677	9,525	7,239	13,267	12,793	10,823

Less: current liabilities	3,669	3,545	2,157	8,011	8,593	7,468

	7,008	5,980	5,082	5,256	4,200	3,355

OPERATING AND FINANCIAL REVIEW

Critical accounting policies

Use of Estimates

The preparation of our financial statements required the Company to make estimations and judgments, in accordance with U.S. GAAP, that affect the reporting amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. The Company evaluates its estimates, including those related to revenue recognition, bad debts, inventories, and legal contingencies on an ongoing basis. The Company based its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis of making judgments about the values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

For a review of the accounting policies that form the basis of the above-referenced estimates and judgments that the Company made in preparing its consolidated financial statements, please see Note 2 (Significant Accounting Policies) to the Consolidated Financial Statements for the year ended December 31, 2005. The following accounting policies had the most significant impact on the Financial Statements for the year ended December 31, 2005.

Investment in an affiliated company

An affiliated company is a company in which the Company is able to exercise significant influence, but that is not a consolidated subsidiary and is accounted for by the equity method, net of write-down for decrease in fair value which is not of a temporary nature.

If there is a sudden and significant decrease in the fair values of our investments in affiliate companies, we may be required to write off part of our investments due to impairment. The Company’s investment in an affiliated company is reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the investment may not be recoverable, in accordance with Accounting Principle Board Opinion No. 18 “The Equity Method of Accounting for Investments in Common Stock” (“APB No. 18”). The Company’s investment in Surf has been included as an affiliated company until September 30, 2005 (see note 6 to the Consolidated Financial Statements for the year ended December 31, 2005).

During 2005, an impairment of $1,385,000 has been recorded in “equity in losses of an affiliated company” in the statement of operations. In 2004 and 2003, based on management’s analysis, no impairment losses were identified.

Investment in other companies

Investment in companies are investments through which the Company is not able to exercise significant influence over the investee’s financial policies and which do not meet the fair value availability criteria of FAS 115 (“readily determined sales price currently available on a security exchange”), consequently such investments are accounted for by the cost method. The Company’s investment in such companies is reviewed for impairment whenever events of changes in circumstances indicate that the carrying amount of the investment may not be recoverable in accordance with APB No. 18. No impairment has been identified during 2003 through 2005.

Goodwill, Intangible Assets and Other Long-Lived Assets

Under current accounting standards, we make judgments about the remaining useful lives of goodwill, other intangible assets and other long-lived assets, including assumptions about estimated future cash flows and other factors to determine the fair value of the respective assets.

We adopted SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” as of January 1, 2002. We are required to assess the impairment of long-lived assets, other than goodwill, tangible and intangible under SFAS No. 144, on a periodic basis, when events or changes in circumstances indicate that the carrying value may not be recoverable. Impairment indicators include any significant changes in the manner of our use of the assets or the strategy of our overall business, significant negative industry or economic trends and significant decline in our share price for a sustained period.

Upon determination that the carrying value of a long-lived asset may not be recoverable based upon a comparison of fair value to the carrying amount of the asset, an impairment charge is recorded. We measure fair value using discounted projected future cash flows.

We have adopted SFAS No. 142 “Goodwill and Intangible Assets” issued in July 2001. Pursuant to SFAS No. 142 goodwill and intangible assets that have indefinite useful lives will not be subject to amortization, but instead will be tested at least annually for impairment. Intangible assets that have finite useful lives will continue to be amortized over their useful lives, but without the constraint of an arbitrary.

Goodwill represents excess of the costs over the net assets of businesses acquired. SFAS No. 142 requires goodwill to be tested for impairment at least annually or between annual tests in certain circumstances, and written down when impaired. Goodwill attributable to each of the reporting units is tested for impairment by comparing the fair value of each reporting unit with its carrying value. Fair value is determined using income and market approaches. Significant estimates used in the methodologies include estimates of future cash flows, future short-term and long-term growth rates, weighted average cost of capital and estimates of market multiples for each of the reportable units.

The Company has recorded no impairment losses for the years ended December 31, 2005 and 2004 and recorded an impairment charge on account of fixed assets which amounted to $110,000 for the year ended December 31, 2003.

Inventory

Inventories are valued at the lower of cost or market value. Cost is determined as follows: Raw and packaging materials – moving average cost method. Products in progress and finished products – on the company’s standard pricing basis (see also Note 4 to the Consolidated Financial Statements for the year ended December 31, 2005). If actual market conditions prove less favorable than those projected by management, additional inventory write-downs may be required. Inventories are written down for estimated obsolescence based upon assumptions about future demand and market conditions. Likewise, favorable future demand and market conditions could positively impact future operating results if inventory that has been written down is sold.

Revenue Recognition

The Company sells its Supply-Chain products mainly through direct sales and the Software Solutions products mainly through distributors and resellers channels.

The Company derives its revenues from the sale of products, license fees for its products, commissions, maintenance, support and services.

Revenues from product sales are recognized in accordance with Staff Accounting Bulletin No. 104 “Revenue Recognition in Financial Statements” (“SAB 104”) when delivery has occurred, persuasive evidence of an arrangement exists, the vendor’s fee is fixed or determinable, no further obligation exists, and collectability is reasonably assured.

Revenues from license fees are recognized in accordance with Statement of Position (“SOP”) 97-2 “Software Revenue Recognition”, when persuasive evidence of an agreement exists, delivery of the product has occurred, no significant obligations with regard to implementation remain, the fee is fixed or determinable, and collection is probable. The Company generally does not grant a right of return to its customers. When a right of return exists, the Company defers revenue until the right of return expires, at which time revenue is recognized provided that all other revenue recognition criteria have been met.

Revenues from maintenance and support are recognized ratably over the period of the maintenance contract. The fair value of the maintenance is determined based on the price charged when it sold separately or renewed.

Revenues from commissions are recognized upon their actual receipt, since under agreements with suppliers consideration is received on the basis of collection from customers.

Legal contingencies

The Company has been a party to various legal proceedings in the normal course of its business. The results of legal proceedings are difficult to predict and an unfavorable resolution of a lawsuit or proceeding may occur. Management believes that the prospects of these proceedings to prevail and recover a significant amount, seem remote, and a corresponding provision was recorded in this respect. For additional information see “Legal Proceedings”. As additional information becomes available, management will reassess the potential liability related to these legal proceedings and may revise its estimate of the probable cost of these proceedings. Such revisions in the estimates of the probable cost could have a material adverse effect on the Company’s future results of operations and financial position.

Stock based compensation

On January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123(R)”) which requires the measurement and recognition of compensation expense based on estimated fair values for all share-based payment awards made to employees and directors. SFAS 123(R) supersedes Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), for periods beginning in fiscal 2006. In March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 107 (“SAB 107”) relating to SFAS 123(R). The Company has applied the provisions of SAB 107 in its adoption of SFAS 123(R).

SFAS 123(R) requires companies to estimate the fair value of equity-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as an expense over the requisite service periods in the Company’s consolidated income statement. Prior to the adoption of SFAS 123(R), the Company accounted for equity-based awards to employees and directors using the intrinsic value method in accordance with APB 25 as allowed under Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”).

The Company adopted SFAS 123(R) using the modified prospective transition method, which requires the application of the accounting standard starting from January 1, 2006, the first day of the Company’s fiscal year 2006. Under that transition method, compensation cost recognized in the six months period ended June 30, 2006, includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of Statement 123, and (b) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of Statement 123(R). Results for prior periods have not been restated.

Functional currency

Odem’s functional currency as of December 31, 2004, was other than the U.S. dollar and was translated into U.S. dollars. Beginning April 1, 2005, Odem’s functional currency became the U.S. dollar, due to significant changes in circumstances which indicated a functional currency change. These changes included:

—	Transition of budget planning and business performance measurement from New Israeli Shekels (NIS) to U.S. dollars, as a result of Odem’s integration with BOS.

—	Majority of Odem revenues and expenses became linked to or paid in U.S. dollars.

In accordance with FAS 52, “Foreign Currency Translation” and since the functional currency changed from a foreign currency to the reporting currency, U.S. dollars, the translation adjustments as of March 31, 2005, prior to the change have not been removed from equity and the translated amounts for non monetary assets as of March 31, 2005, prior to the change became the accounting basis for those assets in the periods starting April 1, 2005.

RESULTS OF OPERATIONS

The following management’s discussion and analysis of financial condition and results of operations should be read in conjunction with our financial statements and notes thereto. Certain matters discussed below are forward-looking statements that are based on our beliefs and assumptions as well as information currently available to us. While we believe such forward-looking statements are based on reasonable assumptions, should one or more of the underlying assumptions prove incorrect, or these risks or uncertainties materialize, our actual results may differ materially from those described herein. The Company’s discussion and analysis of its financial condition and result of operations is based upon the Company’s consolidated financial statements which have been prepared in accordance with generally accepted accounting principles (“GAAP “) in the United States of America.

Comparison of Six Months Ended June 30, 2006 and Six Months Ended June 30, 2005

Revenues for the six months ended June 30, 2006 were $9,559,000, compared to $14,593,000 for the six months ended June 30, 2005. The decrease in revenues is a result of the following two reasons: (a) revenues for the first six months of 2005 included $2.6 million revenues of our Thin Client and Software Utilities product lines and of the Communications segment, that were sold during year 2005; (b) a decline in the sales of the Supply-Chain segment to the Far East from $3.6 million in the first six months of 2005 to $1.3 million in the first six months of 2006, as a result of increased competition.

Gross profit for the six months ended June 30, 2006 was $2,319,000 (gross margin of 24%) compared to $3,995,000 (gross margin of 27%) for the six months ended June 30, 2005. The decrease in gross margin results from the sale of the Thin Client and Software Utilities product lines and of the Communications segment during year 2005, with respect to which gross margin in the six months ended June 30, 2005 was 34%.

Research and development expenses for the six months ended June 30, 2006 were $289,000 compared to $1,457,000 for the six months ended June 30, 2005. The decrease in research and development expenses results from the sale of the Software Utilities product line and of the Communications segment, with respect to which research and development expenses in the six months ended June 30, 2005 were $1,087,000.

Selling and marketing expenses for the six months ended June 30, 2006 were $996,000 compared to $1,918,000 for the six months ended June 30, 2005. The decrease in selling and marketing expenses results from the sale of the Thin Client and Software Utilities product lines and Communications segment, with respect to which selling and marketing expenses in the six months ended June 30, 2005 were $787,000.

General and administrative expenses for the six months ended June 30, 2006 were $1,534,000 compared to $1,717,000 for the six months ended June 30, 2005. General and administrative expenses for the six months ended June 30, 2006 includes shares compensation cost in the amount of $240,000 and options compensation cost of $155,000 compared to option compensation cost only, amounting to $185,000 in the six months ended June 30, 2005. Exclusive of the shares and option compensation cost, the general and administrative expenses for the six months ended June 30, 2006 were $1,139,000 compared to $1,532,000 for the six months ended June 30, 2005. The decrease in the general and administrative expenses is mainly as a result of the cost reduction effected by the sale of the Thin Client and Software Utilities product lines and of the Communications segment.

Financial expenses, net, for the six months ended June 30, 2006 were $206,000 compared to $322,000 in the six months ended June 30, 2005. The decrease in the financial expenses in comparison to 2005 related to: (a) a reduction in currency differences expenses of $55,000 and (b) income of $47,000 related to a $1 million loan granted to IP gear in December 31, 2005. As of June 30, 2006, the remaining loan balance was $400,000.

Taxes on income for the six months ended June 30, 2006 were income of $13,000 compared to expenses of $234,000 in the six months ended June 30, 2005. The tax expenses and income related to the taxable income of our subsidiary, Odem.

Equity losses of an affiliated company for the six months ended June 2005, refers to investment in Surf. In September 2005, Surf executed a private placement that diluted the Company’s holdings to 8.7% of Surf’s issued and outstanding share capital. As a result, the Company ceased to have the ability to exercise significant influence over Surf and, accordingly, the adjusted carrying amount of the investment is accounted for based on the cost accounting method.

In June 2006, the Company invested $300,000 in Surf, following which it currently holds 7.8% of Surf’s issued and outstanding share capital.

Minority interest in earnings of a subsidiary in the six months ended June 30, 2005 refers to the Company’s investment in Odem, which as of November 1, 2005, became a wholly-owned subsidiary of the Company.

Net income for the six months ended June 30, 2006 amounted to $174,000 compared to a net loss of $1,883,000 in the six months ended June 30, 2005.

On a per share basis, the basic and diluted earning per share for the six months ended June 30, 2006 was $0.03 per share, compared to basic loss per share of $0.39 in the six months ended June 30, 2005.

Comparison of Year Ended December 31, 2005 and Year Ended December 31, 2004

Revenues for 2005 were $27,053,000 compared with $8,282,000 in 2004, a 226% increase, which is mainly due to the consolidation, starting from November 18, 2004, of the results of operation of Odem (related to the Supply-Chain segment).

The Supply-Chain segment accounted for $20,253,000 (or 75% of our consolidated revenues) in 2005, out of which the sales to the Far East accounted for $6,083,000 (or 22% of our consolidated revenues in 2005). In the second half of 2005 and during the first quarter of 2006, we are facing a trend of decrease in the sales to the Far East, which is partially offset by growth in local sales.

The Software Solutions segment accounted for $3,926,000 (or 14% of our consolidated revenues) in 2005. These revenues include $864,000 related to the PrintBos product line that was sold during 2005 and Thin Client product line that was closed at the beginning of 2005. Hence, we expect that the Software Solutions segment revenues in year 2006 will be lower than what we experienced in 2005. Furthermore, the trend of customer migration from IBM iSeries to different systems has continued. In response we have increased our sales and marketing activities as abovementioned and continue to develop new products and solutions in order to maintain our market share and maintain revenues from the Software Solutions segment. We are continuously seeking additional distributors and resellers.

Gross profit in 2005 totaled $7,028,000, representing 25.9% of revenues, compared with $3,674,000, constituting 44.4% of revenues in 2004. The major reason for the decrease in the gross margin was the consolidation, starting from November 18, 2004, of the results of operation of Odem whose gross profit represents 18.9% of revenues (see also Note 19 of the Consolidated Financial Statements for the year ended December 31, 2005).

Our future gross margin may be lower than what we experienced during 2005 as a result of the disposal of the Communication segment whose gross margin during 2005 was 26% (a gross margin which is higher than that of the Supply-Chain segment, which generated the majority of our revenues in 2005. See Note 19a of the Consolidated Financial Statements for the year ended December 31, 2005).

Net research and development costs in 2005 amounted to $2,312,000 compared to $1,804,000 in 2004. The increase in research and development costs in 2005 is related to the development efforts invested in Quasar Telecom products, prior to the sale of the Communication segment. Grants and participation from the Office of the Chief Scientist amounted to $296,000 in year 2005 compared to $492,000 in 2004. These grants were related to the Communication segment that was sold at the end of 2005 and we do not anticipate additional grants and participation in year 2006.

Sales and marketing expenses increased to $3,563,000 compared to $1,706,000 in 2004, mainly due to the consolidation, starting from November 18, 2004, of the results of operation of Odem.

General and administrative expenses increased to $3,267,000 in 2005 from $1,706,000 in 2004, mainly due to the consolidation, starting from November 18, 2004, of the results of operation of Odem.

As a result of the foregoing, our operating loss in 2005 was $2,114,000 compared to an operating loss of $1,541,000 in 2004. The operating loss in 2005 is attributed to the Communication segment which was sold in late 2005, and amounted to $2,400,000.

Financial expenses amounted to $448,000 in 2005 compared with expenses of $158,000 in 2004. The major reason for the increase from 2004 was related to the convertible note (see also Note 14 to the Consolidated Financial Statements for the year ended December 31, 2005) and to the consolidation, starting from November 18, 2004, of the results of operation of Odem whose bank loans as of December 31, 2005 amounted to $2,316,000.

Other income for 2005 includes capital gains of $779,000 related to the sale of the Communication segment and $273,000 related to the sale of the PrintBOS product line.

Taxes on income increased to $204,000 in 2005 from $20,000 in 2004 as result of the consolidation, starting from November 18, 2004, of the results of operation of Odem which has a taxable income.

Equity in losses of an affiliated company, Surf Communication Solutions Ltd., amounted to $1,750,000 in the 2005 as compared to $308,000 in 2004. The equity loss in 2005 includes an impairment of $1,385,000 of the investment in Surf. As of December 2005 our investment in Surf amounted to $722,000.

Minority interest in the earnings of a subsidiary (Odem) amounted to $223,000 in 2005 as compared to $17,000 in 2004. In November 2005 the Company increased its holding in Odem to 100%.

As a result, net loss from the continuing operations for 2005 amounted to $3,605,000 compared to loss of $2,044,000 in 2004. On a per share basis, the net loss from the continuing operations in 2005 was -$0.64 per share compared with a -$0.44 net loss per share in 2004. (For details regarding computation of net loss per share, see Note 18c to the Consolidated Financial Statements for the year ended December 31, 2005.)

The total net loss for 2005 was $3,605,000, compared with loss of $2,053,000 in 2004. On a per share basis, the net loss in 2005 was -$0.64 per share compared with a -$0.441 net loss per share in 2004.

Comparison of Year Ended December 31, 2004 and Year Ended December 31,2003

The results of operation of the year 2004 reflected the following strategic actions:

—	Reorganization in sales and marketing organization in Europe:

Up until the second quarter of 2003, we marketed our BOScom products through subsidiaries in the U.K. and France. Since the third quarter of 2003, we market our products through local distributors that provide pre and post sales support. Products sold in the rest of the world are serviced from our headquarters in Israel. As a result, the sales and marketing expenses were reduced in 2004 in comparison to 2003.

—	Dividing the Company operations into three segments:

Commencing in 2004 and subsequent to the acquisition of a controlling stake of Odem and of most of the assets of Quasar Communication Systems Ltd. (which were transferred to our subsidiary, Quasar Telecom), the Company manages its business in three reportable segments, which consist of Software Solutions, Communication Solutions and supply of Electronic Components (see also Note 19 to the Consolidated Financial Statements).
This action was accompanied by an increase in senior officers which mainly affected the general and administrative expenses which increased in comparison to 2003.

—	Business Combination:

The abovementioned acquisitions partially affected the Company’s results of operation, since the results of operations of Quasar Telecom and Odem were consolidated commencing September 28, 2004 and November 18, 2004, respectively. As a result, the revenues, cost of goods and general and administrative expenses were increased in 2004 in comparison to 2003 (see also Note 1b to the Consolidated Financial Statements).

Revenues for 2004 were $8,282,000 compared with $5,728,000 in 2003, a 44.6% increase, which is mainly due to the consolidation of Quasar Telecom and Odem operations.

Gross profit in 2004 totaled $3,674,000, representing 44.4% of revenues, compared with $4,273,000, constituting 74.5% of revenues in 2003. Cost of revenues of 2003 includes income of $339,000 due to a reversal of a non-recurring royalty for the Office of the Chief Scientist (see also Note 18a to the Consolidated Financial Statements). Excluding such income, the gross profit for 2003 represented 68.6% of revenues compared to 44.4% in 2004. The major reason for the decrease in the gross margin was the acquisition of Odem in November 2004. Odem’s gross profit represents 17% of revenues in the year 2004. The gross profit will continue to decline as a result of the full inclusion of Odem activity in 2005 and thereafter.

Net research and development costs in 2004 amounted to $1,804,000 compared to $1,846,000 in 2003. Grants and participation from the Office of the Chief Scientist amounted to $492,000 in 2004 compared to $283,000 in 2003.

Sales and marketing expenses decreased by 21.7% to $1,706,000 in 2004 compared to $2,178,000 in 2003, mainly due to the reorganization in sales and marketing which is described above.

General and administrative expenses increased by 29.4% to $1,705,000 in 2004 compared to $1,317,000 in 2003, mainly due to an increase in the number of senior officers. Restructuring costs in 2003 amounted to $678,000 which resulted from ceasing the operation of the Company’s subsidiaries in Europe.

As a result of the foregoing, our operating loss in 2004 was $1,541,000 compared to an operating loss of $1,746,000 in 2003.

Financial expenses amounted to $158,000 in 2004 compared with net financial income of $109,000 in 2003. The major reason for year 2004 financial expenses was related to the convertible note (see also Note 18b to the Consolidated Financial Statements).

Equity in losses of an affiliated company refers to investment in Surf which amounted to $308,000 in 2004 compared to $465,000 in 2003. The investment in a company was stated at equity method, since the Company’s holding in Surf exceeded 20% (see also Note 6 to the Consolidated Financial Statements).

Minority interest in earning of subsidiary refers to investment in Odem. The minority rights in Odem amounted to 36.2% of its earnings (see also Note 1b to the Consolidated Financial Statements).

As a result, net loss from the continuing operations for 2004 amounted to $2,044,000 compared with loss of $2,057,000 in 2003. On a per share basis, the net loss from the continuing operations in 2004 was $0.44 per share compared with a $0.56 net loss per share in 2003. (For details regarding computation of net loss per share, see Note 18c to the Consolidated Financial Statements.)

The loss related to the discontinuing operations for 2004 was $9,000 compared with an income of $2,036,000 in 2003. The income of 2003 resulted from debt settlement with more than 95% of PacInfo’s external creditors for an amount which was significantly lower than the face value of the debt.

The total net loss for 2004 was $2,053,000, compared with loss of $21,000 in 2003. On a per share basis, the net loss in 2004 was $0.44 per share compared with a $0.01 net loss per share in 2003.

Variability of Quarterly Operating Results

Our revenues and profitability may vary in any given year, and from quarter to quarter, depending on the number of products sold. In addition, due to potential competition, uncertain market acceptance and other factors, we may be required to reduce prices for our products in the future.

Our future results will be affected by a number of factors including our ability to:

—	increase the number of products sold,

—	acquire effective distribution channels and manage them,

—	develop, introduce and deliver new products on a timely basis,

—	anticipate accurately customer demand patterns and

—	manage future inventory levels in line with anticipated demand.

These results may also be affected by currency exchange rate fluctuations and economic conditions in the geographical areas in which we operate. There can be no assurance that our historical trends will continue, or that revenues, gross profit and net income in any particular quarter will not be lower than those of the preceding quarters, including comparable quarters.

Impact of Inflation and Currency Fluctuations

The US Dollar cost of our operations in Israel is influenced by the differential between the rate of inflation in Israel and any change in the value of the NIS relative to the Dollar.

A devaluation of the NIS in relation to the US Dollar will have the effect of decreasing the costs in NIS and a converse effect in case of devaluation of the US Dollar in relation to the NIS.

A devaluation of the NIS in relation to the US Dollar will have the effect of decreasing the Dollar value of any of our assets which consist of NIS (unless such asset is linked to the Dollar). Such a devaluation would also have the effect of reducing the Dollar amount of any of our liabilities which are payable in NIS (unless such payables are linked to the Dollar). Conversely, any increase in the value of the NIS in relation to the Dollar will have the effect of increasing the Dollar value of our assets which consist of NIS (unless such asset is linked to the Dollar). Such an increase would also have the effect of increasing the Dollar amount of any of our liabilities which are payable in NIS (unless such payables are linked to the Dollar).

In the six months ended June 2006 and in the years ended December 31 2005, 2004, 2003, 2002, and 2001, the inflation rate in Israel as adjusted for the devaluation of the Israeli currency in relation to the Dollar was 5.1%, (4.5)% 2.8%, 5.7%, (0.8)%, and (7.8)%, respectively. The closing representative exchange rate of the Dollar at the end of each such period, as reported by the Bank of Israel, was NIS 4.44, NIS 4.603, NIS 4.308, NIS 4.379, NIS 4.737, and NIS 4.416, respectively. As a result, the Company experienced increases in the Dollar costs of operations in Israel in 2003, 2004 and in the six months ended June 30, 2006, and decreases in 2005, 2002 and 2001.

Effective Corporate Tax Rate

Pursuant to an amendment to the income Tax Ordinance, approved by the Israeli parliament on July 25, 2005, Israeli companies are generally subject to income tax on their taxable income at the rate of 31% for the year 2006, 29% for 2007, 27% for 2008, 26% for 2009 and 25% for year 2010 and thereafter.

The effective tax rate payable by a company such as ours which derives part of its income from an “Approved Enterprise,” may be considerably less. See Note 17b to the Consolidated Financial Statements for the year ended December 31, 2005, and Tax Benefits under the Law for the Encouragement of Capital Investments, 1959 ahead. Subject to relevant tax treaties, dividends or interest received by an Israeli corporation from subsidiaries are generally subject to tax (unless the subsidiary’s income is subject to Israeli corporate tax) regardless of its status as an Approved Enterprise. Odem and Quasar Telecom operations are subject to regular income tax rates.

On January 1, 2003, a comprehensive tax reform took effect in Israel. Pursuant to the reform, resident companies are subject to Israeli tax on income accrued or derived in Israel or abroad. In addition, the concept of “controlled foreign corporations” was introduced, according to which an Israeli company may become subject to Israeli taxes on certain income of a non-Israeli subsidiary if the subsidiary’s primary source of income is passive income (such as interest, dividends, royalties, rental income or capital gains). The tax reform also substantially changed the system of taxation of capital gains.

Grants and Participation

Under the Law for the Encouragement of Industrial Research and Development, 1984 (the “Research Law”), research and development programs approved by a research committee of the Office of the Chief Scientist (“OCS”) of Israel’s Ministry of Industry, Trade and Labor, are eligible for grants in exchange for payment to the Government of royalties from the sale of products developed in accordance with the Program. In order to be eligible, the applicant must be an Israeli company that proposes to invest in the development of industrial know-how, the development of new products, the development of new processing or manufacturing procedures or the development of significant improvements to an existing process or product. A committee of the OCS reviews the applications, evaluates the feasibility of the proposal, determines whether or not to approve a grant, and also determines the extent of Chief Scientist funding (within a range specified by the law) for approved projects. Depending on the nature of the project, the OCS grants generally amount up to 50% of the approved research expenses.

Under the terms of the grants we received from the OCS we are obligated to pay royalties of 3.5% on sales of products incorporating know-how developed within the framework of each funded program or derived therefrom (including ancillary services in connection therewith), up to an aggregate of 100% of the dollar-linked value of the total grants received. Royalties payable with respect to grants received under programs approved by the OCS after January 1, 1999, are subject to interest on the U.S. dollar-linked value of the total grants received at the annual rate of LIBOR applicable to U.S. dollar deposits at the date the grants received.

The Research Law requires that the manufacture of any product developed as a result of research and development funded by the Israeli Government take place in Israel. If any of the manufacturing is performed outside of Israel, the company would ordinarily be required to pay royalties at an increased rate and to increase the aggregate repayment amount to between 120% and 300% of the grant amount, depending on the manufacturing volume that is performed outside Israel, except in special cases that receive the prior approval of the research committee, and subject to certain payments to be made to the Israeli Government (generally an amount no less that the aggregate grants plus interest less royalties paid).

The Research Law also provides that know-how from the research may not be transferred to third parties in Israel without prior approval of the research committee. This approval, however, is not required for the sale or export of any products resulting from such research and development. Approval of such transfer of know-how may be granted in specific circumstances, only if the recipient abides by the provisions of the Research Law and related regulations, including the restrictions on the transfer of know-how and the obligation to pay royalties in an amount that may be increased. The Research Law further provides that the know-how developed under an approved research and development program may not be transferred to any third parties outside Israel.

The Research Law imposes reporting requirements with respect to certain changes in the ownership of a grant recipient. The law requires the grant recipient and its controlling shareholders and interested parties to notify the Office of the Chief Scientist of any change in control of the recipient or a change in the holdings of the significant stockholders of the recipient that results in a non-Israeli becoming an interested party directly in the recipient and requires the new interested party to undertake to the Office of the Chief Scientist to comply with the Research Law. In addition, the rules of the Office of the Chief Scientist may require prior approval of the Office of the Chief Scientist or additional information or representations in respect of certain of such events.

The funds available for Office of the Chief Scientist grants out of the annual budget of the State of Israel have been reduced, and the Israeli authorities have indicated that the government may further reduce or abolish Office of the Chief Scientist grants in the future.

We recognized grants in the amount of $296,000 in 2005 and $492,000 in 2004.

As of June 30, 2006, the Company has an outstanding contingent obligation to pay royalties in respect of OCS grants, in the amount of approximately $3,430,792, compared to $3,500,000 as of December 31, 2005.

We are committed to paying royalties to the Fund for the Encouragement of Exports for its participation, by way of grants, in our marketing expenses outside of Israel. Royalties payable are 3% of the growth in exports, from the year we received the grant, up to 100% of the dollar-linked amount of the grant received at the date the grants received. As of June 30, 2006, the Company has an outstanding contingent obligation to pay royalties of $100,000 with respect to these grants, compared to $64,000 on December 31, 2004.

Conditions in Israel

We are incorporated under the laws of Israel. Our offices and product development and manufacturing facilities are located in Israel. As a consequence, we are directly affected by political, economic and military conditions in Israel. Our operations would be substantially impaired if major hostilities involving Israel should occur or if trade between Israel and its present trading partners should be curtailed. See also “Risk Factors”.

Political and Economic Conditions

Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors and a state of hostility, varying from time to time in intensity and degree, has led to security and economic problems for Israel. A peace agreement between Israel and Egypt was signed in 1979. However, economic relations have been limited. A peace agreement between Israel and Jordan was signed in 1994. However, as of the date hereof, Israel has not entered into any peace agreement with Syria or Lebanon. No prediction can be made as to whether any other written agreements will be entered into between Israel and its neighboring countries, whether a final resolution of the area’s problems will be achieved, the nature of any such resolution or whether civil unrest will resume and to what extent such unrest would have an adverse impact on Israel’s economic development or on our operations in the future.

There is substantial uncertainty about how or whether any peace process will develop or what effect it may have upon us. Since October 2000, there has been a substantial deterioration in the relationship between Israel and the Palestinians which has resulted in increased violence. The future effect of this deterioration and violence on the Israeli economy and our operations is unclear. In July 2006, Israel became involved in a major military conflict with the Hizbullah organization in Lebanon, which subjected the north of Israel to missile attacks. Certain of our facilities are located in the north of Israel near the City of Haifa. Israel’s military operations required the drafting of a substantial number of reserve soldiers.

In January 2006, Hamas, an Islamic movement responsible for many attacks against Israelis, won the majority of the seats in the Parliament of the Palestinian Authority. The election of a majority of Hamas-supported candidates is expected to be a major obstacle to relations between Israel and the Palestinian Authority, as well as to the stability in the Middle East as a whole. Ongoing violence between Israel and its Arab neighbors and Palestinians may have a material adverse effect on our business, financial condition or results of operations.

Despite the limited progress towards peace between Israel, its Arab neighbors and the Palestinians, certain countries, companies and organizations continue to participate in a boycott of Israeli firms. We do not believe that the boycott has had a material adverse effect on us, but there can be no assurance that restrictive laws, policies or practices directed towards Israel or Israeli businesses will not have an adverse impact on the expansion of our business.

Some of our employees are obligated to perform annual reserve duty in the Israel Defense Forces and may, at any time, be called for active military duty. While we have operated effectively under those and similar requirements in the past, no assessment can be made of the full impact of such requirements on us in the future, particularly if emergency circumstances occur.

In recent years Israel has been going through a period of recession in economic activity, resulting in low growth rates and growing unemployment. Our operations could be adversely affected if the economic conditions in Israel continue to deteriorate. In addition, due to significant economic measures proposed by the Israeli Government, there have been several general strikes and work stoppages in 2003 and 2004, affecting all banks, airports and ports. These strikes have had an adverse effect on the Israeli economy and on business, including our ability to deliver products to our customers. Following the passage by the Israeli Parliament of laws to implement the economic measures, the Israeli trade unions have threatened further strikes or work-stoppages, and these may have an adverse effect on the Israeli economy and our business.

In 1998, the Israeli currency control regulations were liberalized dramatically. As a result, Israeli citizens can generally freely purchase and sell Israeli currency and assets. The Government of Israel has periodically changed its policies in these areas. There are currently no Israeli currency control restrictions on remittances of dividends on ordinary shares or proceeds from the sale of ordinary shares; however, legislation remains in effect pursuant to which currency controls can be imposed by administrative action at any time.

The costs of our operations in Israel are generally incurred in New Israeli Shekels (“NIS”). If the inflation rate in Israel exceeds the rate of devaluation of the NIS against the US Dollar in any period, the costs of our Israeli operations, as measured in US Dollars, could increase. Israel’s economy has, at various times in the past, experienced high rates of inflation.

Like many Israeli companies, we receive grants and tax benefits from the Israeli Government. We also participate in programs sponsored by the Israeli Government. The reduction or termination of any such grants, programs or tax benefits, especially those benefits available as a result of the “Approved Enterprise” status of certain facilities in Israel, could have a materially adverse effect on future investments by us in Israel.

LIQUIDITY AND CAPITAL RESOURCES

We finance our activities by different means, including equity financings, short and long-term loans, and income from operating activities.

As of June 30, 2006, the Company had no outstanding bank credit lines except for the Company’s subsidiary, Odem that had short term and long term bank credit and bank guarantees in favor of certain third parties amounting to $3,175,000, $10,000 and $378,000, respectively.

Odem’s credit line as of June 30, 2006 was $4,748,000. There are no restrictions for the use of the loan proceeds, but there are limitations on the financial ratios of Odem.

As of June 30, 2006, the Company’s long and short term credit, net of convertible note issuance expenses, amounted to $4,386,000, of which $3,185,000 is credit from Israeli banks to Odem, and the convertible notes issued to Laurus accounts for the remainder. As of June 30, 2006 we had $2,470,000 in cash and cash equivalents.

As of December 31, 2005, we had $2,346,000 in cash and cash equivalents and $1,333,000 in marketable securities. The Company’s long and short term loans as of December 31, 2005, amounted to $3,563,000, of which $2,316,000 is loans from Israeli banks, and the convertible note issued to Laurus Master Fund Ltd. accounts for the remainder.

Net cash used in operating activities for the six months ended June 30, 2006 was $1,402,000 compared to $2,171,000 for the six months ended June 30, 2005, and $3,900,000 in the year 2005.

During the six months ended June 30, 2006 cash provided by investing activities amounted to $706,000 as compared to $663,000 in the six months ended June 30, 2005. In both periods, the cash provided by investing activities results mainly from redemption of marketable securities. In 2005 we used $477,000 in investing activities, mainly as a result of an investment of $1,124,000 in Odem, grant of a $1,000,000 loan to IP Gear and net proceeds in the amount of $2,316,000 from redemption of marketable securities.

Net cash provided by financing activities for the six months ended June 30, 2006 amounted to $820,000, which relates mainly to proceeds from short term bank credit. Net cash provided by financing activities for the six months ended June 30, 2005 amounted to $3,189,000, which relates mainly to proceeds of $1,824,000 from short term bank credit and proceeds of $1,452,000 from issuance of shares. Net cash provided by financing activities amounted to $4,159,000 in the year 2005, mainly as a result of the issuance of a Convertible Note and short term bank loans in the net amount of $2,179,000 and the issuance of shares in the amount of $2,090,000.

Working capital requirements will vary from time-to-time and will depend on numerous factors, including but not limited to, the operating results, scope of sales, supplier credit, the level of resources devoted to research and development, new product introductions, and marketing and acquisition activities.

We have in-balance sheet financial instruments and off-balance sheet contingent commitments. Our in-balance sheet financial instruments consist of our assets and liabilities. Our cash is invested in short-term (less than 3 months) U.S. dollars and NIS interest bearing deposits with banks. As of June 30, 2006, our average trade receivables’ and trade payables’ aging days are 90 and 46 days, respectively. The fair value of our financial instruments is similar to their book value. Our off-balance sheet contingent commitments consist of: (a) royalty commitments that are directly related to our future revenues, (b) lease commitments of our premises and vehicles, (c) directors and officers’ indemnities, in excess of the proceeds received from liability insurance which we obtain, and (d) legal proceedings.

We believe that our cash resources are sufficient to meet our operating needs for at least the next 12 months. However, it is our intention to seek to raise additional equity and debt financing, including pursuant to the rights offering, to fund additional product development, establish distribution channels in new markets and search for new merger and acquisition opportunities. There is, however, no assurance that we shall be able to obtain such financing.

Laurus Convertible Note Financings

On June 10, 2004 the Company entered into a Securities Purchase Agreement with Laurus Master Fund Ltd., under which the Company issued and sold to Laurus in a private placement (i) a Secured Convertible Term Note of a $2 million principal amount, due June 10, 2007 and (ii) a Warrant to purchase 130,000 Ordinary Shares at an exercise price of $4.04 per share. The Warrant is exercisable, in whole or in part, until June 10, 2011. The Note bore interest at a fluctuating interest rate equal at all times to the WSJ prime rate plus 3%, subject to reduction in any particular month, if the average closing price of our ordinary Shares for any five consecutive trading days, exceeds the conversion price by at least 25%. The proceeds from the private placement were used for general working capital purposes and/or mergers and acquisitions.

The Note was convertible into Ordinary Shares at a price of $3.08 per share. The note provided that if the Company issues stock in certain types of transactions at a price lower than the initial conversion price, then the conversion price will be adjusted to a lower price based on a weighted average formula. As a result of the price per share in the private placement offering described below (that closed on June 30, 2005), the conversion price of the convertible note was reduced to $2.9042. The note was secured by a first priority floating charge on all of the Company’s assets and by a first priority fixed charge on all of the Company’s right, title and interest in its wholly-owned subsidiary, BOScom Ltd.

The principal amount of the Note was repayable in monthly installments, commencing as of October 1, 2004, in the initial amount of $20,000 eventually increasing to $73,600, and the note provided that it may be paid in cash or, subject to certain conditions, in ordinary Shares. Interest on the Note was payable monthly and the note provided that it may be paid in cash or, subject to certain conditions, in Ordinary Shares. Furthermore, each month, Laurus could have elected to convert all or a portion of the convertible note monthly payments (comprised of principal amortization and interest) into ordinary shares. The conversion of the note and exercise of the warrants are limited by certain restrictions. In any event, the number of ordinary shares issuable under the note and/or the warrants shall not exceed an aggregate of 833,085 ordinary shares (subject to certain adjustments). On March 23, 2005, after Laurus elected to convert $308,000 of the principal sum of the convertible note, Laurus was issued 100,000 ordinary shares of the Company. On July 14, 2005, Laurus completed the conversion of the balance of the principal, which had not been previously converted or repaid, and the accrued interest, into an additional 540,293 ordinary shares, for approximately $1.58 million.

Pursuant to its undertaking in the Registration Rights agreement with Laurus the Company filed with the Securities and Exchange Commission a registration statement on Form F-3 covering the resale of Ordinary Shares that were issued upon conversion of the Note and that shall be issued upon exercise of the Warrants. The Registration Rights agreement provided that any delay in registration and/or effectiveness of the underlying shares of the transaction, or failure to maintain their effectiveness, will result in penalties to be paid in cash, as liquidated damages. The registration statement became effective on March 11, 2005. Due to the delay in the effectiveness of the registration of the shares, we paid Laurus liquidated damages until March 11, 2005, in the amount of $92,000.

On September 29, 2005, the Company entered into a Second Securities Purchase Agreement with Laurus, under which the Company issued to Laurus in a private placement (i) a Secured Convertible Term Note of a $1.5 million principal amount, due September 2008, and (ii) a Warrant to purchase 73,052 ordinary shares at an exercise price of $4.04 per share. The Note is convertible into ordinary shares at a price of $3.08 per share. The principal amount of the Note is repayable in monthly installments, commencing as of January 2006, in the initial amount of $15,000 eventually increasing to $55,200. The Note bears interest at a fluctuating interest rate equal at all times to the WSJ prime rate plus 1.5% which is subject to reduction under certain conditions. The interest on the note is payable in monthly installments, together with the principal monthly repayment. The principal amount and the interest accrued may be paid, subject to certain conditions, in ordinary shares. Each month, Laurus may elect to convert all or a portion of the convertible note monthly payments (comprised of principal amortization and interest) into ordinary shares. If the market price of the ordinary shares at the time of payment is at least 10% greater than the conversion price per ordinary share, the monthly payment shall be made in the form of ordinary shares.

The Warrant is exercisable, in whole or in part, until September 29, 2012, and payment of the exercise price may be made either in cash or in a “cashless” exercise (or in a combination of both methods). The warrant exercise price is also subject to proportional adjustment in the event of combinations, subdivisions of the ordinary shares or if dividend is paid on the ordinary shares in ordinary shares.

Pursuant to its undertaking in the Registration Rights Agreement with Laurus, the Company filed with the Securities and Exchange Commission a registration statement on Form F-3 covering the resale of ordinary shares that are issuable upon conversion of the Note and/or exercise of the Warrants, and/or issuable in payment of principal and interest on the Note. The Registration Rights Agreement provided that any delay in registration and/or effectiveness of the underlying shares of the transaction, or failure to maintain their effectiveness, will result in penalties to be paid in cash, as liquidated damages. The registration statement became effective on February 8, 2006, and no penalties were incurred. On August 17, 2006 the Company entered into and closed an additional financing transaction with Laurus. The financing consisted of a $1.5 million Secured Convertible Term Note with a term of three years. In addition, BOS granted to Laurus a Warrant to purchase up to 73,052 Ordinary Shares, which is exercisable, in whole or in part, until August 16, 2013 at an exercise price of $4.04 per share for the first 24,351 Ordinary Shares acquirable thereunder, and of $5.30 per share for the additional 48,701 acquirable thereunder.

The Note bears interest at a fluctuating interest rate, which begins at the Prime rate plus 1.5%.

The conversion rate under the Note is $3.08 per share for the first $500,000 of principal amount payable thereunder and $4.08 for any additional amount payable thereunder (subject to adjustment). The principal amount of the Note is repayable in monthly installments commencing as of December 1, 2006, and may be paid in cash or, subject to certain conditions, in Ordinary Shares. Interest on the Note is payable monthly and may be paid in cash or, subject to certain conditions, in Ordinary Shares. The Note is secured by a security interest in certain assets of the Company. The proceeds from the private placement were to be used for general working capital purposes and/or mergers and acquisitions.

The Company also entered into a Registration Rights agreement with Laurus pursuant to which the Company agreed to prepare and file with the Securities and Exchange Commission a registration statement covering the resale of Ordinary Shares that are issuable upon conversion of the Note and/or exercise of the Warrants, and/or issuable in payment of principal and interest on the Note. The Registration Rights Agreement provided that any delay in registration and/or effectiveness of the underlying shares of the transaction, or failure to maintain their effectiveness, will result in penalties to be paid in cash, as liquidated damages. The registration statement became effective on December 5, 2006, and no penalties were incurred.

In the case of both the Note issued in September 2005 and the Note issued in August 2005, the following provisions apply:

(a) the Note conversion price is subject to proportional adjustment in the event of stock splits, combinations, subdivisions of the ordinary shares or if dividend is paid on the ordinary shares in ordinary shares. In addition, if the Company issues stock in certain types of transactions at a price lower than the initial conversion price, then the conversion price will be adjusted to a lower price based on a weighted average formula;

(b) The Note is secured by a first priority floating charge on all of the Company’s assets and by a first priority fixed charge on all of the Company’s right, title and interest in its wholly-owned subsidiaries, BOScom Ltd and Quasar Telecom (2004) Ltd.; and

(c) Conversion of the Note and exercise of the Warrants are limited such that at no time shall the Note be convertible (or the Warrants be exercised) into that number of ordinary shares which, when added to the number of ordinary shares otherwise beneficially owned by Laurus, exceed (i) 4.99% of the Company’s outstanding ordinary shares, or (ii) 25% of the aggregate dollar trading volume of the ordinary shares for the 30-day trading period immediately preceding the conversion or exercise notice. These limitations expire, however, in an event of default under the Note or with 75 days prior notice by Laurus, provided that in no time shall Laurus’ beneficial ownership of ordinary shares exceed 19.9% of our ordinary shares. In addition, the number of ordinary shares issuable under the September 2005 Note, the August 2006 Note and the related Warrants shall not exceed an aggregate of 1,270,720 ordinary shares.

2005 Private Placement

On May 24, 2005 the Company entered into a Share Purchase Agreement, under which the Company issued and sold to certain Israeli and European investors, in a private placement offering, 953,698 Ordinary Shares at a price of $2.30 per share for a consideration of approximately $2,040,000 (net of issuance expenses amounted to $154,000), and 572,219 warrants to purchase Ordinary Shares reflecting a 60% warrant coverage, exercisable for three years from their date of issuance. The exercise price under the warrants is $2.50 per Ordinary Share during for the first year from the issuance, and increasing to $2.75 per Ordinary Share and $3.03 per Ordinary Share, on the first and second anniversaries of the issuance, respectively. The principal investor is the Catalyst Fund L.P., the Company’s largest shareholder, that invested $793,500 and as a result, immediately after the closing of the transaction on June 30, 2005, held 22.31% of the Company’s outstanding share capital post-transaction. The Company also entered into a Registration Rights Agreement pursuant to which it agreed to prepare and file with the Securities and Exchange Commission a registration statement covering the resale of the Ordinary Shares issued to the investors. Such a registration statement was filed and became effective on February 8, 2006.

Research and Development

We believe that our future growth will depend upon our ability to enhance our existing products and introduce new products on a timely basis. Since we commenced operations, we have conducted extensive research and development activities.

Our research and development efforts have been focused on Communication Solutions (until sold in December 2005) and on Software Solutions. We intend to finance our research and development activities with our own resources.

Trend information

Commencing the second half of year 2003 we completed the transfer of sales and marketing activities of Software solutions and Communication products from our subsidiaries abroad to distributors and resellers. We sold our Communication Solutions segment in late 2005, but this trend is continuing with respect to the Software segment by increasing the number of distributors and resellers in order to deepen our penetration in existing markets such as Western Europe and expanding into new geographical markets such as East Europe.

In the Software Solutions segment, the trend of customer immigration from IBM iSeries to different systems has continued. In response we have increased our sales and marketing activities as abovementioned and continue to develop new products and solutions in order to maintain our IBM iSeries market share and promote the market penetration of our BOSaNOVA Mobile solution that supports UNIX environment as well. We are continuously seeking additional distributors and resellers.

In the second half of year 2005 and during the first half of year 2006, Odem faced a trend of decrease in its sales to the Far East, which is partially offset by growth in local sales. This trend has an impact on the growth of our revenues and on our working capital, inter alia due to the fact that the credit days offered to local Israeli customers are higher than those for customers in the Far East.

Our gross margin in year 2006 is lower than what we experienced during year 2005 as a result of the disposal of the Communication segment whose gross margin during year 2005 was 26% (a gross margin which is higher than that of the Supply-Chain segment, which generated the majority of our revenues in 2005. See Note 11a of the Interim Consolidated Financial Statements for the six months ending June 30, 2006).

Since the end of year 2003 we increased our financial resources through five private placements of debt and equity, and our intention is to further engage in equity and loan financings in order to engage in acquisition activities, and increase our marketing activities and the level of resources we devote to research and development. In addition, we are planning to convert our short term bank loans to long term bank loans in order to strength our financial position. There is, however, no assurance that we shall be able to obtain financings or covert our short term bank loans as aforementioned.

Off-balance sheet arrangements

In 1998, as part of the PacInfo Share Purchase Agreement between the Company and PacInfo’s former owners (“the Sellers”), the Company may be obligated to grant the Sellers a loan on a full recourse basis for certain tax payments the Sellers may be liable for, and reimburse the Sellers for certain interest on taxes that they may owe, currently estimated at approximately $ 2 million.

In September 2004 Odem signed a long term sale agreement for the supply of electronic components (“components”). The agreement provides for a fixed sales price of the components during the term of the agreement thru December 2008. Absent the flexibility to increase our prices as a result of increased costs of the components, significant increased costs may adversely impact our financial results. In addition, under the agreement, we are obligated to hold inventory of products necessary for three months of the customer’s production. This requires us to incur the costs of purchasing inventory without having an outstanding purchase order for the products. If we are unable to sell products that are purchased to hold in inventory, we may incur write offs and write downs as a result of slow moving items, technological obsolescence, excess inventories, discontinued products and products with market prices lower than cost. Such write offs and write downs could adversely affect our operating results and financial condition. As of December 31, 2005 we had no write down of write off of inventory that related to this agreement.

Tabular disclosure of contractual obligations

The following table of our material contractual obligations as of June 30, 2006, summarizes the aggregate effect that these obligations are expected to have on our cash flows in the periods indicated:

	Payment due by period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years

Long-term loans (1)	$1,425,000	$642,200	$782,800	-	-

Accrued severance pay (2)	$870,579	-	-	-	$870,579

Liabilities related to
discontinued operation (3)	$237,000	-	-		$237,000

Other liabilities reflected
on our Balance sheet (4)	$6,825,013	$6,825,013	-	-	-

Operating lease - cars	$404,351	$187,324	$217,027	-	-

Purchase obligation for
service and inventory	$4,219,595	$4,219,595	-	-	-

Facilities lease	$83,049	$62,199	$16,050	$4,800	-

Total	$14,064,587	$11,936,331	$1,015,877	$(4,800)	$1,107,579

(1)     Does not include discount of $193,602 that related to the convertible note (see note 7 of the Interim Consolidated Financial Statements as of June 30, 2006).

(2)     This amount reflects our accrued severance pay liability. Out of this amount, $707,694 has been previously funded by our contributions to employee plans. The time for payment of the accrued severance liability, cannot be predicted and, as a result, this amount is presented in the more than 5 years column.

(3)     This amount reflects the unsettled liability to the remaining of PacInfo creditors. The time of this payment, in whole or in part, cannot be predicted and, as a result, this amount is presented in the more than 5 years column.

(4)     This amount reflects the short term bank loans, trade payables, employees and payroll accruals, deferred revenues, accrued expenses and other liabilities and deferred taxes presented in our balance sheet.

In addition, the above table does not include (i) contingent obligations to pay royalties to the Office of the Chief Scientist and to the Overseas Marketing Fund since the total amount to be paid under the terms of those agreements is a function of future sales, and (ii) contingent legal claims (see note 15 of the Consolidated Financial Statements for the year ended December 31, 2005).

RECENT FINANCIAL INFORMATION

        On November 20, 2006, the Company filed a Form 6-K with the SEC that included the following condensed interim unaudited financial information for the nine months ended September 30, 2005 and 2006 and as of September 30, 2006:

BALANCE SHEETS

U.S. dollars in thousands

September 30, 2006
Unaudited

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$2,788
Trade receivables	5,563
Other accounts receivable and prepaid expenses	804
Inventories	3,486

Total current assets	12,641

LONG-TERM ASSETS:
Severance pay fund	695
Investment in companies	6,631
Other	54

Total long-term assets	7,380

PROPERTY, PLANT AND EQUIPMENT, NET	549

CUSTOMER LIST, NET	1,681

GOODWILL	952

$23,203

September 30, 2006
Unaudited

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Short term bank credit	$3,288
Current maturities of long-term bank loans and convertible note	966
Trade payables	2,890
Employees and payroll accruals	328
Deferred revenues	223
Accrued expenses and other liabilities	645

Total current liabilities	8,340

LONG-TERM LIABILITIES:
Bank loans (net of current maturities)	5
Convertible note (net of current maturities)	1,523
Deferred taxes	377
Accrued severance pay	867

Total long-term liabilities	2,772

LIABILITIES RELATED TO DISCONTINUED OPERATIONS	237

Total shareholders' equity	11,854

Total liabilities and shareholders' equity	$23,203

CONSOLIDATED STATEMENTS OF OPERATIONS

U.S. dollars in thousands, except per share data

	Nine months ended September 30,		Three months ended September 30,
	2006	2005	2006	2005
	Unaudited

Revenues	$14,857	$20,801	$5,298	$6,208
Cost of revenues	11,460	14,984	4,220	4,386

Gross profit	3,397	5,817	1,078	1,822

Operating costs and expenses:
Research and development	410	2,084	121	627
Less - grants and participation	-	(217)	-	(84)
Sales and marketing	1,463	2,715	467	797
General and administrative stock
based compensation	517	258	122	74
General and administrative	1,780	2,297	641	764

Total operating costs and expenses	4,170	7,137	1,351	2,178

Operating loss	(773)	(1,320)	(273)	(356)
Financial expenses, net	(402)	(360)	(196)	(38)
Other income, net	899	300	32	273

Loss before taxes on income	(276)	(1,380)	(437)	(121)
Taxes on income	56	(297)	43	(63)

Loss after taxes on income	(220)	(1,677)	(394)	(184)
Equity in losses of an affiliated company	-	(1,720)	-	(1,480)
Minority interest in earnings of
subsidiary	-	(230)	-	(80)

Net loss	$(220)	$(3,627)	$(394)	$(1,744)

Basic and diluted net earnings (loss)
per share	$(0.03)	$(0.69)	$(0.06)	$(0.28)

SEGMENT INFORMATION

U.S. dollars in thousands

	Three months ended September 30, 2006
	Software	Communication*	Supply-Chain	Corporate and adjustments	Consolidated

Revenues	$504	$-	$4,794	$-	$5,298

Gross profit	$310	$-	$768	$-	$1,078

Management fee expenses (income)	$(25)	$-	$(196)	$221	$-

Operating loss	$(27)	$-	$(116)	$(130)	$(273)

	Three months ended September 30, 2005
	Software	Communication*	Supply-Chain	Corporate and adjustments	Consolidated

Revenues	$745	$486	$5,002	$(25)	$6,208

Gross profit	$491	$44	$1,287	$-	$1,822

Management fee expenses (income)	$(37)	$(27)	$(340)	$404	$-

Operating profit (loss)	$24	$(709)	$318	$11	$(356)

	Nine months ended September 30, 2006
	Software	Communication*	Supply-Chain	Corporate and adjustments	Consolidated

Revenues	$1,522	$-	$13,335	$-	$14,857

Gross profit	$975	$-	$2,422	$-	$3,397

Management fee expenses (income)	$(75)	$-	$(522)	$597	$-

Operating loss	$(98)	$-	$(14)	$(661)	$(773)

	Nine months ended September 30, 2005
	Software	Communication*	Supply-Chain	Corporate and adjustments	Consolidated

Revenues	$3,306	$2,274	$15,301	$(80)	$20,801

Gross profit	$1,946	$575	$3,296	$-	$5,817

Management fee expenses (income)	$(165)	$(117)	$(340)	$622	$-

Operating profit (loss)	$97	$(1,857)	$1,023	$(583)	$(1,320)

        * Communication segment was sold in December 2005.

INDUSTRY OVERVIEW

The Company manages its business in two reportable segments, which consist of Software Solutions and the Supply-Chain Solutions. A third segment, Communication Solutions, existed until it was sold in the fourth quarter of 2005.

(a) Software Solutions

The Software Solutions segment focuses on providing connectivity solutions for the popular IBM iSeries. In the 1960s and 1970s, the business computing environment was typically organized with the mainframe in the data center and minicomputers at the division or department level. The host mainframe and minicomputers were accessed by “dumb” terminals at the user level. These host systems featured high performance and throughput and often ran custom-designed, critical applications such as organization-wide payroll, general ledger, inventory management and order processing programs. Because of the importance of the mainframe and minicomputers as central repositories of corporate data and critical applications, significant corporate resources were, and continue to be, dedicated to maintaining this installed hardware and software base. Although these host systems are capable of supporting enterprise-wide information system networks, their applications are generally characterized by limited availability, complex command sequences and character-based user interfaces.

With the introduction and proliferation of the personal computers in the 1980s, a substantial amount of corporate computing power was added to the worker’s desktop, a change facilitated by the availability of increasingly powerful personal productivity applications such as spreadsheets and word processors. Personal computers began replacing dumb terminals and, as the business computing environment became increasingly heterogeneous, organizations found themselves with significant investments in multiple, but often incompatible, systems each performing different functions within an organization.

Despite the functionality of personal computers, users still needed access to certain data and applications residing on host systems. Terminal emulation hardware and software was developed to provide host connectivity by allowing personal computers to emulate the dumb terminals they had replaced. Often, however, these terminal emulation products were complicated, difficult to use and allowed only a single connection to a single host. In addition, terminal emulation products made little or no provision for the integration of host data and applications with personal computers data and applications such as spreadsheets. Therefore, the full capabilities of the personal computers were not available to the user when the personal computer was used as a terminal.

In the mid-1980s, the desire of personal computer users to share files and peripheral devices, and to communicate with other users, led to the widespread implementation of Local Area Networks. Local Area Networks significantly expanded an organization’s ability to more efficiently connect increased numbers of its personal computer users to host environments through a “gateway” dedicated to LAN-to-host communication services. The personal computer software enabling this LAN-to-host connectivity continued to use terminal emulation technology.

The emergence of the Internet/intranets in the 1990s has encouraged the development of numerous new products and services that enable and facilitate access and connectivity of host computers with computer networks. New IBM midrange products have expanded capabilities of the iSeries in the area of electronic commerce.

Continued widespread use of Twinax cable infrastructure has created a need to develop solutions that can provide these users with such features as e-mail, networking, Internet, and mobile-devices.

An industry trend noticed in the late 1990s was a move to a “Thin Client” environment. Larger enterprises use this method as a means to reduce cost of ownership by employing Microsoft Windows NT/2000 Terminal Servers, which enable central configuration and user management. Terminals (“Thin Clients”) are deployed to users throughout the network to provide the requisite connectivity to host applications. We moved into this arena in early 2003 with a progressive release program culminating in a full suite of Thin Clients and Ethernet terminals. In the first quarter of 2005, we stopped our activities in the Thin Client sector and assigned our rights with suppliers to our master distributor in the United States, as the profit margin for these products was low, its influence on our revenues marginal, and the risk significant.

(b) Supply-Chain Solutions

Our Supply-Chain Solutions segment, provides, through Odem, solutions in RFID (Radio Frequency Identification Devices), semiconductors, electronic components, CCD (Charge – Coupled Devices), imaging, networking, telecom and automation.

Components are the basic building blocks of all electronic products and in the twenty-first century the end use of electronic products spans virtually all sectors of the economy. There are three major end uses for electronics components (a) information technology (IT); (b) industry; and (c) logistic and consumer goods.

The twentieth century global revolution in electronics contributed to both the automation of repetitive tasks and the more efficient performance of other tasks. This revolution began in the late 1940s, followed by advances in integrated circuit technology in the late 1950s. Since 1960, continuous improvements in the production of components and subsystems have allowed prices to decline sharply, while market size increased dramatically.

There are two major groups of components: a large family of active components and a small group of passive components. Active electronic components are semiconductor products that supplanted the previous generation of vacuum tube devices. Passive components can interrupt, resist, or otherwise influence current flow, but cannot control it. Passive components are capacitors, resistors, connectors, filters and inductors. In general, the “passives” are used to enhance or supplement the performance of ICs. The demand for electronic components is a derived demand. The vast majority of both active and passive components are installed in “original equipment manufacturer” (OEM) products: consumer electronics, motor vehicles, telecom equipment, factory automation systems, military hardware, and other goods.

Since electronic components are so widely installed, their market is affected by all major macroeconomic variables, such as capital spending, disposable income and government budgets.

Radio Frequency Identification is an automatic identification method, which relies on storing and remotely retrieving data using RFID tags or transponders. An RFID tag is an object that can be attached to or incorporated into a product for the purpose of identification using radio waves. Chip-based RFID tags contain silicon chips and antennae and can be either passive, or active – in which case they require an internal power source.

RFID has been a recognized technology since the 1970s, however until recently, the tags were too expensive for use in many commercial applications. The technology has many uses such as tracking work in process at the warehouse, and the finished goods in the supply chain. RFID can help reduce administrative errors, labor costs associated with scanning bar codes, internal theft, errors in shipping goods and provide better control over inventory levels.

Tags can also solve many of the problems currently associated with bar codes. Radio waves travel through most non-metallic materials, so they can be embedded in packaging or encased in protective plastic for weatherproofing and greater durability. The microchips in the tags can store a unique serial number for every product manufactured.

(c) Communication Solutions (Sold in 2005)

In 1995 the first Client VoIP solution was introduced to the market by VocalTec, an Israeli company that demonstrated telephone calls over the Internet. Since then, in an accelerated mode, the VoIP (Voice over Internet Protocol) and IP Telephony (Internet Protocol Telephony) have become a market with a turnover of billions of dollars.

Large companies like Cisco, as well as telephony players such as Lucent, Nortel, Siemens, Alcatel, Avaya and others are selling VoIP solutions and embedding such technologies into their product lines.

As broadband connectivity grows in popularity for all organizations, major savings on calls are a potential reason for migrating traditional calls to VoIP. Service availability and quality of service (QOS) are two key issues that enterprises need to address in the Internet architecture. The incremental cost savings for Internet telephony will depend on the mix between on-net and off-net calls. Global enterprises with extensive private voice networks will realize greater savings on global destinations by avoiding international tariffs.

With the accelerated growth and penetration of the cellular communication, there is an increased demand to extend the PBX functionality and connecting branch offices with the mobile community via cellular gateways in order to reduce communication costs among different operators.

BUSINESS

Information on the Company

We were incorporated in Israel in 1990 and are subject to the Israeli Companies Law 1999 – 5759. We design, integrate and test our products in our facilities in two locations in Israel.

Our executive offices and engineering, development, testing, shipping and service operations are located in two Israeli facilities: in Rishon Lezion and in Yoqneam.

Our telephone number is 972-3-954-1000 and our website address is www.boscorporate.com. Our subsidiary Odem maintains a website showcasing our services in the field of RFID. The website address is www.yourfid.com. The information contained on, or linked from, our website is not a part of this prospectus.

We currently manage our operations through our two wholly-owned subsidiaries:

—	BOScom Ltd. that is engaged in the Software Solutions segment of our business; and

—	Odem Electronic Technologies 1992 Ltd. that is engaged in the Supply-Chain Solutions segment of our business.

BOScom Ltd.‘s subsidiaries are: Better On-Line Solutions Ltd. in the U.K.; Better On-Line Solutions S.A.S. in France; and BOS Delaware, Inc., in the United States. During 2003, the operation of all BOScom’s subsidiaries was ceased (only the US subsidiary still exists) and the sales and marketing in Europe and the United States have since been conducted through master distributors. In February 2006, BOS filed an application with the Companies House requesting the strike off and dissolution of Better On-Line Solutions Ltd., the U.K. subsidiary.

Odem Electronic Technologies has a US subsidiary, Ruby-Tec Inc., through which Odem markets its products in the United States.

On November 18, 2004, we purchased 63.8% of Odem’s issued and outstanding shares from Odem’s shareholders, for $2,740,000, comprised of cash in the amount of $1,971,000 and $769,000 by the issuance of 290,532 of the Company’s ordinary shares (subject to “lock-up” periods of 2 to 4 years). We purchased an additional 23.9% and 12.3% from the minority shareholders on September 29, 2005 and November 1, 2005, respectively, and thus Odem became our wholly-owned subsidiary. In consideration for the 12.3% of Odem’s shares purchased in November 2005 the Company paid $554,000 in cash and for the 23.9% of Odem’s shares purchased in September 2005 the Company (i) issued 232,603 of the Company’s ordinary shares (subject to “lock up” periods of 2 to 4 years) and paid $716,000 in cash.

In addition, we have an interest in two companies:

(a) Surf Communications Solutions Ltd. (“Surf”), a developer and global supplier of universal access and network convergence software solutions to the wireline and wireless telecommunications and data communications industries. In November 2001, the Company invested $1,000,000 as part of a private placement in Surf, and converted a convertible loan in the amount of $1,042,000 into Preferred Shares in Surf. As a result of this private placement and conversion of the loan, the Company held 17% of Surf. In March 2003, the Company purchased from Catalyst Investments L.P. (“Catalyst”) most of the Surf shares held by Catalyst as a result of which Catalyst held 16.6% of the outstanding Company shares, after the issuance.

In September 2005, Surf executed a private placement and in June 2006 the Company invested $300,000 in Surf as part of such private placement, following which we held 7.8% of Surf’s issued and outstanding share capital.

(b) Qualmax Inc. (Pink Sheets: QMXI.PK) and its subsidiaries New World Brands (OTC: NWBD.OB) and IP Gear Ltd. Qualmax Inc., is an IT solutions provider focused on deployment of best-of breed VoIP, virtual private networks, turnkey network design, wireless connectivity and web. On December 31, 2005, we sold our Communications related property and equipment, goodwill, technology, trade name, existing distribution channels and related contingent liability to the Office of the Chief Scientist to IP Gear Ltd., a wholly owned subsidiary of Qualmax.

The consideration paid to the BOS in the transaction was approximately 3.2 million Qualmax shares of common stock constituting approximately 16% of Qualmax’s total issued and outstanding Common Stock as of December 31, 2005, and $800,000 in royalties to be paid at a rate of 4% from future revenues IP Gear will generate from the disposed segment with the entire $800,000 due no later than 90 days from the third anniversary of the closing of the transaction. Additional shares were issuable to the Company at the end of four consecutive fiscal quarters following the closing of the transaction, contingent upon IP Gear generating by then a certain level of revenues from the disposed segment (“Earn Out Shares”). The maximum number of Earn Out Shares that could further be issued to the Company is approximately 1 million, constituting approximately 5% of Qualmax’s outstanding shares as of June 15, 2006. On June 8, 2006, Qualmax issued to BOS, on account of the abovementioned commitment, 250,000 Earn Out Shares.

Qualmax also issued to the Company a five-year warrant for the purchase of up to 107,143 shares, constituting less than 1% of its outstanding shares in Qualmax, at the exercise price of $2.80 per share (“Warrants”). The Company received certain piggy-back registration rights with respect to the Qualmax shares and the shares underlying the Warrants. The Company does not have a representative on the Board of Directors of Qualmax.

In addition, the Company and IP Gear entered into an Outsourcing Agreement, pursuant to which the Company provided IP Gear with certain operating services relating to the sold Communications Segment, until December 31, 2006. In accordance with the Agreement, the first three months of services were provided for no charge.

The Company also granted a bridge loan to IP Gear in the amount of $1,000,000. The term of the loan was three years and it bore interest equal to the Prime rate plus 2.5%, up to a maximum of 12%. In the first 18 months, IP Gear was to pay only the interest accrued on the loan and monthly principal and interest payments were to commence thereafter. The loan granted to IP Gear was secured by a first priority floating charge, which may be subordinated to a charge in favor of Bank of America, NA in the event such charge is recorded. In addition repayment was guaranteed by Qualmax Inc.

The loan agreement provided that if the disposed segment would incur in the first quarter of 2006, losses that exceed $250,000, the principal amount to be repaid under the loan shall be reduced by the excess losses. In such event, Qualmax was to issue to the Company additional shares of Common Stock against such reduction, valued at a predetermined price of $1.43 per share. Pursuant to this provision, in May 2006, Qualmax issued to the Company 244,755 shares, and the principal amount of the loan was reduced to $650,000. In June 2006, Qualmax issued to BOS additional 174,825 shares, further reducing the principal amount of the loan, to $ 400,000.

In addition, the loan was to be immediately repaid in the event Qualmax raises by way of equity financing (or a series of equity financings) an aggregate amount equal to at least $4,500,000.

Our Qualmax holdings as of June 30, 2006, equal approximately 18.5% of Qualmax’s issued and outstanding Common Stock, including 250,000 earn-out shares and 419,580 shares issued upon conversions during the first half of 2006, of an aggregate of $600,000 of the bridge loan.

On September 18, 2006, Qualmax announced that it had consummated the transfer of all of its assets and liabilities to New World Brands, Inc. (“New World”, NWBD.OB) in exchange for Series A Convertible Preferred Stock of New World convertible into common stock with approximately 86% of the voting power of New World. The shares of common stock of New World are quoted on the Over the Counter Bulletin Board. Immediately prior to the closing of the transaction, New World sold all of its former business operations.

On January 10, 2007, we announced that we closed a transaction with Qualmax and its subsidiaries, New World Brands and IPGear, pursuant to which converted approximately $1.5 million payable to us by Qualmax and IPGear into 5.50652 shares of Series A Convertible Preferred Stock of New World, which are convertible into approximately 16,500,000 shares of New World Common Stock, reflecting a conversion rate of $0.09 per one share of Common Stock. Conversion of the Series A Preferred Stock into Common Stock will take place automatically upon effectiveness of an amendment to the New World Brands’ certificate of incorporation authorizing an increase in the number of outstanding shares of common stock. Our registration rights with respect to the Qualmax Shares shall be applied also towards our New World Shares.

In connection with the transaction, we agreed to grant New World, contingent upon the satisfaction of certain conditions, a three-year option to purchase up to 30% of the New World shares held by us, at prices ranging from $0.12 to $0.24 per share of Commons Stock.

In addition, we agreed to enter into a lock up agreement, restricting the transfer of our share holdings in Qualmax and in New World, for up to two years.

Discontinued operation – computer networking:

On June 1, 1998, we acquired 100% of the share capital of PacInfo, a U.S. corporation which resold, installed and provided computer networking products to various business entities. In 2001, PacInfo acquired 100% of Dean Tech Technologies Associates, L.L.C. (Dean Tech). Dean Tech was an IBM Advanced Business Partner providing complete IT solutions utilizing IBM’s industry-leading eServer pSeries and xSeries lines of servers, as well as IBM Total Storage Solutions. In the fourth quarter of 2002, PacInfo’s operation was wound up. Dean Tech has also ceased all operations.

Our U.S. subsidiaries are Lynk USA, Inc., and its subsidiary PacInfo, Inc. Both are non-operational and commencing the beginning of year 2003 we market our products in the U.S. through one Master Distributor.

In September 2004, the Company purchased most of the assets (and liabilities) of Quasar Communication Systems Ltd., an Israeli company engaged in the business of developing, manufacturing and selling cellular communication gateways for an aggregate consideration of $539,000 by the issuance of 285,000 of the Company’s ordinary shares. The assets and some of the liabilities of Quasar were transferred into Quasar Telecom (2004) Ltd. (“Quasar Telecom”), a wholly owned subsidiary of the Company (previously named Boslynk Ltd.). The acquisition enabled the Company to continue developing the Communication segment, while offering to the Company’s clients an extended product line enabling savings in telecommunication expenses for enterprise. In December 2005, the assets of Quasar Telecom were sold to IP Gear Ltd., a wholly owned subsidiary of Qualmax Inc.

Description of Business Segments and Product Lines

(a) Software Solutions Segment.

Our Software Solutions segment focuses on providing connectivity solutions for the popular IBM iSeries, enabling customers to extend its capabilities and life cycle. Our server and associated modules empower the iSeries, providing a scaleable solution for transparent expansion and growth. As the trend of customer immigration from IBM iSeries to different systems has continued, we have increased our sales and marketing activities and continue to develop new products and solutions in order to maintain our market share and our revenues from the Software Solutions segment. We are continuously seeking additional distributors and resellers.

Until July 2005, the Software Solutions segment also included the PrintBOS, an Output Management solution, which provides design, print, distribution and archiving management solutions and enables customers to cut costs, enhance brand and marketing clout, and direct output to multiple distribution channels. The PrintBOS was sold in July 2005.

Commencing the second half of year 2003 we completed the transfer of sales and marketing activities of Software Solutions and VoIP products from our subsidiaries abroad to distributors and resellers.

Software Solutions products are based on TCP/IP to Twinax controllers, as well as iSeries full and rich TCP/IP emulation, that help extend the life cycle of the organization’s iSeries. The products have superior emulation capabilities, compatibility and transparency.

Realizing the changing role of this IBM midrange environment in today’s workplace, our mission is to provide our users with technologically advanced and cost-effective solutions for connectivity between them and personal computers, mobile devices and local area networks, whether local or remote. We sell and support our products worldwide through distributors, and value-added resellers.

Our proprietary products are sold to users of IBM iSeries, which are predominantly medium to large sized corporations that use large data banks in their businesses and require the ability to integrate and manipulate the data into graphics and popular personal computer programs. The target market for our products is composed of the owners of iSeries servers and the growing number of users who connect to these computers through the Internet, intranets, mobile devices and various other connectivity products. Our main product line is comprised primarily of TCP/IP to Twinax controllers that allows Legacy Twinax equipment to work locally or remotely via TCP/IP line to the iSeries server. In addition we have a line of emulation software, to simulate a personal computer environment having the same functionality to which the users are accustomed (i.e. Windows or similar graphical interfaces), while using a midrange computer. The Software solutions are offered at two levels – at the user interface level and at the computer connectivity level. At the user interface level, our emulation technology allows customers to utilize popular Windows functions and graphics. At the connectivity level, our connectivity technology provides personal computers with the ability to act as terminals for IBM midrange computers either through gateway, Internet or direct connection.

We are using our expertise in the midrange computer environment to also develop Internet/intranet solution products that will enable and enhance connectivity between IBM iSeries computers, personal computers and mobile devices via the Internet and intranets.

In 2005 and in the first nine months of the year 2006, 14% and 10% of our sales, respectively, were attributable to sales of Software solutions and services.

Below is a description by category of our Software product line:

(a1) Software based solutions

In December 1997, we announced our BOSaNOVA transmission control protocol / internet protocol product, a connectivity tool for organizations with either local or remote TCP/IP networks (intranet or extranet) of personal computers using Windows 9x/Me or NT/2000/XP operating systems connected to the iSeries. Development resources in 1999 were directed toward making TCP/IP connectivity available for Twinax users. The e-Twinax technology has now been implemented in products such as the BOSaNOVA Plus, BOSaNOVA TCP/IP, and e-Twin@x Controller, which made its debut in the middle of 1999, and has been rapidly established as the remote computer controller of choice.

Our products under this category include:

—	BOSaNOVA TCP/IP

A robust client application that provides Windows9x/Me/NT/2000/XP users on a TCP/IP network with essential iSeries connectivity. The product includes BOS’s rich 5250 emulation, Line Printer Deamon printing capabilities, file transfer and a remote command facility.

—	BOSaNOVA Secure

A BOSaNOVA Secure is an all-in-one solution for totally secure iSeries emulation delivering security from the workstation through the TCP/IP net to the organization level. Secured TN5250 emulation is a solution for the Desktop on the TCP/IP net, which implements SSL and SSO (Single Sign ON) with Kerberos. This security emulation provides a comprehensive net security solution, including data on the net. While current customers can implement the SSL protocol and SSO (Single Sign ON) by adding BOSaNOVA Secure to BOSaNOVA TCP/IP, new customers are offered BOSaNOVA Secure.

—	BOSaNOVA Web

In December 1997, we introduced BOSaNOVA Web, a Java-based application that provides iSeries web-emulation, allowing organizations to upgrade their iSeries to enable full web benefits. BOSaNOVA Web slashes communication costs, ensures a friendly, cost effective, transparent work environment and installs rapidly and easily without a client install.

Loaded on a central server and managed by a network supervisor, BOSaNOVA Web allows normal user changes to occur hassle-free. Whether moving users to new workstations, upgrading software, pushing out new applications, or enhancing security, users simply log on to receive the correct workstation parameters for their jobs.

The server and users are managed easily and economically via the browser. The Network Supervisor can change or modify parameters from any enterprise computer whether internal or external. There is no need to use the server’s computer for changes or upgrades. It is all done seamlessly via the web and from a remote workstation.

Application upgrades and parameter changes are automatically delivered to end-users as soon as they log on via the browser to the web server integrated into BOSaNOVA Web.

BOSaNOVA Web eliminates the need for both additional “push” software and expensive technical support at the desktop. Additionally, the client/server architecture means current cache capabilities can be used, thus enabling upgrades in real-time.

The client/server architecture allows all internal and external iSeries users to benefit from the network. Users access the iSeries through the BOSaNOVA web server which incorporates a web server. The server encodes all transmitted information, complying with SSL standards, amplified by user verification via a client certificate.

BOS’s Printer Client technology is embedded in BOSaNOVA Web to enable to print via the web.

—	BOSaNOVA Spooler

In April 2006, we released the new BOSaNOVA Spooler product, which is an iSeries Spool Printing Solution for WEB Application Servers. iSeries spooled files can be printed and managed, from any web environment workstation connected to the organization’s server via the internet. It is easily integrated with other Web application servers such as IBM WebSphere® and Microsoft IIS®. The BOSaNOVA Spooler has an advanced, flexible mechanism for direction of Telnet Printer Sessions, tailored to the needs of every organization. The server and users are managed easily and economically via the browser-based BOSaNOVA Spooler Administrator Configurator. The System Administrator can change or modify parameters from any enterprise computer, whether internal or external. Users can simply log in and receive the correct workstation parameters.

—	BOSaNOVA Mobile

In March 2006, we announced the new BOSaNOVA Mobile product, which combines the convenience of mobile instruments with the ability, stability and power of a BOSaNOVA platform. The system converts mobile instruments such as mobile terminals and cellular telephones to mobile work stations while using the familiar emulation of the fixed work stations.

BOSaNOVA Mobile is based on a server architecture, enabling central management of work stations, without the need to make local definitions for every mobile instrument in the network. It enables dynamic and remote identifications of users, configurations of mobile work stations, automatic installation and updating of software in the cellular instrument and the mobile terminal. In addition, the system provides a solution to the problem of instability in the network, enables maintaining and retrieving information up to the point when the mobile instrument was cut off.

BOSaNOVA Mobile enables end users to perform their work from any place, while using the familiar emulation of work stations in mobile terminals and cellular instruments. The mobile instruments maintain a work environment recognized from end stations. In addition, the Screen Designer module, which is part of the BOSaNOVA Mobile enterprise server, enables end users to redesign their working screens so they will fit to the size of the mobile screen without changing the application itself.

The creation of the BOSaNOVA Mobile is part of the process to expand the basket of solutions of the BOSaNOVA products family to additional fields, while maintaining the capability of central management and control tools, also when using advanced instruments. BOSaNOVA Mobile also enables all organizations to shorten the work process, to make the work of agents in the field much more efficient and to keep them all up-to-date in real-time.

(a2) Hardware and software based solutions

The e-Twin@x Controller, which made its debut in 1999, supplies a secure, encrypted TN5250e connection to the iSeries over the Internet or WAN, and provides local or remote Twinax networks with access to LAN resources. The e-Twin@x Controller allows enterprises to leverage their Twinax investments (in equipment and cabling) while providing the benefits of a TCP/IP connection. Dramatic improvements in performance, uptime and cost-efficiency are the result. A new model, the e-TwinStar, was released in 2002. It features native support for CAT5 cabling, in the form of built-in RJ45 sockets, saving customers with this environment the cost of an active star hub.

Our products under this category include:

—	e-Twin@x Controller

This product provides IP over Twinax connection to local and remote Series, adding the benefits of a Local Area Network to existing Twinax infrastructure. This product eliminates the difficulty of maintaining System Network Architecture and Anynet protocols, replacing them with fast, state-of-the-art Transmission Control Protocol / Internet Protocol (TCP/IP).

—	Native Plus

An IBM-compatible Twinax card with 5250 Stealth Technology™. This product does not require a memory segment of the personal computer or its valuable resources in order to facilitate interaction with the hardware.

—	BOSaNOVA Plus

An enhanced version of the Native Plus that includes a Twinax adapter card with feature-rich 5250 display/printer emulation software for either DOS, 16- or 32-bit Windows and 32-session APPC display/printer emulation software. This product is based on an IBM compatible Twinax card with 5250 Stealth Technology™.

(a3) Software Utilities

Until July 2005 the Software Solutions segment had an additional product line – the PrintBOS Output Management product, which was introduced in late 1998 as an innovative Enterprise Output Management solution answering a growing demand for central printing and output management solutions in medium and large IT organizations. PrintBOS is implemented as the central solution for layout design, printing, faxing, e-mailing, archiving, barcode printing, cheque printing and secured printing in banks, insurance companies and medium and large corporations.

On July 18, 2005, BOScom signed an asset purchase agreement with Consist Technologies Ltd. and Consist International Inc. (collectively, “Consist”), for the sale of its PrintBOS product line in consideration of $500,000 and a contingent payment in each of the next three years equal to 6-10% of future revenues exceeding $1,000,000 per year, generated by Consist from the PrintBOS product line. The Company has accounted for a gain of $273,000 in 2005. As of September 30, 2006, the Company has received $375,000 and the remaining $125,000 has been placed in escrow, pending repayment of royalties to the Office of the Chief Scientist (“OCS”) on sales of PrintBOS products.

(b) Supply-Chain Solutions Segment

Our Supply-Chain Solutions segment, provides, through Odem, solutions in RFID (Radio Frequency Identification Devices), semiconductors, electronic components, CCD (Charge – Coupled Devices), imaging, networking, telecom and automation. Odem is a major solution provider and distributor of electronic components and advance technologies in the Israeli market.

We constantly seek growth opportunities by developing new marketing channels for our products in North America, Europe and emerging markets in Eastern Europe, Asia-Pacific and South America. We intend to continue to raise funds in order to expand operations and capitalize on merger and acquisition growth opportunities.

Below is a description of our Supply-Chain product line.

(b1)	Radio Frequency Identification Devices (RFID) solutions

RFID is the use of radio frequencies to read information from a small device known as a tag that can be sensed at a distance by radio frequencies. The tag can be any small device such as pendants, beads, nails, labels, microwires and fibers. According to a research entitled "RFID Forecasts, Players & Opportunities 2007-2017", which was released on February 2007 by IDTechEX, a knowledge based company specializing in providing independent marketing, technical and business advice and services on RFID smart labels, the total RFID market value (including all hardware, systems, integration etc.) across all countries is expected to reach $4.96 Billion in 2007. We believe that the future years shall bring another new development – the tagging of high volume items – notably consumer goods, drugs, and postal package – at the request of retailers, military forces and postal authorities.

In 2004, Odem started to provide products and solutions in the field of RFID and successfully implemented an RFID solution in the Maccabia sports event and in a dairy farm (identification of cattle), both in Israel. On January 10, 2007, we announced that Odem has entered into an agreement with Environmental Solutions Europe Holdings B.V. (“ESE”) for the supply of RFID tags for tagging garbage bins and collection containers. ESE is a major provider of waste management services in Europe.

(b2)	Electronic Components

Odem imports electronic components and distributes them to the local defense and civilian electronic industries. It represents suppliers of components in four categories:

1) Active Components – semiconductors, transistors, detectors, diodes, integrated circuits, hybrid modems, cellular components, communication ICs, memories, displays, and LEDS;

2) Passive Components – capacitors, thermistors, varistos, oscillators, crystals, resistors, C-DC converters, and power supplies;

3) Electro-mechanical Components – relays, connectors, circuit breakers, filters, transformers, plugs, thermostats, switches, etc.

4) Discontinued Semiconductors- made by Intel, Fairchild, Harris, Microchip, National, Quality SMC, Texas Instruments, Vantis, Motorola, and more.

In September 2004, Odem entered into a long term sales agreement with the Israel Aircraft Industries Ltd. (IAI) for the supply of certain electronic components to be used by IAI in the manufacture of certain models of business jets through December 2008. The agreement provides for a fixed sales price of components during its term and also requires Odem to hold inventory of products necessary for three months of IAI’s production relating to such components. Appendix A to the agreement includes a list of the more than 260 individual electronic components covered by the agreement with their prices, that except for a few components (the most expensive of which is priced below $800), are below $100. IAI has the right to add additional components to the agreement at prices to be negotiated by the parties, which shall be no less favorable than the prices that Odem charges to its other customers. The agreement does not include a requirement for any minimum purchase quantities by the IAI.

Sales to IAI accounted for 14% of our revenues in the year 2005 and for 22% of our revenue in the first nine months of 2006, however the vast majority of Odem’s sales to the IAI was made pursuant to individual purchase orders on standard terms that are not subject to the above agreement. An interruption in our business relationship with the IAI would materially adversely impact our financial results.

(b3)	Data systems

Odem provides full access solutions for IT and telecommunications (LAN/WAN) applications, selling communication servers, multi-protocol print servers, server adapters, USB products, switches, fiber optics equipment, ADSL and XDSL routers, modems, VoIP equipment, ATM devices, and more.

(b4)	Image Processing Products

Odem markets image processing products, charge-coupled-device (CCD) and CMOS imaging technologies. The products and technologies Odem markets in this field, such as CCD & CMOS sensors, line and area scan and camera interface items, are used in applications of management and quality control in production lines for products such as semiconductors, PCBs, and textiles.

In 2005, and in the nine months ended September 30, 2006, 75% and 90% of our sales were attributable to sales of the Electronic Components Solutions segment.

(c) Communication Solutions (Sold in 2005)

Our Communication products included multi-path, intelligent routing VoIP gateways, GSM gateways and other cellular gateways. Designed for the corporate market, these devices enable major reduction of inter-office, long-distance and cellular-to-line communication costs using VPN, cellular-to-cellular networks or the public Internet to carry telephone calls.

Additionally, they extend PBX functionality to enterprise branch offices. Supporting standard protocols, the gateways are built on robust platforms to allow modular incorporation of value-added applications.

Designed for the enterprise market and OEMs, our Claro VoIP solutions were the preferred choice for sites requiring just a few connections through mid-market sites with hundreds of connections. Our VoIP products were distinguished by their seamless integration. For end users, this means absolutely no change in their familiar work environment, eliminating a learning curve. For enterprises, it translates into a more affordable, attractive investment, as VoIP products fit in with existing equipment, and demand no changes or additions, delivering significant, measurable economies of cost.

The Cellular Gateways Solutions of Quasar Telecom became an integral part of the Communication segment with their acquisition in 2004. Quasar Telecom’s proven cellular technology created gateways between the corporate PBX and cellular network to enable cost savings of communication cost.

In 2005, 11% of our sales were attributable to sales of Communication products and services. As aforementioned, the assets of the Communication Solutions segment were sold to Qualmax’s subsidiary, IPGear Ltd. in the fourth quarter of 2005.

Marketing, Distribution and Sales

We market our products primarily to medium and large sized corporations through a combination of direct sales, indirect distribution and original equipment manufacturers.

In the United States, we market our Software solutions through one master distributor located in Phoenix, Arizona, which coordinates the midrange connectivity-related marketing efforts of dozens of distributors and resellers, and also offers technical support and after-sales service. Odem (Supply-Chain solutions) markets its products and services in the United States through a wholly owned company, Ruby-Tech, Inc., located in Sherbourn, Massachusetts.

In Europe, we market our Software solutions through local distributors that provide pre and post sales support. Products sold in the rest of the world are serviced from our headquarters in Israel.

We further rely on peripheral product distributors who offer our products along with other products for the IBM midrange market. We also rely on value added resellers who offer system sales and installation, which include a variety of our products. In addition, we heavily depend upon our own marketing resources operating from Israel.

Our Software solutions’ largest customer is our master distributor located in Phoenix, Arizona, and Odem’s largest customer is located in Israel.

Our Company’s sales do not fluctuate seasonally, with the exception that third quarter sales are affected (set back) by vacations in Europe and the holidays in Israel, and December and January sales are affected (set back) by the Christmas season. Revenues of our subsidiary, Odem, fluctuate in times of security tension as a result of increased sales to the defense industries.

The following table sets forth our revenues (in thousands of US$) from the continuing operations, by major geographic area, for the periods indicated below:

	Six months ended June 30, 2006%		2005	%	2004	%	2003	%

United States	1,087	11	3,615	13	3,252	39	2,974	52

Europe	447	5	2,887	11	1,066	13	1,198	21

Far East	1,253	13	6,083	22	701	8	-	-

Israel and others	6,772	71	14,468	54	3,263	40	1,556	27

Total Revenues	9,559	100	27,053	100	8,282	100	5,728	100

Manufacturing

The products of our subsidiary BOScom, are designed, integrated and tested at our facilities in Israel. The manufacturing is done by Israeli subcontractors using components and subassemblies supplied by vendors to our specifications. Certain components and subassemblies used by us in our existing products are purchased from a single supplier or a limited number of suppliers. Most of the imported components are purchased in Israel from local representatives of the manufacturers. Some of them have exclusive representative rights in Israel. In the event that these suppliers are unable to meet our requirements in a timely manner, we may experience an interruption in production until an alternative source of supply can be obtained. We generally maintain an inventory of components and subassemblies which we believe is sufficient to limit the potential for such an interruption. Our current manufacturing facilities have sufficient capacity to exceed current demand. The prices of raw materials used in our industry are volatile and availability of electronic components may vary due to changing demand in the market.

Odem distributes products that are manufactured by third party suppliers.

Employees

        As of June 30, 2006, we employed 70 employees (including employees of our subsidiaries). All of our employees are employed in Israel. Of the 70 employees, 21 employees are in administration and finance, 22 employees in marketing and sales, 9 employees in research and development, 3 employees in technical support, and 15 employees in manufacturing and related activities. As of December 31, 2005, we employed 98 employees (the decrease in the number of employees in 2006 compared to 2005, is mainly due to the sale of the Communication segment in December 31, 2005). As of December 31, 2004, we employed 93 employees. As of December 31, 2003, we employed 57 employees worldwide (the increase in the number of employees in 2004 compared to 2003, is mainly due to the acquisition of Odem). We believe that our relations with our employees are satisfactory. We have not experienced a collective labor dispute or strike.

        Israeli labor laws are applicable to all of our employees in Israel. The laws principally concern the length of the work day, minimum daily wages for professional workers, contributions to a pension fund, insurance for work-related accidents, allotment of vacation and sickness days, procedures for dismissing employees, determination of severance pay and other conditions of employment.

        All Israeli employers, including us, are required to provide a certain escalation of wages in relation to the increase in the Israeli Consumer Price Index. The specific formula of such escalation varies according to agreements reached between the Government of Israel, the Manufacturers’ Association and the Histadrut, the general labor union in Israel. The majority of our employees are covered by comprehensive life and pension insurance policies. The remainder are covered by retirement accounts. Israeli employees and employers are required to pay predetermined sums to the Israel National Insurance Institute which amounts also include, since January 1, 1995, payments for national health insurance.

Intellectual Property

We currently rely on a combination of trade secrets, copyright and trademark law, together with non-disclosure agreements and technical measures, to establish and protect proprietary rights in our products.

We believe that the improvement of existing products, reliance upon trade secrets and proprietary know-how and the development of new products are generally as important as patent protection in establishing and maintaining a competitive advantage. We believe that the value of our products is dependent upon our proprietary software and hardware remaining “trade secrets” or subject to copyright protection.

Generally, we enter into non-disclosure and invention assignment agreements with our employees and subcontractors. However, there can be no assurance that our proprietary technology will remain a trade secret, or that others will not develop a similar technology or use such technology in products competitive with those offered by us.

While our competitive position may be affected by our inability to protect our proprietary information, we believe that because of the rapid pace of technological change in the industry, factors such as the technical expertise and the knowledge and innovative skill of our management and technical personnel, name recognition, the timeliness and quality of support services provided by us and our ability to rapidly develop, produce, enhance and market software products may be more significant in maintaining our competitive position.

As the number of software products in the industry increases and the functionality of these products further overlaps, we believe that software programs will increasingly become subject to infringement claims. The cost of responding to any such assertion may be material, whether or not the assertion is valid.

On May 10, 2006 the Company received a written demand from IDEAL Software GmbH, a German corporation, in which it claims that the Company owes it €1.13 million for unpaid license fees. On June 11, 2006 the Company filed with the Haifa District Court in Israel a claim against IDEAL. Recently, we announced that we entered into a settlement of this dispute, pursuant to which, on December 21, 2006, we paid IDEAL an amount of €110,000, and agreed to withdraw the claim we filed against IDEAL.

Competition

Software Solutions:

The Software Solutions market is subject to rapidly changing technology and evolving standards incorporated into personal computers, networks and host computers. BOScom’s products compete with products that have already been on the market for a number of years and are manufactured by competitors, most of which have substantially greater financial, marketing and technological resources and name recognition than ours.

Our competitors include IBM, Perle, Advanced Business Link, IGEL, CLI PowerTerm, NLynx, NetManage, Attachmate, and Seagull, Adobe, Optio and Formscape.

Supply-Chain Solutions:

The common practice in the industry is that suppliers and manufacturers usually grant a non-exclusive representation right in a specific territory. As long as sales reach a reasonable level and the relationship between the parties is good, the supplier will usually not grant another representation in the agreed territory.

Although most of Odem’s representation agreements are not on an exclusive basis, in most cases it does not have a local competitor who distributes components from the same source. However, there may be competition in case of similar components made by other manufacturers. In October 2005, Odem’s major supplier to the Far East market opened headquarters in China, causing a substantial decrease in Odem’s sales to the Far East.

The number of instances in which territorial-based distributing agreements are challenged by large foreign distributors, who receive a special discount on large volume purchases from the suppliers and compete with the local distributor by selling directly to its customers, is increasing. Still, despite inferiority in pricing, local distributors have some advantages over such competition by providing close and continuous technical support, large inventory, a wide spectrum of products and short reaction time.

Odem currently represents about 45 overseas suppliers, of which approximately 29 are electronic components suppliers, 5 are suppliers of IT equipment, 5 are suppliers of market image-processing products and 6 are suppliers of RFID tags.

The electronic market is characterized by multiple agents and distributors. Five local electronic component competitors – Telsys Ltd., Nisco Projects Ltd., STG Ltd., Semicom Ltd. and Rapac Electronics Ltd., are publicly traded on the Tel Aviv stock exchange. Other large and influential competitors which are active in the electronic components market are Eastronics Ltd., STG International Ltd., Chayon Computers Ltd., RDT Ltd. and Abnet Communications Ltd. There is an increase in the number of distributors that are owned by international companies.

Strategy

The Company’s strategy is to enable organizations to increase operational efficiencies while leveraging their existing infrastructure. We will continue to focus and enhance our existing product lines and continue to search for additional growth through mergers and acquisitions, while our main focus in the near future shall be on expanding our RFID applications and actively searching for acquisition opportunities, in the growing RFID field.

The key elements of our strategy are as follows:

—	Increase Representations. We continue to search for additional companies to represent through our Electronic Components segment.

—	Expand Marketing Network. We intend to increase our marketing presence in the United States and Europe, and to expand our distribution channels in these markets through the use of acquisitions, additional independent distributors and original equipment manufacturers as well as our own sales representatives.

—	Acquisition of companies or businesses that will increase our sales and profit, or acquisition of complementary technologies or products that we can sell through our existing distribution network.

—	Maximize efficiency for IBM midrange market. Through our Software Solutions segment, we intend to expand and support our connectivity product line for IBM midrange computers. This includes continuous upgrading and improvement of our connectivity emulation products for direct, gateway and Internet connection, and Windows emulation and graphics capabilities. We continually upgrade our client software to ensure its compatibility with each new Windows platform. We intend to streamline our manufacturing and distribution to better serve our present client base and access a greater share of the IBM midrange market. We have already begun to incorporate common components into our products in an effort to streamline manufacturing and intend to take steps to improve our destination networks.

ORGANIZATIONAL STRUCTURE

The Company’s wholly owned subsidiaries include:

In Israel – (1) BOScom Ltd. (2) Quasar Telecom, which obtained the assets BOS acquired in September 2004 from Quasar Communication Systems Ltd. The assets of Quasar Telecom were sold to IP Gear Ltd., a subsidiary of Qualmax Inc. as part of the sale of the Communications Segment in the fourth quarter of 2005. (3) Odem, which we purchased on November 18, 2004 from Odem’s existing shareholders, and in which by November 2005 our holdings increased to 100%. Odem, an Israeli company, is a major solution provider and distributor of RFID and electronics components and advance technologies in the Israeli market.

In Europe – BOScom had a UK subsidiary, Better On-Line Solutions Ltd., and its subsidiary, Better On-Line Solutions S.A.S in France, which, until mid-2003, distributed and serviced BOScom’s products abroad. In mid-2003 we decided, due to cost-efficiency considerations, to cease operations in Europe through the subsidiaries and to market through distributors and resellers, and the subsidiaries are no longer operational and have been closed.

In the U.S. – (1) Ruby-Tech Inc., a wholly owned subsidiary of Odem, (2) Lynk USA Inc., a subsidiary of BOS, and its subsidiary PacInfo (both Delaware corporations) and PacInfo’s subsidiary, Dean Tech Technologies Associates, LLC. (“Dean Tech”), a Texan corporation, and (3) BOS Delaware Inc. a Delaware corporation. Only Ruby-Tech is still operational.

The voting power we (or our subsidiaries) have in all subsidiaries, equates to our shareholdings.

The Company also has an interest in Surf Communication Solutions Ltd. in which it has been investing since 1997, and in Qualmax Inc. and its subsidiary New World Brands Inc. in which it has been invested since December 2005.

PROPERTY, PLANTS AND EQUIPMENT

Our executive offices and engineering, development, testing, shipping and service operations are currently located in two Israeli facilities (in Rishon Lezion and in Yoqneam), and occupy a total of approximately 1,719 square meters. BOS occupies 537 square meters in Rishon Lezion, pursuant to a lease which expires in January 2002. Odem occupies 792 square meters in Rishon Lezion, of which 302 square meters are owned by Odem and the remaining space is rented pursuant to lease agreements for various periods, with terms that expire within one to three years. BOScom occupies a total of 390 square meters in Yoqneam, pursunat to leases that expire within one to three years. The current monthly rental fee for these lease agreements amounts to $9,134. In 2005, Quasar Telecom occupied 374 square meters in Rehovot, pursuant to a lease that was assigned to IP Gear commencing January 1, 2006.

Our average monthly rental fee in 2005 and 2006 amounted to $16,000 and $10,000, respectively.

The facilities in Yoqneam are located in a part of Israel, which has been designated by the government as a “Development A” area. This designation relates to the benefits available to us as an “Approved Enterprise” under Israeli law, that entitles us and our shareholders to reduced income tax rates on our income and on dividend distributions.

We believe that our facilities are sufficient to accommodate our anticipated needs in the foreseeable future.

MANAGEMENT

        Set forth below is information regarding our directors and senior management.

Name	Age	Position

Mr. Edouard Cukierman	42	Chairman of the Board of Directors
Mr. Shmuel Koren	36	President and Chief Executive Officer
Mr. Eyal Cohen	37	Chief Financial Officer
Mr. Adiv Baruch	43	Director
Mr. Joel Adler	52	Director
Mr. Avishai Glück	34	Director
Mr. Andrea Mandel-Mantello	47	Director
Mr. Ronen Zavlik	45	Director
Mr. Jean-Marc Bally	35	Director
Dr. Yael Ilan	57	External Director
Prof. Adi Raveh	58	External Director
Avidan Zelichovsky	36	Odem's CEO, Head of RFID & Supply-Chain Segment
Mr. Shai Sadeh	51	Senior VP, Software Solutions Segment

        Mr. Edouard Cukierman has been a director since May 2003, and Chairman of the Company since June 2003. Mr. Cukierman is the founder and CEO of Catalyst Investments and Chairman of Cukierman & Co. Investment House. Since 1993, Cukierman & Co. Investment House realized € 1.7 Billion of Corporate Finance transactions. Mr. Cukierman is a former Board member of Orex, MTI Wireless and other technology companies. He was the President and CEO of the Astra Fund. He served as a Board member of Otto Capital, a Singapore based VC fund. He was the former President of the Supervisory Board of Citec-Environment and Services in Paris. He is currently a Board member of Lamina Technologies in Switzerland. He is also on the Board of Sar-El, an Israeli Defense Forces volunteer organization. He serves as an Officer of the IDF Spokesman Unit, and is part of the Hostage & Crisis Negotiation Team (Reserves). Mr. Cukierman holds an MBA from INSEAD, Fontainebleau, France and a B.Sc from the Technion – Israel Institute of Technology.

        Mr. Shmuel Koren has been serving as the Company’s President and CEO Since November 2006. From 1999 to 2006 Mr. Koren served as the Chief Financial Officer of Visonic Ltd. (LSE: VSC.L; TASE: VSC.TA). Prior to joining Visonic, Mr. Koren worked at Oren and Horowitz (an Israeli CPA firm), where he served for five years as a senior manager specializing in public companies and Israeli IPOs. Mr. Koren is a certified public accountant in Israel. He holds a B.A. degree in Business and Accounting from the Tel Aviv College of Business, an International M.B.A degree from the Herriot-Watt University Business School and a Masters degree in Law (LL.M.) from Bar Ilan University.

        Mr. Eyal Cohen was appointed the Company’s Chief Financial Officer on January, 2007. From 2004 through 2006 Mr. Cohen served as the Company’s controller, and prior to that held the position of Chief Financial Officer at Cellact Ltd. From 1998 to 2001, Mr. Cohen was the controller of e-SIM Ltd. (NASDAQ:ESIMF) and in the years 1995-1997 held an audit manager position in PricewaterhouseCoopers. Mr. Cohen holds an B.A. in Accounting and Business Administration from the College of Management in Tel-Aviv and is a certified public accountant in Israel and in the United States, in the state of Maine.

        Mr. Adiv Baruch has been a director since February 2004 and the Company’s President and CEO service provider from January 1, 2004 and until October 31, 2006. From 1999 to 2003 he served as Executive VP Business Development of Ness Technologies, and has expertise in the Telecom and High-tech industries. Mr. Baruch is also a former partner and active director of IPEX, that was acquired by Ness. He has served as a founder and an executive or director for several IT companies and Internet start-ups, and was significantly involved in the M&A process and in assisting these companies in their global expansion. Mr. Baruch is actively involved as the chairman of the Israeli Export Institute Hi-Tech and Telecom Division, and serves as a director in several public and private companies, including MLL Software Industries Ltd. and Maayan Ltd., two Israeli public companies traded on the TASE, as well as for Zone 4 Play Inc. He has a B.Sc. in Information Systems and Industrial Engineering from the Technion – Israel Institute of Technology.

        On September 27, 2006 the Company announced that Mr. Adiv Baruch has notified the Board that he shall be leaving the Company. The Company further announced that the new President and CEO will be Mr. Shmuel Koren. Mr. Koren assumed his position on November 1, 2006. Mr. Baruch continues to serve on the Company’s Board of Directors.

        Mr. Joel Adler has been a director since June 2005. Mr. Adler is a partner in Mishcon de Reya a leading law firm in London. He specializes in mergers & acquisitions and corporate finance work, in particular international corporate transactions . Joel advises a number of major Israel based companies on their business activities in the UK and Europe and on IPO of foreign companies on the London Stock Exchange (AIM). Mr. Adler joined Mishcon de Reya as a partner in 2006, from the London law firm of Speechly Bircham, where he was a partner from 1999 .Previously Mr. Adler was head of the corporate department of Rakisons (now part of US law firm Steptoe & Johnson). He gained his experience with other leading law firms in London Herbert Oppenheimer Nathan & Vandyck (now Denton Wilde Sapte) and DJ Freeman . He is a member of the Israeli Bar and worked for the well-known Israeli law firm Caspi & Co. for two years. Mr. Adler holds a law degree from Bar Ilan University in Israel, and an LLM from London University. He was born and educated in Vienna.

        Mr. Avishai Glück has been a director since February 2004. He serves as the Executive Vice President of Catalyst Investments. Mr. Glück has financial management, accounting and tax consultation experience, as well as extensive knowledge of the Israeli high tech market, having screened hundreds of companies for Catalyst and as a senior corporate consultant at E&Y Israel. Mr. Glück currently serves as a director in Onset Technology Ltd. Prior to joining Catalyst, he held the position of Corporate Finance Consultant and accountant with Ernst & Young’s Israeli affiliate Kost Forer & Gabbay, a leading Israeli CPA firm with a dominant position among Israeli technology companies. Mr. Glück has a BA from Tel-Aviv University in Accounting and Economics and is a licensed CPA.

        Mr. Andrea Mandel-Mantello has been a director since November 2003. Mr. Mandel-Mantello is Founder and Partner of Advicorp PLC, a UK Investment Bank regulated by the UK Financial Services Authority. From 2000 to 2001 he was an advisor to a US based private equity group on business development in Israel. Prior to his work at Advicorp, Mr. Mandel Mantello spent 9 years at SBC Warburg (now known as UBS) in London in various senior management positions including Executive Director of SBC Warburg, member of the Board of SBC Warburg Italia SIM S.p.A, and Country Head for Israel. Prior to working at SBCW Mr. Mandel-Mantello spent 2 years at Chemical Bank International Ltd. in London and 3 years at Banca Nazionale dell’Agricoltura in Rome. During his investment banking career Mr. Mandel-Mantello has pioneered several financial instruments in Italy including securitisations, equity linked products and high yield bonds. He is currently on the boards of Telit Plc (telecom equipment) listed on AIM; Coraline S.p.A., a company set up to acquire the business of Frette S.p.A. (luxury homeware products); and Moto S.p.A., a joint venture between Cremonini S.p.A. and Compass Group Plc (motorway restaurants). He holds a Bachelors degree in Economics and Political Science from Yale University.

        Mr. Ronen Zavlik has been a director since May 2003. He is a partner in the CPA firm of Grinberg-Zavlik, which he founded in 1987. His firm provides a wide range of audit, tax consultancy and CFO services to a wide variety of companies. Mr. Zavlik provides internal auditing services to a number of large companies whose shares are traded on the Tel Aviv Stock Exchange, including Ma’ariv Holdings Ltd, Extra Plastic Ltd., Israel Land Development Malls and Shopping Centers Ltd., Rapid Vision Ltd., and Optima Management and Investments 66 Ltd. Mr. Zavlik holds a B.A. in Accountancy and Business Management from the College of Management in Tel-Aviv. Mr. Zavlik is a licensed CPA in Israel and a member of the Institute of Certified Public Accountants in Israel.

        Mr. Jean-Marc Bally was elected to the Board in May 2006. Since March 2006 he has been serving as the General Partner & Managing Director of Schneider Electric Ventures, a venture capital company with €50 Millions under management. Previously, Mr. Bally was an Investment Partner at Schneider Electric Ventures for 5 years where he was responsible for communications and IT industries investments across Europe focusing in particular on microtechnologies and electronics. Mr. Bally currently serves as a director in Ixiasoft Inc. (Canada), ConnectBlue ab (Sweden), Tracetel SA (France) and HBA SA (France) and holds an observer position in Microbridge Technologies Inc. (Canada), Netasq SA (France) and Tronic’s Microsystems SA (France). Prior to his engagement with Schneider Electric Ventures, Mr. Bally spent 5 years in Corporate Finance in Schneider Electric SA. Mr Bally holds a Masters (License) degree in Mathematics from Blaise Pascal University – Clermont-Ferrand, an additional Masters degree in Business Management from Grenoble Graduate School of Business, and an executive education from INSEAD.

        Dr. Yael Ilan has been an external director since November 2002. Dr. Ilan is the president of Yedatel Ltd., an economic consulting company, and serves as a director of CI Systems in the technology sector. Until 1998 she served on the board of Bezeq – Israel’s Telecommunication Company in which she headed the committee of technological policy and infrastructure and was a member of the audit committee and the committee for strategic planning and investment. From 1998 through 2000 she served as an external director of Elron Industries. In 2000-01 she founded and managed Optichrom, an optical component start-up. From 1995 through 2000 Dr. Ilan served as the head of program of the Broad Band Communication, a consortium of MAGNET – the Israeli Government hi-tech cooperation initiative. From 2002, Dr. Ilan serves as the industrial coordinator in the Electrical Engineering Department of the Technion. Dr. Ilan holds a Ph.D. in industrial engineering from Stanford University, a Ph.D. in physical chemistry from the Hebrew University and a Masters degree in business administration from the Hebrew University.

        Prof. Adi Raveh has been an external director since February 2003. Prof. Raveh is a professor and head of the B.A. Program at the School of Business Administration, Hebrew University, Jerusalem. Since 1998 he serves as an external director at Clal Insurance Company Ltd. Since 2002 he serves as the Chairman of the Board of Jerusalem Capital Markets Underwriting limited. He also serves as a director of Meitav – a Mutual Funds Management company (since 1995), and as a director of Peilim – a Portfolio Management company – part of Bank Hapoalim Group (since 1996). Since 1992 he is a director who represents the Hebrew University at Hi-Tech – a Technology Entrepreneurship located at Har-Hahotzvim, Jerusalem. Prof. Raveh also serves as a director of two start-up companies: A.D.M (Advanced Dialysis Methods Ltd.) and Virtouch Ltd. Between 1994-1999 he served as a director and a member of the executive committee of the Bank of Jerusalem, Ltd. Between 1996-1998 he served as a member of an ad-hoc committee of the Council of Higher Education. In 1999 he served as a member of the Budget Committee for Research at the Israel Science Foundation. Prof. Raveh holds a Ph.D. from the Hebrew University. He is the author of about 50 professional publications, was a visiting professor at Stanford University, Columbia University and Baruch College, N.Y., and has received a number of grants and honors.

        Mr. Avidan Zelichovsky is the head of the Company’s RFID & Electronic Division and the CEO of the Company’s subsidiary, Odem Electronic Technologies 1992 Ltd., which he first joined in 1996, as a sales engineer. Mr. Zelichovsky holds a B.A. in Business Administration from the Tel Aviv College of Management and an LL.M. from the Ben-Gurion University.

        Mr. Shai Sadeh has been Senior VP, Connectivity Segment since April 2004. Previously, from 1994 to 2004 he served in several executive capacities at Sintec/Formula Group; he was the founder and CEO of Tochna Veod, a Formula Group company; Manager of IBM iSeries (AS/400) Technical Support team; and founder of the Sintec Group Professional Services Division. Mr. Sadeh has a BA in Social Sciences from Tel Aviv University and is studying towards an M.B.A at the Hebrew University in Jerusalem.

BOARD AND EXECUTIVE COMPENSATION

        The directors who are not executive officers are paid a fee for their services as directors to the extent that such fees are approved by a general meeting of our shareholders. As resolved by the shareholders, the external directors are compensated according to the maximum rate permitted (now and in the future) by Israeli law and regulation. The current rates for companies the size of ours, are an annual fee of approximately $5,900, and a participation fee in meetings of approximately $300. On February 18, 2003 the shareholders approved compensation for all directors who are not employees or consultants1, including directors appointed in the future, at the same rate the external directors of the Company are paid. Additionally, the Company’s directors are granted options (see “Share Ownership” ahead). The Company does not have any contracts with any of its non employee/consultant directors, that would provide for benefits upon termination of service.

1 However, on August 5, 2004 the shareholders approved an exception – that Edouard Cukierman, Chairman of the Board, will receive remuneration (retroactively from the date of his nomination in May 2003) as a Board member, under the same terms as all other directors, despite his being (indirectly) a controlling shareholder and senior executive of Cukierman & Co. Investment House Ltd. (a service provider to the Company).

        The following tables present the total compensation paid to or accrued on behalf of all of our directors and officers as a group for the year ended December 31, 2006:

All directors and officers as a group (then 16 persons)	$ 1,732	$ 114

Such remuneration does not include amounts expended by the Company for expenses, including business association dues and expenses reimbursed to said officers, and other fringe benefits commonly reimbursed or paid by companies in the location in which the particular executive officer of the Company is located, as the case may be.

In 2005 and in 2006, we received CFO services from Mocha Global Managerial Services Ltd., with the services provided by Mr. Nehemia Kaufman. Commnecing January 2007, these services are no longer provided and the Company has appointed Mr. Eyal Cohen as its CFO. In 2005 and until October 31, 2006 we received managerial/CEO services from Signum Ltd., with the services provided by Mr. Adiv Baruch. Mr. Baruch was replaced by Mr. Shmuel Koren on November 1, 2006. Figure also includes consulting and other fees paid to Cukierman & Co. Investment House Ltd., of which Mr. Edouard Cukierman, the Company’s Chairman, is (indirectly) a controlling shareholder.

BOARD PRACTICES

        Our Board of Directors is currently comprised of nine directors, including two external directors. The directors are elected at the annual shareholders meeting, by a simple majority, to serve until the next annual meeting of our shareholders and until their respective successors are elected and qualified, with the exception of the external directors who, by rule of the Companies Law 1999, serve for three years. Our Articles of Association provide that the number of directors in the Company (including external directors) shall be determined from time to time by the annual general meeting of shareholders, provided that it shall not be less than four nor more than eleven. Our Articles of Association provide that the directors may appoint additional directors (whether to fill a vacancy or to expand the Board) so long as the number of directors so appointed does not exceed the number of directors authorized by shareholders at the annual general meeting, and such appointees shall serve until the next annual general meeting.

        The Company has determined that Messrs. Adler, Bally, Glück, Mandel-Mantello, Zavlik and Raveh and Ms. Ilan, who constitute a majority of the Board of Directors, are independent directors under the applicable Nasdaq Stock Market requirements.

        Under the Companies Law and the regulations promulgated pursuant thereto, Israeli companies whose shares have been offered to the public in, or that are publicly traded outside of, Israel are required to appoint at least two natural persons as “external directors”. No person may be appointed as an external director if the person, or a relative, partner or employer of the person, or any entity under the person’s control, has or had, on or within the two years preceding the date of the person’s appointment to serve as an external director, any affiliation with the company to whose board the external director is proposed to be appointed or with any entity controlling or controlled by such company or by the entity controlling such company. The term affiliation includes an employment relationship, a business or professional relationship maintained on a regular basis, control and service as an office holder (which term includes a director).

        In addition, no person may serve as an external director if the person’s position or other business activities create, or may create, a conflict of interest with the person’s responsibilities as an external director or interfere with the person’s ability to serve as an external director or if the person is an employee of the Israel Securities Authority or of an Israeli stock exchange. If, at the time of election of an external director, all other directors are of the same gender, the external director to be elected must be of the other gender. The external directors must have professional qualifications to serve as a director, and at least one of the external directors must be a financial expert.

        External directors are elected for a term of three years and may be re-elected for one additional three-year term. Each committee of a company’s Board of Directors that has the authority to exercise powers of the Board of Directors is required to include at least one external director and its audit committee must include all external directors.

        External directors are elected at the general meeting of shareholders by a simple majority, provided that the majority includes at least one-third of the shareholders who are not controlling shareholders, who are present and voting, or that the non-controlling shareholders who vote against the election hold one percent or less of the voting power of the company.

        Under the Companies Law an external director cannot be dismissed from office unless: (i) the Board of Directors determines that the external director no longer meets the statutory requirements for holding the office, or that the external director is in breach of the external director’s fiduciary duties and the shareholders vote, by the same majority required for the appointment, to remove the external director after the external director has been given the opportunity to present his or her position; (ii) a court determines, upon a request of a director or a shareholder, that the external director no longer meets the statutory requirements of an external director or that the external director is in breach of his or her fiduciary duties to the company; or (iii) a court determines, upon a request of the company or a director, shareholder or creditor of the company, that the external director is unable to fulfill his or her duty or has been convicted of specified crimes.

        Our Articles of Association provide that a director may appoint, by written notice to us, any individual to serve as an alternate director, up to a maximum period of one month, if the alternate is not then a member of the Board. Any alternate director shall have all of the rights and obligations of the director appointing him or her and shall be subject to all of the provisions of the Articles of Association and the Companies Law. Unless the time period or scope of any such appointment is limited by the appointing director, such appointment is effective for all purposes for a period of one month, but in any event will expire upon the expiration of the appointing director’s term, removal of the alternate at an annual general meeting, the bankruptcy of the alternate, the conviction of the alternate for an offense under Section 232 of the Companies Law, the legal incapacitation of the alternate, the removal of the alternate by court order or the resignation of the alternate. Currently, no alternate directors have been appointed. A director may appoint an alternate to serve in his place as a member of a committee of the Board of Directors, even if the alternate currently serves as a director, as long as he does not already serve as a member of that committee.

        Officers serve at the discretion of the Board or until their successors are appointed.

        According to the provisions of our Articles of Association and the Companies Law, the Board of Directors convenes in accordance with the Company’s requirements, and at least once every three months. In practice, the Board of Directors convenes more often. Furthermore, our Articles of Association provide that the Board of Directors may also pass resolutions without actually convening, provided that all the directors entitled to participate in the discussion and vote on a matter that is brought for resolution agree not to convene for discussion of the matter. Resolutions passed without convening, shall be passed by an ordinary majority (just as in the case of convened meetings) and shall have the same effect as resolutions passed at a duly convened meeting.

        In accordance with the requirements of the Nasdaq Stock Market, commencing on July 31, 2005, nominees for directors will be recommended for selection by a majority of the independent directors.

        Audit Committee:

        The Companies Law requires public companies to appoint an audit committee comprised of at least three directors, including all of the external directors, and further stipulates that the chairman of the Board of Directors, any director employed by or providing other services to a company and a controlling shareholder or any relative of a controlling shareholder may not be members of the audit committee. The responsibilities of the audit committee include identifying flaws in the management of a company’s business, making recommendations to the Board of Directors as to how to correct them and deciding whether to approve actions or transactions which by law require audit committee approval. An audit committee may not approve an action or transaction with a controlling shareholder or with an office holder unless at the time of approval two external directors are serving as members of the audit committee and at least one participated in the meeting at which the action or transaction was approved.

        In order to comply with the Sarbanes-Oxley Act of 2002, the Board of Directors has expanded the role of the Company’s Audit Committee to provide assistance to the Board of Directors in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting and internal control functions of the Company. In carrying out these duties, the Audit Committee must meet at least once in each fiscal quarter with management at which time, among other things, it reviews, and either approves or disapproves, the financial statements of the Company for the immediately preceding fiscal quarter and conveys its conclusions in this regard to the Board of Directors. The Audit Committee also monitors generally the services provided by the Company’s external auditors to ensure their independence, and reviews, and either approves or disapproves, all audit and non-audit services provided by them. The Company’s external and internal auditors must also report regularly to the Audit Committee at its meetings, and the Audit Committee discusses with the Company’s external auditors the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the Company’s financial statements, as and when it deems it appropriate to do so.

        Under the Sarbanes-Oxley Act of 2002, the Audit Committee is also responsible for the appointment, compensation, retention and oversight of the work of the Company’s external auditors. However, under Israeli law, the appointment of external auditors requires the approval of the shareholders of the Company. Accordingly, the appointment of the external auditors is approved and recommended to the shareholders by the Audit Committee and ratified by the shareholders. Furthermore, pursuant to the Company’s Articles of Association, the Board of Directors is the organ that has the authority to determine the compensation of the external auditors, however, the Board of Directors recently delegated its authority to the audit committee, so that a second discussion by the Board of Directors shall not be necessary.

        The Company has determined that the members of the audit committee meet the applicable Nasdaq Stock Market and SEC independence standards.

        In 2003 the Company adopted an Audit Committee Charter which sets forth the responsibilities of the committee. A copy of this charter is available on the Company’s website.

        Remuneration Committee:

        The role of the Remuneration Committee is to provide assistance and make recommendations to the Board of Directors regarding matters related to the compensation of employees of the Company. The Remuneration Committee of the Company meets on an ad hoc basis, and in the past has not always been active. Under the Israeli Companies Law, generally the Remuneration Committee may only make recommendations to the Board of Directors concerning the grant of options (and in some cases, such grants may need approval of the audit committee, the Board of Directors and the shareholders as well).

        Commencing July 31, 2005, in accordance with Nasdaq rules, the compensation of the Company’s chief executive officer and other executive officers is recommended to the Board of Directors by a majority of the independent directors on the Company’s Board of Directors.

SHARE OWNERSHIP

        As of December 31, 2006, out of our directors and officers, then consisting of 12 persons, only Mr. Edouard Cukierman, Mr. Baruch Adiv and Mr. Joel Adler, all directors of the Company, held ordinary shares of the Company. Mr. Edouard Cukierman held 21,666 ordinary shares, Mr. Baruch Adiv held 65,000 ordinary shares, and Mr. Joel Adler held 108,695 ordinary shares.1 As of December 31, 2006 we have granted our officers and directors options to acquire an aggregate of 1,117,619 ordinary shares under our Stock Option Plans.2 The average exercise price of these options is $2.537 per option. Of these options, none have been exercised until now and 295,284 had vested as of December 31, 2006.

        On February 18, 2003 the Company’s shareholders approved the grant of 7,500 options to any future first-time director, who is not an employee or paid consultant of the Company. The terms and conditions of the grant, as approved by the shareholders, are as follows: the exercise price shall be $1.84; the options will vest over a three year period from the date of grant (one-third vesting every year) and be exercisable within five years from the date of grant. Due to following share fluctuation, at the recommendation of the Board of Directors, the shareholders resolved on August 5, 2004, that future issuances to new directors will have an exercise price equal to the average closing price of the shares on the Nasdaq Global Market on the 20 trading days preceding their appointment.

        The shareholders approved on August 5, 2004, that Edouard Cukierman, Chairman of the Board, will be granted 7,500 options under the same terms as all other directors, despite his being (indirectly) a controlling shareholder and senior executive of Cukierman & Co. Investment House Ltd. (a service provider to the Company), and therefore not eligible for options according to the current shareholder resolution.

        The shareholders also approved on June 29, 2005, to grant all directors of the Company (including external directors), who are not employees or consultants of the Company (or who have been granted options similar to all directors despite their employment and/or services), an additional 7,500 options to purchase ordinary shares of the Company on the third anniversary of their service as directors, under the same terms approved by the shareholders on February 18, 2003 and as amended on August 5, 2004.

        On June 29, 2005, the shareholders approved the grant of 20,000 options to purchase ordinary shares of the Company under the 2003 Israeli Share Option Plan, to Signum Ltd., the company that provided management services to the Company until December 31, 2006, as a bonus for year 2004, at an exercise price of $3.08 per share, vesting over 24 months from date of grant in 24 equal parts, 1/24 per month, exercisable until five years from date of grant.

        On May 18, 2006 the shareholders approved to (i) grant Mr. Adiv Baruch, who was the Company’s President and CEO, a bonus of 65,000 ordinary shares (for no consideration), (ii) to grant Mr. Edouard Cukierman, the Chairman of the Board of Directors, a bonus of 21,666 ordinary shares (for no consideration), and (iii) to grant Signum Ltd. and Edouard Cukierman 187,100 options and 233,876 options, respectively, to purchase ordinary shares of the Company, pursuant to the Company’s 2003 Israeli Share Option Plan, at an exercise price of $2.68 which is equal to the average closing price of the Company’s shares on the Nasdaq Global Market on the 20 trading days preceding the shareholders’ meeting date at which the grant was approved (the “Grant Date”), to be vested in three equal parts on the first, second and third anniversary of the Grant Date, for a maximum exercise period of 3 years from the vesting date of each portion of the Grant.

1     Mr. Joel Adler, a director of the Company, is one of the beneficiaries of a discretionary trust that owns Brada Investments Limited, a shareholder of the Company. Number of ordinary shares does not include 65,217 options of Brada Investments Limited to purchase ordinary shares of the Company.

2     Includes options granted to Mocha Global Managerial Services Ltd. and to Signum Ltd. Does not include 65,217 options of Brada Investments Limited, a shareholder of the Company owned by a discretionary trust of which Mr. Joel Adler, a director of the Company, is one of the beneficiaries.

        Share Option Plans

        The purpose of the Share Option Plans is to enable us to attract and retain qualified persons as employees, officers, directors, consultants and advisors and to motivate such persons by providing them with an equity participation in the company. The Section 102 Plan is designed to afford qualified optionees certain tax benefits under the Israel Income Tax Ordinance. The Share Option Plans will expire 10 years after their adoption, unless terminated earlier by the Board of Directors.

        The Share Option Plans are administered by the Board of Directors which has broad discretion, subject to certain limitations, to determine the persons entitled to receive options.

        Under the Share Option Plans, the terms and conditions under which options are granted and the number of shares subject thereto shall be determined by the Board of Directors. The Board of Directors also has discretion to determine the nature of the consideration to be paid upon the exercise of an option under the Share Option Plans. Such consideration generally may consist of cash, or, at the discretion of the Board of Directors, cash and a recourse promissory note.

        The ordinary shares acquired upon exercise of an option are subject to certain restrictions on transfer, sale or hypothecation. Options are exercisable and restrictions on disposition of shares lapse pursuant to the terms of the individual agreements under which such options were granted or shares issued.

        Due to a tax reform in Israel, after January 1, 2003 the Company may not grant options pursuant to an “old” Section 102 Plan. Therefore, the Company may not grant any more options pursuant to the 2000 and 1995 Plans described below. Previous grants under these Plans remain unaffected. In any event, after the adoption of the 2003 Plan (see below), the Board of Directors resolved that no further grants shall be made from the previously adopted plans.

        2003 Plan

        In May 2003 the Company’s shareholders approved the adoption of the 2003 Israeli Stock Option Plan, pursuant to which 625,000 ordinary shares were reserved for purchase by the employees, directors, consultants and service providers of the Company and its subsidiaries. Subsequently, the shareholders approved an increase of the shares reserved for issuance under the Plan, to 1 million, and then to 1.5 million. The Board of Directors has resolved that no further grants shall be made from the previous plans. The Company has elected the benefits available under the “capital gains” alternative. Pursuant to the election made by the Company, capital gains derived by optionees arising from the sale of shares derived from the exercise of options granted to them under Section 102, will be subject to a flat capital gains tax rate of 25% (instead of the gains being taxed as salary income at the employee’s marginal tax rate). However, as a result of this election, the Company will no longer be allowed to claim as an expense for tax purposes the amounts credited to such employees as a benefit when the related capital gains tax is payable by them, as the Company was previously entitled to do. The Company may change its election from time to time, as permitted by the Tax Ordinance. There are various conditions that must be met in order to qualify for these benefits, including registration of the options in the name of a trustee (the “Trustee”) for each of the employees who is granted options. Each option, and any ordinary shares acquired upon the exercise of the option, must be held by the Trustee for a period commencing on the date of grant and ending no earlier than 24 months after the date of grant.

        As of December 31, 2006 we had 1,202,580 options outstanding under this plan with the exercise prices as set forth below. As of December 31, 2006, 343,579 of these options were vested.

Exercise Price Per Share $	Outstanding

Less than $0.01	73,000
$1.84	45,000
$2.00	22,961
$2.28	7,500
$2.4795	7,500
$2.554	7,500
$2.58	67,261
$2.631	7,500
$2.68	615,576
$2.695	22,500
$3.00	296,282
$3.08	30,000

Total	1,202,580

        2001 Plan

        In March 2002, the Company’s shareholders approved the adoption of the 2001 Stock Option Plan, pursuant to which 250,000 ordinary shares were reserved for purchase by the Company’s employees, directors, consultants or service providers, as determined by the Board of Directors or its authorized sub-committee. As of December 31, 2006, we had 101,137 options outstanding under this plan, 75,000 at an exercise price of $4.00 per share and 26,137 at an exercise price of $6.80 per share. All of the outstanding options had vested as of December 31, 2006.

        2000 Plan

        In April 2001, the Company’s shareholders approved our 2000 Employees Incentive Share Option Plan, pursuant to which 112,500 ordinary shares were reserved for purchase. The plan is subject to Section 102 of the Israeli Income Tax Ordinance. As of December 31, 2006, we had 26,575 options outstanding under this plan at an exercise price of $28.00 per share. All of the outstanding options had vested as of December 31, 2006.

        1999 Plan

        In November 1999, the Company’s shareholders approved the adoption of the 1999 Stock Option Plan (incentive and restricted stock options). The 1999 plan has 193,750 ordinary shares reserved in its favor. As of December 31, 2006, there were no options outstanding under this plan.

        1995 Plans

        In December 1995, we adopted the following plans: (i) the Stock Option Plan (Incentive and Restricted Share Options) (the “ISO/RSO Plan”), which provides for the grant of incentive and restricted stock options and (ii) the Section 102 Stock Option/Stock Purchase Plan (the “Section 102 Plan” and together with the ISO/RSO Plan, the “Share Option Plans”).

        The Share Option Plans provide for the grant of options to purchase up to an aggregate of 50,000 ordinary shares. As of December 31, 2006, we had 750 options outstanding under this plan at an exercise price of $18.00. All of the outstanding options had vested as of December 31, 2006.

MAJOR SHAREHOLDERS AND RELATED PARTY TRANSACTIONS

The following table sets forth, as of December 31, 2006, information to the best of the Company’s knowledge, as to each person known to the Company to be the beneficial owner of more than five percent (5%) of the Company’s outstanding Ordinary Shares. Except where indicated, to the best of the Company’s knowledge based on information provided by the owners, the beneficial owners of the Ordinary Shares listed below have sole investment and voting power with respect to those shares. Applicable percentage ownership in the following table is based on 6,744,798 shares outstanding as of December 31, 2006.

The voting rights of our major shareholders do not differ from the voting rights of other holders of our ordinary shares.

Catalyst Fund may be deemed to be a “Controlling Shareholder” of the Company, as defined under the Israeli Companies Law. Cukierman & Co. Investment House Ltd. may be deemed a controlling person of Catalyst, and is (indirectly) controlled by Mr. Edouard Cukierman, the Company’s Chairman of the Board, and the Chief Executive Officer of the general managing partner of Catalyst.

	Shares Beneficially Owned
Name and Address	Number		Percent

Catalyst Fund, LP(1)
3 Daniel Frisch Street, Tel-Aviv 64731, Israel	1,292,275	(2)	19.2%

Touareg Consulting Ltd.
Omar Hodge Building, Wickhams
Cay 1
Road Town, Tartola, British
Virgin Islands	541,150		8.0%

Jacob and Sara Neuhof (3) 5 Yitzhak Berger Street, Rishon Letzion 75260, Israel	450,135		6.7%

(1) “Catalyst Fund” refers collectively to Catalyst Fund L.P., Catalyst Fund II L.P. and Catalyst Fund III, L.P., all of which are limited partnerships organized and existing under the laws of the State of Israel, and which share the same general partner, Catalyst Investments L.P. Mr. Edouard Cukierman may be deemed to have sole voting and dispositive power with respect to the shares held by Catalyst. Mr. Cukierman disclaims beneficial ownership in such shares, except to the extent of his proportionate interest in them as an indirect shareholder in the general partner of Catalyst Fund.

(2) Does not include 207,000 warrants to purchase Ordinary Shares of the Company.

(3) Jacob Neuhof holds 225,861 ordinary shares and his spouse, Sara Neuhof, holds 224,274 ordinary shares. As they are husband and wife, each is deemed to indirectly hold the shares of the other, however, each disclaims beneficial ownership of these shares.

The changes in holdings of the major shareholders over the last three years, are detailed to the best of our knowledge in the table below:

Holdings as of:	December 31, 2003	December 31, 2004	December 31, 2005	December 31, 2006

Catalyst Fund, LP	947,275	947,275	1,292,275	1,292,275
Jacob and Sara Neuhof	-	217,532	450,135	450,135
Touareg Consulting Ltd.				541,150

The shareholders’ holdings reflect their voting rights. The Company’s major shareholders do not have different voting rights than other shareholders, with respect to their shares.

As of December 31, 2006, there were 32 record holders of ordinary shares, of which 8 were registered with addresses in the United States, representing approximately 48.5% of the outstanding ordinary shares. However, the number of record holders in the United States is not representative of the number of beneficial holders nor is it representative of where such beneficial holders are resident since many of the ordinary shares are held of record by brokers and other nominees.

Related Party Transactions

M&A Addendum to the Services Agreement of Cukierman & Co.

In 2003, the Company’s audit committee and Board of Directors approved the engagement of Cukierman & Co. Investment House Ltd. (“Cukierman & Co.”), to provide non-exclusive investment-banking services and business development services to the Company, effective as of April 15, 2003. Cukierman & Co. is a company indirectly controlled by Mr. Edouard Cukierman, who, since June 26, 2003, serves as Chairman of our Board of Directors, and is the Chief Executive Officer of the general partner of Catalyst Fund, the Company’s largest shareholder. For its services, Cukierman & Co. is paid a monthly sum of $10,000 plus VAT, in addition to a success fee of 4-6% for a consummated private placement. According to its terms, the Company may terminate the agreement at any time, by giving one month prior written notice. The agreement provided that the success fees for securing M&A transactions shall be discussed by the parties and drafted as a future addendum to the agreement. Such an addendum was approved on August 22, 2004, and it provides Cukierman & Co. with a success fee of 3.5% of the proceeds exchanged in an M&A transaction (see also Note 20a to the Consolidated financial statements for year 2005). Since the execution of the Services Agreement, Cukierman & Co. have been granted success fees for a number of private placements and M&A transactions secured by the Company.

Grant of Shares and Options and to Mr. Cukierman

The shareholders approved on August 5, 2004, that Edouard Cukierman, Chairman of the Board, will be granted 7,500 options at an exercise price of $1.84 under the same terms as all other first time directors (See “Share Ownership”). The shareholders also approved, on June 29, 2005, to grant all directors of the Company, an additional 7,500 options to purchase ordinary shares of the Company on the third anniversary of their service as directors. Following this decision Edouard Cukierman was granted 7,500 options at an exercise price of $2.695 (See “Share Ownership”).

On May 18, 2006 the shareholders approved a grant to Mr. Edouard Cukierman of 21,666 ordinary shares (for no consideration), and 233,876 options to purchase ordinary shares of the Company, pursuant to the Company’s 2003 Israeli Share Option Plan, at an exercise price of $2.68. The options’ exercise price was equal to the average closing price of the Company’s shares on the Nasdaq Global Market on the 20 trading days preceding the shareholders’ meeting date at which the grant was approved (the “Grant Date”). The options vest in three equal parts on the first, second and third anniversary of the Grant Date, and expire from May 2010 through May 2012 (See “Share Ownership”).

Consulting Agreement Between Boscom and Zvi Greengold

On August 5, 2004, at the recommendation of the audit committee and Board of Directors, the shareholders approved a consulting agreement between the Company’s subsidiary, BOScom Ltd. and Mr. Zvi Greengold (who until August 5, 2004 was a director of the Company and Chairman of the Board of Directors of BOScom, and until December 31, 2006 was an observer on the Company’s Board of Directors), effective September 1, 2003, and that the consulting fee of NIS 4,500 per month (approximately $1,000) plus applicable VAT and reimbursement of expenses, in addition to the remuneration and options Mr. Greengold received as a director of the Company (as do all directors who are non employees/consultants of the Company). The consulting services include accompanying management in formalization of managerial processes and providing consulting services to the CEO. The consulting agreement was terminated on December 31, 2006.

On September 26, 2004 the Board of Directors resolved that Mr. Greengold, shall not be compensated for his participation as an observer in the Board meetings, but will continue to hold the options granted to him in August 2003 while he was a director, just like the Company directors.

Consulting Agreement between BOScom and Israel Gal

On June 29, 2005, at the recommendation of the audit committee and the Board of Directors, the shareholders approved a consultancy agreement between BOScom and Xorcom Ltd., a company controlled by Israel Gal, who was a director of the Company until May 10, 2005 and who was employed by the Company and BOScom in various positions, the most recent as CTO of VOIP products in BOScom. On December 31, 2004 the employment was terminated and Mr. Gal began providing consultancy services (as well as aid in the preparation of the Chief Scientist proposal and outsourcing of hardware) to BOScom, through his company, Xorcom Ltd. The term of the consultancy agreement was January 1, 2005 through June 30, 2005. The amount paid for Mr. Gal’s consulting services amounted to $83,000, which was equal to the amount borne by the employer with respect to his salary as of December 31, 2004.

Management Agreement With Signum Ltd.

The Company’s audit committee, Board of Directors and shareholders have approved an agreement with Signum Ltd. to provide management services to the Company (exclusively through Adiv Baruch who serves in the capacity of President and Chief Executive Officer of the Company), effective January 1, 2004. Mr. Adiv Baruch is one of the controlling shareholders of Signum.

Signum was entitled to a monthly gross management fee of NIS 79,698, (approximately $18,000) plus Value Added Tax, based on a NIS – US Dollar exchange rate of NIS 4.4 to 1 US Dollar, that shall be adjusted at the beginning of every calendar quarter in accordance with the NIS – US Dollar exchange rate on the last day of the previous quarter.

Additionally, Signum was granted options to purchase 216,282 ordinary shares of the Company (equal to five percent (5%) of the Company’s issued and outstanding share capital, on a fully diluted and as converted basis, on November 23, 2003). The options vest and become exercisable in 36 equal monthly installments (fractions shall be rounded up) at the end of each month following the date of grant and shall be exercisable at any time during a period of ten years from the date of adoption of the Company’s stock option plan (i.e. until 22.5.2013). The exercise price is $3 per ordinary share. Notwithstanding the foregoing, all options shall immediately vest and become exercisable upon (a) the occurrence of a merger, reorganization, or sale of the Company or a sale all or substantially all of the Company’s shares or assets or (b) upon the termination by the Company of the management agreement other than for Cause (as defined in the agreement), provided however that no such immediate vesting shall occur in the event of termination due to failure of Adiv Baruch to reach annual goals set by the Company’s Board of Directors.

Furthermore, pursuant to the agreement, Signum had pro rata preemptive rights (taking into account all of the ordinary shares as if the options had vested and Signum had exercised all such options) with regard to future issuance of securities of the Company, under certain terms and conditions.

On June 29, 2005, the shareholders approved the grant of 20,000 options to purchase ordinary shares of the Company under the 2003 Israeli Share Option Plan, to Signum, as a bonus for year 2004, at an exercise price of $3.08 per share, vesting over 24 months from the date of grant in 24 equal parts, 1/24 per month, exercisable until June 2010.

On May 18, 2006, the shareholders approved (i) the grant to Mr. Adiv Baruch of 65,000 ordinary shares (for no consideration) and (ii) the grant to Signum of options to purchase 187,100 ordinary shares of the Company, pursuant to the Company’s 2003 Israeli Share Option Plan, at an exercise price of $2.68. The options’ exercise price was equal to the average closing price of the Company’s shares on the Nasdaq Global Market on the 20 trading days preceding the shareholders’ meeting date at which the grant was approved (the “Grant Date”). The options vest in three equal parts on the first, second and third anniversary of the Grant Date, and expire from May 2010 through May 2012.

On September 27, 2006, Mr. Baruch notified the Board that he shall be leaving the Company at the end of 2006 at which time the Management Agreement expired.

Assignment of Voting Rights to Mr. Yair Shamir

On February 5, 2004 the Audit Committee and Board of Directors approved an Assignment and Assumption Agreement, between the Company, Catalyst Investments L.P, and Mr. Yair Shamir (who was at the time a director of the Company and the Chairman of Catalyst Investments), according to which the voting rights in all but one of the Surf shares that the Company has an option to purchase from Catalyst (see Note 6 to the Consolidated Financial Statements for the year ended December 31, 2005), have been assigned to Yair Shamir. Pursuant to the agreement, Yair Shamir irrevocably undertook to assign the voting rights to the Company immediately upon the earlier to occur of the following, and subject to the receipt of a written request from the Company to effect such assignment: a) at the time Surf’s shares are offered to the public in a public offering pursuant to a registration statement filed by Surf under the Securities Act of 1933 or a similar act of another jurisdiction, or b) the Company exercises its option to purchase the additional shares from Catalyst. In January 2006, the option to purchase from Catalyst shares in Surf expired.

Indemnity Undertakings by the Company to its Directors and Officers

On February 18, 2003, the Company’s shareholders approved indemnity undertakings to its directors and officers (including future directors and officers as may be appointed from time to time), in excess of any insurance proceeds, not to exceed, in the aggregate over the years, a total amount of $2,500,000 (two and a half million dollars). On May 18, 2006, at the recommendation of the audit committee and the Board of Directors, the shareholders approved amendments to the indemnity undertakings, in light of changes to the Companies Law.

Settlement Agreement Between The Company, Catalyst Investments L.P, And Certain Shareholders

In January 2003, the Company’s Board of Directors approved the transaction with Catalyst (“Transaction”), pursuant to which Catalyst was issued Company shares, in exchange for the sale of most of its Surf shares to the Company. Shortly thereafter, certain shareholders filed suit against the Company demanding that a shareholders meeting be convened. The Company’s position was that the shareholders lack voting authority with regard to the Transaction.

In February 2003, a settlement agreement reached between the parties provided for the dismissal of the lawsuit, so that the Transaction could be executed without the need for shareholder approval. Under the settlement agreement, Catalyst was prohibited, until February 1, 2005, from entering into a voting agreement of any kind, with other shareholders of the Company, unless some of the plaintiff shareholders enter into voting agreements of their own. Catalyst also represented that it purchased the Company shares for investment purposes and undertook to not sell its shares until February 1, 2006, subject to certain agreed-upon exceptions. The settlement agreement also provided Catalyst with the same registration rights with regard to the purchased shares, as some of the plaintiff shareholders received when they invested in the Company in May 2000. Furthermore, all parties waived claims against each other and against the directors of the Company, with regard to the Transaction, as well as any claims against Orwer Ltd. and/or Mr. Aviram Wertheim, with relation to the private placement between the Company and Orwer Ltd., which did not take place despite the authorization given by the shareholders in March 2002.

Private Placement with Certain Investors, Including Catalyst

On June 30, 2005 the Company closed a Share Purchase Agreement with certain investors, including the Catalyst Fund L.P., which is the Company’s largest shareholder.

DIVIDEND POLICY

The Company does not currently have a dividend policy. The declaration and payment of any cash dividends in the future will be determined by the Board of Directors in light of the conditions existing at that time. This will include our earnings and financial condition. We may only pay cash dividends in any fiscal year, out of “profits”, as defined under Israeli law. Any dividends paid out of Approved Enterprise earnings (i.e. tax exempt income) will be liable to tax. As we cannot currently distribute dividends, no provision has been made for this additional tax in our Financial Statements.

MATERIAL INCOME TAX CONSIDERATIONS

        The following is a summary of the material tax consequences in Israel and the United States to individual and corporate residents of Israel and the United States resulting from the distribution of the rights we are distributing, the purchase or sale of the rights, the exercise of the rights and the sale of the ordinary shares issuable upon exercise of the rights.

        To the extent that the discussion is based on tax legislation that has not been subject to judicial or administrative interpretation, we cannot assure you that the tax authorities will accept the views expressed in this summary. This summary is not intended, and should not be construed, as legal or professional tax advice and is not exhaustive of all possible tax consequences that may be relevant to each person’s decision to exercise or sell the rights we are distributing, or the sale of our ordinary shares issued upon the exercise of the rights.

        Prospective purchasers of our ordinary shares and other securities should consult their own tax advisors as to the United States, Israel or other tax consequences of the purchase, ownership and disposition of our securities, including, in particular, the effect of any foreign, state or local taxes.

Israeli Tax Considerations

        The following is a summary of the material Israeli tax consequences and certain Israeli government programs affecting the Company.

        On January 1, 2003 a comprehensive tax reform took effect in Israel. Pursuant to the reform, resident companies are subject to Israeli tax on income accrued or derived in Israel or abroad. In addition, the concept of “controlled foreign corporation” was introduced according to which an Israeli company may become subject to Israeli taxes on certain income of a non-Israeli subsidiary if the subsidiary’s primary source of income is passive income. The tax reform also substantially changes the taxation of capital gains.

        On July 25, 2005, the Israeli Parliament Knesset passed Amendment no. 147 to the Income Tax Ordinance, which came into effect on January 1, 2006. The Amendment made considerable changes the taxation of securities traded on a stock exchange.

Tax Benefits under the Law for the Encouragement of Capital Investments, 1959.

The Law for the Encouragement of Capital Investments, 1959 (the “Investment Law”) provides certain tax and financial benefits to investment programs that have been granted such status. The Investment Law provides that a proposed capital investment in eligible facilities may, upon application to the Investment Center of the Ministry of Industry and Trade of the State of Israel, be designated as an “Approved Enterprise”. Each certificate of approval for an Approved Enterprise relates to a specific investment program delineated both by its financial scope, including its capital sources, and by its physical characteristics, e.g., the equipment to be purchased and utilized pursuant to the program. The tax benefits derived from any such certificate of approval relate only to taxable income attributable to the specific Approved Enterprise. If a company has more than one approval or only a portion of its capital investments are approved, its effective tax rate is the result of a weighted combination of the applicable rates. Income derived from activity that is not integral to the activity of the enterprise should not be divided between the different enterprises and should not enjoy tax benefits.

The principal stated objectives of the Investment Law are to promote the development of industry, the creation of jobs and the growth of exports. An amendment to the Investment Law that became effective on April 1, 2005, limits the scope of enterprises which may be approved by the Investment Center by setting criteria for the approval of a facility as an Approved Enterprise, such as provisions generally requiring that at least 25% of the Approved Enterprise’s income will be derived from export. Additionally, the amendment enacted major changes in the manner in which tax benefits are awarded so that companies no longer require Investment Center approval in order to qualify for tax benefits (although approval is required if grants are sought). Rather, a company may claim the tax benefits offered by the Investment Law directly in its tax returns, provided that its facilities meet the criteria for tax benefits set out by the amendment (a “Benefited Enterprise”). We cannot assure that we will receive approvals in the future for Approved or Benefited Enterprise status.

Generally, taxable income of a company derived from an Approved Enterprise is subject to company tax at a maximum rate of 25% (subject to the percentage of the foreign shareholders holding in the company), rather than at the regular rate, for the benefit period. This period is ordinarily seven years or up to ten years if the company qualifies as Foreign Investors’ Company, commencing with the year in which the Approved Enterprise first generates taxable income, and is limited to 12 years from completion of the investment under the approved plan (commencement of production) or 14 years from the date of approval, whichever is earlier. The Investment Law also provides that a company that has an Approved Enterprise is entitled to accelerated depreciation on its property and equipment that are included in an approved investment program.

A company owning an Approved Enterprise may elect to receive an alternative package of benefits, in lieu of entitlement to grants. Under the alternative package, a company’s undistributed income derived from an Approved Enterprise will be exempt from company tax for a period of between two and ten years from the first year of taxable income, depending on the geographic location of the Approved Enterprise within Israel, and such company will be eligible for a reduced tax rate for the remainder, if any, of the otherwise applicable benefits period.

The tax-exempt income attributable to the Approved or Benefited Enterprise can be distributed to shareholders without imposing tax liability on the Company only upon the complete liquidation of the Company. In the event of a distribution of such tax-exempt income as a cash dividend in a manner other than in the complete liquidation, the Company will be to tax in respect of the gross amount of the dividend at the otherwise applicable rate of 25%, (or lower in the case of a qualified foreign investment company which is at least 49% owned by non-Israeli residents). Dividends paid out of income derived by an Approved or Benefited Enterprise (or out of dividends received from a company whose income is derived from a Benefited Enterprise) are generally subject to withholding tax at the rate of 15% (deductible at source). The reduced rate of 15% is limited to dividends and distributions out of income derived from an Approved or Benefited Enterprise during the benefits period and actually paid at any time up to 12 years thereafter (this time limit does not apply to an FIC).

However, the Investment Law provides that terms and benefits included in any certificate of approval already granted will remain subject to the provisions of the Law as they were on the date of such approval. Therefore a facility that was approved as an Approved Enterprise prior to the amendment will generally not be subject to the provisions of the amendment.

The Investment Center of the Ministry of Industry and Trade granted BOScom an Approved Enterprise status under the alternative package of benefits. Since BOScom is located in “Zone A”, the portion of income derived from this Approved Enterprise program will be exempt from tax for a period of ten years, commencing when BOScom begins to realize net income from this programs. The period of tax benefits of BOScom Approved Enterprise has not yet commenced, because we have yet to realize taxable income. BOS was also granted an Approved Enterprise status which entitled the BOS for some tax benefits, but during 2002, as part of the transfer of operations from the BOS to BOScom, all tax benefits that were related to the Approved Enterprise of BOS, were transferred to BOScom.

The Investment Center of the Ministry of Industry and Trade bases its decision as to whether or not to approve an application, on the criteria set forth in the Investment Law and regulations, the then prevailing policy of the Investment Center, and the specific objectives and financial criteria of the applicant. Accordingly, there can be no assurance that any such application will be approved. In addition, the benefits available to an Approved Enterprise are conditional upon the fulfillment of conditions stipulated in the Investment Law and its regulations and the criteria set forth in the specific certificate of approval, as described above. In the event that a company does not meet these conditions, it would be required to refund the amount of tax benefits, with the addition of the consumer price index linkage adjustment and interest. If BOScom derives income from sources other than the Approved Enterprise, such income will be taxable at the regular corporate tax rate. Odem and Quasar Telecom do not enjoy the status of an Approved Enterprise.

Tax Benefits and Grants for Research and Development

Israeli tax law allows, under certain conditions, a tax deduction in the year incurred for expenditures (including capital expenditures) in scientific research and development projects, if the expenditures are approved by the relevant Israeli government ministry, determined by the field of research, the research and development is for the promotion of the enterprise and is carried out by or on behalf of the company seeking such deduction.

In case the tax deduction, in the year research and development expenditures are incurred, is not approved by the relevant Israeli government ministry, the Company will be entitled for the tax deduction over a period of three years.

Tax Benefits Under the Law for the Encouragement of Industry (Taxation), 1969

According to the Law for the Encouragement of Industry (Taxation), 1969, or the Industry Encouragement Law, an “Industrial Company” is a company resident in Israel that at least 90% of its income, in any tax year, determined in Israeli currency, exclusive of income from certain government loans, capital gains, interest and dividends, is derived from an “Industrial Enterprise” owned by it. An “Industrial Enterprise” is defined as an enterprise whose major activity in a given tax year is industrial production activity.

The following preferred corporate tax benefits are available to Industrial Companies, among others: (a) deduction of purchases of know-how and patents over an eight-year period for tax purposes; (b) deduction over a three-year period of expenses involved with the issuance and listing of shares on the Tel Aviv Stock Exchange or, on or after January 1, 2003, on a recognized stock market outside of Israel; (c) an election under certain conditions to file a consolidated tax return with additional related Israeli Industrial Companies that satisfy conditions set forth in the law; and (d) accelerated depreciation rates on equipment and buildings.

Eligibility for the benefits under the Industry Encouragement Law is not subject to receipt of prior approval from any governmental authority.

Until December 31, 2001 the Company qualified as an “Industrial Company” within the definition of the Industry Encouragement Law. In January 2002, subsequent to the Company’s restructure transforming it into a holding company by transferring its industrial operations to its wholly-owned subsidiary, BOScom, the Company disqualified from being an “Industrial Company” and therefore the benefits described above are not available since then. We believe that BOScom is qualified as an Industrial Company under the Industry Encouragement Law but we cannot provide any assurance that the Israeli authorities will agree with our assessment, nor continue to qualify as an Industrial Company or that the benefits described above will be available in the future.

Special Provisions Relating to Taxation Under Inflationary Conditions

The Income Tax Law (Inflationary Adjustments), 1985, generally referred to as the Inflationary Adjustments Law, is intended to adjust the corporate tax system to the rate of inflation, i.e., to tax profits on an inflation-adjusted basis.

Under the Inflationary Adjustments Law, results for tax purposes are measured in historical cost terms and are subject to a series of adjustments based on movements in the Israel consumer price index. We are taxed under this law. The discrepancy between the change in (1) the Israel consumer price index and (2) the exchange rate of the NIS to the dollar, each year and cumulatively, may result in a significant difference between taxable income and the income denominated in dollars as reflected in our financial statements. In addition, subject to certain limitations, depreciation of fixed assets and losses carried forward are adjusted for inflation on the basis of changes in the Israel consumer price index.

The salient features of the Inflationary Adjustments Law can be described generally as follows:

(a) A special tax adjustment for the preservation of equity whereby certain corporate assets are classified broadly into fixed (inflation immune) assets and non-fixed assets. Where a company’s equity, as defined in such law, exceeds the depreciated cost of fixed assets, a deduction from taxable income that takes into account the effect of the applicable annual rate of inflation on such excess is allowed, up to a ceiling of 70% of taxable income in any single tax year, with the unused portion permitted to be carried forward, linked to the increase in the consumer price index. If the depreciated cost of fixed assets exceeds a company’s equity, then such excess multiplied by the applicable annual rate of inflation is added to taxable income.

(b) Subject to certain limitation set forth in the Inflationary adjustments Law, depreciation deductions on fixed assets and losses carried forward are adjusted for inflation based on the increase in the Israel consumer price index.

(c) Gains on the sale of certain listed securities which are taxed at a reduced rate with respect to individuals are taxable at a company tax rate in certain circumstances. However, dealers in securities are subject to the regular tax rules applicable to business income in Israel. As of January 1, 2006, the relevant provisions governing taxation of companies on capital gains derived from the sale of traded securities are included in the Tax Ordinance, and the Adjustments Law no longer includes provisions in this regard.

(d) Accelerated depreciation rates on equipment and buildings.

Capital Gains Tax on Sales of Ordinary Shares

        Israeli law generally imposes a capital gains tax on the sale of any capital assets by residents of Israel, as defined for Israeli tax purposes, and on the sale of assets located in Israel, including shares in Israeli companies by both residents and non-residents of Israel, unless a specific exemption is available or unless a tax treaty between Israel and the shareholder’s country of residence provides otherwise. In general, the distribution of the rights we are distributing and the exercise of the rights into ordinary shares will not be subject to Israeli tax. The law distinguishes between the real gain and the inflationary surplus. The real gain is the excess of the total capital gain over the inflationary surplus, computed on the basis of the increase in the Israel consumer price index between the date of purchase and the date of sale.

        As of January 1, 2006, the tax rate applicable to capital gains derived from the sale of shares, whether listed on a stock market or not, is 20% for Israeli individuals, unless such shareholder claims a deduction for financing expenses in connection with such shares, in which case the gain will generally be taxed at a rate of 25%. Additionally, if such shareholder is considered a “significant shareholder” at any time during the 12-month period preceding such sale (i.e. such shareholder holds directly or indirectly, including jointly with others, at least 10% of any means of control in the company), the tax rate will be 25%. Israeli companies are subject to the corporate tax rate on capital gains derived from the sale of shares, unless such companies were not subject to the Adjustments Law (or certain regulations under Section 130A of the Tax Ordinance) at the time of publication of the aforementioned amendment to the Tax Ordinance, in which case the applicable tax rate is 25%. However, the different tax rates will not apply to dealers in securities and shareholders who acquired their shares prior to an initial public offering.

        The tax basis of shares acquired prior to January 1, 2003 will be determined in accordance with the average closing share price in the three trading days preceding January 1, 2003. However, a request may be made to the tax authorities to consider the actual adjusted cost of the shares as the tax basis if it is higher than such average price.

        Non-Israeli residents are generally exempt from Israeli capital gains tax on any gains derived from the sale of shares of Israeli companies publicly traded on a recognized stock exchange or regulated market outside of Israel, provided that such capital gains are not derived from a permanent establishment in Israel, that such shareholders are not subject to the Inflationary Adjustment Law and that such shareholders did not acquire their shares prior to the issuer’s initial public offering. However, non-Israeli corporations will not be entitled to such exemption, if an Israeli resident (i) has a controlling interest of 25% or more in such non-Israeli corporation, or (ii) is the beneficiary or is entitled to 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly. In the event that an exemption is not available, taxation of the non-Israeli resident may be subject to the provisions of a tax treaty, if such treaty exists between Israel and the applicable country.

        In some instances where our shareholders may be subject to Israeli tax on the sale of their ordinary shares, the payment of the consideration may be subject to the withholding of Israeli tax at the source.

The US-Israel Tax Treaty

        Pursuant to the Convention Between the Government of the United States of America and the Government of Israel with Respect to Taxes on Income, as amended (the “United States- Israel Tax Treaty”), the sale, exchange or disposition of ordinary shares by a person who qualifies as a resident of the United States within the meaning of the United States-Israel Tax Treaty and who is entitled to claim the benefits afforded to such person by the United States- Israel Tax Treaty (a “Treaty United States Resident”) generally will not be subject to the Israeli capital gains tax unless such Treaty United States Resident holds, directly or indirectly, shares representing 10% or more of the Company’s voting power during any part of the 12- month period preceding such sale, exchange or disposition, subject to certain conditions. A sale, exchange or disposition of ordinary shares by a Treaty United States Resident who holds, directly or indirectly, shares representing 10% or more of the Company’s voting power at any time during such preceding 12-month period would be subject to such Israeli tax, to the extent applicable; however, under the United States-Israel Tax Treaty, such Treaty United States Resident would be permitted to claim a credit for such taxes against the United States federal income tax imposed with respect to such sale, exchange or disposition, subject to the limitations specified in the treaty. The United States-Israel Tax Treaty does not relate to United States state or local taxes.

Taxation of Non-Resident Holders of Ordinary Shares

        Non-residents of Israel are subject to income tax on income accrued or derived from sources in Israel. These sources of income include passive income such as dividends, royalties and interest, as well as non-passive income from services rendered in Israel. On distributions of dividends, other than bonus shares or stock dividends, by a publicly traded company, income tax is withheld at the source at the rate of 20%; unless a different rate is provided in a treaty between Israel and the shareholder’s country of residence. Under the U.S.-Israel Tax Treaty, the maximum tax on dividends paid to a holder of shares who is a resident of the United States is 25% or 12.5% if such U.S. resident is a corporation which holds, directly or indirectly, shares representing at least 10% or more of our issued voting power during the part of the tax year which precedes the date of payment of the dividend and during the whole of its prior tax year. However, under the U.S.-Israel Tax Treaty and the Investments Law, dividends generated by an Approved Enterprise (or Benefiting Enterprise) are taxed at the rate of 15%.

United States Tax Considerations

        The discussion of material United States federal income tax considerations below (other than statements as to whether we are a “passive foreign investment company” and statements regarding our earnings and profits) is based on an opinion of U.S. tax counsel, Phillips Nizer LLP. Subject to the limitations described in the next paragraph, the following describes the material United States federal income tax consequences resulting from the distribution to a “U.S. Holder” and related transactions by the U.S. Holder, including the exercise or expiration of rights, and the disposition of rights or ordinary shares. For purposes of this discussion, a U.S. Holder means (1) any U.S. person who receives a distribution of rights pursuant to this rights offering and who holds such rights or ordinary shares issued upon the exercise of the rights (“Initial U.S. Holder”) and (2) any U.S. person other than an Initial U.S. Holder who acquires such rights or ordinary shares issued upon exercise of such rights (“Subsequent U.S. Holder”). For purposes of our discussion, a U.S. person is:

—	a citizen or resident of the United States;
—	a corporation created or organized in the United States or under the laws of the United States or any State;
—	an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or
—	a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or if the trust has validly elected to be treated as a U.S. person under applicable Treasury regulations.

        The discussion is based on current provisions of the Internal Revenue Code of 1986, or the Code, as amended, current and proposed Treasury regulations promulgated thereunder, and administrative and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis. This discussion is not a representation of, nor does it address, all aspects of United States federal income taxation that may be relevant to any particular U.S. Holder based on such U.S. Holder’s individual circumstances. In particular, this discussion considers only U.S. Holders that will own rights or ordinary shares as capital assets at all relevant times and does not address the potential application of the alternative minimum tax or U.S. federal income tax consequences to U.S. Holders that are subject to special treatment, including U.S. Holders that:

—	are broker-dealers or insurance companies;
—	have elected mark-to-market accounting;
—	are financial institutions or financial services entities;
—	hold rights, debentures, or ordinary shares as part of a straddle, hedge or conversion transaction with other investments;
—	own directly, indirectly or by attribution at least 10% of our voting power; or
—	have a functional currency that is not the U.S. dollar.

        Additionally, the discussion does not consider the tax treatment of persons who hold rights or ordinary shares through a partnership or other pass-through entity or the possible application of U.S. federal gift or estate tax.

        THIS DISCUSSION DOES NOT ADDRESS THE IMPACT OF AN INVESTOR’S INDIVIDUAL TAX CIRCUMSTANCES. ACCORDINGLY, EACH INVESTOR SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM OR HER OF AN INVESTMENT IN THE ORDINARY SHARES OR THE RIGHTS, INCLUDING THE EFFECTS OF APPLICABLE STATE, LOCAL OR FOREIGN TAX LAWS AND POSSIBLE CHANGES IN THE TAX LAWS.

        Distribution of Rights.

        Initial U.S. Holders will not be required to recognize taxable income upon the distribution of rights pursuant to the rights offering.

        Basis and Holding Period of Rights.

        The discussion under this subheading applies only to Initial U.S. Holders.

        If, in accordance with Section 307 of the Code, the fair market value of the rights which we distribute to a U.S. Holder is less than 15% of the fair market value of such U.S. Holder’s ordinary shares with respect to which such rights were distributed, such U.S. Holder’s basis in the rights distributed generally will be zero. A U.S. Holder may elect, however, to allocate the basis of the U.S. Holder’s ordinary shares between such ordinary shares and the rights received in proportion to their relative fair market values on the date of distribution. This election may be made pursuant to Section 307 of the Code and will be given effect only if the U.S. Holder exercises or sells the rights. To make the election, a U.S. Holder must attach a statement to the U.S. Holder’s U.S. Federal income tax return for the taxable year in which the rights are received. The election will be irrevocable once made.

        If the fair market value of the rights which we distribute to a U.S. Holder is 15% or more of the fair market value of such U.S. Holder’s ordinary shares with respect to which such rights were distributed, such U.S. Holder will be required to allocate its basis between such ordinary shares and such rights in proportion to their relative fair market values.

        In either case, a U.S. Holder’s holding period for the rights that we distribute to such U.S. Holder will include the holding period of such U.S. Holder’s ordinary shares with respect to which such rights were distributed.

        Exercise of Rights; Basis and Holding Period of Acquired Shares; Sale Exchange or Other Disposition of Acquired Shares.

        This discussion is qualified by the discussions below under the subheading “Tax Consequences if We Are a Passive Foreign Investment Company.”

        A U.S. Holder will not recognize gain or loss upon the exercise of the rights. A U.S. Holder’s basis in our ordinary shares acquired through exercise of the rights generally will equal the sum of (i) the subscription price paid by such U.S. Holder to acquire such ordinary shares and (ii) such U.S. Holder’s basis in the rights exercised. A U.S. Holder’s holding period in our ordinary shares acquired will begin on the day such U.S. Holder exercises the rights.

        Upon the sale, exchange or other disposition of our ordinary shares acquired upon the exercise of rights, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized and such U.S. Holder’s basis in such ordinary shares. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if a U.S. Holder’s holding period exceeds one year at the time of the sale, exchange or other disposition. Long-term capital gains of certain non-corporate taxpayers generally are taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.

        Gains and losses recognized by a U.S. Holder on a sale, exchange or other disposition of rights or ordinary shares generally will have a U.S. source for foreign tax credit purposes.

        Expiration of Rights.

        If an Initial U.S. Holder receives rights pursuant to the rights offering and allows the rights to expire unexercised, then such U.S. Holder will not be permitted to recognize a taxable loss. In addition, such U.S. Holder’s basis in our ordinary shares will not be affected by this rights offering and such U.S. Holder’s decision to allow its rights to expire and will remain the same as before the rights offering.

        Sale, Exchange or Other Disposition of Rights.

        Upon the sale, exchange or other disposition of rights, a U.S. holder generally will recognize capital gain or loss equal to the difference between the amount realized and such U.S. holder’s basis in the rights. Such gain or loss will be long-term capital gain or loss if a U.S. holder’s holding period in the rights is more than one year on the date of the sale, exchange or other disposition. Long-term capital gains generally are taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.

        Tax Consequences if We Are a Passive Foreign Investment Company

        A foreign corporation generally will be treated as a “passive foreign investment company” (“PFIC”) if, after applying certain “look-through” rules, either (i) 75% or more of its gross income is passive income or (ii) 50% or more of the average value of its assets is attributable to assets that produce or are held to produce passive income. Passive income for this purpose generally includes dividends, interest, rents, royalties and gains from securities and commodities transactions. The look-through rules require a foreign corporation that owns at least 25% by value, of the stock of another corporation to treat a proportionate amount of assets and income as held or received directly by the foreign corporation.

        The Company has not made the analysis necessary to determine whether or not it is currently a PFIC or whether it has ever been a PFIC. However, the Company does not believe that it was a PFIC in 2006. However, there can be no assurance that the Company is not, has never been or will not in the future be a PFIC. If the Company were to be treated as a PFIC, any gain recognized by a U.S. Holder upon the sale (or certain other dispositions) of ordinary shares (or the receipt of certain distributions) generally would be treated as ordinary income, and a U.S. Holder may be required, in certain circumstances, to pay an interest charge together with tax calculated at maximum rates on certain “excess distributions,” including any gain on the sale or certain dispositions of ordinary shares. In order to avoid this tax consequence, a U.S. Holder (i) may be permitted to make a “qualified electing fund” election, in which case, in lieu of such treatment, such holder would be required to include in its taxable income certain undistributed amounts of the Company’s income or (ii) may elect to mark-to-market the ordinary shares and recognize ordinary income (or possible ordinary loss) each year with respect to such investment and on the sale or other disposition of the ordinary shares. Additionally, if the Company is deemed to be a PFIC, a U.S. Holder who acquires ordinary shares in the Company from a decedent will be denied the normally available step-up in tax basis to fair market value for the ordinary shares at the date of the death and instead will have a tax basis equal to the decedent’s tax basis if lower than fair market value. Neither the Company nor its advisors have the duty to or will undertake to inform U.S. Holders of changes in circumstances that would cause the Company to become a PFIC. U.S. Holders should consult their own tax advisors concerning the status of the Company as a PFIC at any point in time after the date of this Prospectus. The Company does not currently intend to take the action necessary for a U.S. Holder to make a “qualified electing fund” election in the event the Company is determined to be a PFIC.

Dividends Paid on the Ordinary Shares

        Distributions paid on ordinary shares (including any Israeli taxes withheld) to a U.S. Holder will be treated as ordinary dividend income for United States federal income tax purposes to the extent of the Company’s current and accumulated earnings and profits (as computed for U.S. federal income tax purposes). Such dividends, which will be treated as foreign source income for U.S. foreign tax credit purposes, generally will not qualify for the dividends-received deduction available to corporations. Distributions in excess of such earnings and profits will be applied against and will reduce the shareholder’s tax basis in the ordinary shares and, to the extent in excess of such tax basis, will be treated as gain from a sale or exchange of such ordinary shares. The amount of the distribution will equal the US Dollar value of the distribution, calculated by reference to the exchange rate in effect on the date the distribution is received (or otherwise made available to the U.S. Holders), regardless of whether a payment in Israeli currency is actually converted to US Dollars at that time. U.S. Holders should consult their own tax advisors concerning the treatment of foreign currency gain or loss, if any, on any Israeli currency received which is converted into US Dollars subsequent to receipt.

        Qualified dividend income received by an individual (as well as certain trusts and estates) U.S. Holder for taxable years beginning before January 1, 2009 are taxed at reduced rates of either 5 or 15 percent, depending upon the amount of such shareholder’s taxable income. If a non-corporate U.S. Holder does not hold ordinary shares for more than 60 days during the 120 day period beginning 60 days before an ex-dividend date, dividends received on ordinary shares are not eligible for reduced rates. Dividends received from a foreign corporation that was a passive foreign investment company (as further discussed above) in either the taxable year of the distribution or the preceding taxable year are not qualified dividend income. Qualified dividend income includes dividends received from a “qualified foreign corporation.” A “qualified foreign corporation” includes a foreign corporation whose shares are readily tradable on an established securities market in the United States as well as a foreign corporation that is entitled to the benefits of a comprehensive income tax treaty with the United States which includes an exchange of information program. Israel and the United States are parties to a comprehensive income tax treaty which includes an exchange of information program. The United States Treasury Department will periodically issue guidance regarding which income tax treaties will be satisfactory for treating a corporation as a “qualified foreign corporation”. In the event ordinary shares should not be readily tradable on an established securities market in the United States, non-corporate U.S. Holders should consult their own tax advisors as to whether any distributions paid on ordinary shares will be taxed for United States federal income tax purposes at reduced tax rates.

Credit for Israeli Taxes Withheld

        Subject to certain conditions and limitations, any Israeli tax withheld or paid with respect to dividends on the ordinary shares generally will be eligible for credit against a U.S. Holder’s United States federal income tax liability at such U.S. Holder’s election. The Code provides limitations on the amount of foreign tax credits that a U.S. Holder may claim, including extensive separate computation rules under which foreign tax credits allowable with respect to specific categories of income cannot exceed the United States federal income taxes otherwise payable with respect to each such category of income. Dividends with respect to the ordinary shares generally will be classified as foreign source “passive income” for the purpose of computing a U.S. Holder’s foreign tax credit limitations for U.S. foreign tax credit purposes. The availability of the Israeli withholding tax as a foreign tax credit will also be subject to certain restrictions on the use of such credits, including a prohibition on the use of the credit to reduce liability for the United States individual and corporate minimum taxes by more than 90%. Alternatively, U.S. Holders that do not elect to claim a foreign tax credit may instead claim a deduction for Israeli income tax withheld or paid, but only for a year in which these U.S. Holders elect to do so for all foreign income taxes. The rules relating to foreign tax credits are complex, and you should consult your tax advisor to determine whether and if you would be entitled to this credit.

Tax Consequences for Non-U.S. Holders of Ordinary Shares

Except as described in “Information Reporting and Back-up Withholding” below, a non-U.S. holder of ordinary shares will not be subject to U.S. federal income or withholding tax on the payment of dividends on, and the proceeds from the disposition of, ordinary shares, unless:

—	the item is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States and:

(i)	in the case of a resident of a country which has a treaty with the United States, the item is attributable to a permanent establishment; or

(ii)	in the case of an individual, the item is attributable to a fixed place of business in the United States;

—	the non-U.S. holder is an individual who holds the ordinary shares as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition and does not qualify for an exemption; or

—	the non-U.S. holder is subject to tax under the provisions of U.S. tax law applicable to U.S. expatriates.

Information Reporting and Back up Withholding.

A non-corporate U.S. Holder may, under certain circumstances, be subject to information reporting requirements and “backup withholding” at a 30% rate on cash payments in the United States of dividends on, and the proceeds of disposition of, ordinary shares. Backup withholding will apply only if a U.S. Holder: (a) fails to furnish its social security or other taxpayer identification number (“TIN”) within a reasonable time after the request therefore; (b) furnishes an incorrect TIN; (c) is notified by the IRS that it has failed properly to report payments of interest and dividends; or (d) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. U.S. Holders should consult their tax advisors regarding their qualification for exemption, if applicable. The amount of backup withholding from a payment to a U.S. Holder generally will be allowed as a credit against such U.S. Holder’s federal income tax liability and may entitle such U.S. Holder to a refund, provided that the required information is furnished to the IRS.

FOREIGN EXCHANGE CONTROLS AND OTHER LIMITATIONS

All exchange control restrictions previously imposed by the State of Israel have been removed, although there are still reporting requirements for foreign currency transactions. Legislation remains in effect, however, pursuant to which currency controls can be imposed by administrative action at any time.

At this time, due to the removal of the restrictions, non-residents of Israel who purchase our ordinary shares will be able to convert any proceeds from the sale of these ordinary shares, as well as dividend and liquidation distributions, if any, into non-Israeli currency. There are no limitations on the Company’s ability to import and export capital.

DESCRIPTION OF SHARE CAPITAL AND ARTICLES OF ASSOCIATION

The Company is authorized to issue 35,000,000 Ordinary Shares, nominal value NIS 4.00 per share. As of December 31, 2006, 6,744,798 shares were outstanding. As of December 31, 2006 we have 1,331,042 options issued to directors, officers and employees to purchase ordinary shares under our various options plans as well as 1,626,847 ordinary shares underlying convertible notes and warrants to purchase ordinary shares, issued to investors and service providers, as follows:

Options to directors, officers and employees:

Exercise Price Per Share $	Outstanding	Expiration Date

0.00	73,000	Nov. 2014
1.84	45,000	Aug. - Nov. 2008
2.00	22,961	Mar. 2007 - Aug. 2013
2.28	7,500	June 2010
2.48	7,500	Nov. 2010
2.55	7,500	Nov. 2011
2.58	67,261	Oct. 2013
2.631	7,500	Feb. 2011
2.68	615,576	Mar. 2007 - May 2012
2.695	22,500	May 2011
3.00	296,282	Mar. 2007 - Mar. 2016
3.08	30,000	Mar. 2007 - June 2010
4.00	75,000	June 2011
6.80	26,137	Jan. 2007 - Jun. 2011
18.00	750	Mar. 2007 - Nov. 2009
28.00	26,575	Jan. 2007 - June 2011

Total	1,331,042

Warrants and Convertible Notes issued to investors and service providers:

Exercise price per share $	Outstanding		Expiration Date

2.30	10,000		Dec. 2010
3.08	10,000		Mar. 2007
2.50(3)	441,785	(1)	June 2008
2.50(3)	130,434	(2)	June 2008
3.08-4.08	758,524	(4)	Sept. 2008 - Aug. 2009
4.04	227,403		June 2010 - Aug. 2013
5.30	48,701		August 2013

Total	1,626,847

(1)	Issued in June 2005

(2)	Issued in July 2005

(3)	The exercise price of the warrants increases to $2.75 per ordinary share and $3.03 per ordinary share, on the first and second anniversaries of the issue date.

(4)	Relates to the maximum amount of shares underlying the notes issued to the Laurus Master Fund.

Memorandum and Articles of Association

In March 2002 the Company adopted new Articles of Association, in view of the Israeli Companies Law, 1999. Since then, certain articles of the Article of Association have been amended.

Set forth below is a summary of certain provisions of our Memorandum and Articles of Association. This summary is not complete and should be read together with our Memorandum and Articles of Association previously filed.

1.	Objects of the Company:

The company’s objects and purposes are outlined in the Memorandum of Association. These objects include: the development of sophisticated interfaces for IBM mainframe computers; the export of hi-tech products to Europe and the USA; and research, development and manufacture of products in the sphere of communication networks. The Company’s Articles of Association (Article 2) allow it to engage in any legal business.

2.	Provisions related to the directors of the Company:

The Board of Directors may issue shares and other securities, which are convertible or exercisable into shares, up to the limit of the Company’s authorized share capital.

(a) Approval of Certain Transactions under the Companies Law:

We are subject to the provisions of the Israeli Companies Law 1999, which became effective on February 1, 2000.

The Companies Law codifies the fiduciary duties that an Office Holder has to the Company. An “Office Holder” is defined in the Companies Law as any Director, General Manager or any other Manager directly subordinate to the General Manager and any other person with similar responsibilities.

An Office Holder’s fiduciary duties consist of a Duty of Loyalty and a Duty of Care.

The Duty of Loyalty includes: the avoidance of any conflict of interest between the Office Holder’s position in the company and his personal affairs; the avoidance of any competition with the company; the avoidance of any exploitation of any business opportunity of the Company in order to receive personal advantage for himself or others; and a duty to reveal to the Company any documents or information relating to the Company’s affairs that the Office Holder has received due to his position.

The Duty of Care requires an Office Holder to act at a level of care that a reasonable Office Holder in the same position would employ under the same circumstances. This includes the duty to utilize reasonable means to obtain (1) information regarding the appropriateness of a given action brought for his approval or performed by him by virtue of his position and (2) all other information of importance pertaining to the foregoing actions.

Under the Companies Law, all arrangements with regard to the compensation of Office Holders who are not Directors require the approval of the Board of Directors. Arrangements regarding the compensation of Directors require Audit Committee, Board and Shareholder approval.

The Companies Law requires that an Office Holder of a company promptly disclose to the company’s Board of Directors any personal interest that he or she may have, and all related material information known to him in connection with any existing or proposed transaction by the company. This disclosure must be made by the Office Holder, whether orally or in writing, no later than the first meeting of the Company’s Board of Directors which discusses the particular transaction. An Office Holder is deemed to have a “personal interest” if he, certain members of his family, or a corporation in which he or any one of those family members is a 5% or greater shareholder or exercises or has the right to exercise control, has an interest in a transaction with the company. An “Extraordinary Transaction” is defined as a transaction – other than in the ordinary course of business, not on market terms, or that is likely to have a material impact on the company’s profitability, assets or liabilities.

In the case of a transaction that is not an Extraordinary Transaction, after the office holder complies with the above disclosure requirements, only board approval is required. The transaction must not be adverse to the company’s interests. In the case of an Extraordinary Transaction, the company’s Audit Committee and the Board of Directors, and, under certain circumstances, the shareholders of the company must approve the transaction, in addition to any approval stipulated by the Articles of Association. An Office Holder who has a personal interest in a matter that is considered at a meeting of the Board of Directors or the Audit Committee may not be present at this meeting or vote on this matter, unless a majority of the members of the Board of Directors or Audit Committee, respectively, have a personal interest in the matter, in which case they may all be present and vote, after which the matter must be approved by the shareholders of the Company.

(b) Borrowing powers exercisable by the Directors are not specifically outlined in the Company’s Articles of Association, however, according to Article 15: “Any power of the Company which has not been vested in another organ pursuant to the Companies Law or the articles may be exercised by the Board of Directors”.

(c) The Company’s Articles of Association do not contain provisions regarding the retirement of directors under an age limit requirement, nor do they contain a provision requiring a Director to hold any Company shares in order to qualify as a Director.

3.	With regard to the rights, preferences and restrictions attaching to the shares, the Company’s Articles of Association provide the following:

(a) Dividends, Rights to Share in the Company’s Profits and Rights to Share in any Surplus upon Liquidation

All holders of paid-up ordinary shares of the Company have an equal right to participate in the distribution of (i) dividends, whether by cash or by bonus shares; (ii) Company assets; and (iii) the Company’s surplus assets upon winding up, all pro rata to the nominal value of the shares held by them (Articles 4.2.2, 4.2.3 and 7.3).

The Board of Directors is the organ authorized to decide upon the distribution of dividends and bonus shares (Article 26). The shareholders who are entitled to a dividend are the shareholders on the date of the resolution for the dividend or on a later date if another date is specified in the resolution on the dividend’s distribution. If the Board of Directors does not otherwise determine, any dividend may be paid by way of a cheque or payment order that shall be sent by mail in accordance with the registered address of the shareholder or person entitled thereto, or in the case of registered joint shareholders to the shareholder whose name appears first in the shareholders’ register in relation to the joint shareholding. Every such cheque shall be drawn up to the order of the person to whom it is being sent. The receipt of a person who on the date of the dividend’s declaration is listed in the shareholders’ register as the holder of any share or, in the case of joint shareholders, of one of the joint shareholders shall serve as confirmation of all the payments made in connection with such share. For the purpose of implementing any resolution pursuant to the provisions of this paragraph, the Board of Directors may settle, as it deems fit, any difficulty arising in relation to the distribution of the dividend and/or bonus shares, including determine the value for the purpose of the said distribution of certain assets and resolve that payments in cash shall be made to members in reliance upon the value thus determined, determine regulations in relation to fractions of shares or in relation to non-payment of amounts less than NIS 200.

(b) Voting Rights

All holders of paid-up ordinary shares of the Company have an equal right to participate in and vote at the Company’s general meetings, whether ordinary or special, and each of the shares in the Company shall entitle its holder, present at the meeting and participating in the vote, himself, by proxy or through a voting instrument, to one vote (Article 4.2.1). Such voting rights may be affected in the future by the grant of any special voting rights to the holders of a class of shares with preferential rights. Shareholders may vote either in person or through a proxy or voting instrument, unless the Board of Directors prohibited voting through a voting instrument on a certain matter and stated so in the notice of the meeting (Articles 14.1 and 14.6). A resolution at the general meeting shall be passed by an ordinary majority unless another majority is specified in the Companies Law or the Company’s Articles of Association (Article 14.3).

(c) Election of Directors.

The Company’s directors are elected by the shareholders at a shareholders’ meeting. The Ordinary Shares do not have cumulative voting rights in the election of directors. The holders of Ordinary Shares conferring more than 50% of the voting power present by person or by proxy at the shareholders’ meeting, have the power to elect the directors. The directors elected shall hold office until the next annual meeting, or sooner if they cease to hold office pursuant to the provisions of the Company’s Articles. In addition, the Board of Directors may appoint a director (to fill a vacancy or otherwise) between shareholder meetings, and such appointment shall be valid until the next annual meeting or until such appointee ceases to hold office pursuant to the provisions of the Company’s Articles. In compliance with the Companies Law, the Company has two external directors. The external directors are also appointed by the shareholders and their term of office is three years. Directors of the Company stand for reelection at every annual meeting (Article 16.2) and not at staggered intervals, with the exception of the External directors who are appointed for a period of 3 years under the Israeli Companies Law, 1999.

(d) Redemption

The Company may, subject to any applicable law, issue redeemable securities on such terms as determined by the Board of Directors, provided that the general meeting of shareholders approves the Board of Director’s recommendation and the terms determined (Article 27).

(e) Capital Calls by the Company

The Board of Directors may only make calls for payment upon shareholders in respect of monies not yet paid for shares held by them (Article 7.2).

(f) Discrimination

No provision in the Company’s Articles of Association discriminates against an existing or prospective holder of securities, as a result of such shareholder owning a substantial amount of shares.

4.	Modification of Rights of Holders of Stock

The general meeting of shareholders may resolve to create new shares of an existing class or of a new class with special rights and/or restrictions (Article 9.1).

So long as not otherwise provided in the shares’ issue terms and subject to the provisions of any law, the rights attached to a particular class of shares may be altered, after a resolution is passed by the Company and with the approval of a resolution passed at a general meeting of the holders of the shares of such class or the written agreement of all the class holders. The provisions of the Company’s Articles of Association regarding general meetings shall apply, mutatis mutandis, to a general meeting of the holders of a particular class of shares (Article 10.1). The rights vested in the holders of shares of a particular class that were issued with special rights shall not be deemed to have been altered by the creation or issue of further shares ranking equally with them, unless otherwise provided in such shares’ issue terms (Article 10.2).

The above mentioned conditions are not more onerous than is required by law.

5.	Annual General Meetings and Extraordinary General Meetings

General meetings shall be convened at least once a year at such place and time as determined by the Board of Directors but no later than 15 months from the last general meeting. Such general meetings shall be called “annual meetings”. The Company’s other meetings shall be called “special meetings” (Article 12.1). The annual meeting’s agenda shall include a discussion of the Board of Directors’ reports and the financial statements as required at law. The annual meeting shall appoint an auditor, appoint the directors pursuant to these articles and discuss all the other matters which must be discussed at the Company’s annual general meeting, pursuant to these articles or the Law, as well as any other matter determined by the Board of Directors (Article 12.2).

The Board of Directors may convene a special meeting pursuant to its resolution and it must convene a general meeting if it receives a written requisition from any one of the following (hereinafter referred to as “requisition”) (i) two directors or one quarter of the directors holding office; and/or (ii) one or more shareholders holding at least 5% of the issued capital and at least 1% of the voting rights in the Company; and/or (iii) one or more shareholders holding at least 5% of the voting rights in the Company (Article 12.3). A requisition must detail the objects for which the meeting must be convened and shall be signed by the persons requisitioning it and sent to the Company’s registered office. The requisition may be made up of a number of documents in an identical form of wording, each of which shall be signed by one or more of the persons requisitioning the meeting (Article 12.4). Where the Board of Directors is required to convene a special meeting, it shall do so within 21 days of the requisition being submitted to it, for a date that shall be specified in the invitation and subject to the law (Article 12.5).

Notice to the Company’s members regarding the convening of a general meeting shall be sent to all the shareholders listed in the Company’s shareholders’ register at least 21 days prior to the meeting and shall be published in other ways insofar as required by the law. The notice shall include the agenda, proposed resolutions and arrangements with regard to a written vote. The accidental omission to give notice of a meeting to any member, or the non-receipt of notice sent to such member, shall not invalidate the proceedings at such meeting (Article 12.6).

The shareholders entitled to participate in and vote at the general meeting are the shareholders on the date specified by the Board of Directors in the resolution to convene the meeting, and subject to the law (Article 14.1).

No discussions may be commenced at the general meeting unless a quorum is present at the time of the discussion’s commencement. A quorum is the presence of at least two shareholders holding at least 33?% of the voting rights (including presence through a proxy or a voting instrument), within half an hour of the time fixed for the meeting’s commencement (Article 13.1). If no quorum is present at a general meeting within half an hour of the time fixed for the commencement thereof, the meeting shall be adjourned for one week, to the same day, time and place, or to a later time if stated in the invitation to the meeting or in the notice of the meeting (hereinafter referred to as “the adjourned meeting”) (Article 13.2). The quorum for the commencement of the adjourned meeting shall be any number of participants.

The Articles of Association provide that all shareholder resolutions shall be passed by an ordinary (simple) majority of the votes cast, unless another majority is specified in the Companies Law or in the Articles (Article 14.3).

6.	Limitations on the rights to own securities

There are no limitations on the rights to own the Company’s securities, including the rights of non-residents or foreign shareholders to do so.

7.	Change of Control

Under the Companies Law, a merger is generally required to be approved by the shareholders and Board of Directors of each of the merging companies. Shareholder approval isn’t required if the company that will not survive is controlled by the surviving company. Additionally, the law provides some exceptions to the shareholder approval requirement in the surviving company. If the share capital of the company that will not be the surviving company is divided into different classes of shares, the approval of each class is also required, unless determined otherwise by the court. A majority of votes approving the merger shall suffice, unless the company (like ours) was incorporated in Israel prior to the Companies Law of 1999, in which case a majority of 75% of the voting power is needed in order to approve the merger. Additionally, unless the court determines differently, a merger will not be approved if it is objected to by a majority of the shareholders present at the meeting, after excluding the shares held by the other party to the merger, by any person who holds 25% or more of the other party to the merger and by the relatives of and corporations controlled by these persons. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of any of the parties of the merger. Also, a merger can be completed only after all approvals have been submitted to the Israeli Registrar of Companies and provided that 30 days have elapsed since shareholder approval was received and 50 days have elapsed from the time that a proposal for approval of the merger was filed with the Registrar.

The Companies Law also provides that an acquisition of shares in a public company must be made by means of a tender offer if, as a result of the acquisition, the purchaser would become a holder of 25% or more of the voting power at general meetings. This rule does not apply if there is already another holder of 25% or more of the voting power at general meetings. Similarly, the Companies Law provides that an acquisition of shares in a public company must be made by means of a tender offer if, as a result of the acquisition, the purchaser would become a holder of more than 45% of the voting power of the company. This rule does not apply if someone else already holds 45% of the voting power of the company. An acquisition from a 25% or 45% holder, which turns the purchaser into a 25% or 45% holder respectively, does not require a tender offer. An exception to the tender offer requirement may also apply when the additional voting power is obtained by means of a private placement approved by the general meeting of shareholders. These tender offer requirements do not apply to companies whose shares are listed for trading outside of Israel if, under local law or the rules of the stock exchange on which their shares are traded, there is a limitation on the percentage of control which may be acquired or the purchaser is required to make a tender offer to the public.

Under the Companies Law, a person may not acquire shares in a public company if, after the acquisition, he will hold more than 90% of the shares or more than 90% of any class of shares of that company, unless a tender offer is made to purchase all of the shares or all of the shares of the particular class. The Companies Law also provides that as long as a shareholder in a public company holds more than 90% of the company’s shares or of a class of shares, that shareholder shall be precluded from purchasing any additional shares (an exemption exists where the shareholder held prior to and following February 2000, over 90% of any class of shares, in which case he may purchase additional shares by a tender offer that was accepted by a majority of the offerees). If a tender offer is accepted and less than 5% of the shares of the company are not tendered, all of the shares will transfer to the ownership of the purchaser. If 5% or more of the shares of the company are not tendered, the purchaser may not purchase shares in a manner which will grant him more than 90% of the shares of the company.

LEGAL PROCEEDINGS

In July 2002, the Company received a claim letter from a car leasing vendor, under which it claims that the Company’s termination notice of the leasing agreement in March 2002 constituted a breach of the agreement and the car vendor is demanding compensation of which the nominal sum is approximately $292,000. No legal proceeding has been filed. At this stage, according to the Company’s counsel assessment, the prospects of vendor to prevail and recover a significant amount, seem remote. The financial statements do not include any provision for this claim.

In September 2003, a supplier filed a legal claim in the amount of $107,000 against the Company’s subsidiary (Odem). The claim alleges the breach of an agreement for the purchase of products. Odem has filed a counterclaim alleging that the supplier’s products were imcompatible with the required specifications and asking for damages. In August 2006, the court ruled that the supplier is to pay Odem approximately $54,000 dollar (which amount includes value added tax and litigation costs).

In March 2006, BOSâNOVA EURL, a French company and former distributor of the Company, filed against the Company and others a claim with the French Tribunal, in the amount of 1.4 million Euros, alleging breach of exclusive distributor rights in France. This claim follows a previous motion for temporary injunctive relief that was filed against the Company’s new French distributor, said motion ultimately denied by French Trade Tribunal. The Company’s management is not yet able to assess the probability of successfully defending the existing claim.

On May 10, 2006 the Company received a written demand from IDEAL Software GmbH (“IDEAL”), a German corporation, in which it claims that the Company owes it for unpaid license fees. On June 11, 2006 the Company filed with the Haifa District Court in Israel a claim against IDEAL. Recently, we announced that we entered into a settlement of this dispute with IDEAL, pursuant to which, on December 21, 2006, we paid IDEAL an amount of 110,000 Euros, and we agreed to withdraw the claim we filed in Israel.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK.

Currency Exchange Rate Risk Management

The Company’s functional currency is the US Dollar. Since the Company operates in Israel and Europe it manages assets and liabilities in currencies other than US Dollar such as Israeli Shekel and Euro. The balance of monetary assets in comparison to liabilities in non-dollar currencies in the Balance Sheet as of June 30, 2006, December 31, 2005 and December 31, 2004 (“Balance Sheet Exposure”) is presented in the table below. The data is presented in US Dollars (in thousands):

	June 30, 2006		December 31, 2005		December 31, 2004
	Israeli currency (1)	non-dollar Currencies (2)	Israeli currency (1)	non-dollar Currencies (2)	Israeli currency (1)	non-dollar Currencies (2)
	U.S.$	U.S.$	U.S.$	U.S.$	U.S.$	U.S.$

Current assets:
Cash and cash equivalents	524	19	655	152	873	244
Trade receivables	2,586	8	3,847	260	3,794	121
Other accounts receivable	208	-	499		390	-

Total assets	3,318	27	5,001	412	5,057	365

Current liabilities:
Short term loans from banks	3,155	-	2,271	-	1,354	-
Current maturities of long-term bank loans	20	-	28	-	48	-
Trade payables	893	129	1,643	91	1,514	21
Other accounts payable	290	-	887	-	988	-

	4,358	129	4,829	91	3,904	21

Bank loans (net of current
maturities)	10	-	17	-	54	-

Total liabilities	4,368	129	4,846	91	3,958	21

Net	(1,050)	(102)	155	321	1,099	344

(1)     The above does not include balances in Israeli currency linked to the US dollar.

(2)     Primarily Euro.

The Company does not use financial instruments and derivatives, but manages the risk of Balance Sheet Exposure by attempting to maintain a similar balance of assets and liabilities in Israeli Shekels and the USD currencies.

The selling prices of our products in Israel and Europe are collected in the local currency. The purchases and salary expenses in Israel are paid in the local currency.

A material change in currency exchange rate of the NIS or Euro compared to the US Dollar may have an effect on the Company’s financial results and cash flow.

Credit Risk Management

The company sells its products and purchases products from vendors on credit terms. The trade receivables of the Company are derived from sales to customers located primarily in Israel, the United States, the Far East and Europe. The Company generally does not require collateral; however, in certain circumstances, the Company may require letters of credit, other collateral, additional guarantees or advanced payments.

Provisions are made for doubtful debts on a specific basis and, in management’s opinion, appropriately reflect the loss inherent in collection of the debts. Management bases this provision on its assessment of the risk of the debt.

The table below presents the accounts receivables balance by geographical market as of June 30, 2006, December 31, 2005 and December 31, 2004:

	June 30, 2006	December 31, 2005	December 31, 2004

United States	$391	$799	$734
Europe	49	467	345
Far East	25	44	170
Israel and others	4,000	3,889	3,308

	$4,465	$5,199	$4,557

Interest Rate Risk

The Company’s exposure to market risk for changes in interest rates, is due to its investment of its surplus funds, loans and Convertible Note that carried variable interest.

The Company has a conservative investment policy. According to this policy the Company invests in bank deposits and in high level marketable securities.

A material change in yields of the securities which the company invests in and the need of cash before the securities’ maturation, may have an effect on the Company’s financial results and cash flow.

A material change in interest we receive on our bank deposits or pay on our loans and Convertible Note may have an effect on the Company’s financial results and cash flow.

Bank Risk

The Company invests and manages the majority of its funds in three banks, which are among the five largest in Israel.

UNDERTAKING TO REFRAIN FROM ACTIONS
NOT DISCLOSED IN THIS PROSPECTUS

        By signing this prospectus, we and our directors undertake as follows:

(a)	not to take any action which is not disclosed in the prospectus concerning this rights offering and distributing or dispersing of the securities offered hereunder to the public, not to grant to purchasers of these securities rights which are not referred to in the prospectus;

(b)	not to enter into any agreement with any third party that to the best of our knowledge has entered into arrangements which conflict with sub-paragraph (a); and

(c)	to inform the Israel Securities Authority if we become aware of any arrangement with a third party, which conflicts with sub-paragraph (a).

LEGAL MATTERS

        The validity of the securities offered in this prospectus will be passed upon for us by Amit, Pollak, Matalon & Co., our Israeli counsel. Certain matters set forth herein under “Material Tax Considerations – United States Tax Considerations” will be passed upon for us by Phillips Nizer LLP, our US counsel.

EXPERTS

        Our consolidated financial statements, included herein for the year ended December 31, 2005, as amended, have been audited by Kost Forer Gabbay & Kasierer, independent registered public accounting firm and a member of Ernst & Young Global as set forth in their report thereon included herein. Such consolidated statements are included herein in reliance upon such report given on the authority of such firm as experts in auditing and accounting.

        The consolidated financial statements of our consolidated subsidiary Odem Electronic Technologies 1992 Ltd., for the year ended December 31, 2004, as amended have been audited by Kesselman & Kesselman, independent registered public accounting firm and a member of PricewaterhouseCoopers, as set forth in their report thereon included herein.

        The value attributed to our holdings in Surf Communication Systems Ltd., as of September 30, 2005, was supported by an external valuation prepared by Variance Economic Consulting Ltd.

        The value attributed to our holdings in Qualmax Inc., as of December 31, 2005, was supported by an external valuation prepared by Melnik Oded Business Advisory Ltd.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form F-1 under the Securities Act of 1933, with respect to the securities offered by this prospectus. However, as is permitted by the rules and regulations of the SEC, this prospectus, which is part of our registration statement on Form F-1, omits certain non-material information, exhibits, schedules and undertakings set forth in the registration statement. For further information about us, and the securities offered by this prospectus, please refer to the registration statement.

        We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are applicable to a foreign private issuer. In accordance with the Exchange Act, we file reports, including annual reports on Form 20-F by June 30 of each year. We also furnish to the SEC under cover of Form 6-K material information required to be made public in Israel, filed with and made public by any stock exchange or distributed by us to our shareholders.

        The registration statement on Form F-1 of which this prospectus forms a part, including the exhibits and schedules thereto, and reports and other information filed by us with the SEC may be inspected without charge and copied at prescribed rates at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material are also available by mail from the Public Reference Section of the SEC, at 100 F. Street, N.E., Washington D.C. 20549, at prescribed rates. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC (http://www.sec.gov).

        As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders and our officers, directors and principal shareholders are exempt from the “short-swing profits” reporting and liability provisions contained in Section 16 of the Exchange Act and related Exchange Act rules.

ENFORCEABILITY OF CIVIL LIABILITIES

        We have been informed by our legal counsel in Israel, Amit, Pollak, Matalon & Co., that there is doubt concerning the enforceability of civil liabilities under the Securities Act and the Exchange Act in original actions instituted in Israel. However, subject to specified time limitations, Israeli courts may enforce a United States final executory judgment in a civil matter, including a monetary or compensatory judgment in a non-civil matter, obtained after due process before a court of competent jurisdiction according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel. The rules of private international law currently prevailing in Israel do not prohibit the enforcement of a judgment by Israeli courts provided that:

—	the judgment is enforceable in the state in which it was given;
—	adequate service of process has been effected and the defendant has had a reasonable opportunity to present his arguments and evidence;
—	the judgment and the enforcement of the judgment are not contrary to the law, public policy, security or sovereignty of the State of Israel;
—	the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties; and

—	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court.

        We have appointed Corporation Service Company as our agent to receive service of process in any action against us in any competent court of the United States arising out of this offering or any purchase or sale of securities in connection with this offering.

        If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at an annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

THE ISRAEL SECURITIES AUTHORITY EXEMPTION

        This prospectus has been prepared based on the requirements of the Securities Act and in accordance with the requirements of the Securities and Exchange Commission for Registration Statements on Form F-1. This prospectus, as will be filed and published in Israel, is identical to the Registration Statement on Form F-1 filed with and declared effective by, the United States Securities and Exchange Commission (File No.333-139233).

        Section 35(29) of the Israeli Securities Law authorizes the Israel Securities Authority to grant an exemption from the application of the Securities Regulations (Prospectus Details, Format and Form), 1969, to companies whose shares are dually listed on the Tel Aviv Stock Exchange and certain foreign stock exchanges, that offer their securities to the public in Israel under a prospectus. Based on the aforesaid, we received such an exemption in connection with the offering under this prospectus.

        The Tel Aviv Stock Exchange and NASDAQ approved the listing of the rights and ordinary shares issuable upon exercise of the rights for trade for only one day on both the NASDAQ Global Market and the Tel Aviv Stock Exchange. Nothing in these approvals should be interpreted as a verification of the information contained herein, an approval of the accuracy or completeness of such information or an expression of any view as to the quality of the securities we are distributing.

        We obtained all the approvals and permits required under applicable law for the distribution of the rights and for the publication of this prospectus. The rights are not being distributed in any jurisdiction where the offer is not permitted.

B.O.S BETTER ONLINE SOLUTIONS LTD. AND ITS SUBSIDIARIES

B.O.S. BETTER ONLINE SOLUTIONS LTD.

AND ITS SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2005

U.S. DOLLARS IN THOUSANDS

■	Kost Forer Gabbay & Kasierer 3 Aminadav St. Tel-Aviv 67067, Israel	■	Phone: 972-3-6232525 Fax: 972-3-5622555

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of

B.O.S. BETTER ONLINE SOLUTIONS LTD.

        We have audited the accompanying consolidated balance sheets of B.O.S Better Online Solutions Ltd. (“the Company”) and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the December 31, 2004 financial statements of Odem Electronic Technologies 1992 Ltd (“Odem”) a subsidiary, whose statements reflect total assets constituting 30.6% as of December 31, 2004, and total revenues for the period from November 18, 2004 (date of acquisition of Odem) to December 31, 2004 constituting 23.5% of the related consolidated total revenues. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to amounts included for Odem, is based solely on the reports of the other auditors. Those auditors expressed an unqualified opinion on those statements in their report dated March 25, 2005.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

        In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries at December 31, 2005 and 2004, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

Tel-Aviv, Israel	KOST FORER GABBAY & KASIERER
March 27, 2006	A Member of Ernst & Young Global

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of

ODEM ELECTRONIC TECHNOLOGIES 1992 LTD.

We have audited the consolidated balance sheets of Odem Electronic Technologies 1992 Ltd. (the “Company”) and its subsidiaries as of December 31, 2003 and 2004 and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for each of the years ended on those dates. These financial statements are the responsibility of the Company’s Board of Directors and management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in Israel and the standards of the Public Company Accounting Oversight Board (United States), including those prescribed by the Israeli Auditors (Mode of Performance) Regulations, 1973. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Company’s Board of Directors and management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above, present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries as of December 31, 2003 and 2004 and the consolidated results of operations, changes in shareholders’ equity and cash flows for each of the years ended on those dates, in conformity with accounting principles generally accepted in the United States of America.

Jerusalem, Israel March 25, 2005	Kesselman & Kesselman Certified Public Accountants (Israel) A member of PricewaterhouseCoopers International Limited

B.O.S. BETTER ONLINE SOLUTIONS LTD.
AND ITS SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands

	December 31,
	2005	2004

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$2,346	$2,578
Marketable securities (Note 5)	1,333	2,324
Trade receivables (net of allowance for doubtful accounts of $ 3 and $ 38 at
December 31, 2005 and 2004, respectively)	5,199	4,557
Other accounts receivable and prepaid expenses (Note 3)	592	722
Inventories (Note 4)	3,323	3,086

Total current assets	12,793	13,267

LONG-TERM ASSETS:
Long term marketable securities (note 5)	-	757
Severance pay fund	937	1,143
Investment in an affiliated company (note 6)	722	2,472
Investment in other companies (note 7)	4,690	-

Total long-term assets	6,349	4,372

OTHER ASSETS	49	395

PROPERTY, PLANT AND EQUIPMENT, NET (Note 8)	667	1,019

GOODWILL (Note 10)	952	1,569

CUSTOMER LIST AND OTHER INTANGIBLE ASSETS, NET (Note 9)	1,836	1,860

ASSETS RELATED TO DISCONTINUED OPERATIONS (Note 1c)	-	3

	$22,646	$22,485

The accompanying notes are an integral part of the consolidated financial statements.

B.O.S. BETTER ONLINE SOLUTIONS LTD.
AND ITS SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands, except share and per share data

	December 31,
	2005	2004

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Short term loans from banks (Note 11)	$2,271	$1,354
Current maturities of long-term bank loans and convertible note	354	643
Trade payables	3,367	3,845
Employees and payroll accruals	772	664
Deferred revenues	258	364
Accrued expenses and other liabilities (Note 12)	1,571	1,141

Total current liabilities	8,593	8,011

LONG-TERM LIABILITIES:
Bank loans (net of current maturities) (Note 13)	17	54
Convertible note (net of current maturities) (Note 14)	921	1,151
Put option issued to minority shareholders in a subsidiary	-	359
Deferred taxes	422	348
Accrued severance pay	1,190	1,468

Total long-term liabilities	2,550	3,380

MINORITY INTEREST IN A SUBSIDIARY	-	809

LIABILITIES RELATED TO DISCONTINUED OPERATIONS (Note 1c)	237	237

COMMITMENTS AND CONTINGENT LIABILITIES (Note 15)

SHAREHOLDERS' EQUITY (Note 16):
Share capital
Ordinary shares of NIS 4.00 par value: Authorized: 8,750,000 shares at
December 31, 2005 and 2004; Issued and outstanding: 6,589,385 and 4,737,658
shares at December 31, 2005 and 2004, respectively;	6,432	4,823
Additional paid-in capital	47,588	44,426
Deferred stock-based compensation	(112)	(174)
Accumulated other comprehensive income	21	31
Accumulated deficit	(42,663)	(39,058)

Total shareholders' equity	11,266	10,048

Total liabilities and shareholder's equity	$22,646	$22,485

The accompanying notes are an integral part of the consolidated financial statements.

B.O.S. BETTER ONLINE SOLUTIONS LTD.
AND ITS SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

U.S. dollars in thousands, except per share data

	Year ended December 31,
	2005	2004	2003

Revenues	$27,053	$8,282	$5,728
Cost of revenues	20,109	4,608	1,794
Reversal of Royalties (Note 18a)	84	-	339

Gross profit	7,028	3,674	4,273

Operating costs and expenses:
Research and development	2,608	2,296	2,129
Less - grants and participation	(296)	(492)	(283)
Sales and marketing	3,563	1,706	2,178
General and administrative	3,267	1,705	1,317
Restructuring and related costs	-	-	678

Total operating costs and expenses	9,142	5,215	6,019

Operating loss	(2,114)	(1,541)	(1,746)
Financial income (expenses), net (Note 18b)	(448)	(158)	109
Other income, net (Note 1c)	1,134	-	45

Loss before taxes on income	(1,428)	(1,699)	(1,592)
Taxes on income (Note 17)	(204)	(20)	-

Net loss after taxes	(1,632)	(1,719)	(1,592)

Equity in losses of an affiliated company	(1,750)	(308)	(465)
Minority interest in earnings of a subsidiary	(223)	(17)	-

Loss from continuing operations	(3,605)	(2,044)	(2,057)
Income (loss) related to discontinued operations (Note 1c)	-	(9)	2,036

Net loss	$(3,605)	$(2,053)	$(21)

Basic and diluted net loss per share from continuing operations
(Note 18c)	$(0.64)	$(0.44)	$(0.56)

Basic and diluted net income (loss) per share from discontinued
operations (Note 18c)	$0.00	$0.00	$0.55

Basic and diluted net loss per share (Note 18c)	$(0.64)	$(0.44)	$(0.01)

The accompanying notes are an integral part of the consolidated financial statements.

B.O.S. BETTER ONLINE SOLUTIONS LTD.
AND ITS SUBSIDIARIES
STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

U.S. dollars in thousands, except share data

	Ordinary shares	Share capital	Additional paid in capital	Deferred stock- based compensation	Accumulated other comprehensive income	Treasury shares	Accumulated deficit	Total comprehensive loss	Total shareholders' equity

Balance at January 1, 2003	3,177,264	$3,690	$41,319	$-	$-	$(150)	$(36,844)		$8,015

Issuance of shares related to
share swap transaction	633,102	537	1,059	-	-	-	-		1,596
Issuance of shares related to
the private placement	357,143	82	846	-	-	-	-		928
Stock-based compensation
related to warrants issued
to service providers	-	-	23	-	-	-	-		23
Net loss	-	-	-	-	-	-	(21)	$(21)	(21)
Total other comprehensive loss	-	-	-	-	-	-	-	-	-

Total comprehensive loss								$(21)

Balance at December 31, 2003	4,167,509	4,309	43,247	-	-	(150)	(36,865)		10,541

Deferred employee share-based
compensation	-	-	179	(179)	-	-	-		-
Amortization of deferred
employee stock-based
compensation	-	-		5	-	-	-		5
Issuance of shares related to
the acquisitions of Quasar
and Odem, net	570,149	514	784		-	150	(140)		1,308
Stock based compensation
related to warrants issued
to service providers	-	-	117		-	-	-		117
Warrants issued related to
convertible note	-	-	99	-	-	-	-		99
Other comprehensive loss
Net loss	-	-	-	-	-	-	(2,053)	$(2,053)	(2,053)
Unrealized gain on available
for sales marketable
securities	-	-	-		5	-	-	5	5
Foreign currency translation
adjustments	-	-	-		26	-	-	26	26

Total comprehensive loss								$(2,022)

Balance at December 31, 2004	4,737,658	4,823	44,426	(174)	31	-	(39,058)		10,048

The accompanying notes are an integral part of the consolidated financial statements.

B.O.S. BETTER ONLINE SOLUTIONS LTD.
AND ITS SUBSIDIARIES
STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

U.S. dollars in thousands, except share data

	Ordinary shares	Share capital	Additional paid in capital	Deferred stock- based compensation	Accumulated other comprehensive income	Treasury shares	Accumulated deficit	Total comprehensive loss	Total shareholders' equity

Balance at January 1, 2005	4,737,658	$4,823	$44,426	$(174)	$31	$-	$(39,058)	$-	$10,048

Amortization of deferred
employee stock-based
compensation	-	-	-	62	-	-	-	-	62
Conversion of convertible note	640,293	570	1,046	-	-	-	-	-	1,616
Issuance of shares related to
acquisition of Odem, net	232,603	202	330	-	-	-	-	-	532
Issuance of shares related to
the private placement, net	953,743	815	1,225	-	-	-	-	-	2,040
Exercise of employee options	25,088	22	28	-	-	-	-	-	50
Stock-based compensation
related to warrants issued
to service providers	-	-	348	-	-	-	-	-	348
Warrants issued related to
convertible note	-	-	185	-	-	-	-	-	185
Net loss	-	-	-	-	-	-	(3,605)	(3,605)	(3,605)
Loss on available for sales
marketable securities	-	-	-	-	(4)	-	-	(4)	(4)
Foreign currency translation
adjustment	-	-	-	-	(6)	-	-	(6)	(6)

Total comprehensive loss								$(3,615)

Balance at December 31, 2005	6,589,385	$6,432	$47,588	$(112)	$21	$-	$(42,663)		$11,266

The accompanying notes are an integral part of the consolidated financial statements.

B.O.S. BETTER ONLINE SOLUTIONS LTD.
AND ITS SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

U.S. dollars in thousands

	Year ended December 31,
	2005	2004	2003

Cash flows from operating activities:
Net loss	$(3,605)	$(2,053)	$(21)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss (income) from discontinued operations	-	9	(2,036)
Depreciation and amortization of intangible assets	581	351	307
Amortization of premium and accretion of accrued interest on
available-for-sale marketable securities	35	47	101
Impairment of property and equipment	-	-	110
Increase (decrease) in accrued severance pay, net	(72)	8	36
Equity in losses of an affiliated company	1,750	308	465
Minority interest in earnings in a subsidiary	223	17	-
Stock based compensation related to employees	59	5	-
Capital gain from sale of product line	(273)	-	-
Capital gain from sale of Communication Division	(779)	-	-
Net loss from decrease in value of put options	8	-	-
Capital loss from sale of property and equipment	3	5	6
Gain on sale of marketable securities	-	-	(13)
Stock based compensation related to warrants issued to service
providers	244	121	23
Financial expenses related to warrants issued in connection with
long-term convertible note	120	78	-
Decrease (increase) in trade receivables	(678)	(342)	448
Decrease in deferred taxes	(88)	(47)	-
Decrease in other accounts receivable and prepaid expenses	125	33	131
Increase in inventories	(1,156)	(461)	(106)
Increase (decrease) in trade payables	(308)	961	(580)
Decrease in employees and payroll accruals, deferred revenues,
accrued expenses and other liabilities	(90)	(63)	(808)

Net cash used in operating activities from continuing operations	(3,901)	(1,023)	(1,937)
Net cash used in operating activities from discontinued operations	(3)	(96)	(1,032)

Net cash used in operating activities	(3,904)	(1,119)	(2,969)

Cash flows from investing activities:
Purchase of property and equipment	(272)	(214)	(64)
Proceeds from sale of property and equipment	13	38	8
Proceeds from sale of product line	257	-	-
Payment on account of sale of Communication division	(1,060)	-	-
Investment in long-term marketable securities	(607)	(1,247)	(971)
Proceeds from redemption of marketable securities	2,316	1,000	1,001
Investment in an affiliated company	-	-	(155)
Acquisitions, net of cash acquired (a,b)	(1,124)	(1,443)	-
Realization of restricted cash	-	-	700

Net cash provided by (used in) investing activities	(477)	(1,866)	519

Cash flows from financing activities:
Repayment of short term and long term bank loans	(55)	(93)	-
Proceeds from short term bank loans	933	-	-
Proceeds from long term convertible note and warrants, net of
issuance expenses	1,246	1,787	-
Payment of long term convertible note	(55)	(80)	-
Proceeds from issuance of shares and exercise of options, net	2,090	-	928
Issuance expenses related to investment in an affiliated company	-	-	(159)

Net cash provided by financing activities from continuing operations	4,159	1,614	769
Net cash used in financing activities from discontinued operations	-	-	(47)

Net cash provided by financing activities	4,159	1,614	722

Decrease in cash and cash equivalents	(222)	(1,371)	(1,728)
Decrease in cash and cash equivalents from discontinued operations	3	66	354
Effect of exchange rate changes on cash and cash equivalents	(13)	11	-
Cash and cash equivalents at the beginning of the year	2,578	3,872	5,246

Cash and cash equivalents at the end of the year	$2,346	$2,578	$3,872

The accompanying notes are an integral part of the consolidated financial statements.

B.O.S. BETTER ONLINE SOLUTIONS LTD.
AND ITS SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

U.S. dollars in thousands

	Year ended December 31,
	2005	2004	2003

Supplemental disclosure of cash flow activities:

(i) Net cash paid during the year for:
Interest	$126	$129	$1

Income tax	$309	$-	$-

(ii) Non-cash activities:

Investment in an affiliated company against issuance of shares	$-	$-	$1,755

Conversion of convertible note into shares	$1,614	$-	$-

Sale of Communication division in consideration for shares in
Qualmax	$4,690	$-	$-

Sale of PrintBos
Consideration	$275	$-	$-
Disposal of fixed assets	(28)	-	-
Disposal of liability	100	-	-
Related expenses	(74)	-	-

Capital gain	$273	$-	$-

Sale of Communication division
Consideration, net	$3,690	$-	$-
Disposal of tangible and intangible assets	(2,425)	-	-
Related expenses	(486)	-	-

Capital gain	$779	$-	$-

(a) Acquisition of Quasar:

Fair value of net assets acquired (excluding cash and cash
equivalents) and liabilities assumed at acquisition date:	$-	$597	$-

Less - amount acquired by issuance of shares	-	(539)	-

	$-	$58	$-

B.O.S. BETTER ONLINE SOLUTIONS LTD.
AND ITS SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

U.S. dollars in thousands

	Year ended December 31,
	2005	2004	2003

(b) Acquisition of Odem:

Fair value of net tangible assets acquired (excluding cash
and cash equivalents) and liabilities assumed at
acquisition date:	$1,020	$1,366	$-
Fair value of net intangible assets acquired at acquisition
date:	718	927	-

Less -
Amount acquired by issuance of shares	532	769	-
Payables	219	139	-
Add-
Cancellation of Put and Call options	137	-	-

	$1,124	$1,385	$-

The accompanying notes are an integral part of the consolidated financial statements.

B.O.S. BETTER ONLINE SOLUTIONS LTD.
AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except for share and share data)

NOTE 1:	–	GENERAL

a.	B.O.S. Better Online Solutions Ltd. is an Israeli corporation (together with its subsidiaries “the Company”).

The Company’s wholly-owned subsidiary BOScom Ltd. (“BOScom”) develops high technology connectivity solutions that provide PC emulation products for the IBM iSeries (AS/400). BOScom was involved in cross platform printing solutions answering a demand for central printing and output management solutions in organizations which was sold during 2005 (see note 1c).

B.O.S. Communication Division Segment included: BOScom’s business of communication solutions which provide multi-path, intelligent routing voice over IP gateways and the Company’s wholly-owned subsidiary Quasar Telecom (2004) Ltd. (“Quasar”), which provide communication solutions based on cellular technology. The assets and liabilities of the Communication Segment have been disposed of as part of the disposal of the Communication Division (see note 1c)

In September and November 2005, the Company purchased an additional 23.9% and 12.3%, respectively, of the outstanding shares of Odem Electronic Technologies 1992 Ltd. (“Odem”). Following these purchase, the Company owns 100% of Odem. Odem is a solutions supplier of electronic components and systems to the technologies sector (see note 1b).

The Company’s products are sold and supported directly and through a network of distributors and value-added resellers.

In addition, the Company holds shares in two affiliated companies:

1)	8.7% interest in Surf Communication Solutions Ltd. (“Surf”), a developer and supplier of access and network convergence software solutions to the wire line and wireless telecommunications and data communications industries.

2)	Approximately 16% interest in Qualmax Inc. a US corporation (“Qualmax”) which is a developer and supplier of Voice over IP technology products and services. The Company’s holdings in Qualmax were received as the consideration for the sale of the communication division (See note 1c).

b.	Business combinations:

1)	Acquisition of Quasar Communication systems Ltd. assets (“QCS”).

In September 2004, the Company entered into an agreement with QCS, to purchase the assets of QCS, for an aggregate consideration of $ 539 by the issuance of 285,000 of the Company’s ordinary shares. The assets of QCS were transferred to Quasar Telecom (2004) Ltd., a wholly owned subsidiary of the Company. The results of Quasar’s operations have been included in the consolidated financial statements since September 28, 2004 (“the closing date”). On December 31, 2005, the Company sold the assets of Quasar as part of the disposal of the Communication Division.

B.O.S. BETTER ONLINE SOLUTIONS LTD.
AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except for share and share data)

NOTE 1:	–	GENERAL (Cont.)

The Company's consolidated financial statements reflect the purchase price determined as follows:

Quasar
September 30, 2004

Issuance of shares (1)	$539
Transaction costs	58

Total purchase price	$597

(1)	The value of the Ordinary shares issued was determined based on the average market price of the Company’s Ordinary shares over the period of two days before and after the terms of the transaction were agreed to and announced.

The acquisition has been treated using the purchase method of accounting in accordance with SFAS141 “Business Combinations”. The purchase price has been allocated to the assets acquired and liabilities assumed based on their estimated fair value at the date of acquisition. The excess of the purchase price over the estimated fair value of the tangible and intangible assets acquired has been recorded as goodwill.

The Company has allocated the total cost of the acquisition in 2004 as follows.

Allocation of purchase consideration	Quasar	Estimated useful life

Tangible assets	$77
Inventory purchase commitment (1)	(147)
Trade name (2)	180	7 years
Core technology (3)	125	5 years
Distribution networks (4)	200	5 years
Goodwill	162

Total purchase price	$597

(1)	The Company purchased Quasar Communication Systems Ltd inventory in the ordinary course of business for a cash consideration of $ 517. The fair value of Quasar’s inventory at the purchase date amounted to $ 370. A provision in the amount of $ 147 has been recorded at the date of the acquisition.

(2)	The Company’s allocation of purchase price valuated the acquired trade name using the relief from royalty approach.

(3)	The Company’s allocation of purchase price valuated the acquired core technology using the discounted cash flows to be derived from the sales of these products to present value.

B.O.S. BETTER ONLINE SOLUTIONS LTD.
AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except for share and share data)

NOTE 1:	–	GENERAL (Cont.)

(4)	The Company’s allocation of purchase price valuated the acquired distribution networks by calculating the savings realized by the Company through obtaining a pre-existing distribution network.

2)	Acquisition of Odem:

On November 18, 2004 the Company purchased 63.8% of the outstanding shares of Odem, from Odem’s existing shareholders. In consideration for Odem’s shares the Company (i) issued 290,532 of the Company’s ordinary shares subject to “lock-up”periods of 2 to 4 years and (ii) paid an amount of $ 1,971 in cash. In addition, Odem’s selling shareholders and the Company had certain put and call options, based on performance, with respect to all of the remaining Odem shares held by such sellers, exercisable for a consideration comprised of additional cash and issuance of additional ordinary shares of the Company. The Company recorded assets and liability with respect to these options at fair value. The put option liability will be measured periodically until it expires or is exercised and the changes in the fair value will be charged to finance expenses.

On September 29, 2005 and November 1, 2005, the Company purchased an additional 23.9% and 12.3%of the outstanding shares of Odem respectively, from Odem’s minority shareholders. Following these purchases, the Company owns 100% of Odem. In consideration for the 12.3% of Odem’s shares purchased on November, 2005 the Company paid $ 554, in cash and for the 23.9% of Odem’s shares purchase on September, 2005 the Company (i) issued 232,603 of the Company’s ordinary shares subject to “lock up”periods of 2 to 4 years and (ii) $ 716 to be paid in cash.

The Company’s consolidated financial statements reflect the purchase price determined as follows:

	Odem
	November 1, 2005	September 29, 2005	November 18, 2004	Total

Issuance of shares (1)	$-	$532	$769	$1,301
Cash consideration	554	716	1,971	3,241
Transaction costs	19	54	139	212
Cancellation of put and
call options	(33)	(104)	-	(137)

Total purchase price	$540	$1,198	$2,879	$4,617

(1)	The value of the Ordinary shares issued was determined based on the average market price of the Company’s Ordinary shares over the period of two days before and after the terms of the transaction were agreed to and announced.

B.O.S. BETTER ONLINE SOLUTIONS LTD.
AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except for share and share data)

NOTE 1:	–	GENERAL (Cont.)

The acquisitions have been treated using the purchase method of accounting in accordance with SFAS141 “Business Combinations”. The purchase price has been allocated to the assets and liabilities assumed acquired based on their estimated fair value at the date of acquisition. The excess of the purchase price over the estimated fair value of the tangible and intangible assets acquired has been recorded as goodwill.

The Company has allocated the total cost of Odem acquisition in 2005 as follows.

Allocation of purchase consideration	November 1, 2005	September 29, 2005	Total	Estimated useful life

Tangible assets	$340	$681	$1,021
Customer list (1)	85	509	594	9 years
Deferred tax liability	(23)	(136)	(159)	9 years
Goodwill	138	144	282

Total purchase price	$540	$1,198	$1,738

(1)	The Company’s allocation of purchase price valuated the acquired customer list by calculating cash flow as a direct result of the customer relationship.

The Company has allocated the total cost of the acquisition in 2004 as follows:

Allocation of purchase consideration	Odem	Estimated useful life

Cash	$586
Tangible assets	780
Put option to minority shareholders (2)	(359)
Call option to minority shareholders (2)	230
Customer list (1)	1,406	10 years
Deferred tax liability	(430)	10 years
Goodwill	666

Total purchase price	$2,879

(1)	The Company’s allocation of purchase price valuated the acquired customer list by calculating cash flow benefit as a direct result of the customer relationship.

(2)	The put and call options were valuated by using the Black & Scholes option pricing model.

B.O.S. BETTER ONLINE SOLUTIONS LTD.
AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except for share and share data)

NOTE 1:	–	GENERAL (Cont.)

The following unaudited pro forma financial information presents the Company’s results of operations as if the acquisitions had occurred as of the beginning of the fiscal years 2003 and 2004, after giving effect to certain adjustments, including amortization of intangible assets. The unaudited pro forma financial information does not necessarily reflect the results of operations that would have occurred, and is not necessarily indicative of results which may be obtained in the future.

Year ended December 31, 2004

Pro forma revenues	$24,154

Pro forma net loss from continuing operations	$(2,631)

Pro forma basic and diluted net loss per share from continuing
operations	$(0.56)

c.	1)	Sale of product line

On July 18, 2005, BOScom signed an asset purchase agreement with Consist Technologies Ltd. and Consist International Inc. (collectively, “Consist”), for the sale of its PrintBOS product line in consideration of $ 500 and a contingent payment in each of the next three years equal to 6-10% of future revenues exceeding $1,000 per year, generated by Consist from the PrintBOS product line. The Company has accounted for a gain of $ 273 in 2005. As of December 31, 2005, the Company has received $ 375 and the remaining $ 125 has been placed in escrow, pending repayment of royalties to the Office of the Chief Scientist (“OCS”) on sales of PrintBOS products.

2)	Sale of Communication Division:

On December 31, 2005, the Company sold its Communications Division Segment (hereinafter “Communications Division”), including its property and equipment, goodwill, technology, trade name, existing distribution channels and related contingent liability to the Office of the Chief Scientist to IP Gear Ltd. (“IP Gear”), a wholly owned Israeli subsidiary of Qualmax. The consideration paid to the Company in the transaction was approximately 3.2 million Qualmax shares of common stock constituting approximately 16% of Qualmax’s total issued and outstanding Common Stock and $800 in royalties to be paid at a rate of 4% from future revenues IP Gear will generate from the disposed division (“Royalties”) with the entire $ 800 due no later than 90 days from the third anniversary of the closing of the transaction. Additional shares may be issued to the Company at the end of four consecutive fiscal quarters following the closing of the transaction, contingent upon IP Gear generating by then a certain level of revenues from the disposed division (“Earn Out Shares”). The maximum number of Earn Out Shares that may further be issued to the Company is approximately 1 million, constituting an additional 5%, of Qualmax outstanding shares. The Company received certain piggy-back registration rights with respect to the Qualmax shares. The Company does not have a representative on the Board of Directors of Qualmax.

B.O.S. BETTER ONLINE SOLUTIONS LTD.
AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except for share and share data)

NOTE 1:	–	GENERAL (Cont.)

The Company accounted for its holdings in Qualmax shares on the cost basis since these shares are restricted stock.

In addition, the Company and IP Gear entered into an Outsourcing Agreement, pursuant to which the Company will provide IP Gear with certain operating services relating to the sold Communications Division. The first three months of services will be provided for no charge and IP Gear shall pay for these services starting from April 2006. IP Gear can elect to pay for the services rendered in April thru June 2006 by issuance to the Company of Qualmax shares valued at a predetermined price of $1.43 per share. The Company undertook to provide these services at least until December 31, 2006 (12 months from closing).

The Company also granted a bridge loan to IP Gear in the amount of $1,000. The term of the loan is three years and it bears interest equal to the Prime rate plus 2.5%, up to a maximum of 12%. In the first 18 months, IP Gear shall pay only the interest accrued on the loan and monthly principal and interest payments shall commence thereafter. The loan granted to IP Gear is secured by a first priority floating charge, which may be subordinated to a charge in favor of Bank of America, NA in the event such charge is recorded. In addition repayment is guaranteed by Qualmax Inc.

The loan agreement provides that if the disposed division would incur in the first quarter of 2006, losses that exceed $250, the principal amount to be repaid under the loan shall be reduced by the excess losses. In such event, Qualmax shall issue to the Company additional shares of Common Stock against such reduction, valued at a predetermined price of $1.43 per share. In addition, the loan shall be immediately repaid in the event Qualmax raises by way of equity financing (or a series of equity financings) an aggregate amount equal to at least $ 4,500.

Qualmax also issued to the Company a five-year warrant for the purchase of up to 107,143 shares, constituting less than 1%, of its outstanding shares in Qualmax, at the exercise price of $2.80 per share (“Warrants”). The Company received certain piggy-back registration rights with respect to the shares underlying the warrant.

December 31, 2005

Consideration:
Approximately 3.2 million ordinary shares of Qualmax (1)	$4,586
107,143 warrants (2)	104
Loan granted to IP Gear	(1,000)

Total consideration	3,690

Cost:
Disposal of inventory, property and equipment and intangible assets
related to the Communication segment	2,425
Transactions related cost	486

Total cost	2,911

Capital gain	$779

(1)	Valuated at $ 1.43 per share
(2)	Valuated at $ 0.97 per warrant

B.O.S. BETTER ONLINE SOLUTIONS LTD.
AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except for share and share data)

NOTE 1:	–	GENERAL (Cont.)

The Company has not accounted for the Communication Division as a “discontinued operation” due to its continuing involvement reflected in the loan and the outsourcing agreement, in accordance with EITF 03-13.

d.	Discontinued operations:

On June 1, 1998, the Company acquired 100% of the share capital of Pacific Information Systems Inc. (“Pacinfo”), a U.S. corporation. Pacinfo was a reseller of computer networking products.

During the fourth quarter of 2002, the Company initiated a plan to cease operations of Pacinfo.

The results of operations including revenues, operating expenses and other income and expenses of Pacinfo for 2004 and 2003 have been reclassified in the accompanying statements of operations as discontinued operations. The Company’s balance sheets at December 31, 2005 and 2004 reflect the net assets and liabilities of Pacinfo as liabilities and assets related to discontinued operations.

The carrying amounts of the major classes of assets and liabilities included as part of the discontinued operations are:

	December 31,
	2005	2004

Cash	$-	$3
Trade receivables, other receivables and prepaid expenses	-	-
Property and equipment, net	-	-

Assets of discontinued operations	$-	$3

Trade payables	$194	$194
Accrued expenses and other liabilities	43	43

Liabilities of discontinued operations	$237	$237

The results of operations, including revenues, cost of revenues and operating expenses of Pacinfo’s operations for 2004 and 2003 have been reclassified in the statements of operations. Taxes were not attributed to the discontinued operations due to utilization of losses from previous years, for which a valuation allowance was provided.

Summarized selected financial information of the discontinued operations is as follows:

	Year ended December 31,
	2005	2004	2003

Revenues	$-	$-	$25

Net income (loss)	$-	$(9)	$2,036

B.O.S. BETTER ONLINE SOLUTIONS LTD.
AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except for share and share data)

NOTE 2:	–	SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements are prepared according to United States generally accepted accounting principles ("U.S. GAAP").

a.	Use of estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

b.	Financial statements in U.S. dollars (“dollar”):

A substantial portion of the Company’s revenues is generated in U.S. dollar (“dollars”). In addition, most of the Company’s costs are incurred in dollars. Company’s management believes that the dollar is the primary currency of the economic environment in which the Company operates. Thus, the functional and reporting currency of the Company is the dollar.

Accordingly, monetary accounts maintained in currencies other than the dollar are remeasured into U.S. dollars in accordance with Statement No. 52 of the Financial Accounting Standards Board (“FASB”) “Foreign Currency Translation”. All transactions gains and losses from the remeasurement of monetary balance sheet items are reflected in the statements of operations as financial income or expenses as appropriate.

The functional currency of the Odem subsidiary, whose functional currency as of December 31, 2004, was other than dollar and has been translated into U.S. dollars, has changed on April 1, 2005, due to significant changes in circumstances initiated by management, which consisting of; Odem transition from New Israeli Shekels (NIS) to U.S. dollars of Odem’s majority sales, majority expenses and budget, which indicate a functional currency change. In accordance with FAS 52, “Foreign Currency Translation” and since the functional currency changed from a foreign currency to the reporting currency, dollars, the translation adjustments as of March 30, 2005, prior to the change have not been removed from equity and the translated amounts for nonmonetary assets as of March 30, 2005, prior to the change became the accounting basis for those assets in the periods starting April 1, 2005.

c.	Principles of consolidation:

The consolidated financial statements include the accounts of the Company and its subsidiaries. Inter-company transactions and balances including profits from inter-company sales not yet realized outside the Company have been eliminated upon consolidation.

d.	Cash equivalents:

Cash equivalents are short-term highly liquid investments that are readily convertible to cash originally purchased with maturities of less than three months.

B.O.S. BETTER ONLINE SOLUTIONS LTD.
AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except for share and share data)

NOTE 2:	–	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

e.	Marketable securities:

The Company accounts for investments in debt securities in accordance with Statement of Financial Accounting Standard No.115, “Accounting for Certain Investments in Debt and Equity Securities” (“FAS 115”). Management determines the appropriate classification of its investments in debt and equity securities at the time of purchase and reevaluates such determinations at each balance sheet date. Until November 30, 2005, debt securities have been classified as held-to-maturity since the Company had the positive intent and ability to hold the securities to maturity and they are stated at amortized cost. The amortized cost of held-to-maturity securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and decline in value judged to be other than temporary and interest are included in financial income, net. Beginning December 1, 2005, the debt securities are classified as “available-for-sale” since the Company does not have the intent to hold the securities to maturity, and are stated at fair value. Due to the change in classification of the securities to “available-for-sale”, the unrealized holding gain at the date of transfer has been reported in other comprehensive income.

Available-for-sale securities are carried at fair value with unrealized gains, and are reported as a separate item under “other comprehensive loss”.

f.	Inventories:

Inventory write-offs are provided to cover risks arising from slow-moving items or technological obsolescence. As of December 31, 2005 and 2004, inventory is presented net of $ 100 and $ 300, respectively, for technological obsolescence and slow moving items (see also Note 4).

Inventories are valued at the lower of cost or market value. Cost is determined as follows:

Raw and packaging materials – moving average cost method. Products in progress and finished products – on the production costs basis.

g.	Grants and royalty-bearing grants:

Grants and royalty-bearing grants from the Chief Scientist of the Ministry of Industry and Trade in Israel for funding certain approved research projects are recognized at the time the Company is entitled to such grants, on the basis of the related costs incurred, and are presented as a deduction of research and development costs.

h.	Investment in an affiliated company:

An affiliated company is a company in which the Company is able to exercise significant influence, but that is not a consolidated subsidiary and is accounted for by the equity method, net of write-down for decrease in fair value which is not of a temporary nature. The Company’s investment in Surf has been included as an affiliated company until September 30, 2005 (see note 6).

B.O.S. BETTER ONLINE SOLUTIONS LTD.
AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except for share and share data)

NOTE 2:	–	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

The investment in an affiliated company represents investments in Ordinary shares and Preferred shares of that Company. The Company applies EITF 99-10, “Percentage Used to Determine the Amount of Equity Method Losses”. Accordingly, losses of the affiliated company are recognized based on the ownership level of the particular security of the affiliated company held by the Company.

The Company’s investment in this company is reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the investment may not be recoverable, in accordance with Accounting Principle Board Opinion No. 18 “The Equity Method of Accounting for Investments in Common Stock” (“APB No. 18”). During 2005, an impairment of 1,385 has been recorded in “equity in losses of an affiliated company” in the statement of operations. In 2004 and 2003, based on management’s analyses, no impairment losses were identified.

i	Investment in other companies:

Investment in companies are investments through which the Company is not able to exercise significant influence over the investee’s financial policies and which do not meet the fair value availability criteria of FAS 115 (“readily determined sales price currently available on a security exchange”), consequently such investments are accounted for by the cost method.

The Company’s investment in such companies is reviewed for impairment whenever events of changes in circumstances indicate that the carrying amount of the investment may not be recoverable in accordance with APB No. 18. No impairment has been identified during 2005.

j.	Property plant and equipment:

Property, plant and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated by using the straight-line method over the estimated useful lives of the assets, at the following annual rates:

	%

Computers and software	20 - 33	(mainly 33%)
Office furniture and equipment	6 - 15	(mainly 10%)
		(over the period of the lease 10 years or the
Leasehold improvements-	10	shorter of the life of the assets)
Vehicles	15
Plant	4

k.	Impairment of long-lived assets:

The Company’s long-lived assets are reviewed for impairment in accordance with Statement of Financial Accounting Standard No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”) whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. The Company has recorded impairment losses of $ 0, $ 0 and $ 110 for the years ended December 31, 2005, 2004 and 2003, respectively.

B.O.S. BETTER ONLINE SOLUTIONS LTD.
AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except for share and share data)

NOTE 2:	–	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

l.	Goodwill:

Goodwill represents excess of the costs over the net assets of businesses acquired. SFAS No. 142 requires goodwill to be tested for impairment at least annually or between annual tests in certain circumstances, and written-down when impaired. Goodwill attributable to each of the reporting units is tested for impairment by comparing the fair value of each reporting unit with its carrying value. Fair value is determined using income and market approaches. Significant estimates used in the methodologies include estimates of future cash flows, future short-term and long-term growth rates, weighted average cost of capital and estimates of market multiples for each of the reportable units. During 2005, 2004 and 2003 no impairment losses have been identified.

m.	Research and development costs:

Statement of Financial Accounting Standards No. 86 “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed,” (“SFAS No. 86”) requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based on the Company’s product development process, technological feasibility is established upon completion of a working model. Research and development costs incurred in the process of developing product improvements or new products, are generally charged to expenses as incurred, net of participation of the Office of the Chief Scientist of the Israeli Ministry of Industry and Trade. Costs incurred by the Company between completion of the working model and the point at which the product is ready for general releases are insignificant.

n.	Severance pay:

The Company’s liability for severance pay for Israeli resident employees is calculated pursuant to the Israeli severance pay law based on the most recent salary of the employees multiplied by the number of years of employment as of the balance sheet date. Employees are entitled to one month’s salary for each year of employment or a portion thereof. The Company’s liability for its Israeli resident employees is covered by insurance policies designed solely for distributing severance pay. The value of these policies is recorded as an asset in the Company’s balance sheet.

The insurance policies include profits accumulated up to the balance sheet date. The insurance policies may be withdrawn only upon complying with the Israeli severance pay law or labor agreements. The value of the deposited funds is based on the cash surrendered value of these policies and includes profits.

Severance expenses for 2005, 2004 and 2003 amounted to $ 256, $ 214 and $ 178, respectively.

B.O.S. BETTER ONLINE SOLUTIONS LTD.
AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except for share and share data)

NOTE 2:	–	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

o.	Revenue recognition:

The Company sells its products through direct sales, distributors and resellers channels.

The Company derives its revenues from the sale of products, license fees for its products, commissions, support and services.

Revenues from product sales are recognized in accordance with Staff Accounting Bulletin No. 104 “Revenue Recognition in Financial Statements” (“SAB 104”) when delivery has occurred, persuasive evidence of an arrangement exists, the vendor’s fee is fixed or determinable, no further obligation exists, and collectibility is reasonably assured.

Revenue from license fees is recognized in accordance with Statement of Position (“SOP”) 97-2 “Software Revenue Recognition”, when persuasive evidence of an agreement exists, delivery of the product has occurred, no significant obligations with regard to implementation remain, the fee is fixed or determinable, and collectibility is probable. The Company generally does not grant a right of return to its customers. When a right of return exists, the Company defers revenue until the right of return expires, at which time revenue is recognized provided that all other revenue recognition criteria have been met.

Revenues support are recognized ratably over the period of the support contract. The fair value of the support is determined based on the price charged when it is sold separately or renewed.

Revenues from commissions are recognized upon their actual receipt, since under agreements with suppliers consideration is received on the basis of collection from customers.

p.	Warranty:

BOScom provides a warranty of between 3 to 36 months at no extra charge, whereby defective hardware covered by the warranty should be sent back to the Company. The Company estimates the costs that may be incurred under its warranty and records a liability in the amount of such costs at the time product revenue is recognized. Factors that affect the Company’s warranty liability include the number of installed units, historical and anticipated rates of warranty claims, and cost per claim. The Company periodically assesses the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary. As of December 31, 2005 and 2004, the Company’s product warranty amounted to $ 73 and $ 132, respectively.

q.	Income taxes:

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No 109, “Accounting for Income Taxes”. This Statement prescribes the use of the liability method whereby deferred tax assets and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company has provided valuation allowances, in respect of deferred tax assets resulting from tax loss carryforward and other reserves and allowances due to its history of operating losses and current uncertainty concerning its ability to realize these deferred tax assets in the future.

B.O.S. BETTER ONLINE SOLUTIONS LTD.
AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except for share and share data)

NOTE 2:	–	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

r.	Concentrations of credit risk:

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, trade receivables, other accounts receivable and marketable securities.

Cash and cash equivalents are invested mainly in U.S. dollars in deposits with major banks in Israel. Management believes that the financial institutions that hold the investments of the Company are financially sound and, accordingly, minimal credit risk exists with respect to these investments.

The trade receivables of the Company are derived from sales to customers located primarily in Israel, United States and Europe. The Company generally does not require collateral; however, in certain circumstances, the Company may require letters of credit, other collateral, additional guarantees or advanced payments. An allowance for doubtful accounts is determined with respect to specific debts that are doubtful of collection.

Investments in marketable securities are conducted through a bank in Israel and include investments in corporate and governmental debentures. Management believes that the financial institutions that hold the Company’s investments are financially sound, the portfolio is well diversified and accordingly, minimal credit risk exists with respect to these investments.

The loan granted to IP Gear is secured by a first priority floating charge, which may be subordinated to a charge in favor of Bank of America, NA in the event such charge is recorded. In addition repayment is guaranteed by Qualmax Inc. (see note 1c(2)).

The Company has no off-balance-sheet concentrations of credit risk such as foreign exchange contracts, option contracts or other foreign hedging arrangements.

s.	Basic and diluted net loss per share:

Basic net loss per share is calculated based on the weighted average number of Ordinary shares outstanding during each year. Diluted net loss per share is calculated based on the weighted average number of Ordinary shares outstanding during each year, plus dilutive potential Ordinary shares considered outstanding during the year, in accordance with SFAS No. 128, “Earnings Per Share”.

The total number of shares related to the outstanding options and warrants excluded from the calculations of diluted net loss per share, since they would have an anti-dilutive effect, were 1,506,803, 855,783 and 505,178 for the years ended December 31, 2005, 2004 and 2003, respectively.

t.	Accounting for stock-based compensation:

The Company has elected to follow Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB-25”), and Interpretation No. 44, “Accounting for Certain Transactions Involving Stock Compensation” (“FIN 44”), in accounting for its employee stock option plan. Under APB-25, when the exercise price of the Company’s employee stock options equals or is above than the market price of the underlying shares on the date of grant, no compensation expense is recognized.

B.O.S. BETTER ONLINE SOLUTIONS LTD.
AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except for share and share data)

NOTE 2:	–	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

Pro-forma disclosure is required by SFAS No. 123, had the compensation expense for stock options granted under the Company’s plans been determined based on the fair value at the date of grant. The Company’s net loss and loss per Ordinary share in 2005, 2004 and 2003 would have changed to the pro forma amounts shown below:

	Year ended December 31,
	2005	2004	2003

Net loss from continuing operations as reported	$(3,605)	$(2,044)	$(2,057)
Add: stock-based compensation expense determined
under intrinsic value method	62	5	-
Deduct: stock-based compensation expense
determined under fair value method for all
awards	246	96	124

Pro forma net loss from continuing operations	(3,789)	(2,135)	(2,181)
Pro forma net income (loss) from discontinued
operations	-	(9)	2,036

Pro forma net loss	(3,789)	(2,144)	(145)

Basic and diluted earning (loss) per share as
reported:
Continuing operations	$(0.64)	$(0.44)	$(0.56)

Discontinued operations	$0.00	$0.00	$0.55

Net loss	$(0.64)	$(0.44)	$(0.01)

Pro forma earning (loss) per share:
Continuing operations	$(0.67)	$(0.46)	$(0.59)

Discontinued operations	$0.00	$0.00	$0.55

Net loss	$(0.67)	$(0.46)	$(0.04)

The fair value of each option granted is estimated on the date of grant, using the Black &Scholes option pricing model with expected volatility of approximately 120%, 68% and 64% in 2005, 2004 and 2003, respectively and using the following weighted average assumptions: (1) Dividend yield of zero percent for each year; (2) Risk-free interest rate of 4%, 2.5% and 1.8% in 2005, 2004 and 2003, respectively and (3) Expected average lives of the options of three years from the date of grant as of 2005, 2004 and 2003.

The Company applies SFAS No. 123 “Accounting for stock Based Compensation”(“SFAS No. 123”) and EITF 96-18, “Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction With, Selling, Goods or Services”, with respect to warrants issued to non-employees. SFAS No. 123 requires the use of option valuation models to measure the fair value of the warrants at the date of grant.

B.O.S. BETTER ONLINE SOLUTIONS LTD.
AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except for share and share data)

NOTE 2:	–	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

u.	Fair value of financial instruments:

The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

The carrying amounts of cash and cash equivalents, trade receivables, other accounts receivable, and trade payables approximate their fair value due to the short-term maturities of such instruments. The fair value for marketable securities is based on quoted market prices. The fair value of investments in other companies is based on independent third-party evaluations.

v.	Reclassification:

Certain amounts from prior years have been reclassified to conform to the current year presentation.

w.	Impact of recently issued accounting pronouncements:

In November 2004, the FASB issued Statement of Financial Accounting Standard No. 150, “Inventory Costs, an Amendment of ARB No. 43, Chapter 4.” (“SAFS No. 151”). SFAS No. 151 amends Accounting Research Bulletin (“ARB”) No. 43, Chapter 4, to clarify that abnormal amounts of idle facility expense, freight handling costs and wasted materials (spoilage) should be recognized as current-period charges. In addition, SFAS No.151 requires that the allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SAFS No. 151 is effective for inventory costs incurred during fiscal years beginning after September 15, 2005. As of December 31, 2005, the Company does not expect that the adoption of SFAS No. 151 will have a material effect on its financial position or results of operations.

On December 16, 2004, the Financial Accounting Standards Board (FASB) issued Statement No. 123 (revised 2004), “Share-Based Payment” (“Statement 123R”), which is a revision of FASB Statement No. 123, “Accounting for Stock-Based Compensation”(“Statement 123”). Generally, the approach in Statement 123R is similar to the approach described in Statement 123. However, Statements 123 permitted, but did not require, share-based payments to employees to be recognized based on their fair values while Statement 123R requires all share-based payments to employees to be recognized based on their fair values. Statement 123R also revises, clarifies and expands guidance in several areas, including measuring fair value, classifying an award as equity or as a liability and attributing compensation cost to reporting periods. The new Standard will be effective for the Company in the first fiscal year beginning after December 15, 2005. On March 29, 2005, the SEC published Staff Accounting Bulletin (“SAB”) No. 107, which provides the staff’s views on a variety of matters relating to stock-based payments. SAB 107 requires stock-based compensation to be classified in the same expense line items as cash compensation.

The Company will adopt Statement 123R and SAB 107 as of the financial statements of the first quarter of 2006.

B.O.S. BETTER ONLINE SOLUTIONS LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except for share and share data)

NOTE 2:	–	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

In May 2005, the FASB issued Statement of Financial Accounting Standard No. 154 (“FAS 154”), “Accounting Changes and Error Corrections” – a replacement of APB No. 20, Accounting Changes” and FAS NO. 3, “Reporting Accounting Changes in Interim Financial Statement”. FAS 154 provides guidance on accounting for and reporting of accounting changes and error corrections.

APB Option 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. FAS 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle unless it is impracticable. FAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company is currently assessing the impact of FAS 154 on its results of operations, financial condition and liquidity.

In June 29, 2005, the FASB issued FSP FAS 115-1 and FAS 124-1. The guidance in FSP FAS 115-1 and FAS 124-1 addresses the determination of when an investment is considered impaired, whether that impairment is other than temporary, and the measurement of an impairment loss. The FSP also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. The guidance in this FSP amends FASB Statement No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” and FASB Statement No. 124, “Accounting for Certain Investments Held by Not-for-Profit Organizations,” and adds a footnote to APB Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock.” The guidance in this FSP nullifies certain requirements of EITF Issue No. 03-1 and supersedes EITF. Abstracts, Topic D-44, “Recognition of Other-Than-Temporary Impairment upon the Planned Sale of a Security Whose Cost Exceeds Fair Value.” The guidance in this FSP is required to be applied to reporting periods beginning after December 15, 2005. Because the impact of adopting the provisions of FSP FAS 115-1 will be dependent on future events and circumstances, management cannot predict such impact.

NOTE 3:	–	OTHER ACCOUNTS RECEIVABLE AND PREPAID EXPENSES

	December 31,
	2005	2004

Government authorities - Income tax advances and V.A.T	$315	$287
Grants receivables	24	103
Accrued interest on marketable securities	106	96
Prepaid expenses	124	231
Other	23	5

	$592	$722

B.O.S. BETTER ONLINE SOLUTIONS LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except for share and share data)

NOTE 4:	–	INVENTORIES

Raw materials (including packaging materials)	$107	$809
Products in progress	56	367
Finished products	3,160	1,910

	$3,323	$3,086

The inventories are presented net of provision for technological obsolescence and slow-moving items of $ 100 and $ 300 as of December 31, 2005 and 2004, respectively.

NOTE 5:	–	MARKETABLE SECURITIES

The following is a summary of securities:

	December 31,
	2005				2004
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair market value	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair market value

Available-for-sale:

Corporate
debentures	$1,332	$1	$-	$1,333	$802	$5	$-	$807

Held-to-maturity:

Corporate
debentures	$-	$-	$-	$-	$2,279	$14	$-	$2,293

Aggregate maturities of available-for-sale securities for years subsequent to December 31, 2005 are:

	Amortized cost	Estimated fair market value

Available for sale:

2006	$286	$286
2007	790	791
2008	256	256

	$1,332	$1,333

NOTE 6:	–	INVESTMENT IN AN AFFILIATED COMPANY

Investment in Surf:

In November 2001, the Company invested $ 1,000 as part of a private placement in Surf Communication System Ltd. (“Surf”). At the same time, the Company converted its convertible loan in the amount of $ 1,042 (principal and accrued interest) into Preferred shares in Surf at an exercise price equal to Surf’s fair value as determined in the investment agreement. As a result of this private placement, the Company’s holding in Surf was diluted to 17%. Accordingly, the investment was accounted based on the cost accounting method.

B.O.S. BETTER ONLINE SOLUTIONS LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except for share and share data)

NOTE 6:	–	INVESTMENT IN AN AFFILIATED COMPANY (Cont.)

In March 2003, the Company engaged with Catalyst Investors L.P. (“Catalyst”), in order to purchase additional 191,548 series C Preferred shares of Surf. In consideration, the Company issued to Catalyst 633,102 Ordinary shares, at a purchase price of $ 2.77, aggregating to $ 1,755 and incurred transaction cost of $ 155. The value of the Ordinary shares issued was determined based on the average market price of the Company’s ordinary shares over the period including two days before and after the terms of the transaction were agreed to and announced.

Catalyst also granted the Company, at no additional consideration, an option to purchase on or prior to January 31, 2006, any shares of Surf then held by Catalyst at an exercise price of $ 9.1632 plus interest of 4.75% and until such purchase shall be granted voting rights in Surf shares. In the event that Catalyst will sell its remaining shares in Surf in or prior to January 31, 2006 (or by July 31, 2007, provided that the negotiations with respect to the sale commenced before January 31, 2006), the Company will be entitled to the gain that will be realized in such sale. To the best of the Company’s knowledge, Catalyst has not sold its Surf securities as of January 31, 2006, nor entered into negotiations for their sale. The Company has not exercised the option and it expired on January 31, 2006.

As a result of this investment, the Company had the ability to exercise significant influence over Surf. As a result the investment in Surf had become qualified to be accounted for under the equity method. According to APB 18 when an investment qualifies for use of the equity method, the investor should adopt the equity method of accounting by adjusting retroactively the investment, results of operations (current and prior periods presented), and retained earnings, in a manner consistent with the accounting for a step-by-step acquisition of a subsidiary.

In September 2005, Surf completed a private placement that is considered an event of change in circumstances that has a significant adverse effect on the fair value of the investment. Therefore, the Company has evaluated its investment in Surf and determined that it amounts to $ 722 as of December 31, 2005 based on management’s analysis (supported by an independent third-party valuation). As a result, the Company has recorded an impairment of $ 1,385, which has been included in the equity in losses of an affiliated company in the statement of operations for the year December 31, 2005.

Moreover, following the private placement in Surf, the Company’s voting rights have been diluted to 8.7% of the total voting rights in Surf. As a result, the Company ceased to have the ability to exercise significant influence over Surf and, accordingly, the adjusted carrying amount of the investment of $ 722 is accounted for based on the cost accounting method.

B.O.S. BETTER ONLINE SOLUTIONS LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except for share and share data)

NOTE 6:	–	INVESTMENT IN AN AFFILIATED COMPANY (Cont.)

Summarized combined financial information of surf for the year in which the investment was accounted using the equity method was as follows:

December 31, 2004

Balance sheet items:

Current assets	$3,764

Non-current assets	$879

Current liabilities	$1,431

Non-current liabilities	$525

Shareholders' equity	$2,687

	Year ended December 31,
	2005	2004	2003

Statement of operations items:

Revenues	$2,055	$2,762	$1,403

Cost of sales	$660	$700	$563

Operating expenses from continuing operation	$3,694	$4,037	$4,332

Net loss	$2,334	$1,971	$3,427

NOTE 7:	–	INVESTMENT IN OTHER COMPANIES

The Company’s investments in companies comprise of:

December 31, 2005

Qualmax (see Note 1(b) - disposal of Communication Division)	$4,690

B.O.S. BETTER ONLINE SOLUTIONS LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except for share and share data)

NOTE 8:	–	PROPERTY AND EQUIPMENT

	December 31,
	2005	2004

Cost:
Computers and software	$1,683	$2,108
Office furniture and equipment	448	560
Leasehold improvements and plant	1,116	1,137
Vehicles	89	112

	3,336	3,917

Accumulated depreciation:
Computers and software	1,511	1,812
Office furniture and equipment	288	291
Leasehold improvements and plant	816	749
Vehicles	54	46

	2,669	2,898

Depreciated cost	$667	$1,019

Depreciation expenses amounted to $ 345, $ 300 and $ 307 for the years ended December 31, 2005, 2004 and 2003, respectively.

NOTE 9:	–	INTANGIBLE ASSETS

	December 31,
	2005	2004

Cost:
Trade name	$-	$180
Core technology	-	125
Distribution network	-	200
Customer list	2,010	1,406

	2,010	1,911

Accumulated amortization:
Trade name	-	6
Core technology	-	6
Distribution network	-	22
Customer list	174	17

	174	51

Amortized cost	$1,836	$1,860

Amortization expenses amounted to $ 236 and $ 50 for the years ended December 31, 2005 and 2004, respectively.

B.O.S. BETTER ONLINE SOLUTIONS LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except for share and share data)

NOTE 9:	–	INTANGIBLE ASSETS (Cont.)

Estimated amortization expenses for the years ended:

December 31,

2006	$207
2007	207
2008	207
2009	207
2010	207
2011-2014	801

NOTE 10:	–	GOODWILL

Goodwill attributed to operating segments for the years ended December 31, 2005 and 2004 is as follows:

	Communication	Electronic component	Total

Balance as of January 1, 2004	$741	$-	$741

Acquisition of Odem	-	666	666
Acquisition of Quasar	162	-	162

Balance as of December 31, 2004	903	666	1,569

Foreign currency translation adjustment	-	4	4
Exercise of options in Odem	-	282	282
Disposal of Communication Division	(903)	-	(903)

Balance as of December 31, 2005	$-	$952	$952

NOTE 11:	–	SHORT TERM BANK LOANS

	Weighted interest rate	December 31,
	%	2005	2004

NIS	6.62	$2,271	$1,354

Regarding collateral given to insure short-term credit and loans see note 13c.

B.O.S. BETTER ONLINE SOLUTIONS LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except for share and share data)

NOTE 12:	–	ACCRUED EXPENSES AND OTHER LIABILITIES

	December 31,
	2005	2004

Government of Israel - royalties and V.A.T	$306	$349
Provision for warranty	73	132
Issuance cost related to accrued convertible note	-	160
Inventory purchase commitment liability	147	147
Accrued expenses on account of business combinations	738	-
Other	307	353

	$1,571	$1,141

NOTE 13:	–	LONG-TERM BANK LOANS

a.	Classified by linkage terms and interest rates, the total amount of the loans is as follows:

	Weighted interest rate	December 31,
	%	2005	2004

NIS linked to the Israeli CPI	7.95	$33	$51
NIS	6.95	12	51

		45	102
Less - current maturities		(28)	(48)

		$17	$54

b.	The loans mature in the following years after the balance sheet dates:

	December 31,
	2005	2004

First year (current maturities)	$28	$48
Second year	16	36
Third year	1	17
Fourth year	-	1

	$45	$102

c.	Odem has registered fixed pledges on its real estate, plant and equipment and vehicles.

B.O.S. BETTER ONLINE SOLUTIONS LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except for share and share data)

NOTE 14:	–	LONG-TERM CONVERTIBLE NOTE

On June 10, 2004, the Company entered into a Securities Purchase Agreement (“the Purchase Agreement”), with Laurus Master Fund Ltd. (“the Investor”), under which the Company issued to the Investor in a private placement (i) a Secured Convertible Term Note of a $ 2,000 principal amount, due June 10, 2007 (“the Note”); and (ii) a warrant to purchase 130,000 ordinary shares at an exercise price of $ 4.04 per share (“the Warrant”). According to the agreement, several fees in the amount of $ 115 were paid to the Investor. These fees are presented as discount of the principal convertible loan. The Note is convertible into Ordinary shares at a price of $ 3.08 per share. The principal amount of the Note is repayable in monthly installments, commencing September, 2004, in the initial amount of $ 20 eventually increasing to $ 74. The Note bears prime interest rate plus 3% which subject to reduction in certain conditions. The Warrant is exercisable, in whole or in part, until June 10, 2011.Pursuant to its undertaking in the Registration Rights Agreement with the Investor the Company filed with the Securities and Exchange Commission a registration statement on Form F-3 covering the resale of Ordinary Shares that are issuable upon conversion of the Note and/or exercise of the Warrants, and/or issuable in payment of principal and interest on the Note. The Registration Rights Agreement provided that any delay in registration and/or effectiveness of the underlying shares of the transaction, or failure to maintain their effectiveness, will result in penalties to be paid in cash, as liquidated damages. The registration statement became effective on March 11, 2005. Due to the delay in the effectiveness of the registration of the shares, the Company paid the Investor liquidated damages of $92.

The Note conversion price is subject to proportional adjustment in the event of stock splits, combinations, subdivisions of the Ordinary shares or if dividend is paid on the Ordinary shares in ordinary shares. In addition, if the Company issues stock in certain types of transactions at a price lower than the initial conversion price, then the conversion price will be adjusted to a lower price based on a weighted average formula.

The fair value of the warrants was calculated using the Black and Scholes Option Pricing Model with the following assumptions: a risk-free interest rate of 3.34%, a dividend yield of 0%, a volatility of the expected market price of the Company’s Ordinary shares of 100% and a weighted-average contractual life of 7 year. The fair value of the warrants in the amount of $ 99 is presented as a component in shareholders’ equity. Since the effective conversion price was grater than the share price at the commitment date, no beneficial conversion feature exists.

In March 2005, the Investor elected to convert $ 308 of the Convertible note principal into 100,000 Ordinary shares of the Company. Due to the private placement agreement secured by the Company in June 2005, the conversion price was adjusted to $2.94 per share, and in July 2005, the Investor completed the conversion of the balance of the Convertible Note principal, which had not been previously converted or repaid, and the accrued interest into an additional 540,293 Ordinary shares for approximately $ 1,580.

B.O.S. BETTER ONLINE SOLUTIONS LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except for share and share data)

NOTE 14:	–	LONG-TERM CONVERTIBLE NOTE (Cont.)

In September 2005, the Company entered into a Second Securities Purchase Agreement (“the Purchase Agreement”) with the Investor, under which the Company issued to the Investor in a private placement (i) a Secured Convertible Term Note of a $ 1,500 principal amount, due September 2008 (“the Note”), and (ii) a warrant to purchase 73,052 ordinary shares at an exercise price of $ 4.04 per share (“the Warrant”). According to the agreement, several fees in the total amount of $ 116 were paid to the Investor. These fees are presented as a discount of the principal convertible loan. The Note is convertible into Ordinary shares at a price of $ 3.08 per share. The principal amount of the Note is repayable in monthly installments, commencing as of January 2006, in the initial amount of $ 15 eventually increasing to $ 55. The Note bears prime interest rate plus 1.5% which is subject to reduction under certain conditions. The Warrant is exercisable, in whole or in part, until September 29, 2012. Pursuant to its undertaking in the Registration Rights agreement with the Investor the Company filed with the Securities and Exchange Commission a registration statement on Form F-3 covering the resale of Ordinary Shares that is issuable upon conversion of the Note and/or exercise of the Warrants, and/or issuable in payment of principal and interest on the Note. The Registration Rights agreement provided that any delay in registration and/or effectiveness of the underlying shares of the transaction, or failure to maintain their effectiveness, will result in penalties to be paid in cash, as liquidated damages. The registration statement became effective on February 8, 2006.

The note conversion price is subject to proportional adjustment in the event of stock splits, combinations, subdivisions of the Ordinary shares or if dividend is paid on the Ordinary shares in Ordinary shares. In addition, if BOS issues stock in certain types of transactions at a price lower than the initial conversion price, then the conversion price will be adjusted to a lower price based on a weighted average formula.

The fair value of the warrants was calculated using the Black- Scholes Option Pricing Model with the following assumptions: a risk-free interest rate of 4.08%, a dividend yield of 0%, a volatility of the expected market price of the Company’s Ordinary shares of 100% and a weighted-average contractual life of seven years. The fair value of the warrants in the amount of $ 144 is offset against the note, amortized over the period of the note and presented as a component in shareholders’ equity.

The maturity of the loan is as follows:

	December 31, 2005	December 31, 2004

First year (current maturities)	$326	$595
Second year	663	883
Third year	496	442

	1,485	1,920
Less - discount	238	174

	$1,247	$1,746

B.O.S. BETTER ONLINE SOLUTIONS LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except for share and share data)

NOTE 15:	–	COMMITMENTS AND CONTINGENT LIABILITIES

a.	Commitments:

1.	Royalty commitments:

a)	Under the Company’s research and development agreements with the Office of the Chief Scientist (“OCS”) and pursuant to applicable laws, the Company is required to pay royalties at the rate of 3.5% of sales of products developed with funds provided by the OCS, up to an amount equal to 100% of the research and development grants (dollar-linked) received from the OCS. The obligation to pay these royalties is contingent upon actual sales of the products. Royalties payable with respect to grants received under programs approved by the OCS after January 1, 1999, are subject to interest on the U.S. dollar-linked value of the total grants received at the annual rate of LIBOR applicable to U.S. dollar deposits at the time the grants are received.

As of December 31, 2005, the Company has an outstanding contingent obligation to pay royalties in the amount of approximately $ 3,500, in respect of these grants.

b)	The Israeli Government, through the Overseas Marketing Fund, awarded the Company grants for participation in expenses for overseas marketing. The Company is committed to pay royalties to the Fund for Encouragement of Marketing Activities at the rate of 3% of the increase in export sales, up to the amount of the grants received by the Company linked to the dollar and bearing interest of LIBOR (for a period of six months).

As of December 31, 2005, the Company has an outstanding contingent obligation to pay royalties of $ 110 with respect to these grants.

2.	Other commitments:

The facilities of the Company are rented under operating lease agreements that expire on various dates ending in 2009. Minimum future rental payments for 2006 are $ 51, for 2007 $10, for 2008 $10 and for 2009 $6.

The Company’s motor vehicles are rented under various cancelable operating lease agreements. The lease agreements for the motor vehicles expire on various dates ending in 2008. The maximum breach of contract fees can amounted to $ 74.

Lease payments for the facilities occupied by the Company and the Company’s motor vehicles in 2005, 2004 and 2003 amounted to $ 408, $ 385 and $ 426, respectively.

B.O.S. BETTER ONLINE SOLUTIONS LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except for share and share data)

NOTE 15:	–	COMMITMENTS AND CONTINGENT LIABILITIES (Cont.)

b.	(1)	In July 2002, the Company received a claim letter from a car leasing vendor, under which it claims that the Company’s termination notice of the leasing agreement in March 2002 constitutes a breach of the agreement and the vendor is demanding compensation in which the nominal claim amount is of $ 292. No legal proceeding has yet been filed. At this stage, according to the Company’s counsel assessment, the prospects of vendor to prevail and recover a significant amount, seem remote. The financial statements do not include any provision in that regard.

(2)	In September 2003, a supplier filed a legal claim in the amount of $107 against the Company’s subsidiary. The claim alleges the breach of an agreement for the purchase of products. The Company’s legal counsel is unable to reasonably estimate the outcome of this claim. In addition, the Company’s management believes that the chances of the claim are remote. Accordingly, no provision has been included in the financial statements in respect of this claim.

(3)	In 1998, as part of Pacinfo Share Purchase Agreement between the Company and Mr. Lee and Ms. Lee (“the Seller”), the Company may be obligated to grant the Sellers a loan on a full recourse basis for certain tax payments the Sellers may be liable for and reimburse the Sellers for certain interest on taxes that they may owe, currently estimated at approximately $ 2 millions. The Company will receive a security interest in shares of the Company that the Sellers holds at the time of the loan with a fair market value as of the date of the loan of at least 125% of the amount of the loan as security for the repayment of the loan. It is possible that the windup of PacInfo during 2002 and 2003 may have triggered such a tax event for the Sellers, which would result in an obligation by the Company to lend the Sellers such amount and to reimburse them for interest expenses incidental to the tax event. Based on the Company’s legal consul opinion and management estimation, no provision was recorded.

(4)	In March 2006, BOSâNOVA EURL, a French company and former distributor of the Company, field against the Company and others a claim with the French Tribunal. The claim is on amount of 1.4 million Euros and it alleges breach of exclusive distributor rights in France. An initial hearing is scheduled to take place in France on June 29, 2006. This claim follows a previous motion for temporary injunctive relief that was field against the Company’s new French distributor, said motion ultimately denied by French Trade Tribunal. The Company assesses the prospects of claim to prevail and recover a significant amount, are remote. The financial statements do not include any provision in that regard.

NOTE 16:	–	SHAREHOLDERS’ EQUITY

a.	Private placement:

In June 2005, the Company completed a private placement for the Company’s Ordinary shares. The Company issued to the investors 953,698 Ordinary Shares at a purchase price of $ 2.30 per share, for a consideration of approximately $ 2,040 (net of $ 154 in issuance expenses).

B.O.S. BETTER ONLINE SOLUTIONS LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except for share and share data)

NOTE 16:	–	SHAREHOLDERS’ EQUITY (Cont.)

The private placement included warrants of 572,219 for ordinary shares. The exercise price of the warrants is $2.50 per ordinary share during the first year from their issue date, and increasing to $2.75 per ordinary share and $3.03 per ordinary share, on the first and second anniversaries of the issue date, respectively. The warrant is exercisable, in whole or in part during a period of three years from issuance, of the warrants. Pursuant to its undertaking in the Registration Rights Agreement, the Company filed with the Securities and Exchange Commission a registration statement on Form F-3 covering the Ordinary Shares (including those underlying the warrants). The registration statement became effective with no delay on February 8, 2006.

The Company’s outstanding warrants to shareholders as of December 31, 2005 are as follows:

Issuance date	Warrants for Ordinary shares	Exercise price per share		Warrants exercisable	Exercisable through

June 2005	441,785	$	(*)	441,785	June 2008
July 2005	130,434	$	(*)	130,434	June 2008

	572,219			572,219

(*)	The exercise price of the warrants is $2.50 per ordinary share during the first year from their issue date, and increasing to $2.75 per ordinary share and $3.03 per ordinary share, on the first and second anniversaries of the issue date.

b	Stock option plans:

During 1994, 1995, 1999, 2000, 2001, the Board of Directors of the Company adopted stock option plans (“the Plans”) pursuant to which 656,250 options for the purchase of the Company’s Ordinary shares may be granted to officers, directors, consultants and employees of the Company. The Board of Directors has resolved that no further grants shall be made from the above mentioned plans. In May 2003, the Company’s shareholders approved the adoption of the 2003 Stock Option Plan, pursuant to which 625,000 Ordinary shares are reserved for purchase by employees, directors, consultants and service providers of the Company. As of December 31, 2005 an aggregate 27,410 these options are still available for future grant. Each option granted under the Plans expires between 5-10 years from the date of the grant. The options vest gradually over a period of up to four years. Options, that are cancelled or forfeited, become available for future grants.

In June 2005 the Company’s shareholders approved an increase of the number of Ordinary shares reserved for issuance under the 2003 Israeli Stock Option Plan, to 1,000,000. The additional shares shall be reserved after the registered share capital of the Company is increased.

On November 18, 2004, upon acquisition of Odem, the Company granted 73,000 options to one of Odem’s key employee. Each option can be exercised to purchase one ordinary share of the Company without consideration. The options vest at the end of three years from the grant date and expire ten years from the date of the grant. The market price of the Company’s shares on the date of grant was $ 2.5. Accordingly, the Company recorded in the year ended December 31, 2005, a compensation expense of $ 62. This expense was included as part of general and administrative expenses.

B.O.S. BETTER ONLINE SOLUTIONS LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except for share and share data)

NOTE 16:	–	SHAREHOLDERS’ EQUITY (Cont.)

Except for these options, all other options granted to employees in 2005, 2004 and 2003, have an exercise price equal to or higher than the market value of the Ordinary shares at the date of grant. The weighted average fair values of the options granted during 2005, 2004 and 2003 were $ 2.13, $ 2.58 and $ 3.91, respectively.

The following is a summary of the Company’s stock options granted to officers, directors, and employees among the various plans:

	Year ended December 31,
	2005		2004		2003
	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price

Options outstanding
at beginning of
year	430,576	$9.47	426,252	$11.93	211,929	$16.00
Changes during the
year:
Granted	107,000	$2.91	92,500	$0.54	278,076	$8.97
Exercise	(25,088)	$2.00	-	$-	-	$-
Forfeited or
cancelled	(112,238)	$21.66	(88,176)	$11.97	(63,753)	$12.53

Options outstanding
at end of year	400,250	$4.77	430,576	$9.47	426,252	$11.93

Options exercisable
at the end of the
year	217,750	$7.40	248,790	$5.49	194,926	$20.36

The options outstanding as of December 31, 2005, have been separated into ranges of exercise price as follows:

Range of exercise price	Options outstanding as of December 31, 2005	Weighted average exercise price	Weighted average remaining contractual life (years)	Options exercisable as of December 31, 2005	Weighted average exercise price of options exercisable

$ 0	73,000	$0.00	7.39	-	$0.00
$ 1.84-2.00	140,221	$1.94	4.89	122,721	$1.95
$ 2.28-3	113,000	$2.92	8.58	21,000	$3.00
$ 6.8	31,241	$6.80	4.80	31,241	$6.80
$ 17.00-18.00	9,463	$17.24	1.55	9,463	$17.24
$ 28.00	33,325	$28.00	4.10	33,325	$28.00

	400,250	$4.77	6.23	217,750	$7.40

c.	Options issued to service providers:

The Company accounts for these options in accordance with the provisions of SFAS 123 and EITF 96-18. The fair value for these options was estimated at the date of grant using Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 1.5%, dividend yields of 0% volatility of 70%, and an expected life of 2.5 years.

B.O.S. BETTER ONLINE SOLUTIONS LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except for share and share data)

NOTE 16:	–	SHAREHOLDERS’ EQUITY (Cont.)

The compensation expenses that have been recorded in the consolidated financial statements regarding these warrants for the years 2005, 2004 and 2003 were $ 348, $ 117 and $ 23, respectively.

The Company’s outstanding warrants to service providers as of December 31, 2005 are as follows:

Issuance date	Warrants for Ordinary shares	Exercise price per share	Warrants exercisable	Exercisable through

October 2002	75,000	$4.00	75,000	June 2011
January 2004	216,282	$3.00	144,188	May 2013
June 2004	130,000	$4.04	130,000	June 2011
March 2005	10,000	$3.08	10,000	March 2007
March 2005	10,000	$3.08	-	March 2010
June 2005	20,000	$3.08	5,000	June 2010
September 2005	73,052	$4.04	73,052	September 2012

	534,334		437,240

NOTE 17:	–	TAXES ON INCOME

a.	Reduction in corporate tax rate:

On June 2004, the Israeli Parliament approved an amendment to the Income Tax Ordinance (No. 140 and Temporary Provision) (the “Amendment”), which progressively reduces the regular corporate tax rate from 36% to 35% in 2004, 34% in 2005, 32% in 2006 and to a rate of 30% in 2007. The amendment was signed and published in July 2004 and is, therefore, considered enacted in July 2004.

On July 25, 2005, the Knesset (Israeli Parliament) passed the Law for the Amendment of the Income Tax Ordinance (No. 147), 2005, which prescribes, among others, a gradual decrease in the corporate tax rate in Israel to the following tax rates: in 2006 – 31%, in 2007 – 29%, in 2008 – 27%, in 2009 – 26% and in 2010 and thereafter –25%.

Odem and Quasar operations are subject to regular income tax rate while the Company and BOScom enjoy the status of an “Approved Enterprise”, as described below.

b.	Tax benefits under the Law for the Encouragement of Capital Investments, 1959 (“the Investment Law”):

The Company’s production facilities have been granted an “Approved Enterprise”status under the Investment Law, with respect to four separate investment programs. According to the Investments Law, the Company has elected to receive for the first program state-guaranteed loans and grants and for the second and third programs, the Company has elected to receive only state-guaranteed loans. As for the fourth program, the Company has elected the “alternative benefits” and has waived Government grants in return for a tax exemption.

B.O.S. BETTER ONLINE SOLUTIONS LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except for share and share data)

NOTE 17:	–	TAXES ON INCOME (Cont.)

The Company is also a “Foreign Investors’ Company”, as defined by the abovementioned law, and as such, is entitled to a 10-year period of benefits and to an additional reduction in tax rates, up to 10% or 25% (based on the percentage of foreign ownership in each taxable year).

Income from the second, third and fourth programs, which commenced operations in 1992, 1994, 1997, respectively, are exempt from income tax for a period of ten years commencing with the first year in which they generate taxable income. During 2002, as part of the transfer of operations from the Company to BOScom, all tax benefits that were related to the Approved Enterprise of the Company were transferred to BOScom. In addition, since 2002, the Company’s investments are not subject to the Approved Enterprise program. Accordingly, taxable income generated in that period will be split by the assets ratio into a taxable income that is entitled to the benefits of the approved enterprise and into an income that will be taxed at the corporate tax rate as described in article a above.

BOScom also has a production facility, which was granted an “Approved Enterprise”status and had a separate investment program. BOScom elected to receive the “alternative benefits”. Income derived from BOScom’s investment programs, which commenced operations in 1997 and 2002, is exempt from income tax for a period of ten years commencing with the first year in which taxable income is generated.

The period of tax benefits detailed above is subject to limits of the earlier of 12 years from commencement of production, or 14 years from receiving the approval. Accordingly, the period of benefits relating to all investment programs expire in the years 2001 through 2014.

The entitlement to the above benefits is conditional upon the Company’s and BOScom’s fulfilling the conditions stipulated by the above law, regulations published thereunder and the instruments of approval for the specific investments in “Approved Enterprises”. In the event of failure to comply with these conditions, the benefits may be canceled and the Company and BOScom may be required to refund the amount of the benefits, in whole or in part, including interest.

The tax-exempt income attributable to the “Approved Enterprise” can be distributed to shareholders without imposing tax liability on the Company only upon the complete liquidation of the Company. In the event of a distribution of such tax-exempt income as a cash dividend in a manner other than in the complete liquidation of the Company and BOScom, the Company and BOScom will be required to pay tax at the rate of 10% to 25% on the amount distributed. In addition, these dividends will be subject to 15% withholding tax. Since there was no distribution of dividends with respect to the period ended on December 31, 2005, the Company did not record a deferred tax liability.

If the Company and BOScom derive income from sources other than an “Approved Enterprise”, such income will be taxable at the regular corporate tax rate as described in article (a) above.

B.O.S. BETTER ONLINE SOLUTIONS LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except for share and share data)

NOTE 17:	–	TAXES ON INCOME (Cont.)

On April 1, 2005, an amendment to the Investment Law came into effect (“the Amendment”) and has significantly changed the provisions of the Investment Law. The Amendment limits the scope of enterprises which may be approved by the Investment Center by setting criteria for the approval of a facility as an Approved Enterprise, such as provisions generally requiring that at least 25% of the Approved Enterprise’s income will be derived from export. Additionally, the Amendment enacted major changes in the manner in which tax benefits are awarded under the Investment Law so that companies no longer require Investment Center approval in order to qualify for tax benefits.

However, the Investment Law provides that terms and benefits included in any certificate of approval already granted will remain subject to the provisions of the law as they were on the date of such approval. Therefore the Israeli subsidiary’s existing Approved Enterprise will generally not be subject to the provisions of the Amendment. As a result of the amendment, tax-exempt income generated under the provision of the new law will subject the Company to taxes upon distribution or liquidation and the Company may be required to record deferred tax liability with respect to such tax-exempt income. As of December 31, 2005, the Company did not generate income subject to the provision of the new law.

c.	Loss carryforward:

Domestic (Israel):

The Company and its Israeli subsidiary have accumulated losses for Israel income tax purposes as of December 31, 2005, in the amount of approximately $ 21,600. These losses may be carryforward (linked to the Israeli Consumer Price Index (“CPI”)) and offset against taxable income in the future for an indefinite period.

Foreign:

As of December 31, 2005, the U.S. subsidiaries which were classified as discontinued operations had U.S. Federal and State net operating loss carryforward of approximately $ 10,264, that can be carried forward and offset against taxable income and expire through 2022. Utilization of U.S. net operating losses may be subject to substantial annual limitations due to the “change in ownership” provisions of the Internal Revenue Code of 1986 and similar state law provisions. The annual limitations may result in the expiration of net operating losses before utilization.

As of December 31, 2005, B.O.S. U.K. had net operating loss carryforward of approximately $ 3,500. In February, 2006 B.O.S. U.K. the Company filed with the UK Companies House an application to dissolve BOS U.K.

d.	Deferred income taxes:

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax liabilities and assets are as follows:

B.O.S. BETTER ONLINE SOLUTIONS LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except for share and share data)

NOTE 17:	–	TAXES ON INCOME (Cont.)

	December 31,
	2005	2004

Assets in respect of:

Property, plant and equipment	$3	$21
Allowances and provisions	865	239
Net operating loss carry forward	9,350	13,851

	10,218	14,111
Liabilities in respect of intangible assets and goodwill	(511)	(424)

Net deferred tax assets before valuation allowance	9,707	13,687
Valuation allowance (1)	(10,162)	(14,039)

Net deferred tax liability	$(455)	$(352)

Presented in balance sheet:

Current assets	$13	$-
Long-term assets	18	-
Current liabilities	(64)	$(4)
Long-term liabilities	(422)	(348)

Net deferred tax liability	$(455)	$(352)

Net deferred tax - domestic	$(455)	$(352)

(1)	The Company has provided valuation allowances, for BOS, BOScom and Quasar in respect of deferred tax assets resulting from tax loss carryforward and other reserves and allowances due to its history of operating losses and current uncertainty concerning its ability to realize these deferred tax assets in the future.

e.	Income (loss) before taxes on income:

	Year ended December 31,
	2005	2004	2003

Domestic	$(3,195)	$(1,883)	$320
Foreign	1,767	184	(1,912)

Total	$(1,428)	$(1,699)	$(1,592)

B.O.S. BETTER ONLINE SOLUTIONS LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except for share and share data)

NOTE 17:	–	TAXES ON INCOME (Cont.)

f.	Effective tax

	Year ended December 31,
	2005	2004	2003

Loss before taxes on income, as reported in the
consolidated statements of operation	$(1,428)	$(1,699)	$(1,592)

Statutory tax rate	34%	35%	36%

Provision at statutory tax rate	(485)	(595)	(573)
Non deductible expenses	219	16	13
Valuation allowance	470	599	560

Total tax expenses	$204	$20	$-

g.	Tax assessments:

BOS, BOScom and Odem have final assessments through the 2000 tax year.

NOTE 18:	–	SUPPLEMENTARY INFORMATION TO STATEMENTS OF OPERATIONS

a.	Royalty reversal:

Certain research and development activities of the Company are supported by the OCS. In return for the OCS’s participation, the Company was committed to pay royalties as described in Note 14 a.1. During the third quarter of 2003, the OCS completed its examination of the Company’s technology and use of grant funding for the years 1991 through 1999, which reduced the royalties’ expenses provision. Accordingly, the Company reversed $ 339 of accrued royalties as a reduction in cost of sales during the third quarter of 2003. During the fourth quarter of 2005, the Company reversed an additional amount of $84 related to a balance report received from the OCS in the fourth quarter of 2005.

		Year ended December 31,
		2005	2004	2003

b.	Financial income (expenses), net:

	Financial income:
	Interest on bank deposits and marketable
	securities	$57	$98	$158
	Other (mainly foreign currency translation
	income)	-	100	48

		57	198	206

	Financial expenses:
	In respect of long-term bank loans and
	convertible note	(427)	(324)	-
	Other (mainly foreign currency translation
	losses)	(78)	(32)	(97)

		(505)	(356)	(97)

		$(448)	$(158)	$109

B.O.S. BETTER ONLINE SOLUTIONS LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except for share and share data)

NOTE 18:	–	SUPPLEMENTARY INFORMATION TO STATEMENTS OF OPERATIONS (Cont.)

c.	Loss per share:

1.	Numerator:

	Numerator for basic and diluted net loss
	per share -
	Net loss from continuing operations	$(3,605)	$(2,044)	$(2,057)

	Net income (loss) from discontinued
	operation	$-	$(9)	$2,036

	Net loss available to Ordinary
	shareholders	$(3,605)	$(2,053)	$(21)

2.	Denominator (in thousands):

	Denominator for basic and diluted net
	loss per share -

	Weighted average number of shares	5,616	4,631	3,683

NOTE 19:	–	SEGMENTS AND GEOGRAPHICAL INFORMATION

Commencing in 2004 and subsequent to the acquisition of Odem and Quasar, the Company managed its business on three reportable segments, which consisted of Connectivity solutions, Communication solution and supply of Electronic Components.

The Company’s management makes financial decisions and allocates resources, based on the information it receives from its internal management system. The Company allocates resources and assesses performance for each operating segment using information about revenues, gross profit and operating income (loss) before interest and taxes.

Segment information for prior years was not presented on the new basis of segmentation since it is impracticable to do so.

a.	Revenues, gross profit and operating profit (loss) for operating segments for the year ended 2005 and 2004 were as follow:

	Year ended December 31, 2005
	Connectivity	Communication *	Electronics components	Not allocated	Consolidated

Revenues	$3,926	$2,954	$20,253	$(80)	$27,053

Gross profit	$2,425	$783	$3,820	$-	$7,028

Operating profit
(loss)	$235	$(2,374)	$727	$(702)	$(2,114)

Assets related to
segment	$391	$439	$11,535	$10,281	$22,646

B.O.S. BETTER ONLINE SOLUTIONS LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except for share and share data)

NOTE 19:	–	SEGMENTS AND GEOGRAPHICAL INFORMATION (Cont.)

	Year ended December 31, 2004
	Connectivity	Communication *	Electronics components	Not allocated	Consolidated

Revenues	$5,011	$1,363	$1,908	$-	$8,282

Gross profit	$2,933	$414	$327	$-	$3,674

Operating profit
(loss)	$1,009	$(1,846)	$66	$(770)	$(1,541)

Assets related to
segment	$616	$2,397	$8,880	$10,592	$22,485

*	In December 2005 the Company has disposed of the Communication Division (see note 1(c)).

b.	The following presents total revenues and long-lived assets for the years ended December 31, 2005, 2004 and 2003 based on the customers’ location:

	Year ended December 31,
	2005		2004		2003
	Total Revenues	Long-lived assets *)	Total revenues**)	Long-lived assets *)	Total revenues	Long-lived assets *)

United States	$3,615	$-	$3,252	$-	$2,974	$5
Far East	6,083	-	701	-	-	-
Europe	2,887	-	1,066	-	1,198	-
Israel and others	14,468	3,455	3,263	4,448	1,556	1,334

	$27,053	$3,455	$8,282	$4,448	$5,728	$1,339

Total revenues are attributed to geographic areas based on the location of customers in accordance with Statement of Financial Accounting No. 131, “Disclosures about Segments of an Enterprise and Related Information” (“SFAS 131”).

*)	Long-lived assets comprise goodwill intangible assets, property and equipment.
**)	Reclassified.

c.	Major customer’s data as a percentage of total revenues:

	Year ended December 31,
	2005	2004	2003

Customer A	9%	39%	52%

Customer B	14%	-%	-%

Major customer’s debt balances as of December 31, 2005 and 2004 are $ 1,433 and $ 603, respectively.

B.O.S. BETTER ONLINE SOLUTIONS LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except for share and share data)

NOTE 20:	–	RELATED PARTIES

a.	M&A Addendum to the Services Agreement of Cukierman & Co.

In 2003, the Company’s audit committee and Board of Directors approved the engagement of Cukierman & Co. Investment House Ltd., to provide non-exclusive investment-banking services and business development services to the Company, effective April 15, 2003. Cukierman & Co. is a company indirectly controlled by Mr. Edouard Cukierman. Since June 26, 2003, serves as Chairman of the Company’s Board of Directors, and he is also a co-manager of the Catalyst Fund, the Company’s largest shareholder. For its services, Cukierman & Co. is paid a monthly sum of $10,000 plus VAT, in addition to a success fee of 4-6% for a consummated private placement. According to its terms the Company may terminate the agreement at any time, by giving one month prior written notice. The agreement provided that the success fees for securing M&A transactions shall be discussed and drafted as an Addendum to the Services Agreement. Such an Addendum was approved on August 22, 2004, and it provides for a success fee of 3.5% of the proceeds exchanged in such a transaction.

The payments the Company paid according to the Service Agreement are:

	December 31,
	2005	2004

Business development	$109	$120
Success fee in respect of issuance of convertible loan,
investment in Odem and private placements	397	15

	$506	$135

Current liabilities in respect of related parties as of December 31, 2005 and 2004 were $ 23 and $ 234, respectively.

b.	Assignment of Voting Rights to Mr. Yair Shamir

On February 5, 2004 the Audit Committee and Board of Directors approved an Assignment and Assumption Agreement, between the Company, Catalyst Investments L.P, and Mr. Yair Shamir (who was at the time director of the Company and the Chairman of Catalyst Investments), according to which the voting rights in all but one of the Surf shares that the Company has an option to purchase from Catalyst (see Note 6), have been assigned to Yair Shamir. Pursuant to the agreement, Yair Shamir irrevocably undertook to assign the voting rights to the Company immediately upon the earlier to occur of the following, and subject to the receipt of a written request from the Company to effect such assignment: a) at the time Surf’s shares are offered to the public in a public offering pursuant to a registration statement filed by Surf under the Securities Act of 1933 or a similar act of another jurisdiction, or b) the Company exercises its option to purchase the additional shares from Catalyst. In January 2006, the option to purchase from Catalyst shares in Surf has expired.

B.O.S. BETTER ONLINE SOLUTIONS LTD. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except for share and share data)

NOTE 21:	–	SUBSEQUENT EVENT (UNAUDITED)

On May 10, 2006 the Company received a written demand from IDEAL Software GmbH (“IDEAL”), a German corporation, in which it claims that the Company owes IDEAL 1.13 million EUR for license fees including interest. In 1999, the Company and IDEAL entered into a license agreement according to which the Company was granted the right to distribute IDEAL’s print engine embedded into the Company’s PrintBOS product, and was to buy IDEAL’s license for each installation for an agreed upon price. IDEAL claims that the number of installations performed by the Company in its PrintBOS product during the period of 1999 thru 2005, exceeded the licenses bought by the Company. The parties agreed that Company will cooperate with an Auditor appointed by IDEAL to check the number of licenses distributed by the Company. Based upon the Auditor’s report rendered on May 1, 2006, IDEAL sent the above-mentioned demand letter. The Company rejects IDEAL’s demand, inter alia due to the fact that it is based on erroneous findings contained in the Auditor’s report. On June 11, 2006 the Company filed with the Haifa District Court in Israel a claim seeking, among other remedies, a declaratory judgment stating that the Auditor’s report is materially flawed and should be disregarded. The Company’s German counsel is of the opinion that a German court, if and when IDEAL files a claim against the Company in Germany pursuant to its demand, might very well summarily bar such a claim and transfer the matter to the jurisdiction of an Israeli court or stay such a claim until a verdict is handed down in the claim filed by the Company with the Haifa District Court. However, if such a claim is ultimately tried in Germany, then German counsel is of the opinion that there is a fair probability that the Company will be able to successfully defend a portion of the claim, the size of which cannot yet be determined. At this early stage the Company is not yet able to assess the final outcome of this demand. The financial statements do not include any provision in respect of this claim.

B.O.S. BETTER ONLINE SOLUTIONS LTD. AND ITS SUBSIDIARIES

INTERIM CONSOLIDATED FINANCIAL STATEMENTS

AS OF JUNE 30, 2006

U.S. DOLLARS IN THOUSANDS

UNAUDITED

B.O.S. BETTER ONLINE SOLUTIONS LTD. AND ITS SUBSIDIARIES

BALANCE SHEETS

U.S. dollars in thousands

	June 30, 2006	December 31, 2005
	Unaudited

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$2,470	$2,346
Marketable securities	-	1,333
Trade receivables	4,465	5,199
Other accounts receivable and prepaid expenses	635	592
Inventories	3,253	3,323

Total current assets	10,823	12,793

LONG-TERM ASSETS:
Severance pay fund	708	937
Investment in companies	6,631	5,412
Other	59	49

Total long-term assets	7,398	6,398

PROPERTY, PLANT AND EQUIPMENT, NET	598	667

GOODWILL	952	952

CUSTOMER LIST, NET	1,733	1,836

	$21,504	$22,646

The accompanying notes are an integral part of the interim consolidated financial statements.

B.O.S. BETTER ONLINE SOLUTIONS LTD. AND ITS SUBSIDIARIES

BALANCE SHEETS

U.S. dollars in thousands, except share and per share data

	June 30, 2006	December 31, 2005
	Unaudited

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Short term bank credit	$3,155	$2,271
Current maturities of long-term bank loans and convertible note	642	354
Trade payables	2,122	3,367
Employees and payroll accruals	420	772
Deferred revenues	228	258
Accrued expenses and other liabilities	901	1,571

Total current liabilities	7,468	8,593

LONG-TERM LIABILITIES:
Bank loans (net of current maturities)	10	17
Convertible note (net of current maturities)	579	921
Deferred taxes	392	422
Accrued severance pay	871	1,190

Total long-term liabilities	1,852	2,550

LIABILITIES RELATED TO DISCONTINUED OPERATIONS	237	237

SHAREHOLDERS' EQUITY:
Share capital -
Ordinary shares of NIS 4.00 par value- Authorized: 35,000,000 and 8,750,000 shares at June 30, 2006 and December 31, 2005, respectively; Issued:
6,702,534 and 6,589,385 shares at June 30, 2006 and December 31, 2005, respectively; Outstanding: 6,702,534 and 6,589,385 shares at June 30, 2006
and December 31, 2005, respectively	6,532	6,432
Additional paid-in capital	47,883	47,588
Deferred stock-based compensation	-	(112)
Accumulated other comprehensive income	19	21
Accumulated deficit	(42,487)	(42,663)

Total shareholders' equity	11,947	11,266

Total liabilities and shareholders' equity	$21,504	$22,646

The accompanying notes are an integral part of the interim consolidated financial statements.

B.O.S. BETTER ONLINE SOLUTIONS LTD. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

U.S. dollars in thousands, except per share data

	Six months ended June 30,		Three months ended June 30,		Year ended December 31, 2005
	2006	2005	2006	2005
	Unaudited

Revenues	$9,559	$14,593	$4,457	$7,321	$27,053
Cost of revenues	7,240	10,598	3,342	5,284	20,025

Gross profit	2,319	3,995	1,115	2,037	7,028

Operating costs and expenses:
Research and development	289	1,457	141	721	2,608
Less - grants and participation	-	(133)	-	(133)	(296)
Sales and marketing	996	1,918	472	999	3,563
General and administrative	1,534	1,717	959	881	3,267

Total operating costs and expenses	2,819	4,959	1,572	2,468	9,142

Operating loss	(500)	(964)	(457)	(431)	(2,114)
Financial expenses, net	(206)	(322)	(128)	(161)	(448)
Other income, net	867	27	609	27	1,134

Income (loss) before taxes on income	161	(1,259)	24	(565)	(1,428)
Taxes on income	(13)	234	(13)	175	204

Income (loss) after taxes on income	174	(1,493)	37	(740)	(1,632)
Equity in losses of affiliate	-	(240)	-	(95)	(1,750)
Minority interest in earnings of subsidiary	-	(150)	-	(105)	(223)

Net income (loss)	$174	$(1,883)	$37	$(940)	$(3,605)

Basic net earnings (loss) per share	$0.03	$(0.39)	$0.01	$(0.19)	$(0.64)

Diluted net earnings (loss) per share	$0.03	$(0.39)	$0.01	$(0.19)	$(0.64)

The accompanying notes are an integral part of the interim consolidated financial statements.

B.O.S. BETTER ONLINE SOLUTIONS LTD. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

U.S. dollars in thousands

	Six months ended June 30,		Three months ended June 30,		Year ended December 31, 2005
	2006	2005	2006	2005
	Unaudited

Cash flows from operating activities:

Net income (loss)	$174	$(1,883)	$37	$(940)	$(3,605)
Adjustments to reconcile net income (loss) to
net cash used in operating activities:
Depreciation and amortization	200	294	104	150	581
Amortization of marketable securities premium	-	20	-	7	35
Increase (decrease) in accrued severance pay,
net	(90)	(103)	7	(107)	(72)
Equity in losses of affiliate	-	240	-	95	1,750
Impairment of investment in company	39	-	-	-	-
Minority interest in earnings of subsidiary	-	150	-	105	223
Stock-based compensation to employees and
directors	143	29	113	14	59
Stock-based compensation related to warrants
issued to service providers	262	191	220	133	244
Capital loss from sale of property, plant and
equipment	-	-	-	-	3
Capital gain from sale of product line (c)	-	-	-	-	(273)
Capital gain from sale of the communication
segment (c)	(909)	-	(608)	-	(779)
Net loss from decrease in value of put options	-	-	-	-	8
Amortization of issuance expenses in
connection with long-term convertible note	51	64	26	29	120
Decrease (increase) in trade receivables	734	(756)	137	299	(678)
Decrease (increase) in other accounts
receivable and prepaid expenses	(43)	(154)	68	14	125
Decrease (increase) in inventories	70	(446)	207	(557)	(1,156)
Decrease in trade payables	(1,229)	(118)	(572)	(207)	(308)
Increase (decrease) in employees and payroll
accruals, deferred revenues, accrued
expenses and other liabilities	(771)	320	(334)	300	(90)
Increase (decrease) in deferred taxes	(33)	(19)	(17)	2	(88)

Net cash used in operating activities from
continuing operations	(1,402)	(2,171)	(612)	(663)	(3,901)
Net cash used in operating activities from
discontinued operations	-	-	-	-	(3)

Net cash used in operating activities	(1,402)	(2,171)	(612)	(663)	(3,904)

Cash flows from investing activities:

Purchase of property, plant and equipment	(28)	(150)	(17)	(96)	(272)
Proceeds from sale of property, plant and
equipment	-	-	-	-	13
Proceeds from sale of product line	-	-	-	-	257
Loan granted to the buyer of the communication
segment and related sales expenses (c)	(221)	-	-	-	(1,060)
Investment in long-term marketable securities	-	-	-	-	(607)
Proceeds from sale of marketable securities	1,331	930	198	199	2,316
Acquisitions, net of cash acquired (d)	(376)	(117)	-	-	(1,124)

Net cash provided by (used in) investing
activities	706	663	181	103	(477)

The accompanying notes are an integral part of the interim consolidated financial statements.

B.O.S. BETTER ONLINE SOLUTIONS LTD. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

U.S. dollars in thousands

	Six months ended June 30,		Three months ended June 30,		Year ended December 31, 2005
	2006	2005	2006	2005
	Unaudited

Cash flows from financing activities:

Repayment of long-term bank loans	(15)	(27)	(9)	(14)	(55)
Proceeds from short-term bank loans	884	1,824	492	1,180	933
Proceeds from issuance of shares and exercise
of options, net	54	1,452	17	1,452	2,090
Proceeds from long-term convertible note, net
of issuance expenses	(13)	(20)	(13)	-	1,246
Payment of long-term convertible note	(90)	(40)	(42)	-	(55)

Net cash provided by financing activities	820	3,189	445	2,618	4,159

Increase (decrease) in cash and cash
equivalents	124	1,681	14	2,058	(222)
Increase in cash and cash equivalents of
discontinued operations	-	-	-	-	3
Effect of exchange rate changes on cash and
cash equivalents	-	(13)	-	-	(13)
Cash and cash equivalents at the beginning of
the period	2,346	2,578	2,456	2,188	2,578

Cash and cash equivalents at the end of the
period	$2,470	$4,246	$2,470	$4,246	$2,346

Supplemental disclosure of cash flow
activities:
(a) Non-cash activities:
Conversion of convertible note into
shares	$-	$258	$-	$258	$1,614

Investment in company (paid after
balance sheet date)	$300	$-	$300	$-	$-

(b) Net cash paid during the period for:
Interest	$173	$163	$87	$74	$126

Income tax	$59	$123	$30	$87	$309

(c) Capital gains from sale of product line
and segment:
Sale of PrintBOS product line:
Consideration	$-	$-	$-	$-	$275
Disposal of property, plant and equipment	-	-	-	-	(28)
Disposal of liability	-	-	-	-	100
Related expenses	-	-	-	-	(74)

Capital gain	$-	$-	$-	$-	$273

Sale of the communication segment (see
Note 1c):
Consideration, net of loan granted to the
buyer	$958	$-	$608	$-	$3,690
Disposal of tangible and intangible assets	-	-	-	-	(2,425)
Related expenses	(49)	-	-	-	(486)

	$909	$-	$608	$-	$779

(d) Acquisition of an additional 36.2% of
Odem:

Fair value of net tangible assets
acquired (excluding cash and cash
equivalents) and liabilities
assumed at acquisition date:	$-	$-	$-	$-	$1,020

Fair value of net intangible assets net
assets acquired at acquisition date:	-	-	-	-	718

Less:
Amount acquired by issuance of shares	-	-	-	-	532
Payables	(376)	(117)	-	(117)	358
Payables regarding acquisition of 63.8%
of Odem in 2004	-	-	-	-	(139)
Add: cancellation of Put and Call options	-	-	-	-	137

	$(376)	$(117)	$-	$(117)	1,124

The accompanying notes are an integral part of the interim consolidated financial statements.

B.O.S. BETTER ONLINE SOLUTIONS LTD. AND ITS SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 1:	–	GENERAL

a.	B.O.S. Better Online Solutions Ltd. (“the Company”) is an Israeli corporation (together with its subsidiaries “the Group”).

The Company’s wholly-owned subsidiary, BOScom Ltd. (“BOScom”) develops high technology connectivity solutions that provide PC emulation products for the IBM iSeries (AS/400). BOScom was involved in cross platform printing solutions answering a demand for central printing and output management solutions in organizations which were sold during 2005 (see c below).

The B.O.S. communication segment (“the communication segment”) included BOScom’s business of communication solutions which provide multi-path, intelligent routing voice over IP gateways and the Company’s wholly-owned subsidiary, Quasar Telecom (2004) Ltd. (“Quasar”), which provides communication solutions based on cellular technology. The assets and liabilities of the communication segment have been disposed of as part of the disposal of the communication segment (see c below).

In September and November 2005, the Company purchased an additional 23.9% and 12.3%, respectively, of the outstanding shares of Odem Electronic Technologies 1992 Ltd. (“Odem”). Following these purchases, the Company owns 100% of Odem. Odem is a solutions supplier of electronic components and systems to the technologies.

The Company’s products are sold and supported directly and through a network of distributors and value-added resellers.

In addition, the Company holds shares in two affiliated companies:

1)	7.8% interest in Surf Communication Solutions Ltd. (“Surf”), a developer and supplier of access and network convergence software solutions to the wire line and wireless telecommunications and data communications industries (see b below).

2)	Approximately 18.5% interest in Qualmax Inc. (“Qualmax”), a U.S. public corporation listed on the Pink Sheets (QMXI.PK), which is a developer and supplier of Voice over IP technology products and services. The Company’s holdings in Qualmax were received as the consideration for the sale of the communication segment (see c below).

b.	Additional investment in Surf:

In June 2006, the Company invested $ 300 in Surf, following which it currently holds 7.8% of Surf’s issued and outstanding share capital.

B.O.S. BETTER ONLINE SOLUTIONS LTD. AND ITS SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 1:	–	GENERAL (Cont.)

c.	Sale of the communication segment:

On December 31, 2005, the Company sold its communications segment, including its property and equipment, goodwill, technology, trade name, existing distribution channels and related contingent liability to the Office of the Chief Scientist to IP Gear Ltd. (“IP Gear”), a wholly owned Israeli subsidiary of Qualmax. The consideration paid to the Company in the transaction was approximately 3.2 million Qualmax shares of common stock constituting approximately 16% of Qualmax’s total issued and outstanding Common stock and $ 800 in royalties to be paid at a rate of 4% from future revenues IP Gear will generate from the disposed segment (“Royalties”) with the entire $ 800 due no later than 90 days from the third anniversary of the closing of the transaction. Additional shares may be issued to the Company at the end of four consecutive fiscal quarters following the closing of the transaction, contingent upon IP Gear generating by then a certain level of revenues from the disposed segment (“Earn Out Shares”). The maximum number of Earn Out Shares that may further be issued to the Company is approximately 1 million, constituting an additional 5% as of June 30, 2006, of Qualmax outstanding shares. During the first six months of 2006, the Company received 250,000 of Qualmax shares as part of the Earn Out shares consideration.

The Company received certain piggy-back registration rights with respect to the Qualmax shares. The Company does not have a representative on the Board of Directors of Qualmax.

The Company accounted for its holdings in Qualmax shares on the cost basis of accounting, rather than as marketable securities, since these shares are restricted stocks which the Company is currently unable to sell.

In addition, the Company and IP Gear entered into an outsourcing agreement, pursuant to which the Company provided IP Gear with certain operating services relating to the sold communications segment. The first three months of services, from January 1, 2006 to March 31, 2006, were provided for no charge and starting from April 2006, IP Gear pays for these services. IP Gear can elect to pay for the services rendered in April through June 2006 by issuance to the Company of Qualmax shares valued at a predetermined price of $ 1.43 per share. The Company undertook to provide these services at least until December 31, 2006 (12 months from closing). The outsourcing costs for the months April through June 2006 amounted to $ 99 and for the expected cost for the months July through December 2006 are $ 145.

The Company also granted a bridge loan to IP Gear in the amount of $ 1,000. The term of the loan is three years and it bears interest equal to the Prime rate plus 2.5%, up to a maximum of 12%. In the first 18 months, IP Gear shall pay only the interest accrued on the loan and monthly principal and interest payments shall commence thereafter. The loan granted to IP Gear is secured by a first priority floating charge, which may be subordinated to a charge in favor of the Bank of America, NA in the event such charge is recorded. In addition, repayment is guaranteed by Qualmax Inc.

B.O.S. BETTER ONLINE SOLUTIONS LTD. AND ITS SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 1:	–	GENERAL (Cont.)

The loan agreement provides that if the disposed segment incurs in the first quarter of 2006 losses that exceed $ 250, the principal amount to be repaid under the loan shall be reduced by the excess losses. In such event, Qualmax shall issue to the Company additional shares of Common stock against such reduction, valued at a predetermined price of $ 1.43 per share. Pursuant to this provision, in May 2006, Qualmax issued to the Company 244,755 shares, at a price of $ 1.43 per share which equals an amount of $ 350. In consideration, the principal amount of the loan was reduced to $ 650. In addition, the loan shall be immediately repaid in the event Qualmax raises by way of equity financing (or a series of equity financings) an aggregate amount equal to at least $ 4,500. On June 30, 2006, Qualmax and the Company agreed to reduce the loan by an additional $ 250 for consideration of 174,825 of Qualmax shares. Following this conversion, the principal of the loan was reduced to $ 400 as of June 30, 2006. As a result of the repayment of portions of the loan by receiving additional shares in Qualmax, the Company recorded other income of $ 600 during the first six months of 2006.

Qualmax also issued to the Company a five-year warrant for the purchase of up to 107,143 shares, constituting less than 1% of its outstanding shares in Qualmax, at the exercise price of $ 2.80 per share (“Warrants”). The Company received certain piggy-back registration rights with respect to the shares underlying the warrant.

The Company also extended the options contractual life of employees who became IP Gear employees. As a result, the Company recorded expenses of $ 49 during the first quarter of 2006 which were offset from other income recorded during that period.

The Company’s consolidated financial statements reflect a capital gain from the sale of the communication segment that was determined as follows:

Year ended December 31, 2005

Consideration:
Approximately 3.2 million Ordinary shares of Qualmax	$4,586
107,143 warrants	104
Loan granted to IP Gear	(1,000)

Total consideration	3,690

Cost:
Disposal of inventory, property and equipment and intangible assets related to the communication segment	2,425
Transaction - related cost	486

Total cost	2,911

Capital gain	$779

B.O.S. BETTER ONLINE SOLUTIONS LTD. AND ITS SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 2:	–	SIGNIFICANT ACCOUNTING POLICIES

a.	The significant accounting policies followed in the preparation of these financial statements are identical to those applied in the preparation of the latest annual financial statements except as detailed in b below.

b.	On January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123(R)”) which requires the measurement and recognition of compensation expense based on estimated fair values for all share-based payment awards made to employees and directors. SFAS 123(R) supersedes Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), for periods beginning in fiscal 2006. In March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 107 (“SAB 107”) relating to SFAS 123(R). The Company has applied the provisions of SAB 107 in its adoption of SFAS 123(R).

SFAS 123(R) requires companies to estimate the fair value of equity-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as an expense over the requisite service periods in the Company’s consolidated income statement. Prior to the adoption of SFAS 123(R), the Company accounted for equity-based awards to employees and directors using the intrinsic value method in accordance with APB 25 as allowed under Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation”(“SFAS 123”).

The Company adopted SFAS 123(R) using the modified prospective transition method, which requires the application of the Accounting Standard starting from January 1, 2006, the first day of the Company’s fiscal year 2006. Under that transition method, compensation cost recognized in the six months ended June 30, 2006 includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant-date fair value estimated in accordance with the original provisions of SFAS 123, and (b) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123(R). Results for prior periods have not been restated.

The Company has authorized, through its 2003 option plans, the grant of options to officers, management, employees and directors of the Company or any subsidiary of up to 1,500,000 of the Company’s Ordinary shares. Any option, which is canceled or forfeited before expiration, will become available for future grants.

During 1994, 1995, 1999, 2000, 2001, the Board of Directors of the Company adopted stock option plans (“the Plans”) pursuant to which 656,250 options for the purchase of the Company’s Ordinary shares may be granted to officers, directors, consultants and employees of the Company. The Board of Directors has resolved that no further grants shall be made from the Plans. In May 2003, the Company’s shareholders approved the adoption of the 2003 Stock Option Plan, pursuant to which 625,000 Ordinary shares are reserved for purchase by employees, directors, consultants and service providers of the Company.In June 2005, the Company’s shareholders approved an increase of the number of Ordinary shares reserved for issuance under the 2003 Israeli Stock Option Plan, to 1,000,000.

B.O.S. BETTER ONLINE SOLUTIONS LTD. AND ITS SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 2:	–	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

In May 2006, the Company’s shareholders approved an increase of the number of Ordinary shares reserved for issuance under the 2003 Israeli Stock Option Plan, to 1,500,000. As of June 30, 2006, an aggregate 254,834 of these options are still available for future grants. Each option granted under the Plans expires between 5-10 years from the date of the grant. The options vest gradually over a period of up to four years.

Prior to January 1, 2006, the Company applied the intrinsic value method of accounting for stock options as prescribed by APB 25, whereby compensation expense is equal to the excess, if any, of the quoted market price of the stock over the exercise price at the grant date of the award. On November 18, 2004, upon acquisition of Odem, the Company granted 73,000 options to one of Odem’s key employees. Each option can be exercised to purchase one Ordinary share of the Company without consideration. The options vest at the end of three years from the grant date and expire ten years from the date of the grant. The market price of the Company’s shares on the date of grant was $ 2.5. Accordingly, the Company recorded in the period ended June 30, 2005 a compensation expense of $ 29. This expense was included as part of general and administrative expenses.

As part of the communication segment and PrintBOS product lines sales, the Company extended the options contractual life of employees who became the buyers’ employees. As a result, the Company recorded expenses of $ 104 in 2005 which were offset from the capital gain from the sale of this segment and product line in 2005 and additional expenses of $ 49 recorded during the first quarter of 2006 which were offset from other income recorded during that period.

Except for these options, all other options granted to employees in the period ended June 30, 2006 and in the year ended December 31, 2005, have an exercise price equal to or higher than the market value of the Ordinary shares at the date of grant. The weighted average fair values, using the Black-Scholes option-pricing model, of the options granted during six months ended June 30, 2006 and for year ended December 31, 2005 were $ 1.38 and $ 2.13, respectively.

As a result of adopting SFAS 123(R) on January 1, 2006, the Company’s income before income taxes and net income for the six months ended June 30, 2006, is $ 53 lower than if it had continued to account for stock-based compensation under APB 25. Basic and diluted net earnings per share for the six months ended June 30, 2006, are $ 0.01 lower than if the Company had continued to account for share-based compensation under APB 25.

The Company estimates the fair value of stock options granted using the Black-Scholes option-pricing model. The option-pricing model requires a number of assumptions, of which the most significant are expected stock price volatility and the expected option term. Expected volatility was calculated based upon actual historical stock price movements over the most recent periods ending at the grant date, equal to the expected option term. The expected option term represents the average of the options contractual life and the vesting period. The risk-free interest rate is based on the yield from U.S. Treasury zero-coupon bonds with an equivalent term.

B.O.S. BETTER ONLINE SOLUTIONS LTD. AND ITS SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 2:	–	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

The fair value of the Company’s stock options granted to employees and directors for the six and three months ended June 30, 2006 and 2005 was estimated using the following weighted average assumptions:

	Six months ended June 30,				Three months ended June 30,				Year ended December 31, 2005
	2006		2005		2006		2005
	Unaudited

Risk free interest	4.8	3%	3.8	2%	4.8	3%	3.6	2%	3.9	2%
Dividend yields	0%		0%		0%		0%		0%
Volatility	76%		120%		76%		120%		120%
Expected term (in years)	2.6		3		2.6		3		3
Forfeiture rate	0		0		0		0		0

A summary of employee option activity under the Company’s stock option plans as of June 30, 2006 and changes during the six months ended June 30, 2006 are as follows:

	Number of options	Weighted average exercise price	Weighted- average remaining contractual term (in years)	Aggregate intrinsic value

Options outstanding at beginning of
period	400,250	$4.77
Changes during the period:
Granted	460,476	$2.68
Exercised	(26,483)	$2.00
Forfeited or cancelled	(5,047)	$18.46

Options outstanding at the end of the
period	829,196	$3.62	4.90	$327

Options exercisable at the end of the
period	204,720	$7.42	3.43	$74

Vested and expected to vest	829,196	$3.62	4.90	$327

The weighted-average grant-date fair value of options granted during the six months ended June 30, 2006 and the year ended December 31, 2005 was $ 1.38 and $ 2.13, respectively. The aggregate intrinsic value represents the total intrinsic value (the difference between the Company’s closing stock price on the last trading day of the second quarter of fiscal 2006 and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on June 30, 2006 was $ 327. This amount changes based on the fair market value of the Company’s stock. As of June 30, 2006, there was $ 753 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted to employees and directors under the Company’s stock option plans. That cost is expected to be recognized over a weighted-average period of 1.5 years.

B.O.S. BETTER ONLINE SOLUTIONS LTD. AND ITS SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 2:	–	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

The options granted to employees outstanding as of June 30, 2006 have been separated into ranges of exercise prices, as follows:

Range of exercise price	Options outstanding as of June 30, 2006	Weighted average exercise price	Weighted average remaining contractual life (years)	Options exercisable as of June 30, 2006	Weighted average exercise price of options exercisable

$ 0	73,000	$0.00	8.39	-	$0.00
$ 1.84-2.00	113,738	$1.93	2.68	96,238	$1.94
$ 2.28-3	573,476	$2.73	5.23	39,500	$2.95
$ 6.8	29,269	$6.80	3.02	29,269	$6.80
$ 17.00-18.00	8,888	$17.25	0.62	8,888	$17.25
$ 28.00	30,825	$28.00	1.77	30,825	$28.00

	829,196	$3.62	4.90	204,720	$7.42

Options issued to service providers:

The Company accounts for these options in accordance with the provisions of SFAS 123 and EITF 96-18. The fair value for these options was estimated at the date of grant using Black-Scholes option pricing model with the following assumptions for the 6 months ended June 30, 2006 and 2005 and the year ended December 31, 2005: risk-free interest rate of 4.79%, 3.87% and 3.87%, respectively, dividend yields of 0%, 0% and 0%, respectively, volatility of 76%, 104% and 101%, respectively, and an expected life of 2.6 years, 4.2 years and 6 years, respectively

The compensation expenses that have been recorded in the consolidated financial statements regarding these warrants for the six months ended June 30, 2006 and for the year ended December 31, 2005 were $ 107 and $ 316, respectively.

The Company’s outstanding options to service providers as of June 30, 2006 are as follows:

Issuance date	Options for Ordinary shares	Exercise price per share	Options exercisable	Exercisable through

October 2002	75,000	$4.00	75,000	June 2011
January 2004	216,282	$3.00	180,236	May 2013
June 2004	130,000	$4.04	130,000	June 2011
March 2005	10,000	$3.08	10,000	March 2007
March 2005	10,000	$3.08	3,334	March 2010
June 2005	20,000	$3.08	10,000	June 2010
September 2005	73,052	$4.04	73,052	September 2012
March 2006	10,000	$2.30	10,000	December 2010
May 2006	187,100	$2.68	-	May 2010 - through May 2012

	731,434		491,622

B.O.S. BETTER ONLINE SOLUTIONS LTD. AND ITS SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 2:	–	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

The pro-forma table below reflects the Company’s stock based compensation expense, net income (loss) and basic and diluted net earnings (loss) per share for the six and three months ended June 30, 2005 and for the year ended December 31, 2005, had the Company applied the fair value recognition provisions of SFAS 123, as follows:

	Six months ended June 30, 2005	Three months ended June 30, 2005	Year ended December 31, 2005
	Unaudited

Net income (loss), as reported for prior periods	$(1,883)	$(940)	$(3,605)

Add: stock-based compensation expenses related to
employee stock options determined under
intrinsic value method	29	14	59

Deduct: Stock-based compensation expense related
to employee stock options determined under fair
value method	(114)	(75)	(246)

Net income (loss), including the effect of
stock-based compensation expense	$(1,968)	$(1,001)	$(3,792)

Basic net earnings (loss) per share, as reported
for prior periods	$(0.39)	$(0.19)	$(0.64)

Diluted net earnings (loss) per share, as
reported for prior periods	$(0.39)	$(0.19)	$(0.64)

Basic net earnings (loss) per share, including
the effect of stock-based compensation expense	$(0.41)	$(0.21)	$(0.67)

Diluted net earnings (loss) per share, including
the effect of stock-based compensation expense	$(0.41)	$(0.21)	$(0.67)

B.O.S. BETTER ONLINE SOLUTIONS LTD. AND ITS SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 2:	–	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

c.	Recently issued accounting pronouncements:

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the accounting for income taxes by prescribing the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 utilizes a two-step approach for evaluating tax positions. Recognition (step one) occurs when an enterprise concludes that a tax position, based solely on its technical merits, is more-likely-than-not to be sustained upon examination. Measurement (step two) is only addressed if step one has been satisfied (i.e., the position is more-likely-than-not to be sustained). Under step two, the tax benefit is measured as the largest amount of benefit, determined on a cumulative probability basis that is more-likely-than-not to be realized upon ultimate settlement.

FIN 48 applies to all tax positions related to income taxes subject to the Financial Accounting Standard Board Statement No. 109, “Accounting for Income Taxes”(“SFAS 109”). This includes tax positions considered to be “routine”as well as those with a high degree of uncertainty.

FIN 48 has expanded disclosure requirements, which include a tabular roll forward of the beginning and ending aggregate unrecognized tax benefits as well as specific detail related to tax uncertainties for which it is reasonably possible the amount of unrecognized tax benefit will significantly increase or decrease within twelve months. These disclosures are required at each annual reporting period unless a significant change occurs in an interim period.

FIN 48 is effective for fiscal years beginning after December 15, 2006. The cumulative effect of applying FIN 48 will be reported as an adjustment to the opening balance of retained earnings. Because the guidance was recently issued, the Company has not yet determined the impact, if any, of adopting the provisions of FIN 48 on its financial position and results of operations.

NOTE 3:	–	UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

The accompanying unaudited interim consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States for interim financial information. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six and three months ended June 30, 2006 are not necessarily indicative of the results that may be expected for the year ended December 31, 2006.

B.O.S. BETTER ONLINE SOLUTIONS LTD. AND ITS SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 4:	–	INVENTORIES

	June 30, 2006	December 31, 2005
	Unaudited

Raw materials (including packaging materials)	$193	$107
Products in progress	21	56
Finished products	3,039	3,160

	$3,253	$3,323

The inventories are presented net of provision for technological obsolescence and slow-moving items of $ 98 and $ 100 as of June 30, 2006 and December 31, 2005, respectively.

NOTE 5:	–	CUSTOMER LIST, NET

	June 30, 2006	December 31, 2005
	Unaudited

Cost	$2,010	$2,010

Accumulated amortization	277	174

Amortized cost	$1,733	$1,836

Amortization expenses with respect to the customer list amounted to $ 103 and $ 157 for the six months ended June 30, 2006 and for year ended December 31, 2005, respectively.

Estimated amortization expenses for the years ended:

December 31,

2006	$207
2007	$207
2008	$207
2009	$207
2010	$207

B.O.S. BETTER ONLINE SOLUTIONS LTD. AND ITS SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 6:	–	INVESTMENT IN COMPANIES

The Company’s investments in companies comprise of:

	June 30, 2006	December 31, 2005
	Unaudited

Qualmax (see Note 1c - sale of the communication segment)	$5,648	$4,690
Surf (see Note 1b - investment in Surf)	983	722

	$6,631	$5,412

Investment in Surf:

In September 2005, Surf executed a private placement that was considered an event of change in circumstances that has a significant adverse effect on the fair value of the investment. Therefore, the Company has evaluated its investment in Surf and determined that it amounted to $ 722 as of December 31, 2005 based on management’s analysis (supported by an independent third-party valuation). As a result, the Company has recorded an impairment of $ 1,385, which has been included in the equity in losses of affiliate in the statement of operations for the year ended December 31, 2005.

Moreover, following a private placement in Surf, the Company’s voting rights have been diluted to 8.7% of the total voting rights in Surf. As a result, the Company ceased to have the ability to exercise significant influence over Surf and, accordingly, the adjusted carrying amount of the investment as of June 30, 2006 and December 31, 2005 of $ 983 and $ 722, respectively, is accounted for according to the cost accounting method.

In June 2006, the Company participated in a financing round in Surf, and invested an amount of $ 300. Following the investment, the Company’s voting rights have been further diluted to 7.8% of Surf’s issued and outstanding share capital.

B.O.S. BETTER ONLINE SOLUTIONS LTD. AND ITS SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 7:	–	LONG-TERM CONVERTIBLE NOTE

In September 2005, the Company entered into a Securities Purchase Agreement (“the Purchase Agreement”) with an investor under which the Company issued to the investor in a private placement (i) a Secured Convertible Term Note of a $ 1,500 principal amount, due September 2008 (“the Note”), and (ii) a warrant to purchase 73,052 Ordinary shares at an exercise price of $ 4.04 per share (“the Warrant”). According to the agreement, several fees in the total amount of $ 116 were paid to the investor. These fees are presented as a discount of the principal convertible loan. The Note is convertible into Ordinary shares at a price of $ 3.08 per share. The principal amount of the Note is repayable in monthly installments, commencing as of January 2006, in the initial amount of $ 15 eventually increasing to $ 55. The Note bears Prime interest rate plus 1.5% which is subject to reduction under certain conditions. The Warrant is exercisable, in whole or in part, until September 29, 2012. Pursuant to its undertaking in the registration rights agreement with the investor, the Company filed with the Securities and Exchange Commission a registration statement on Form F-3 covering the resale of Ordinary shares that are issuable upon conversion of the Note and/or exercise of the Warrants, and/or issuable in payment of principal and interest on the Note. The registration rights agreement provided that any delay in registration and/or effectiveness of the underlying shares of the transaction, or failure to maintain their effectiveness, will result in penalties to be paid in cash, as liquidated damages. The registration statement became effective on February 8, 2006.

The Note conversion price is subject to proportional adjustment in the event of stock splits, combinations, subdivisions of the Ordinary shares or if dividend is paid on the Ordinary shares in Ordinary shares. In addition, if the Company issues stock in certain types of transactions at a price lower than the initial conversion price, then the conversion price will be adjusted to a lower price based on a weighted average formula.

The fair value of the Warrants was calculated using the Black-Scholes option pricing model with the following assumptions: a risk-free interest rate of 4.08%, a dividend yield of 0%, a volatility of the expected market price of the Company’s Ordinary shares of 100% and a weighted-average contractual life of seven years. The fair value of the Warrants in the amount of $ 144 is offset against the Note, amortized over the period of the Note and presented as a component in shareholders’ equity.

The maturity of the loan is as follows:

	June 30, 2006	December 31, 2005
	Unaudited

First year (current maturities)	$622	$326
Second year	662	663
Third year	110	496

	1,394	1,485
Less - discount	193	238

	$1,201	$1,247

B.O.S. BETTER ONLINE SOLUTIONS LTD. AND ITS SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 8:	–	COMMITMENTS AND CONTINGENT LIABILITIES

a.	Legal proceedings:

1.	In July 2002, the Company received a claim letter from a car leasing vendor, under which it claims that the Company’s termination notice of the leasing agreement in March 2002 constitutes a breach of the agreement and the vendor is demanding compensation in which the nominal claim amount is of $ 292. No legal proceeding has yet been filed. At this stage, according to the Company’s legal counsel assessment, the prospects of the vendor to prevail and recover a significant amount seem remote. The financial statements do not include any provision in that regard.

2.	In September 2003, a supplier filed a legal claim in the amount of $ 107 against the Company’s subsidiary, Odem. The claim alleges the breach of an agreement for the purchase of products. Odem has filed a counterclaim alleging that the supplier’s products were incompatible with the required specifications and asking for damages. In August 2006, the court ruled that the supplier is to pay Odem approximately $ 54 (which amount includes value added tax and litigation costs).

3.	In 1998, as part of the Pacinfo Share Purchase Agreement signed between the Company and Mr. Lee and Ms. Lee (“the Sellers”), the Company may be obligated to grant the Sellers a loan on a full recourse basis for certain tax payments the Sellers may be liable for and reimburse the Sellers for certain interest on taxes that they may owe, currently estimated at approximately $ 2,000. The Company will receive a security interest in shares of the Company that the Sellers hold at the time of the loan with a fair market value as of the date of the loan of at least 125% of the amount of the loan as security for the repayment of the loan. It is possible that the windup of PacInfo during 2002 and 2003 may have triggered such a tax event for the Sellers, which would result in an obligation by the Company to lend the Sellers such amount and to reimburse them for interest expenses incidental to the tax event. Based on the Company’s legal consul opinion and management estimation, no provision was recorded.

4.	In March 2006, BOSâNOVA EURL, a French company and former distributor of the Company, filed a claim with the French Tribunal against the Company and others. The claim is in the amount of € 1.4 million and it alleges breach of exclusive distributor rights in France. A hearing is scheduled to take place in France in October 2006. This claim follows a previous motion for temporary injunctive relief that was filed against the Company’s new French distributor, said motion ultimately denied by French Trade Tribunal. The Company intends to petition the French Trade Tribunal to transfer the claim to an Israeli court in accordance with the choice of jurisdiction clause of the original distribution agreement and in that case the assessments of the Company’s management is that the prospects of the plaintiff to prevail and recover a significant amount are remote. The Company’s management is not yet able to assess the probability of successfully defending the existing claim if it is ultimately tried before the French Tribunal. The financial statements do not include any provision in respect of this claim.

B.O.S. BETTER ONLINE SOLUTIONS LTD. AND ITS SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands

NOTE 8:	–	COMMITMENTS AND CONTINGENT LIABILITIES (Cont.)

5.	On May 10, 2006, the Company received a written demand from IDEAL Software GmbH (“IDEAL”), a German corporation, in which it claims that the Company owes IDEAL € 1.13 million for license fees including interest. In 1999, the Company and IDEAL entered into a license agreement according to which the Company was granted the right to distribute IDEAL’s print engine embedded into the Company’s PrintBOS product, and was to buy IDEAL’s license for each installation for an agreed upon price. IDEAL claims that the number of installations performed by the Company in its PrintBOS product during the period from 1999 to 2005, exceeded the licenses bought by the Company. The parties agreed that the Company will cooperate with an auditor appointed by IDEAL to check the number of licenses distributed by the Company. Based upon the auditor’s report rendered on May 1, 2006, IDEAL sent the above-mentioned demand letter. The Company rejects IDEAL’s demand, inter alia due to the fact that it is based on erroneous findings contained in the auditor’s report. On June 11, 2006, the Company filed with the Haifa District Court in Israel a claim seeking, among other remedies, a declaratory judgment stating that the auditor’s report is materially flawed and should be disregarded. The Company’s German counsel is of the opinion that a German court, if and when IDEAL files a claim against the Company in Germany pursuant to its demand, might very well summarily bar such a claim and transfer the matter to the jurisdiction of an Israeli court or stay such a claim until a verdict is handed down in the claim filed by the Company with the Haifa District Court. However, if such a claim is ultimately tried in Germany, the German counsel is of the opinion that there is a fair probability that the Company will be able to successfully defend a portion of the claim, the size of which cannot yet be determined. At this early stage the Company is not yet able to assess the final outcome of this demand. The financial statements do not include any provision in respect of this claim.

b.	Other commitments:

The facilities of the Company are rented under operating lease agreements that expire on various dates ending in 2009. Minimum future rental payments are $ 51 for 2006, $ 10 for 2007, $ 10 for 2008 and $ 6 for 2009.

The Company’s motor vehicles are rented under various cancelable operating lease agreements. The lease agreements for the motor vehicles expire on various dates ending in 2009. The maximum breach of contract fees can amount to $ 44.

Lease payments for the facilities occupied by the Company and the Company’s motor vehicles in the first six months of 2006 and 2005 amounted to $ 408.

As of June 30, 2006, Odem has bank guarantees in the amount of $ 378 in favor of certain third parties.

B.O.S. BETTER ONLINE SOLUTIONS LTD. AND ITS SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 9:	–	ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

	Six months ended June 30,		Year ended December 31, 2005
	2006	2005
	Unaudited

Net income (loss)	$174	$(1,883)	$(3,605)

Unrealized gain (loss) on available-for-sale
marketable securities	(2)	5	(4)

Foreign currency translation adjustment	-	(6)	(6)

Total comprehensive income (loss)	$172	$(1,884)	$(3,615)

NOTE 10:	–	SHAREHOLDERS’ EQUITY

An annual general meeting of shareholders was held on May 18, 2006, following which it was resolved to:

a.	Increase the authorized share capital of the Company to NIS 140,000,000 divided into 35,000,000 Ordinary shares of NIS 4 nominal value each.

b.	Grant to the President and Chief Executive Officer of the Company 65,000 Ordinary shares (for no consideration).

c.	Grant the Chairman of the Board of Directors of the Company 21,666 Ordinary shares (for no consideration)

The Company’s outstanding warrants to shareholders as of June 30, 2006 are as follows:

Issuance date	Warrants for Ordinary shares	Exercise price per share		Warrants exercisable	Exercisable through

June 2005	441,785	$	*) 2.5	441,785	June 2008
July 2005	130,434	$	*) 2.5	130,434	June 2008

	572,219			572,219

(*)	The exercise price of the warrants increases to $ 2.75 per Ordinary share and $ 3.03 per Ordinary share, on the first and second anniversaries of the issue date.

B.O.S. BETTER ONLINE SOLUTIONS LTD. AND ITS SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 11:	–	SEGMENTS AND GEOGRAPHICAL INFORMATION

Commencing in 2004 and subsequent to the acquisition of Odem and Quasar, the Company managed its business on three reportable segments, which consisted of connectivity solutions, communication solutions and supply of electronic components.

The Company’s management makes financial decisions and allocates resources, based on the information it receives from its internal management system. The Company allocates resources and assesses performance for each operating segment using information about revenues, gross profit and operating income (loss) before interest and taxes.

a.	Revenues, gross profit and operating income (loss) for operating segments for the six and three months ended June 30, 2006 and 2005 and for the year ended December 31, 2005 were as follows:

	Six months ended June 30, 2006
	Connectivity	Communication *)	Electronics Components	Corporate	Consolidated

Revenues	$1,018	$-	$8,541	$-	$9,559

Gross profit	$665	$-	$1,654	$-	$2,319

Operating income (loss)	$(71)	$-	$102	$(531)	$(500)

Assets related to
segment	$1,786	$-	$11,780	$7,938	$21,504

	Six months ended June 30, 2005
	Connectivity	Communication *)	Electronics Components	Corporate	Consolidated

Revenues	$2,561	$1,789	$10,298	$(55)	$14,593

Gross profit	$1,455	$531	$2,009	$-	$3,995

Operating income (loss)	$73	$(1,147)	$704	$(594)	$(964)

Assets related to
segment	$206	$2,875	$11,278	$10,412	$24,771

	Three months ended June 30, 2006
	Connectivity	Communication *)	Electronics Components	Corporate	Consolidated

Revenues	$451	$-	$4,006	$-	$4,457

Gross profit	$247	$-	$868	$-	$1,115

Operating income (loss)	$(118)	$-	$71	$(410)	$(457)

Assets related to
segment	$1,786	$-	$11,780	$7,938	$21,504

B.O.S. BETTER ONLINE SOLUTIONS LTD. AND ITS SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 11:	–	SEGMENTS AND GEOGRAPHICAL INFORMATION (Cont.)

	Three months ended June 30, 2005
	Connectivity	Communication *)	Electronics Components	Corporate	Consolidated

Revenues	$1,055	$872	$5,450	$(56)	$7,321

Gross profit	$600	$267	$1,170	$-	$2,037

Operating income (loss)	$(66)	$(549)	$507	$(323)	$(431)

Assets related to
segment	$206	$2,875	$11,278	$10,412	$24,771

*)	In December 2005, the Company disposed of the communication segment (see Note 1c).

	Year ended December 31, 2005
	Connectivity	Communication *)	Electronics Components	Corporate	Consolidated

Revenues	$3,926	$2,954	$20,253	$(80)	$27,053

Gross profit	$2,425	$783	$3,820	$-	$7,028

Operating income (loss)	$235	$(2,374)	$727	$(702)	$(2,114)

Assets related to
segment	$933	$590	$11,517	$9,606	$22,646

*)	In December 2005, the Company disposed of the communication segment (see Note 1c).

b.	The following presents total revenues and long-lived assets for the six and three months ended June 30, 2006 and 2005 and for the year ended December 31, 2005 in accordance with Statement of Financial Accounting No. 131, “Disclosures about Segments of an Enterprise and Related Information” (“SFAS 131”):

	Six months ended June 30,		Three months ended June 30,		Year ended December 31, 2005
	2006	2005	2006	2005
	Unaudited

Revenues:
United States	$1,087	$2,255	$550	$809	$3,615
Far-East	1,253	3,556	454	1,988	6,083
Europe	447	1,752	134	1,041	2,887
Israel and other	6,772	7,030	3,319	3,483	14,468

	$9,559	$14,593	$4,457	$7,321	$27,053

All the long-lived assets are attributed to Israel’s geographic area, and are comprised of goodwill, intangible assets, property, plant and equipment.

B.O.S. BETTER ONLINE SOLUTIONS LTD. AND ITS SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 11:	–	SEGMENTS AND GEOGRAPHICAL INFORMATION (Cont.)

c.	Major customers data as a percentage of total revenues:

	Six months ended June 30,		Year ended December 31, 2005
	2006	2005
	Unaudited

Customer A	7%	11%	9%

Customer B	20%	17%	14%

Major customers debt balances as of June 30, 2006 and December 31, 2005 are $ 1,477 and $ 1,433, respectively.

NOTE 12:	–	SUBSEQUENT EVENTS (UNAUDITED)

a.	On August 17, 2006, the Company entered into and closed an additional financing transaction with Laurus Master Fund (“Laurus”), a U.S. based fund making investments in public companies. Laurus had previously granted the Company a $ 2 million convertible loan in June 2004 and a $ 1.5 million convertible loan in September 2005. The third financing consisted of a $ 1.5 million Secured Convertible Term Note with a term of three years. In addition, the Company granted to Laurus a warrant to purchase up to 73,052 Ordinary shares, which is exercisable, in whole or in part, until August 16, 2013 at an exercise price of $ 4.04 per share for the first 24,351 Ordinary shares acquirable hereunder and of $ 5.30 per share for the additional 48,701 shares acquirable thereunder. The fair value of the warrants was calculated using the Black-Scholes option pricing model with the following assumptions: a risk-free interest rate of 4.83%, a dividend yield of 0%, a volatility of the expected market price of the Company’s Ordinary shares of 81% and a weighted-average contractual life of seven years. The fair value of the warrants in the amount of $ 131 is offset against the Note, amortized over the period of the Note and presented as a component in shareholders’ equity. The Note bears interest which begins at the Prime rate plus 1.5%.

The conversion rate under the Note is $ 3.08 per share for the first $ 500 of the principal amount payable thereunder and $ 4.08 for any additional amount payable thereunder (subject to adjustment). The principal amount of the Note is repayable in monthly installments commencing as of December 1, 2006, and may be paid in cash or, subject to certain conditions, in Ordinary shares. Interest on the Note is payable monthly and may be paid in cash or, subject to certain conditions, in Ordinary shares. The Note is secured by a security interest in certain assets of the Company.

The Company also entered into a registration rights agreement with Laurus pursuant to which the Company agreed to prepare and file with the Securities and Exchange Commission a registration statement covering the resale of Ordinary shares that are issuable upon conversion of the Note and/or exercise of the Warrants, and/or issuable in payment of principal and interest on the Note.

B.O.S. BETTER ONLINE SOLUTIONS LTD. AND ITS SUBSIDIARIES

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 12:	–	SUBSEQUENT EVENTS (UNAUDITED) (Cont.)

b.	On September 27, 2006, Mr. Adiv Baruch, President and CEO of the Company, notified the Board that he shall be leaving the Company at the end of 2006. The new CEO will be Mr. Shmuel Koren, who will assume his position in November 2006.

c.	On October 29, 2006, the Company’s Board of Directors approved the raise by the Company of equity of at least $3 million by way of a Rights Offering, the terms and conditions of which shall be negotiated by management and subject to further Board approval. In a special general shareholders meeting, held on October 19, 2006, the Company’s shareholders resolved, that if the Company shall not be able to raise at least $3 million via the Rights Offering, then the raise of equity by way of a public offering in Israel, or alternatively, at management’s discretion, by way of a private placement, is approved.

B.O.S BETTER ONLINE SOLUTIONS LTD.
DISTRIBUTION OF RIGHTS TO PURCHASE ORDINARY SHARES

PROSPECTUS

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Consistent with the provisions of the Israeli Companies Law, 1999 (the “Companies Law”), the amended Articles of the Registrant include provisions permitting the Registrant to procure insurance coverage for its “office holders”, exempt them from certain liabilities and indemnify them, to the maximum extent permitted by law. An “office holder” is defined in the Companies Law and the Articles as a director, managing director, chief business manager, executive vice president, vice president, other manager reporting directly to the managing director and any other person assuming the responsibilities of any of the foregoing positions without regard to such person’s title.

        INSURANCE

        Under the Companies Law, a company may obtain insurance for any of its office holders for: (i) a breach of his duty of care to the company or to another person; (ii) a breach of his duty of loyalty to the company provided that the office holder acted in good faith and had reasonable cause to assume that his act would not prejudice the company’s interests; or (iii) a financial liability imposed upon him in favor of another person concerning an act preformed by him in his capacity as an office holder.

        The Registrant has obtained directors’ and officers’ liability insurance covering its officers and directors and those of its subsidiaries.

        INDEMNIFICATION

        The Companies Law provides that a company may indemnify an office holder against: (i) a financial liability imposed on him in favor of another person by any judgment concerning an act preformed in his capacity as an office holder; (ii) reasonable litigation expenses, including attorneys’ fees, expended by the office holder or charged to him by a court relating to an act preformed in his capacity as an office holder in connection with: (a) proceedings the company institutes against him or instituted on its behalf or by another person; (b) a criminal charge from which he was acquitted; (c) a criminal charge in which he was convicted for a criminal offence that does not require proof of criminal intent; and (d) an investigation or a proceeding instituted against him by an authority competent to administrate such an investigation or proceeding that ended without the filing of an indictment against the office holder, either without any financial obligation imposed on the office holder in lieu of criminal proceedings; or with financial obligation imposed on him in lieu of criminal proceedings, in a crime which does not require proof of criminal intent. The Articles of the Registrant authorize the Registrant to indemnify its office holders to the fullest extent permitted under the law. The Companies Law also authorizes a company to undertake in advance to indemnify an office holder with respect to the events specified above, provided that, with respect to indemnification under sub-section (i) above, the undertaking: (a) is limited to events which the board of directors determines can be anticipated, based on the activity of the Company at the time the undertaking is given; (b) is limited in amount or criteria determined by the board of directors to be reasonable for the circumstances; and (c) specifies the abovementioned events, amounts or criteria.

        We have entered into indemnification agreements with our directors and some officers providing for indemnification under certain circumstances for acts and omissions which may not be covered (or not be covered in full) by any directors’ and officers’ liability insurance. Such indemnification agreement is attached as exhibit 4.1 to our Annual Report on Form 20-F filed with the Securities and Exchange Commission on June 28, 2006.

        EXEMPTION

        Under the Companies Law, an Israeli company may not exempt an office holder from liability for a breach of his duty of loyalty, but may exempt in advance an office holder from his liability to the company, in whole or in part, for a breach of his duty of care, provided that in no event shall the office holder be exempt from any liability for damages caused as a result of a breach of his duty of care to the company in the event of a “distribution” (as defined in the Companies Law). The Articles authorize the Registrant to exempt any office holder from liability to the Registrant to the extent permitted by law.

        Both the Companies Law and the Articles provide that the Registrant may not exempt or indemnify an office holder nor enter into an insurance contract which would provide coverage for liability incurred as a result of any of the following: (a) a breach by the office holder of his duty of loyalty (however, the Registrant may insure and indemnify against such breach if the office holder acted in good faith and had a reasonable basis to assume that the act would not harm the Registrant); (b) a breach by the office holder of his duty of care if the breach was done intentionally or recklessly, unless made in negligence only; (c) any act done with the intent to derive an illegal personal benefit; or (d) any fine or monetary penalty levied against the office holder.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES

The following is a summary of transactions during the proceeding three years involving the sales of our securities that were not registered under the Securities Act.

In March 2003, we purchased from Catalyst most of the Surf shares and warrants held by Catalyst, in consideration of $1,755,000 paid by the issuance of 632,275 ordinary shares of the Company (2,529,100 ordinary shares of the Company, prior to the 1:4 reverse split effected in May 2003). The shares issued to Catalyst represented 19.9% of the Company’s then outstanding share capital, and following the issuance Catalyst held 16.6% of the outstanding Company shares.

In December 2003, we completed a private placement agreement with two European private investors for the issuance of 357,143 Ordinary Shares at a price per share of $2.80.

In September 2004, we purchased the assets of Quasar Communication Systems Ltd., by the issuance of 285,000 of the Company’s ordinary shares. On December 31, 2005, the Company sold the assets of Quasar as part of the sale of our Communication Division.

On November 18, 2004, we purchased 63.8% of Odem’s issued and outstanding shares from Odem’s existing shareholders, for $1,971,000 in cash and by the issuance of 290,532 of the Company’s ordinary shares (subject to “lock-up” periods of 2 to 4 years). We purchased an additional 23.9% and 12.3% from the minority shareholders on September 29, 2005 and November 1, 2005, respectively, and thus Odem became our wholly-owned subsidiary. In consideration for the 12.3% of Odem’s shares purchased in November 2005 the Company paid $554,000 in cash and for the 23.9% of Odem’s shares purchased in September 2005 the Company (i) issued 232,603 of the Company’s ordinary shares (subject to “lock up” periods of 2 to 4 years) and paid $716,000 in cash.

In June 2005, we completed a private placement for the Company’s Ordinary shares. The Company issued to the investors 953,698 Ordinary Shares at a purchase price of $ 2.30 per share, for a consideration of approximately $ 2 million, net of expenses. The private placement included warrants for 572,219 ordinary shares. The exercise price of the warrants is $2.50 per ordinary share during the first year from their issue date, and increasing to $2.75 per ordinary share and $3.03 per ordinary share, on the first and second anniversaries of the issue date, respectively. The warrants are exercisable, in whole or in part during a period of three years from issuance.

In June 2004, Laurus and the Company entered into a Securities Purchase Agreement, pursuant to which the Company issued to Laurus a Secured Convertible Term Note of $2M principal amount, repayable by June 2007 and a Warrant to purchase 130,000 ordianry shares at an exercise price of $4.04 per ordinary share. The warrant is The Warrant is exercisable, in whole or in part, until June 10, 2011. In March 2005, Laurus elected to convert $308,000 of the principal amount of the Note and was issued 100,000 Ordinary Shares. In July 2005, Laurus converted $1.58M, which was the remainder of the principal amount and interest accrued under the Note, into 540,293 Ordinary Shares of the Company.

On September 29, 2005, the Company entered into a Second Securities Purchase Agreement with Laurus, under which the Company issued to Laurus a Secured Convertible Term Note of a $1.5 million principal amount, due September 2008, and a Warrant to purchase 73,052 ordinary shares at an exercise price of $4.04 per share. The Warrant is exercisable, in whole or in part, until September 29, 2012. The Note is convertible into ordinary shares at a price of $3.08 per share. The principal amount of the Note is repayable in monthly installments, commencing as of January 2006, in the initial amount of $15,000 eventually increasing to $55,200. The Note bears interest at a fluctuating interest rate equal at all times to the WSJ prime rate plus 1.5% which is subject to reduction under certain conditions.

On August 17, 2006 the Company entered into and closed an additional financing transaction with Laurus. The financing consisted of a $1.5 million Secured Convertible Term Note due Auguts 16, 2009 and a Warrant to purchase up to 73,052 Ordinary Shares, which is exercisable, in whole or in part, until August 16, 2013 at an exercise price of $4.04 per share for the first 24,351 Ordinary Shares acquirable thereunder, and of $5.30 per share for the additional 48,701 acquirable thereunder. The Note bears interest at a fluctuating interest rate, which begins at the Prime rate plus 1.5%. The conversion rate under the Note is $3.08 per share for the first $500,000 of principal amount payable thereunder and $4.08 for any additional amount payable thereunder (subject to adjustment). The principal amount of the Note is repayable in monthly installments commencing as of December 1, 2006, in the initial amount of $15,000 eventually increasing to $55,200. The Note bears interest at a fluctuating interest rate equal at all times to the WSJ prime rate plus 1.5% which is subject to reduction under certain conditions. For additional information on the Laurus financings see: Results of Operations – Liquidity and Capital Resources.

The offer and sale of our securities summarized above were made pursuant to the exemption provided under Section 4(2) and/or Regulation S of the Securities Act.

On May 18, 2006, we granted to (i) Mr. Adiv Baruch 65,000 ordinary shares (for no consideration), (ii) Mr. Edouard Cukierman, the Chairman of the Board of Directors 21,666 ordinary shares (for no consideration), and (iii) Signum Ltd. and Edouard Cukierman 187,100 options and 233,876 options, respectively, to purchase ordinary shares of the Company, pursuant to the Company’s 2003 Israeli Share Option Plan, at an exercise price of $2.68. The options’ exercise price was equal to the average closing price of the Company’s shares on the Nasdaq Global Market on the 20 trading days preceding the shareholders’ meeting date at which the grant was approved (the “Grant Date”). The options vested in three equal parts on the first, second and third anniversary of the Grant Date, and expire from May 2010 through May 2012.

No underwriter or underwriting discount or commission was involved in any of the transactions set forth in this Item 7.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit No.	Description

3.1	Memorandum of Association, as amended (Incorporated by reference to Exhibit 1.1 of the Company’s Annual Report on Form 20-F filed with the SEC on June 28, 2006).

3.2	Articles of Association (incorporated by reference to Exhibit 1.2 of the Company’s Annual Report on Form 20-F filed with the SEC on June 28, 2006).

4.1*	Form of Rights Agent Agreement with Form of Rights Certificate and related Form of Instruction Letter.

4.2	Form of Share Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-8, SEC File Number 333-110696, filed with the SEC on November 24, 2003).

5.1**	Opinion of Amit, Pollak, Matalon & Co., Israeli counsel for B.O.S Better Online Solutions Ltd., as to the validity of the ordinary shares.

8.1**	Opinion of US Counsel

10.1	Distribution Agreement, dated as of January 15, 2003, by and between BOScom Ltd. and BOSaNOVA Inc. (incorporated by reference to the Company's Annual Report on Form 20-F/A filed on January 6, 2005).

10.2	Share Purchase Agreement, dated as of February 23, 2003, and Option Agreement and Registration Rights Agreement, dated as of March 30, 2003, by and between Catalyst Investments L.P. and the Registrant (incorporated by reference to the Company’s Annual Report on Form 20-F filed on June 17, 2004).

10.3	Services Agreement, dated as of April 15, 2003, between Cukierman & Co. Investment House Ltd., BOScom Ltd. and the Registrant (incorporated by reference to the Company's Annual Report on Form 20-F filed on June 17, 2004).

10.4	The Registrant's Israeli 2003 Share Option Plan (incorporated by reference to the Company's Registration Statement on Form S-8 No. 333-11650).

10.5	Management Agreement between Signum Ltd., Adiv Baruch and the Registrant, dated as of January 1, 2004 (incorporated by reference to the Company’s Annual Report on Form 20-F filed on June 17, 2004).

10.6	Securities Purchase Agreement and Master Security Agreement and Registration Rights Agreement, dated as of June 10, 2004, by and between Laurus Master Fund Ltd. and the Registrant (incorporated by reference to the Company's Annual Report on Form 20-F filed on June 17, 2004), and Amendment no. 1 to the Securities Purchase Agreement dated as of November 16, 2004 (incorporated by reference to the Company's Registration Statement on Form F-3 no. 333-117529).

10.7	M&A Addendum to the Service Agreement, as of August 22, 2004, between Cukierman &Co. Investment House Ltd., BOScom Ltd. and the Registrant (incorporated by reference to the Company's Annual Report on Form 20-F filed on June 27, 2005).

10.8	Asset Purchase Agreement, dated as of September 29, 2004, by and between Quasar Communication Systems Ltd. and the Registrant (incorporated by reference to the Company's Registration Statement on Form F-3 no. 333-117529).

10.9	Share Purchase Agreement, dated as of November 2, 2004, by and between Jacob and Sara Neuhof, Odem Electronic Technologies 1992 Ltd. and the Registrant (incorporated by reference to the Company's Registration Statement on Form F-3 no. 333-117529).

10.10	Share Purchase Agreement, dated as of November 2, 2004, by and between Telsys Ltd., Odem Electronic Technologies 1992 Ltd. and the Registrant (incorporated by reference to the Company's Registration Statement on Form F-3 no. 333-117529).

10.11	Share Purchase Agreement, dated as of May 24, 2005, by and between certain investors and the Registrant (incorporated by reference to the Company’s Annual Report on Form 20-F filed on June 27, 2005).

10.12	Securities Purchase Agreement and Master Security Agreement, dated as of September 29, 2005, by and between Laurus Master Fund Ltd. and the Registrant (the Secured Convertible Term Note, Ordinary Shares Purchase Warrant and Registration Rights Agreement are incorporated by reference to the Company’s Registration Statement on Form F-3 no. 333-130048).

10.13	Share Purchase Agreement, dated as of October 31, 2005, by and between Telsys Ltd. and the Registrant (Incorporated by reference to Exhibit 4.13 of the Company’s Annual Report on Form 20-F filed with the SEC on June 28, 2006).

10.14	Asset Purchase Agreement and Amendments no. 1 and 2 to Agreement, dated as of July 18, 2005, August 31, 2005 and September 25, 2005, respectively, by and between BOSCom, Consist Technologies Ltd. and Consist International Inc., and Escrow Agreement and Amendment no. 1 to Escrow Agreement between the parties, dated as of July 18, 2005 and August 31, 2005, respectively (Incorporated by reference to Exhibit 4.15 of the Company’s Annual Report on Form 20-F filed with the SEC on June 28, 2006).

10.15	Asset Purchase Agreement, Amendment no. 1 to the Agreement and Amendment no. 2 to the Agreement, dated as of October 26, 2005, November 2, 2005, and December 31, 2005, respectively, by and between Qualmax, Inc., BOScom Ltd. and the Registrant; Loan Agreement dated as of December 31, 2005, by and between Qualmax Ltd. and the Registrant; Registration Rights Agreement, dated as of December 31, 2005, by and between Qualmax Inc. and the Registrant; and Form of warrant dated as of December 31, 2005, issued by Qualmax Inc. to the Registrant (Incorporated by reference to Exhibit 4.16 of the Company’s Annual Report on Form 20-F filed with the SEC on June 28, 2006).

10.16	Form of Indemnification Agreement between the Company and its officers and directors, as amended. (Incorporated by reference to Exhibit 4.1 of the Company’s Annual Report on Form 20-F filed with the SEC on June 28, 2006).

10.17**	Letter agreement among New World Brands, Inc., Qualmax, Inc., IP Gear, Ltd., P&S Spirit, LLC and B.O.S Better Online Solutions Ltd., dated December 31, 2006.

11**	Statement of Computation of Earnings Per Share.

21**	List of Subsidiaries.

23.1**	Consent of Amit, Pollak, Matalon & Co. (included in Exhibit 5.1).

23.2**	Consent of Kost Forer Gabbay & Kasierer, a Member Firm of Ernst & Young Global.

23.3**	Consent of Kesselman & Kesselman, a member of PricewaterhouseCoopers International Limited.

23.4**	Consent of Variance Economic Consulting Ltd.

23.5**	Consent of Melnik Oded Business Advisory Ltd.

23.6**	Consent of US Counsel (included in Exhibit 8.1).

24.1**	Power of Attorney (included on signature page).

*	Filed herewith
**	Previously filed

ITEM 9. UNDERTAKINGS

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section l5(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B (Sec 230.430B of this chapter):

A.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section l5(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the directors, officers and controlling persons of the registrant pursuant to the provisions described under “Item 8. Indemnification of Directors and Officers” above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Amendment no. 2 on Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Misgav, in the State of Israel, on March 6, 2007.

B.O.S Better Online Solutions Ltd.
By: /s/ Shmuel Koren —————————————— Shmuel Koren President and Chief Executive Officer	/s/ Eyal Cohen —————————————— Eyal Cohen Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* —————————————— Mr. Edouard Cukierman	Chairman of the Board of Directors	March 6, 2007

/s/ Shmuel Koren —————————————— Mr. Shmuel Koren	President and Chief Executive Officer (Principal Executive Officer)	March 6, 2007

/s/ Eyal Cohen —————————————— Mr. Eyal Cohen	Chief Financial Officer (Principal Financial and Accounting Officer)	March 6, 2007

—————————————— Mr. Adiv Baruch	Director

—————————————— Mr. Joel Adler	Director

* —————————————— Mr. Ronen Zavlik	Director	March 6, 2007

* —————————————— Mr. Jean-Marc Bally	Director	March 6, 2007

* —————————————— Mr. Andrea Mandel-Mantello	Director	March 6, 2007

* —————————————— Mr. Avishai Gluck	Director	March 6, 2007

* —————————————— Dr. Yael Ilan	Director	March 6, 2007

* —————————————— Prof. Adi Raveh	Director	March 6, 2007

By: Name: Title: Date:	Authorized Representative in the U.S.: Corporation Service Company * —————————————— John H. Pelletier Assistant Secretary March 6, 2007

*By /s/ Shmuel Koren —————————————— Mr. Shmuel Koren (Attorney-in-Fact)